As filed with the Securities and Exchange Commission on July 14, 2020

Registration No. 333-239542

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Montrose Environmental Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	8999	46-4195044
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Park Plaza, Suite 1000

Irvine, CA 92614

(949) 988-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vijay Manthripragada

President and Chief Executive Officer

Montrose Environmental Group, Inc.

1 Park Plaza, Suite 1000

Irvine, CA 92614

(949) 988-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter W. Wardle Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 (213) 229-7242	Nasym Afsari General Counsel Montrose Environmental Group, Inc. 1 Park Plaza, Suite 1000 Irvine, CA 92614 (949) 988-3500	Rezwan D. Pavri Michael E. Coke Katherine H. Ku Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.000004 par value per share	11,500,000	$17.00	$195,500,000	$25,376

(1)	Includes 1,500,000 shares of common stock that the underwriters have the option to purchase. See “Underwriting.”

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(a) of the Securities Act of 1933, as amended.

(3)	$20,768 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion,

Preliminary Prospectus dated July 14, 2020

P R O S P E C T U S

10,000,000 Shares

Montrose Environmental Group, Inc.

Common Stock

This is Montrose Environmental Group, Inc.’s initial public offering. We are selling 10,000,000 shares of our common stock.

We expect the public offering price will be between $15.00 and $17.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the NYSE under the symbol “MEG.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this filing and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 19 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

The underwriters may also exercise their option to purchase up to an additional 1,500,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2020.

BofA Securities	William Blair

BNP PARIBAS	Capital One Securities	Stifel

Needham & Company

The date of this prospectus is                     , 2020.

The Future of Environmental Solutions

MONTROSE ENVIRONMENTAL At Montrose, we're not just determined to think about a better way forward for environmnetal services today and down the road -- we're committed to making it a reality.

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

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GENERAL INFORMATION

Industry and Market Data

The data included in this prospectus and, in particular, in the sections entitled “Prospectus Summary” and “Business,” regarding markets and the industry in which we operate, including the size of certain markets and our position and the position of our competitors within these markets, are based on publicly available information, reports of government agencies, published industry sources and the Environmental Industry Study prepared by Environmental Business International, Inc., or EBI, in October 2019, which study we commissioned. Additional sources of industry and market data included in this prospectus are as follows: World Bank and Institute for Health Metrics and Evaluation, The Cost of Air Pollution: Strengthening the Economic Case for Action (2016).

In presenting this information, we have also made certain estimates and assumptions that we believe to be reasonable based on the information referred to above and similar sources, as well as our internal research, calculations and assumptions based on our analysis of such information and our knowledge of, and our experience to date in, our industries and markets. Market share data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of market share data. In addition, customer preferences are subject to change. Accordingly, you are cautioned not to place undue reliance on such market share data or any other such estimates. While we believe such information is reliable, neither we nor the underwriters can guarantee the accuracy or completeness of this information, and neither we nor the underwriters have independently verified any third-party information and data from our internal research has not been verified by any independent source. While we believe the estimated market and industry data included in this prospectus are generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise.

Projections, assumptions, expectations and estimates of our future performance and the future performance of the industries and markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” and “Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Trademarks

We own or have the rights to use various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsement or sponsorship by or of, us. Solely for convenience, the trademarks, service marks and trade names presented in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

The following is a summary of material information discussed in this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes thereto, each included elsewhere in this prospectus, before making an investment decision to purchase shares of our common stock. Some of the statements in this summary constitute forward-looking statements. See the section entitled “Forward-Looking Statements.” References to “we,” “our,” “us,” “Montrose,” “Montrose Environmental” and “the Company” refer to Montrose Environmental Group, Inc., together with its consolidated subsidiaries.

Company Overview

The Environment is Our Business.

Since our inception in 2012, our mission has been to help clients and communities meet their environmental and sustainability goals and needs. Today, we have emerged as one of the fastest growing companies in a highly fragmented and growing $1.25 trillion global environmental industry.

We service complex, recurring and often non-discretionary environmental needs of our diverse clients across our three business segments: Assessment, Permitting and Response; Measurement and Analysis; and Remediation and Reuse. Examples of our services include:

Environmental Media Treating water contaminated with Per- and polyfluoroalkyl substances (PFAS) Removing contaminants from soil, such as lead and arsenic Mitigating environmental impact and lowering costs by reducing the carbon intensity of client operations Helping clients manage risk and compliance objectives by permitting infrastructure projects or managing the impacts of climate change Creating value and revenue streams for clients by converting waste to renewable energy Managing air quality through the analysis of air and greenhouse gas emissions MONTROSE ENVIRONMENTAL Value Creation

Our industry is highly fragmented with no single market leader. By focusing on environmental solutions, we believe we are uniquely positioned to become a leading platform in the industry. We provide a diverse range of environmental services to our private and public sector clients across the life cycle of their needs —whether they are launching new projects, maintaining operations, decommissioning operations, rehabilitating assets, managing the impacts of climate change or responding to unexpected environmental disruption. Our integrated platform has been a catalyst for our organic growth and we have built on this platform through strategic acquisitions.

Innovation is core to our strategy. The world’s environmental challenges continue to grow in number, scope and complexity, and mounting public pressure and regulatory changes continue to drive demand for better information and solutions. We focus on innovation in order to improve the quality of information we can provide to clients (such as identifying variations of Per- and polyfluoroalkyl substances, or PFAS, in water) and provide better solutions to their environmental needs (such as the efficient removal of PFAS from contaminated water). We intend to continue innovating by investing in research, development and technology (directly and through strategic partnerships) to develop better solutions for our clients. We believe these investments—together with our investments in geographic expansion, sales and marketing initiatives, environmental service offerings and strategic acquisitions—will continue to distinguish us in the marketplace.

Our revenue and earnings are highly resilient. We are not dependent upon any single service, product, political approach or regulatory framework. We also serve a diverse set of more than 4,500 clients across a wide variety of end markets and geographies within the private and public sectors. Funding for our services is typically non-discretionary given regulatory drivers and public health concerns. As a result, our business is positioned to be less susceptible to political and economic cycles. A breakdown of the end markets that we serve is provided below, based on our 2019 revenues:

Our financial success is driven by both strong organic and acquisition-driven growth. Our organic revenue growth has averaged 17% per year since 2016 when combining our results with those of our recent and substantial acquisition of The Center for Toxicology and Environmental Health, L.L.C., or CTEH, since 2016. If we exclude CTEH’s revenues generated from major environmental events resulting in one or more projects contributing more than $4.0 million of revenue in any year, which at times has represented a significant percentage of CTEH’s revenue, our combined annual organic growth rate since 2016 is approximately 9%. Montrose alone, without CTEH, has averaged 7% organic revenue growth per year since 2016. Our organic revenue growth demonstrates our growing reputation and ability to capture market share in a large and growing industry. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of

Operations—Key Factors that Affect Our Business and Our Results—Organic Growth.” In addition, our acquisitions of selected environmental services firms have expanded our geographic reach and service offerings.

Our environmental focus and reputation have enabled us to attract and retain some of the most highly sought-after employees in our industry. These employees have contributed to our organic growth, differentiated brand, reputation and culture.

We have experienced strong growth over the past few years. Our revenue increased from $114.8 million in 2016 to $233.9 million in 2019, representing a 26.8% compounded annual growth rate, or CAGR. Over the same period, we had a net loss of $8.9 million and $23.6 million in 2016 and 2019, respectively, and our adjusted EBITDA increased from $7.3 million in 2016 to $31.2 million in 2019, representing a CAGR of 62.1%. See the section entitled “Non-GAAP Financial Information” for a discussion of non-GAAP measures, and a reconciliation thereof to the most directly comparable GAAP measure.

Our approach has allowed us to successfully scale our business, and we believe we are well positioned to continue our trajectory and market leadership as we address the growing environmental needs of our clients and communities.

Our Segments

We provide environmental services to our clients through three business segments – Assessment, Permitting and Response, Measurement and Analysis and Remediation and Reuse.

Assessment, Permitting and Response

Through our Assessment, Permitting and Response segment, we provide scientific advisory and consulting services to support environmental assessments, environmental emergency response and environmental audits and permits for current operations, facility upgrades, new projects, decommissioning projects and development projects. Our technical advisory and consulting offerings include regulatory compliance support and planning, environmental, ecosystem and toxicological assessments and support during responses to environmental disruptions. We help clients navigate regulations at the local, state, provincial and federal levels. In addition to environmental toxicology, our scientists and response teams have helped over 70 clients address COVID-19 related needs and continue to help clients navigate their preparation for and response to COVID-19 infections.

Measurement and Analysis

Through our Measurement and Analysis segment, our highly credentialed teams test and analyze air, water and soil to determine concentrations of contaminants as well as the toxicological impact of contaminants on flora, fauna and human health. Our offerings include source and ambient air testing and monitoring, leak detection and advanced analytical laboratory services such as air, storm water, wastewater and drinking water analysis. We are a market leader in environmental testing and laboratory services based on 2018 annual revenue according to EBI.

Remediation and Reuse

Through our Remediation and Reuse segment, we provide clients with engineering, design, implementation and operations and maintenance services, primarily to treat contaminated water, remove contaminants from soil or create biogas from agricultural waste. We do not own the properties or facilities at which we implement these projects or the underlying liabilities, nor do we own material amounts of the equipment used in projects; instead, we assist our clients in designing solutions, managing projects and mitigating their environmental risks and liabilities.

The Industry

The environmental industry is large, growing, highly fragmented and subject to complex regulatory frameworks. Federal, state, provincial and local environmental regulations dictate compliance requirements that create demand for environmental services. Increasingly, public and stockholder interest in environmental sustainability is also driving prudent management of our shared and finite environmental resources.

Global Environmental Industry is Large and Growing

According to EBI, the global environmental industry is estimated to be approximately $1.25 trillion, with over 60% of such industry being concentrated in North America and Western Europe. The services within the industry which we currently offer represent a global market size of approximately $395 billion, which can be segmented as follows:

Water Treatment Works 13% Water Equipment & Chemicals 8% Consulting & Engineering 6% Remediation/Ind'l Services 4% Analytical Services 1% 68%

According to EBI, our approximately $395 billion addressable global market is expected to grow 3.4% per year from 2018 through 2024. Positive growth is expected across all environmental sectors in the global market with high growth rates in Remediation & Industrial Services and Consulting & Engineering Services, and more moderate growth in Wastewater Treatment Services and Analytical Services. A summary of estimated growth in some of the markets in which we operate (as grouped by EBI) is presented below:

Public Demands, Industrial Activity, Aging Infrastructure, Climate Change and Regulations Each Increase Need for Environmental Services

Heightened public awareness and increasing stockholder demand for environmental sustainability has increased the need and demand for environmental services. Many companies around the world have implemented initiatives on Sustainability and Corporate Social Responsibility, or CSR, and Environmental, Social and Governance, or ESG, making environmental impact a core factor in many business decisions. These initiatives are often focused on managing potential future risks, as opposed to past emphasis on compliance.

Steady increases in industrial activity and infrastructure investment, and the regulations underpinning these activities, are also driving demand for environmental services. In addition, environmental disruptions caused by climate change or aging infrastructure drive demand for environmental services. Infrastructure investments and environmental emergency responses often require substantial assessments, planning and/or permitting services in addition to environmental testing or remediation services. Industrial operations, including oil, gas and chemical production, require testing and monitoring throughout the manufacturing process to ensure continuous regulatory compliance. Testing and monitoring are typically recurring processes throughout the industrial production process.

In addition to current regulations, future regulatory changes may also drive demand for additional or different environmental services. In the United States, Canada and Australia, the federal, state, provincial and local regulations targeting air and water quality management, waste and contaminated soil management or reductions in greenhouse gas emissions, each of which drives portions of our business, have been implemented over many decades, and are subject to change and challenge.

As a result of the COVID-19 pandemic, there is a heightened focus on air quality. The World Bank ranked air pollution as the fourth-highest risk factor in 2013 in terms of attributable deaths and estimated that it costs the global economy approximately $5 trillion per year in welfare losses. We expect the World Health Organization, or the WHO, to update its air quality guidelines in 2020 and current projections forecast air pollution increasing over time. We expect the WHO’s guidelines coupled with increasing pollution to catalyze local air quality regulations and therefore, demand for environmental services, particularly air quality services.

Independent of the COVID-19 pandemic, we expect these trends to continue and to spur growth in the environmental services industry.

The Environmental Services Industry is Highly Fragmented and Complex

According to EBI, thousands of firms operate in the markets in which we operate. Several larger firms provide environmental services as a small part of their broader product portfolio. However, much of the industry is served by small firms that provide limited service offerings addressing specific regulations and geographies. It is difficult for firms to expand given the technical expertise, accreditations and licenses necessary to serve a broad array of clients and industries across geographies and service lines. These dynamics create significant barriers to entry in our industry.

As clients increasingly seek effective, customized and streamlined solutions to address their impact on the environment, they will increasingly value environmental solutions providers with scale. Providers able to address the full lifecycle of environmental concerns and needs, particularly for companies and organizations with multi-jurisdictional footprints, and subject to complex regulatory frameworks, will continue to enjoy competitive advantages.

Competitive Strengths

We are a leading global brand focused on environmental services with a resilient and recurring revenue base anchored on long-term client relationships. Our focus on innovation, our ability to acquire and integrate leading companies, our highly accredited businesses and our experienced and credentialed team provide our clients with quality solutions and create significant barriers to entry. Our competitive strengths include:

Resilient and Recurring Revenue Across Political and Economic Cycles

Our revenues are resilient over political cycles primarily because our business is not dependent on any one regulatory framework. We have a diversified geographic footprint, and we often help clients comply with multiple regulatory frameworks. As a result, we are often insulated from major shifts in individual federal, state, provincial and local regulations. While federal governments set certain minimum standards, many state, provincial or local policies are more stringent. In addition, state, provincial and local governments often define how environmental standards will be met or implemented. These different levels of government often serve as counterweights to each other and minimize the risk and impact of sudden shifts in policy.

We believe our diverse portfolio of services and end markets position us to be resilient across economic cycles. For example, clients use our services when launching development projects, while maintaining ongoing operations, when decommissioning operations and when remediating the release of contaminants into air, water or soil. These client activities can occur at different times for different industries, regardless of economic cycles. In addition, many of our service offerings are typically non-discretionary and our projects often create significant economic value for our clients (in the form of reduced liability, cost savings or revenue streams), further incentivizing the continued use of our services. Furthermore, community demands, such as those for PFAS-free water, continue regardless of political or economic cycles. As another example, during the COVID-19 shelter-in-

place orders, most of our services were deemed essential and continued to be requested by clients. Though there were some delays in the scheduling of certain services due to travel restrictions or social distancing requirements, the environmental and/or regulatory implications of not completing environmental projects has resulted in a resilient demand for our services. Clients generating over 90% of our revenue in the fiscal year ended December 31, 2017 repeated in the fiscal year ended December 31, 2018. Similarly, clients generating over 90% of our revenue in the fiscal year ended December 31, 2018 repeated in the fiscal year ended December 31, 2019.

As a result of these factors, combining our results with those of CTEH, our combined organic revenue has grown at an annual rate of 9% excluding CTEH revenues generated from major environmental events resulting in one or more projects contributing more than $4.0 million of revenue in any year, or at a rate of 7% per year since 2016 for Montrose alone. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors that Affect Our Business and Results—Organic Growth.”

Long-term Relationships Across a Large and Diversified Client Base

We currently serve over 4,500 clients. We have long-standing relationships with a number of Fortune 1000 companies and government entities, and our legacy businesses have been operating for as long as a century.

We provide services to our largest clients across multiple projects and/or multiple locations, and the number of services we provide to these clients varies from one project per year to several dozen projects per year. Our revenues are not, however, dependent on any one single client. In fiscal year ended December 31, 2019, our largest client represented approximately 7% of revenue, with these revenues derived from four separate projects. Our top twenty clients represented less than 35% of our revenue in the fiscal year ended December 31, 2019.

We also address a wide variety of end markets within the private and public sectors. We serve clients in nearly 30 end industries and no single private sector industry comprised more than 13% of our revenue for the fiscal year ended December 31, 2019. Over the same period approximately 80% of our revenues were derived from the private sector and 20% from the public sector.

Differentiated Technology, Processes and Applications

Our focus on innovation and on accessing and developing proprietary technologies, processes and applications is a key competitive advantage and differentiator of our brand and services. These innovative tools complement our professionals’ years of experience, technical expertise and industry knowledge and bolster the solutions we provide our clients. We have consistently used technology and process advancements across geographies, to accelerate growth and to address our clients’ environmental concerns.

Recent examples of our use of innovative solutions include:

•	Advanced Air Quality Monitoring—we identify sources of emissions in real time, with proprietary sensors and software, and/or at ultratrace levels, to produce data accepted by regulatory bodies.

•

Removal of PFAS from water—we remove PFAS from water using patented technology and processes with almost no waste generation, with a smaller carbon footprint and at a lower cost than conventional alternatives.

Significant Scale with Global Reach

Clients value our ability to provide coordinated, diversified services across many geographies, including domestic and international geographies that reach beyond our approximately 70 locations. Through our strategic acquisitions and targeted recruiting, we have achieved a scale that combines knowledge of local environments and regulations with global reach, which positions us to win and execute our projects globally. As a result, we expect to continue to capture market share.

Our global footprint supports our ability to gain market share by attracting new clients and by expanding offerings to our existing clients. As clients seek environmental solutions providers able to address the life cycle of their environmental concerns and needs across jurisdictions, we believe our footprint and diversified portfolio of services position us well to attract and retain clients, and expand our relationships with those clients over time.

Our scale has enabled us to leverage our investments in technology, innovation and process resources in a way that we believe will continue to support our industry leadership position.

Proven Ability to Identify, Execute and Integrate Acquisitions

We have acquired and integrated over 50 businesses over the last eight years, and we intend to continue selectively acquiring companies in our industry. Key characteristics of past and expected acquisition targets include quality management teams, complementary services, access to differentiated technologies and extension of our geographic reach.

We believe we add value to the businesses we acquire by introducing a culture focused on teamwork and innovation, and by providing superior operating discipline. The majority of owners and key personnel of our acquired businesses have remained with us, in large part due to our ability to effectively integrate them into our existing team. As a result of our focus on integration, our acquired businesses typically begin contributing to our organic growth after the first year following acquisition. Post-acquisition performance is driven by revenue synergies and operating leverage through corporate cost allocation over a larger base, as demonstrated by our consistent organic revenue growth and improving margin profile.

We maintain a robust acquisition pipeline primarily driven by word of mouth and existing relationships. As we have to-date, we intend to continue acquiring businesses at disciplined valuation levels. We believe our approach to acquisitions will enable us to continue creating substantial value.

Experienced Management Team Coupled With a Team-Centric Culture

Our leadership and culture define who we are. Our senior leadership team includes industry pioneers who have led a number of industry organizations and are considered among the foremost experts in the environmental services industry. The average tenure of our operational leadership in the environmental industry is 25 years. Our key executives and board members also have extensive experience in growing businesses both organically and through acquisitions.

Our management and employees share a passion for the environment and a compassion for each other. We received the U.S. National Safety Council Award for each of 2017 and 2018 in recognition of our excellence in safety across our business. In addition, our employees’ dedication to supporting each other has led to the establishment of The Montrose Community Foundation, a non-profit organization formed and operated by our employees for the benefit of our employees. Through its volunteer board, The Montrose Community Foundation uses employee donations to provide resources to our employees in times of need. Our employees’ dedication of personal time and resources solely for the benefit of their colleagues exemplifies our team-oriented culture.

We believe it is our strong management team and our culture that enables us to attract and retain our exceptional talent.

Growth Strategies

Our goal is to become a global leader in the growing environmental services industry. We expect to continue growing organically by expanding existing client relationships, developing new client relationships and investing in sales and marketing infrastructure. We also expect to continue growing by strategically acquiring companies in our highly fragmented industry. Our proven ability to recruit and retain industry leaders and innovators will further contribute to our growth. We believe these growth strategies position us well to capture market share from competitors and benefit from industry growth.

Continue Organic Growth

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Expand existing local relationships into national and international relationships: Many of our clients have a broad national and international presence. Historically, these clients have often managed their environmental programs locally by using regional service providers. However, these clients often have a desire to standardize their programs across geographies, which requires their environmental services providers to have the scale, reach and capabilities to match their footprint. Meeting this need is challenging for many in our industry given their regional focus and limited service offerings. Our geographic reach, strong relationships and reputation for quality enable us to address our clients’ ever-growing and diverse needs in a way most of our regional competitors cannot. As a result, we have generated many intra-client referrals and won new business with existing clients in geographies historically served by competitors. We intend to continue to expand into new geographies where our existing clients operate.

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Sell additional environmental services to existing clients: Many of our clients have historically hired us for a specific environmental service such as environmental audits or tests. As we have diversified our service offerings, and as clients have grown accustomed to the quality and consistency that our teams provide, clients have increasingly engaged us to perform additional environmental services. As a result, we have won new business historically served by competitors that are typically single service-line focused. We expect to continue cross-selling additional environmental services to existing clients with multidimensional needs, including where we can replace services provided in-house.

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Deploy innovative technologies, processes and applications to address unmet client needs: Newly identified contaminants, public health concerns and changes to regulations have created, and are expected to continue to create, unmet environmental service needs for many of our current and prospective clients. Our investments in innovation – both stand-alone and through partnerships – as well as integrating ESG into our operations and corporate strategy, have better equipped us to address these client needs in a manner that differentiates us from our competitors. We have won and expect to continue winning business from both existing and new clients because of the innovative solutions we offer. Internally, we are also establishing carbon footprint reduction goals and committing to minimizing our own impact on the environment.

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Provide sales training and build a targeted sales team to drive growth and acquire new clients: We have historically operated with very limited sales resources. Increased demand for our services has primarily been driven by word of mouth. More recently, we have started investing in our dedicated sales capabilities and intend to continue these efforts. We are providing sales training to our technical practitioners, investing in customer relationship management systems and building a targeted sales force to help identify new clients and capture market share from competitors. Sales training and a targeted sales force will also enable us to accelerate growth initiatives with existing clients, including through geographic expansion and cross-selling of additional services.

•	Build Montrose brand awareness and marketing capabilities: We believe we are uniquely positioned to capitalize on the growing demand for environmental services. Even though we have not historically invested in marketing our brand, our business has expanded both geographically and in our service offerings in response to client needs. For example, consumer demand for clean water continues to generate demand for our water treatment technology and service both in the United States and internationally, including in Europe where we anticipate expanding into over the upcoming years. Client demand for renewable energy sources has also resulted in us creating and building out our Waste-to-Energy (biogas) service line. We intend to build brand awareness, expand field marketing efforts and create relevant content to showcase our ability to address environmental needs for clients and communities. We believe our brand development efforts will be very additive to our sales and organic growth initiatives.

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Capture environmental service opportunities arising from federal, state or provincial stimulus measures: As a result of the COVID-19 pandemic, governments have enacted or are in the process of enacting economic stimulus packages to bolster economic recovery from shelter in place and other similar orders. These stimulus packages may include incentives and guidelines to target improved water treatment and water infrastructure, soil remediation and land development, air quality improvement, and infrastructure development initiatives (which often require environmental assessments). If enacted, these initiatives are expected to directly or indirectly increase demand for our environmental services and would be additive to our organic growth opportunities.

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Utilize our expertise in environmental toxicology and emergency response to support COVID-19-related preparation and response plans: Through the acquisition of CTEH we have expanded our toxicology and environmental response capabilities. Though these capabilities are typically used during environmental emergencies that often arise from aging infrastructure or from the impacts of climate change, they are also utilized in response to chemical and biological incidents such as the COVID-19 pandemic. As a result, we have been engaged by more than 70 clients to help them prepare for, respond to and/or address issues resulting from exposure to COVID-19. Though our business strategy is not focused on pandemic response, we believe CTEH’s COVID-19 related response opportunities will accelerate our growth for the short term and provide cross-selling opportunities with new and existing clients.

Pursue Strategic Acquisitions

The environmental services industry is highly fragmented and has no single leading brand. Through strategic acquisitions, we can continue to accelerate our growth, brand development and market leadership. Over the last eight years, we have acquired and integrated over 50 businesses that have provided us with talent, complementary services, access to differentiated technologies and geographic reach. Many of our acquisitions were initiated with personal introductions given our favorable reputation in the market. We believe our ability to identify, execute and integrate acquisitions and retain talent has been and remains a key driver of our operational and financial success.

Our pipeline of potential future acquisitions is robust, and we plan to continue pursuing acquisitions to enhance our strategic and competitive positions in existing and new markets.

Recruit and Retain Industry Leaders

Given the highly technical nature of many of our services, our ability to recruit and retain talent enhances our ability to capture market share. We believe our mission and focus on the environment, our emphasis on ownership opportunities for our employees and our team of renowned industry leaders creates a competitive advantage when competing for talent.

Recent Developments

Preliminary Estimated Unaudited Financial Results for the Three Months Ended June 30, 2020

The information set forth below represents our preliminary estimated unaudited financial results for certain items for the three months ended and as of June 30, 2020. We have provided ranges, rather than specific amounts, primarily because our financial and other closing procedures for the three months ended June 30, 2020 are not yet complete.

For the three months ended June 30, 2020, we expect revenues to be between $70.0 million and $75.0 million, an increase of between 14.8% and 23.0% compared to revenues of $61.0 million for the three months ended March 31, 2020. Results for the period were driven by strong performance within our Measurement and Analysis segment and our Remediation and Reuse segment, and also benefitted from the acquisition of CTEH in April 2020. The improvements for the second quarter were partially offset by temporary delays in the start of certain projects across all three reporting segments due to the COVID-19 pandemic.

For the three months ended June 30, 2020, we expect cost of revenues to be higher when compared to the quarter ended March 31, 2020 as a result of increased revenue; however, we expect cost of revenues as a percentage of revenues to be lower in the second quarter as a result of lower variable costs and cost containment measures adopted in April 2020 in response to the COVID-19 pandemic. For the three months ended June 30, 2020, we expect selling, general and administrative expense to be lower when compared to the quarter ended March 31, 2020, primarily as a result of lower bad debt expense, partially offset by higher selling, general and administrative expenses from the acquisition of CTEH. For the three months ended June 30, 2020, we expect depreciation and amortization to increase as compared to the quarter ended March 31, 2020 as a result of amortization of intangibles from the CTEH acquisition. We do not expect to report any related-party expense for the second quarter of 2020.

We expect Adjusted EBITDA to be between $12.0 million and $14.0 million (or 17.9% of revenues based on the midpoint of the ranges), compared to Adjusted EBITDA of $5.6 million (or 9.1% of revenues) for the three months ended March 31, 2020.

At June 30, 2020, we expect our cash and restricted cash balance to be between $43.0 million and $45.0 million and total debt to be between $207.0 million and $209.0 million, including approximately $200.0 million of outstanding principal amount of borrowings under our credit facility, which consisted of $175.0 million under the term loan and $25.0 million under the revolver. In July 2020, we repaid the $25.0 million outstanding under our revolving credit facility.

We have provided an estimated range regarding Adjusted EBITDA, which is presented on a non-GAAP basis. Our estimated range of Adjusted EBITDA adjusts for the impact of interest, depreciation and amortization, acquisition-related expenses and IPO preparation costs. However, we cannot reconcile our estimated range of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate the impact of certain items, including stock-based compensation expense, the change in fair value of derivatives, including the embedded derivative related to the contingent put option attached to the Series A-1 preferred stock, and the accounting for the issuance of the Series A-2 preferred stock. We are also unable to estimate our income tax (expense) benefit for the period because we have not completed our evaluation of the impact of discrete events during the period on income tax (expense) benefit for the period, including the acquisition of CTEH. We expect the variability of these items could have a significant impact on our reported GAAP financial results. See the section entitled “Non-GAAP Financial Information” for a discussion of Adjusted EBITDA, why we believe this measure is important and certain limitations regarding this measure.

The estimated preliminary financial information set forth above has been prepared by, and is the responsibility of, our management. Deloitte & Touche LLP has not audited, reviewed or performed any procedures with respect to such preliminary financial information. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. These estimates are not a comprehensive statement of our financial results as of and for the three months ended June 30, 2020, and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, these preliminary estimates as of and for the three months ended June 30, 2020 are not necessarily indicative of the results to be achieved in any future period.

The estimated preliminary financial information described above constitute forward-looking statements. Our estimates of results are based solely on information available to us as of the date of this prospectus and are inherently uncertain. We believe that such information and estimates are based on reasonable assumptions and reasonable judgment. Factors that could cause the actual results to differ include the discovery of new information that affects accounting estimates, management judgment or impacts valuation methodologies underlying these estimated results; the completion of our financial and other closing procedures and the preparation of our unaudited consolidated financial statements; the ongoing COVID-19 pandemic; and a variety of business, economic and competitive risks and uncertainties, many of which are not within our control, and we undertake no obligation to update this information, except as required by law. Accordingly, you should not place undue reliance on these preliminary estimated unaudited financial results. Our actual unaudited consolidated financial statements and related notes as of and for the three months ended June 30, 2020 are not expected to be filed with the SEC until after this offering is completed. See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Forward-Looking Statements” and “Non-GAAP Financial Information.”

COVID-19 Update

Through the end of the second quarter, we continued to experience some postponement of on-site environmental compliance testing, some delays in project start dates, and some postponement of scientific presentations and sales visits. The institution of cost mitigation measures at the beginning of the quarter has not materially disrupted operations, nor our ability to service clients. CTEH also continues to benefit from COVID-19 given client demand for its toxicology and response services. Although certain project postponement and delays have continued into the third quarter, we have begun to see the rescheduling of testing that was delayed in the second quarter. In addition, although the possibility exists, to date we have not seen any increased business disruption as a result of the resurgence in COVID-19 cases in many states where we have a significant business presence, including Florida, Texas and California.

Risks Affecting Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	our limited operating history;

•	our history of losses and ability to achieve profitability;

•	general global economic, business and other conditions and the cyclical nature of some of our end markets;

•	the impact of the COVID-19 pandemic;

•	the parts of our business that depend on difficult to predict natural or manmade events;

•	the highly competitive nature of our business;

•	our ability to execute on our acquisition strategy and successfully integrate and realize benefits of our acquisitions;

•	our ability to promote and develop our brands;

•	our ability to expand our client base;

•	our ability to maintain necessary accreditations and other authorizations;

•	significant environmental governmental regulation; and

•	our ability to attract and retain qualified managerial and skilled technical personnel.

You should carefully consider all of the information set forth in this prospectus and, in particular, the information in the section entitled “Risk Factors” beginning on page 16 of this prospectus prior to making an investment in our common stock. These risks could, among other things, prevent us from successfully executing our strategies and could have a material adverse effect on our business, financial condition and results of operations.

Principal Executive Offices

We were incorporated in Delaware in November 2013. Our principal executive offices are located at 1 Park Plaza, Suite 1000, Irvine, CA 92614 and our telephone number is (949) 988-3500. Our website address is www.montrose-environmental.com. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include:

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;

•	reduced obligations with respect to financial data, including presenting only two years of audited consolidated financial statements and only two years of selected financial data;

•	exemption from non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering; (ii) the last day of the fiscal year during which our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700.0 million as of the end of the second quarter of that fiscal year.

We have elected to take advantage of certain reduced disclosure obligations in this prospectus, and we may elect to take advantage of other reduced disclosure obligations in future filings with the Securities and Exchange Commission, or SEC, while we remain an emerging growth company. If we do, the information that we provide stockholders may be different than what you might receive from other public reporting companies in which you may have equity interests.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have chosen to “opt in” to this extended transition period for complying with new or revised accounting standards and, as a result, we will not be subject to the same new or revised accounting standards as other public companies that comply with such new or revised standards on a non-delayed basis.

THE OFFERING

Common stock offered by us	10,000,000 shares (or 11,500,000 shares if the underwriters exercise in full their option to purchase additional shares).

Common stock to be outstanding immediately after this offering	20,332,001 shares (or 21,832,001 shares if the underwriters exercise in full their option to purchase additional shares).

Use of proceeds	We estimate our proceeds from this offering will be approximately

$148.1 million (or approximately $170.7 million if the underwriters exercise in full their option to purchase additional shares), based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use approximately $139.3 million of the net proceeds from this offering in connection with the redemption of all outstanding shares of our Series A-1 preferred stock and the remainder for general corporate purposes, including future investments in innovation and acquisitions in our highly fragmented industry.

See the sections entitled “Use of Proceeds” and “Underwriting.”

Reserved Share Program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to certain individuals to be designated by us. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Fidelity Capital Markets, a division of National Financial Services LLC, will administer this program. See the section entitled “Underwriting—Reserved Shares.”

NYSE Trading Symbol	“MEG”

The number of shares of our common stock to be outstanding immediately after this offering as set forth above is based on the number of shares outstanding as of March 31, 2020 and excludes:

•

2,632,058 shares of common stock issuable as of March 31, 2020, upon the exercise of options outstanding under the Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan as amended, or our 2013 Stock Plan, and the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan, or the 2017 Stock Plan, at a weighted average exercise price of approximately $12.11 per share, in each case exclusive of the IPO Awards described immediately below;

•

741,187 shares of common stock subject to awards issued to eligible participants under the 2017 Stock Plan authorized as of March 31, 2020, subject to the consummation of this offering, collectively, the IPO Awards, including 480,768 shares subject to such awards granted to our named executive officers (based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus);

•	1,155,938 shares of common stock reserved for future issuance under the 2017 Stock Plan as of July 13, 2020 (after giving effect to the grant of the IPO Awards);

•

1,875,000 shares of common stock issuable upon the exercise of the stock purchase warrant issued in connection with the issuance of our Series A-2 preferred stock with an exercise price of $0.01 per share, or the Series A-2 Warrant, based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus;

•

650,590 shares of common stock issuable as of March 31, 2020, upon the exercise of outstanding stock purchase warrants (other than the Series A-2 Warrant) at a weighted average exercise price of approximately $3.08 per share; and

•

up to 1,562,500 shares of common stock that may be issued as contingent earn-out consideration over the next two years in connection with our acquisition of CTEH, based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

Further, unless otherwise indicated, this prospectus:

•

assumes the redemption of all outstanding shares of our Series A-1 preferred stock in connection with this offering, including the payment by us of 1,206,318 shares of common stock, the maximum portion of the per-share redemption price payable in common stock based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, as permitted under the related certificate of designation;

•	gives effect to our amended and restated certificate of incorporation and our amended and restated bylaws, which were effective on July 14, 2020 and July 10, 2020, respectively;

•	assumes an initial public offering price of $16.00 per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus; and

•	assumes no exercise of the underwriters’ option to purchase up to an additional 1,500,000 shares of our common stock.

See the sections entitled “Capitalization,” ”Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock.”

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize certain summary historical consolidated financial and other data as of and for the periods indicated. Our summary consolidated balance sheet data presented below as of December 31, 2019 and December 31, 2018, and our summary consolidated statements of operations and cash flow data presented below for the period then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations and cash flow data presented below for the three months ended March 31, 2020 and 2019, and the consolidated balance sheet data as of March 31, 2020, are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments of a normal, recurring nature that are necessary for the fair presentation of the financial statements. Except where otherwise noted, our summary consolidated balance sheet data presented below as of December 31, 2017 and December 31, 2016, and our summary consolidated statements of operations and cash flow data presented below for the periods then ended, have been derived from our financial statements not included in this prospectus. Our historical results presented below are not necessarily indicative of the results to be expected for any future period.

The information presented below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Financial Information,” “Selected Historical Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Non-GAAP Financial Information,” “Related Party Transactions,” “Description of Certain Indebtedness” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	For the Years Ended December 31,				For the Three Months Ended March 31,
	2016	2017	2018	2019	2019	2020
	(in thousands except per share and percentage data)
Consolidated Statement of Operations Data:
Revenues	$114,780	$137,647	$188,805	$233,854	$50,954	$61,031
Cost of revenues (exclusive of depreciation and amortization)	74,605	86,324	134,734	163,983	37,095	44,398
Selling, general and administrative expense	34,985	42,539	38,615	50,663	10,447	20,931
Related-party expense	1,162	1,619	2,180	448	159	119
Depreciation and amortization	15,023	18,828	23,915	27,705	6,449	7,560

Loss from operations	(10,995)	(11,663)	(10,639)	(8,945)	(3,196)	(11,977)

Net loss	$(8,946)	$(10,549)	$(16,491)	$(23,557)	$(5,242)	$(41,248)

Weighted average common shares outstanding—basic and diluted	6,373	7,116	7,533	8,789	8,672	8,904
Net loss per shares attributable to common stockholders—basic and diluted	$(1.40)	$(3.93)	$(2.79)	$(4.91)	$(1.13)	$(5.24)

Other financial data (unaudited)
Operating margin(1)	(9.6)%	(8.5)%	(5.6)%	(3.8)%	(6.3)%	(19.6)%
Adjusted EBITDA(2)	$7,329	$13,833	$19,313	$31,242	$4,674	$5,553
Adjusted EBITDA margin(2)(3)	6.4%	10.0%	10.2%	13.4%	9.2%	9.1%

Consolidated Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$4,287	$7,553	$(2,845)	$17,042	$100	$(8,978)
Net cash used in investing activities	(7,182)	(37,740)	(50,283)	(86,983)	(1,573)	(1,660)
Net cash provided by financing activities	3,621	33,745	50,850	74,452	676	5,238

Change in cash, cash equivalents and restricted cash	$726	$3,558	$(2,278)	$4,511	$(797)	$(5,400)

Consolidated Statement of Financial Position Data:
Current assets	$28,226	$38,910	$53,999	$73,239	$55,493	$64,561
Non-current assets	105,186	139,652	180,372	258,599	177,728	255,386

Total assets	$133,412	$178,562	$234,371	$331,838	$233,221	$319,947

Current liabilities	$27,409	$25,866	$42,365	$73,252	$43,281	$62,414
Non-current liabilities	58,109	102,078	75,900	156,055	77,842	195,063

Total liabilities	85,518	127,944	118,265	229,307	121,123	257,477
Redeemable Series A-1 preferred stock			109,206	128,822	113,740	134,237
Convertible preferred stock	27,582	45,017
Total stockholders’ equity (deficit)	20,312	5,601	6,900	(26,291)	(1,642)	(71,767)

Total liabilities, Redeemable Series A-1 preferred stock, convertible preferred stock and stockholders' equity (deficit)	$133,412	$178,562	$234,371	$331,838	$233,221	$319,947

(1)	Operating margin represents loss from operations as a percentage of revenues.

(2)	Non-GAAP measure. See the section entitled “Non-GAAP Financial Information” for a discussion of non-GAAP measures and a reconciliation thereof to the most directly comparable GAAP measure.

(3)	Represents Adjusted EBITDA as a percentage of revenues.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the financial statements and the related notes appearing elsewhere in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected and the trading price of our common stock could decline, causing you to lose all or part of your investment in our common stock.

Additionally, the COVID-19 pandemic may amplify many of the risks discussed below to which we are subject and, given the unpredictable, unprecedented and fluid nature of the pandemic, it may materially and adversely affect us in ways that are not anticipated by or known to us or that we do not consider to present significant risk. Therefore, we are unable to estimate the extent to which the pandemic and its related impacts will adversely affect our business, financial condition and results of operations as well as our stock price following completion of this offering.

Risks Related to Our Business and Industry

Our limited operating history may make it difficult to evaluate our business, which may be unsuccessful.

We have a limited operating history since our inception in 2012. As such, there is limited information on which to base an evaluation of our business and prospects. Our operations are subject to all of the risks inherent in the establishment of a recently formed business. Our success may be limited by expenses, difficulties, complications, problems and delays, including the need for additional financing, uncertainty surrounding our research and development efforts, challenges with the successful commercialization of our services, market and client acceptance of our services, unexpected issues with federal or state regulatory authorities, competition from larger organizations, uncertain intellectual property protection, fluctuations in expenses and dependence on corporate partners and collaborators. Any failure to successfully address these and other risks and uncertainties commonly associated with early stage companies could seriously harm our business and prospects, and we may not succeed given the technological, marketing, strategic and competitive challenges we will face in the sectors in which we operate or may choose to operate in the future. Any evaluation of our business and our prospects must be considered in light of these factors and the other risks and uncertainties frequently encountered by companies in our stage of development. No assurance can be given that we will successfully navigate these issues or implement any of our plans for future growth in a timely or effective manner, including our acquisition strategy, which would negatively impact our business, financial condition and results of operations.

We have a history of losses and may not be able to achieve or sustain profitability in the future.

While we have been able to generate revenues, we may not be able to increase the amount of revenues we generate, and we might incur net losses for some time as we continue to grow. We experienced net losses in each year since inception, including net losses of $23.6 million and $16.5 million for the fiscal years ended December 31, 2019 and December 31, 2018, respectively, and we may incur net losses in the future. As of December 31, 2019, we had an accumulated deficit of $64.4 million. It is difficult for us to predict our future results of operations, and we expect our operating expenses to increase significantly over the next several years as we continue to hire additional personnel, expand our operations and infrastructure, integrate completed acquisitions, make and integrate future acquisitions and invest in research and development. In addition to the expected costs to grow our business, we also expect to incur significant additional legal, accounting and other expenses as a newly public company. If we fail to increase our revenue to offset the increases in our operating expenses, we may not achieve or sustain profitability in the future.

General global economic, business and other conditions and our vulnerability to the cyclical nature of the sectors and industries in which our clients operate, may adversely affect our business.

We compete in various end markets and geographic regions domestically and around the world. We provide environmental services to clients operating in a number of sectors and industries, including the financial, oil & gas, utilities, construction, automotive, real-estate, midstream energy, manufacturing, commodities, petrochemical, tobacco, food and beverage, telecommunications and engineering industries, as well as local, state, provincial and federal government entities. These sectors and industries and the resulting demand for our services have been, and we expect will continue to be, cyclical and subject to significant fluctuations due to a variety of factors beyond our control, including economic conditions, regulatory requirements, appropriation levels and changes in client capital spending, particularly during periods of economic or political uncertainty. Important factors for our business and the businesses of our clients include macroeconomic conditions, the overall strength of, and our clients’ confidence in, the economy, industrial and governmental capital spending, governmental fiscal and trading policies, environmental and regulatory policies the strength of the residential and commercial real estate markets, unemployment rates, consumer spending, availability of financing, interest rates, tax rates and changes in tax laws, political conditions, energy and commodity prices and programs such as renewable fuel standard programs and low-carbon fuel standard programs.

While we attempt to minimize our exposure to economic or market fluctuations by serving a balanced mix of end markets and geographic regions, any of the above factors, individually or in the aggregate, or a significant or sustained downturn in a specific end market or geographic region, can impact our business and that of our clients. These factors may make it difficult for our clients and us to accurately forecast and plan future business activities; neither we nor our clients can predict the timing, strength or duration of any economic downturn or subsequent recovery. Furthermore, if a significant portion of our clients or projects are concentrated in a specific geographic area or industry, our business may be disproportionately affected by negative trends or economic downturns in those specific geographic areas or industries. These factors may also cause our clients to reduce their capital expenditures, alter the mix of services purchased, seek more favorable price and other contract terms and otherwise slow their spending on our services. In addition, due to these conditions, many of our competitors may be more inclined to take greater or unusual risks or accept terms and conditions in contracts that we might not deem acceptable. These conditions and factors may reduce the demand for our services and solutions, and more generally may adversely affect our business, financial condition and results of operations.

The COVID-19 pandemic has adversely affected our business and may continue to do so.

On March 11, 2020, the World Health Organization designated the global outbreak of a new strain of coronavirus, COVID-19, a pandemic. The global and domestic response to the COVID-19 pandemic by both governments and businesses has been unprecedented and continues to rapidly evolve. Responsive measures have included mandates from federal, state, provincial and/or local authorities that restrict movement and travel, such as quarantines and shelter-in-place requirements, and restrict or require closure of some or all commercial and business activity. These measures, though currently temporary in nature and in some cases being lessened or lifted entirely in many geographies, may become more severe and may continue indefinitely depending on the evolution of the outbreak.

Our business has been adversely, and may be materially adversely affected, by the COVID-19 pandemic and the global response. We provide important services to the public’s health, safety, and welfare through a range of services, including air and water quality testing, water treatment, soil remediation, renewable energy generation, environmental response, and COVID-19 response support and therefore most of our business requiring on-site or in-office or laboratory work has been classified as “essential” in most jurisdictions in which we operate. As such, most of our business has remained open and operational thus far. However, there is no guarantee that this classification will not change in the future or that we will not voluntarily limit or cease operations in one or more markets if we believe doing so is necessary or otherwise in our best interests, including for the health and safety of our employees. We have experienced some postponements and cancellations of projects in our Measurement and Analysis segment as a result of the COVID-19 pandemic. These delays and cancellations are expected to adversely affect our results of operations, particularly in the second quarter of, and, if pandemic conditions persist, further into, 2020. The closure of client sites, limitations on our ability to travel to client sites and other disruptions to our operations and the availability of the resources we need to provide our services could also adversely impact our ability to provide our services. If any of the third parties with whom we work, including our customers and suppliers, are adversely affected by the pandemic, we could similarly be negatively impacted, even if the pandemic is not directly impacting our operations.

The COVID-19 pandemic has adversely affected many industries as well as the economies and financial markets of many countries, causing a significant deceleration of economic activity. This slowdown has reduced production, decreased demand for a broad variety of goods and services, diminished trade levels and led to widespread corporate downsizing, causing a sharp increase in unemployment. We have also seen significant disruption of and extreme volatility in the global capital markets, which could increase the cost of, or entirely restrict access to, capital. The impact of this outbreak on the United States and world economies is uncertain and, unless the pandemic is contained, these adverse impacts could worsen, impacting all segments of the global economy, and could result in a significant recession or worse, any of which could impact our business.

Considerable uncertainty still surrounds the COVID-19 virus as well as the extent and effectiveness of any potential treatments or vaccines in addition to responses taken on a local, national and global level. The pandemic may become more widespread and that could accelerate or magnify one or more of the risks described above or elsewhere in this prospectus. While we expect the pandemic and related events will have a negative effect on our business, the full extent and scope of the impact on our business and industry as well as on national, regional and global markets and economies is highly uncertain and cannot be predicted. Accordingly, our ability to conduct our business in the manner and on the timelines previously done or presently planned could be adversely affected. Any of the foregoing risks, or other direct or indirect effects of the COVID-19 pandemic that are not currently foreseeable, could materially and adversely affect our business, financial condition and results of operations.

Parts of our business may depend on certain natural or manmade events which are impossible to predict, and our revenue and customer concentration resulting from these businesses may fluctuate significantly based on the frequency and scale of these events.

Certain of our businesses depend on specific environmental circumstances, including both naturally occurring and manmade events. Our Assessment, Permitting and Response segment, in particular, which includes the operations of CTEH, our most recent acquisition, engages in response activities following an environmental incident or a natural disaster. There is no way for us to predict the occurrence of these events, nor the significance, duration or outcome of the events. As a result, this segment may experience revenues one year that are not indicative of future results due to the occurrence of an incident that was neither typical nor predictable. The volatile nature of our environmental emergency response business, and its dependency on factors beyond our control, makes it difficult to predict its potential profitability or success. Any extended period without these types of events or other downturn in activity for these business lines may negatively impact our business, financial condition and results of operations.

In addition, as a result of the nature of these services, our Assessment, Permitting and Response segment may at times experience higher customer concentration levels based on the severity, duration and outcome of environmental emergencies (e.g. those caused by natural disasters and industrial accidents) for which we provide response services. For example, for the fiscal year ended December 31, 2019, 54% of CTEH’s revenues were attributable to just two customers, each of whom engaged CTEH in connection with significant environmental accidents. We cannot predict from period to period whether we will experience risks associated with high customer concentration, including the inability of such customers to pay for our services, and such concentration could have a material adverse effect on our business, financial condition and results of operations.

We engage in a highly competitive business and any failure to effectively compete could have a material adverse effect on us.

The assessment, permitting and response, measurement and analysis and remediation and reuse industries are highly fragmented and competitive. Our primary competitors in these industries include companies that specialize in one or more services similar to those offered by us on a local or regional basis. We also compete with global, national, regional and local firms specializing in testing, environmental engineering and consulting services, remediation services and other services we provide. Some of our primary competitors include, in our Assessment, Permitting and Response segment, the environmental divisions of Exponent, Trinity Consultants and other small businesses, in our Measurement and Analysis segment, the environmental divisions of SGS, Bureau Veritas and Eurofins, Pace Analytical and environmental divisions of large testing companies and other small businesses, and in our Remediation and Reuse segment, the environmental divisions or remediation segments of NV5, Tetratech, AECOM, other large engineering companies and other small businesses. It is also possible that our clients may establish in-house capabilities to perform certain services that we currently provide.

We operate in markets that are characterized by client demand that is often broad in scope but localized in delivery. We compete with companies that may be better positioned to capitalize on highly localized relationships and knowledge that are difficult for us to replicate. Our potential clients may prefer local providers, whether because of existing relationships or local legal restrictions or incentives that favor local businesses. Smaller regional companies may also have lower cost structures with fewer fixed costs. As a result, efforts to expand, whether organically or through acquisition, or support our service network may not improve our ability to penetrate new local markets or expand our footprint in existing markets. New entrants to our key markets could cause us to lose clients and otherwise harm our competitive position.

Competition in our industry is based on many factors, but we believe the principal points of competition in our markets are the quality, range, pricing, technology and availability of services. Maintaining and improving our competitive position will require successful management of these factors, including continued investment by us in research and development, sales, marketing, technology, customer service and support, personnel and our professional networks. Our future growth rate depends upon our ability to compete successfully, which is impacted by a number of factors, including our ability to identify emerging technological trends in our target end markets, develop and maintain a wide range of competitive and appropriately priced services and solutions, defend our market share against competitors, including new and non-traditional competitors, expand into new markets and attract, develop and retain individuals with the requisite technical expertise and understanding of clients’ needs to develop and sell new services.

We may not be successful in maintaining or growing our competitive position for a number of reasons. Some of our competitors may have access to greater financial or other resources than we do, which may afford them greater power, efficiency, financial flexibility, geographical reach or capital resources for growth. In addition, some of our competitors are vertically integrated and can leverage this structure to their advantage. We may fail to identify optimal service or geographic markets, focus our attention in suboptimal service or geographic markets or fail to execute an appropriate business model in certain service or geographic markets. Our competitors may develop new services or technologies that are superior to ours, develop more efficient or effective methods of providing services or adapt more quickly, efficiently or effectively than we do to new technologies. Our competitors may be positioned to provide better service or influence client requirements, or more quickly respond to changing client requirements, and thereby establish stronger relationships with clients. Our competitors may offer their services at lower prices because, among other things, they possess the ability to provide similar services more efficiently, as part of a bundle with other services or generally at a lower cost. These pricing pressures could cause us to lower the price for any one or more of our services to at or below our costs, requiring us to sacrifice margins or incur losses. Alternatively, we may choose to forgo entering certain markets or exit others, which would limit our growth and competitive reach.

Any failure by us to compete or to generally maintain and improve our competitive position could have a material adverse effect on our business, financial condition and results of operations.

The success of our business depends, in part, on our ability to execute on our acquisition strategy.

A significant portion of our historical growth has occurred through acquisitions, and we anticipate continued growth through acquisitions in the future. Our growth strategy is primarily dependent on acquiring and integrating the operations of companies in the environmental services industry. In each of fiscal year 2018 and 2019, we acquired seven companies, including Emerging Compounds Treatment Technologies, Inc., or ECT2, and thus far in 2020, we have acquired one company, CTEH, our largest acquisition to date. We are presently evaluating, and we expect to continue to evaluate on an ongoing basis, a variety of possible acquisition transactions. We cannot predict the timing of any contemplated transactions, and there can be no assurances that we will identify suitable acquisition opportunities or, if we do identify such opportunities, that any transaction can be consummated on terms acceptable to us. We also compete for acquisitions with other potential acquirers, some of which may have greater financial or operational resources than we do. A significant change in our business or the economy, an unexpected decrease in our cash flows or any restrictions imposed by our debt may limit our ability to obtain the necessary capital for acquisitions or otherwise impede our ability to complete an acquisition. Certain proposed acquisitions or dispositions may also trigger a review by the U.S. Department of Justice, or DOJ, and the U.S. Federal Trade Commission, or FTC, under their respective regulatory authority, focusing on the effects on competition, including the size or structure of the relevant markets and the pro-competitive benefits of the transaction. Any delay, prohibition or modification required by regulatory authorities could adversely affect the terms of a proposed acquisition or could require us to modify or abandon an otherwise attractive acquisition opportunity. The failure to identify suitable transaction partners and to consummate transactions on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

Our acquisition strategy exposes us to significant risks and additional costs.

Acquisitions involve risks that the businesses acquired will not perform as expected and that judgments concerning the value, strengths and weaknesses of acquired businesses will prove wrong. We may not accurately assess the value, strengths, weaknesses or potential profitability of an acquisition target, and our acquisition strategy for a particular business may prove to be unsuccessful or expose us to additional risks. For example, because we will soon be implementing a new enterprise resource planning, or ERP, system, we have determined to delay integration of our recent CTEH acquisition, which could lead to duplicative and increased costs and inefficiencies or other problems, including issues with our controls and other accounting systems. We may become liable for certain unforeseen pre-acquisition liabilities of an acquired business, including, among others, tax liabilities, environmental liabilities, contingent liabilities and liabilities for employment practices, and these liabilities could be significant. In addition, an acquisition could result in the impairment of client relationships and other acquired assets such as goodwill. We may also incur costs and experience inefficiencies to the extent an acquisition expands the industries, products, markets or geographies in which we operate due to our limited exposure to and experience in a given industry, market or region. Acquisitions may require that we incur additional debt to finance the transaction, which could be substantial and limit our operating flexibility or, alternatively, acquisitions may require that we issue stock as consideration, which could dilute share ownership. Acquisitions can also involve post-transaction disputes regarding a number of matters, including a purchase price or working capital adjustment, earn-out or other contingent payments, environmental liabilities or other obligations. Our recent growth and our acquisition strategy have placed, and will continue to place, significant demands on our management’s time, which may divert their attention from our day-to-day business operations, and may lead to significant due diligence and other expenses regardless of whether we pursue or consummate any acquisition. We may also not be able to manage our growth through acquisitions due to the number and the diversity of the businesses we have acquired or for other reasons. If any of these risks were to occur, our business, financial condition and results of operations may be adversely affected.

Any inability to successfully integrate our recent or future acquisitions, or realize their anticipated benefits, could have a material adverse effect on us.

Acquisitions have required, and in the future will require, that we integrate into our existing operations separate companies that historically operated independently or as part of another, larger organization, and had different systems, processes and cultures. Acquisitions may require integration of finance and administrative organizations and involve exposure to different legal and regulatory regimes in jurisdictions in which we have not previously operated.

We may not be able to successfully integrate any business we have acquired or may acquire, or may not be able to do so in a timely, efficient or cost-effective manner. Our inability to effectively complete the integration of new businesses on schedule and in an orderly manner could increase costs and lower profits. Risks involved with the successful integration of an acquired business include, but are not limited to:

•	diverting the attention of our management and that of the acquired business;

•	merging or linking different accounting and financial reporting systems and systems of internal controls and, in some instances, implementing new controls and procedures;

•	merging computer, technology and other information networks and systems, including enterprise resource planning systems;

•	assimilating personnel, human resources and other administrative departments and potentially contrasting corporate cultures;

•	integrating our governmental contracting work with similar services provided by acquired companies;

•	incurring or guaranteeing additional indebtedness;

•	disrupting relationships with or losses of key clients and suppliers of our business or the acquired business;

•	interfering with, or loss of momentum in, our ongoing business or that of the acquired company;

•	failure to retain our key personnel or that of the acquired company; and

•	delays or cost-overruns in the integration process.

Our inability to manage our growth through acquisitions, including the integration process, and to realize the anticipated benefits of an acquisition could have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in promoting and further developing our brands, which could adversely affect our business.

We have a limited operating history as a company and, as a result, the Montrose Environmental brand is not fully established, although many of the brands we use, including those acquired through our acquisition activity, have a longer and more well-established history. Our industry is highly fragmented and we believe that our future success depends in part on our ability to maintain and further strengthen the Montrose Environmental brand across the diverse range of environmental services that we provide. Strengthening our brand will require significant time, expense and the attention of management, and any success will depend largely on our marketing efforts and ability to provide our clients with high-quality services. If a client is not satisfied with our services, including those of our technical employees, it may be more damaging to our brand and business as compared to that of larger, more established companies. Additionally, to the extent our clients draw regulatory or media scrutiny regarding their environmental impact or other areas where we may provide services to them, we may as a consequence also draw scrutiny. If we fail to successfully maintain and continue to grow the Montrose Environmental brand and our other brands through promotion and other efforts, incur excessive unanticipated expenses in attempting to promote and maintain our brands, or lose clients as a result, our business, financial condition and results of operations may be adversely affected.

We may work on high profile projects, and any negative publicity or perceived failures of those projects, or litigation resulting from such projects, could damage our reputation and harm our operating results.

We may be engaged on high profile projects that garner public attention and scrutiny, particularly with respect to the emergency response division of the CTEH business. This division of the CTEH business conducts environmental sampling, among other services, in emergency situations and natural disasters, many of which are widely covered by the press and in the public eye, such as implementing a disinfection plan and overseeing the implementation of the plan for a contaminated international cruise ship in the early stages of the COVID-19 outbreak, the Intercontinental Terminals Co, or ITC, fires in 2019 and Hurricane Harvey in 2017. Any mishandling of these situations, even if not our own, could lead to negative publicity. The negative publicity may be attributed to our business and services at no fault of our own other than our association with the project. Our involvement with these high profile projects exposes us to the risk of reputational damage which may have a material adverse effect on our business, financial condition and results of operations. In addition, such high profile projects often lead to an enhanced risk of litigation, and we may be brought into such litigation regardless of our role in the project. Any such litigation proceedings are inherently costly and uncertain, and could have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in expanding our client base or the services we provide to existing clients, which could adversely affect our business.

Our success and the planned growth and expansion of our business depends on our ability to expand into new markets and further penetrate existing markets. Our ability to expand is to a large extent contingent on our services and solutions achieving greater and broader acceptance, resulting in a larger client base, a broader array of prospective clients and expanded services provided to existing clients. However, demand for our services is uncertain, and there can be no assurance that clients will purchase our offerings, or that we will be able to continually expand our client base within existing geographies or into new geographies, whether we expand organically or through acquisition. Expanding our client base is also subject to external factors, many of which are beyond our control, including the overall demand for the services we offer, the actions of our competitors and the finite number of prospective clients in a given market. We cannot provide any assurances regarding our immediate or long-term growth rates in any geographic market or segment, or if we will grow at all. If we are unable to effectively market or expand our offerings to new clients or cross-market our services to existing clients, we may be unable to grow our business or implement our business strategy. Any of the above could materially impair our ability to increase sales and revenue and have a material adverse effect on our business, financial condition and results of operations.

We may not be able to maintain or expand our accreditation and other authorizations, which may adversely affect our ability to provide our services.

A significant part of our business is subject to obtaining and maintaining accreditations, approvals, licensing permits, delegated authority, official recognition and general authorizations at the federal, state, provincial and local level, including in some instances accreditations and licenses for individual professionals. A major risk inherent in our operations is the need to obtain and renew these authorizations. Our operations are also subject to inspection and regulation by various governmental agencies, including the Occupational Safety and

Health Administration and equivalent state, provincial and local agencies, as well as their counterparts in the various foreign jurisdictions in which we operate. These authorizations are issued by public authorities or professional organizations following application processes, reviews and investigations which are often long and complex, at times resulting in delays in our ability to bid on and execute certain projects. These authorization requirements can also be costly or difficult to meet, and often vary from jurisdiction to jurisdiction, meaning our capacity to obtain such authorizations could affect our ability to provide services in certain regions, states, provinces or localities. Certain authorizations are granted for limited periods of time and are subject to periodic renewal, requiring us to go through similar processes on multiple occasions, which necessitates that we utilize additional financial and operational resources. Authorizations or the requirements to obtain an authorization may also change without notice and we may not be able to comply with the revised or new requirements to maintain one or more of these authorizations.

Although we closely monitor the quality of services performed under our various authorizations, as well as the need to obtain any new authorizations and the renewal and maintenance of our existing portfolio of authorizations, any failure to meet the applicable requirements, whether actual or perceived, could cause us to lose, either temporarily or permanently, one or more of our authorizations. A public authority or professional organization that has granted us one or more authorizations may also decide unilaterally to withdraw such authorizations. Further, we may not be able to obtain or renew the required authorizations for businesses we acquire in the future, or for an organic expansion we wish to pursue, and the failure to obtain these authorizations could limit the opportunity to expand our business.

If we fail to secure or maintain any such authorizations, or if the relevant bodies place burdensome restrictions or limitations on our ability to obtain or maintain the necessary authorizations, we may not be able to operate in one or more jurisdictions and our business, financial condition and results of operations may be materially adversely affected as a result.

Our clients are subject to significant governmental regulation with respect to the environment and any changes to these laws and regulations could have a material adverse effect on our business.

As a company involved in the provision of environmental services, our clients operate in a heavily regulated environment. Our clients are subject to federal, state, provincial and local laws and regulations, including laws and regulations relating to, among other things, air emissions, the release or discharge of materials into the environment and the management, use, generation, treatment, processing, handling, storage, transport or disposal of hazardous wastes and materials. In addition, because of the site-specific nature of our services, the laws and regulations to which we are subject may vary from one state, province or region to another, sometimes substantially. We and our clients are also required to obtain various government approvals, certificates, permits and licenses in order to conduct our respective businesses, which may require making significant capital, operating and maintenance expenditures to comply with applicable laws and regulations.

Any future changes to laws and regulations, including changes to permit requirements, applicable to our clients could have a material impact on their businesses and their service needs. If the needs of our clients change, we may be required to incur significant capital and operating expenditures to shift the environmental services we provide in order to address such needs. If we are unable to address the changing needs of our clients in a timely manner, or at all, demand for our services may decrease, which would have a material adverse effect on our financial condition, results of operations and liquidity.

Our future growth and performance are dependent in part on the impact and timing of potential new laws and regulations, as well as potential changes to existing laws and regulations, including the potential impact of environmental policies of the current presidential administration in the United States or other executives in the foreign countries in which we operate. If stricter laws or regulations are delayed or are not enacted, are enacted with prolonged phase-in periods, or not enforced, if existing laws and regulations are repealed or amended to be less strict or if a generally less restrictive regulatory framework develops, demand for our services may be reduced. Conversely, the strengthening or enforcement of regulations may also create operating conditions that limit our business areas or more generally slow our development. In extreme cases, such changes in the regulatory environment could lead us to exit certain markets.

Rapid and/or important changes in current regulations may in the future have a significant adverse effect on our business, financial position and results of operations. Federal and state, provincial legislatures may review and consider legislation that could impact our business and our industry. For example, in response to Presidential Executive Order 13777, calling on each federal agency to establish a regulatory reform task force to evaluate existing rules and recommend repeal, replacement or modification to reduce regulatory burdens, the U.S. Environmental Protection Agency, or the EPA, established a task force and initiated reviews in several program areas. Any repeal of regulations or lack of enforcement of existing regulations stemming from these task forces could impact our future growth. Such legislation or enforcement policies may intensify competition in the markets that we serve, impact demand for some or all of our services or require us to develop new or modified services in order to meet the needs of and compete effectively in the marketplace. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

If we fail to attract and retain qualified management and skilled technical personnel, our business may be adversely affected.

Our long-term success depends, in significant part, upon the continued service and performance of our senior management and other key personnel. We rely on knowledgeable, experienced and skilled technical personnel, particularly engineers, analysts, technicians, scientists, policy experts and service personnel to provide environmental services in stringent regulatory markets. Certain of our employees, including our senior management and the key employees of the various businesses we have acquired, have exceptionally strong knowledge of our businesses, sectors and clients. Their departure could lead to the loss of know-how and information of value to us, and their departure could pose a risk to key client relationships. Our continued growth will also depend upon our ability to attract and retain additional skilled management and other key employees, including skilled technical personnel in new markets, whether organically or through acquisitions. For certain of our businesses, there may be a limited number of qualified people to fulfill roles in such businesses. The loss of the services of one or more members of our management team or of qualified employees and other key personnel, or the inability to identify, hire and retain the key personnel that may be necessary to grow our business, could have a material adverse effect on our business, financial condition and results of operations.

Safety-related issues could adversely impact our business.

We often work on complex projects, sometimes in geographically remote locations and in challenging environments. These sites often put our employees and others in close proximity with chemical, manufacturing, construction and other dangerous processes and highly regulated materials. In addition, our employees sometimes handle hazardous materials, including pressurized gases or concentrated toxins and other highly regulated materials, which, if improperly handled, could subject us to civil and/or criminal liabilities. If we fail to implement proper safety procedures or if the procedures we implement are ineffective, or if others working at the site fail to implement and follow appropriate safety procedures, our employees and others may become injured, disabled or even lose their lives, the completion or commencement of our projects may be delayed and we may be exposed to litigation or investigations. Unsafe work sites also have the potential to increase employee turnover, increase project costs, damage our reputation and brand and raise our operating and insurance costs. Any of the foregoing could result in, among other things, financial losses or reputational harm, which could have a material adverse effect on our business, financial condition and results of operations.

We are responsible for the training and safety of our employees at work, and, on occasion, we take on expanded site safety responsibilities, which subjects us to regulations dealing with occupational health and safety. Although we implement what we believe to be appropriate health, safety and environmental work procedures throughout our organization, including hazardous sites, we cannot guarantee the safety of our personnel and others for whom we may be responsible. If our employees or others become injured, if we fail to implement appropriate training and health and safety procedures, or if we fail to comply with applicable regulations, among other things, we may be subject to claims, investigations or litigation or required to pay penalties or fines, and our business, financial condition and results of operations could be harmed.

Our safety record is critical to our reputation. Many of our clients require that we meet certain safety criteria to be eligible to bid for contracts or perform on-site services. If our safety record is not within the levels required by our clients, or compares unfavorably to our competitors, we could lose business, incur significant costs or reputational damage, be prevented from working at certain facilities or suffer other adverse consequences. Additionally, we may incur costs to defend our position even if we do not believe we have any liability for a release of or exposure to a hazardous substance or waste or other environmental damage. Any of the foregoing could, among other things, negatively affect our profitability or cause us to lose one or more projects or clients, or otherwise could have a material adverse impact on our business, financial condition and results of operations.

The business of CTEH places its employees in dangerous situations which may present serious and enhanced safety issues that could adversely affect our business.

The CTEH business is focused on assisting companies, governments and communities with responses to and recovery from environmental emergencies and in response to the COVID-19 pandemic. A significant portion of CTEH’s employees work in emergency situations that pose threats to the environment and surrounding communities. Danger of injury or death is inherent in this role, despite safety precautions, training and compliance with federal, state and local health and safety regulations. These employees and any subcontractors we use for such projects are at an enhanced risk of workplace-related injuries given the dangers of their workplace environment. Oftentimes, the risks of the emergency situations are not yet known, and there is no way to predict the magnitude of the danger. While we have insurance coverage in place that we believe is reasonable in addition to policies and procedures designed to minimize these risks, including stringent training, we may nonetheless be unable to avoid material liabilities for an injury or death arising out of these emergency-related hazards. In light of the potential cost and uncertainty involved in litigation, we may settle matters even when we believe we have a meritorious defense. Litigation and its related costs, as well as the damage to our reputation should any employee or subcontractor injury or death occur during these emergency situations, could have a material adverse effect on our business, financial condition and results of operations.

Allegations regarding whether we have complied with professional standards, duties and statutory obligations or our failure to provide accurate results may have an adverse effect on our business.

Our services typically involve difficult analytical assignments and carry risks of professional and other similar liabilities, both directly and through the actions of our testing personnel. In delivering our measurement and analytics services, we provide reports regarding emissions and other testing results to our clients who rely on the accuracy of the data that we gather or analyze on their behalf. Similarly, in delivering our remediation and reuse services, we provide environmental engineering solutions which our clients rely on to design and implement major projects. We take our professional responsibilities very seriously in light of this reliance and the fact that many of our engagements involve matters that could have a significant impact on a client’s business, create substantial financial obligations for the client or prevent the client from pursuing desirable business opportunities. Notwithstanding the fact that our professionals maintain credentials and we perform our services based on our professional expertise and these professional credentials, we face exposure to a variety of claims, ranging from alleged or actual breaches of applicable professional standards, duties and statutory obligations to allegedly inaccurate data and/or faulty analysis.

In certain instances, in performing our services, we may rely on our interpretation of reports or data prepared or gathered by third parties. If such information is not properly prepared or gathered, or is not accurate or complete, we may become subject to claims or litigation, regardless of whether we had any responsibility for the error. The CTEH business is often responsible for the presentation of plans and advice in emergency situations, including natural disasters and manmade accidents. While the CTEH employees are not responsible for the ultimate approval of such plans, the failure or minimized success of a plan could expose us to potential litigation and damage to our reputation. Further, claims that we performed negligently, disclosed client confidential information, infringed on intellectual property, falsified data, are required to withdraw due to an apparent or actual conflict, or otherwise breached our obligations to a client, including as a result of actions of our employees, could expose us to significant liabilities to our clients and other third parties and tarnish our brand and reputation.

A client who is dissatisfied with our performance could threaten or bring litigation on the basis of our failure to perform our professional duties in order to recover damages or to contest its obligation to pay our fees, even if our results were accurate or our services were otherwise performed without issue. If the results or design we provided do turn out to be errant or we otherwise fail to meet our contractual obligations, because some of the agreements that we have in place with clients require us to indemnify them for losses that they suffer as a result of errors and omissions or negligence by us, we may be subject to legal liability or required to pay significant damages, and the client relationship could be harmed. Our contracts typically include provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. Further, we maintain professional liability insurance and such other coverage as we believe appropriate based on our experience to date, this coverage may prove insufficient. Regardless of any contractual provision or insurance, any client claims could have an adverse effect on our business, financial condition and results of operations.

We generally do not have formal long-term agreements with our clients and attempts by clients to change the terms of or terminate their relationships with us may have a negative impact on our business.

Our operations depend upon our relationships with our clients. Our clients are companies operating in a number of sectors and industries, including the financial, oil & gas, utilities, construction, automotive, real-estate, midstream energy, manufacturing, commodities, petrochemical, tobacco, food and beverage, telecommunications and engineering industries, as well as local, state, provincial and federal government entities. As is customary in our industry, we do not always enter into formal written agreements with our clients, and to the extent we do, such agreements do not generally restrict our clients from altering the terms of the relationship. These arrangements allow clients to attempt to seek concessions, introduce unfavorable terms or limit the services and solutions that we provide to them before a project is finished or as a condition to continued or increased business. The arrangements also generally allow a client to terminate or to decide not to renew their contracts or purchase orders with little or no advanced notice to us. A loss of one or more clients, a meaningful reduction in their purchases from us or an adverse change in the terms on which we provide our services and solutions could have a material adverse effect on our business, financial condition and results of operations.

The failure to successfully implement our new enterprise resource planning system could adversely impact our business and results of operations.

We are currently in the process of implementing a new ERP system to handle the business and financial processes within our operations and corporate functions. The ERP system is a system of integrated applications used to manage our business and automate many functions related to financial reporting, human resources and other services. We expect the implementation to be completed in fiscal year 2020. ERP implementations are complex and time-consuming projects that require transformations of business and finance processes, and any such transformations involve risks inherent in conversion to a new system. These risks include loss of information, the compromise of data integrity and control systems and the potential disruption to our normal business operations and financial reporting processes. The implementation process may be disruptive if the ERP system does not work as planned or if we experience issues relating to the implementation. We also may need to hire consultants or additional personnel for the implementation and post-implementation activities, which can continue for multiple years.

Following implementation of the ERP, we may experience periodic or prolonged disruption to our financial functions arising out of the system conversion, general use of the system, other periodic upgrades or updates, or other external factors that are outside of our control. Additionally, if the ERP does not operate as intended, the effectiveness of our internal control over financial reporting could be adversely affected and our ability to assess those controls adequately could be delayed. If we experience interruptions in service or operational difficulties as a result of the implementation, and are unable to effectively manage our business during or following the implementation of the ERP system, our business, financial condition and results of operations could be harmed.

If we are unable to develop successful new services or adapt to rapidly changing technology and industry standards or changes to regulatory requirements, our business could be harmed.

The market for our services is characterized by rapid technological change and evolving industry standards and, to a lesser extent, changing regulatory requirements. This constant evolution may reduce the effectiveness of or demand for our services or render them noncompetitive or obsolete. Our continued success and growth depend upon our ability to anticipate these challenges and to innovate by enhancing our existing services and developing and successfully implementing new services to keep pace with the ever-changing and increasingly sophisticated needs of our clients.

New service introductions that are responsive to new technologies and changing industry and regulatory standards can be complex and expensive as they require significant planning, design, development and testing. We may find it difficult or costly to update our services and to develop new services quickly enough to work effectively with new or changed technologies, to keep the pace with evolving industry standards or to meet our clients’ needs. In addition, our industry may be slow to accept new technologies that we develop because of, among other things, existing regulations or standards written specifically for older technologies and general unfamiliarity of clients with new technologies. As a result, any new services that we may develop may not be successful for a number of years, if at all. If we are unable to successfully enhance or update existing services or develop new services to meet these challenges, our business, financial condition and results of operations may be adversely affected.

Public clients involve unique policy, contract and performance risks, and we may face challenges to our government contracts or our eligibility to serve government clients, any of which could materially adversely impact our business.

We derive, and expect to continue to derive in the future, revenues from federal, state, provincial or local government clients, which accounted for approximately 20% of our revenues for the fiscal year ended December 31, 2019. Sales to governments and related entities present risks in addition to those involved in sales to many of our other clients, including policy-related risks such as potential disruption due to appropriation and spending patterns, delays in the adoption of new technologies due to political, fiscal or bureaucratic processes, delays in approving budgets and the government’s right to cancel contracts and purchase orders for its convenience. General political and economic conditions, which we cannot accurately predict, also directly and indirectly affect policies relating to the quantity and allocation of expenditures by government clients. In addition, government contracts may involve long purchase and payment cycles, competitive bidding requirements, qualification requirements, delays or changes in agreed-to funding, budgetary constraints, political agendas, extensive specification development and price negotiations, milestone requirements and the potential unenforceability of limitations on liability or other contractual provisions, any of which may create price pressure and reduce our margins. As a result, we could experience a material adverse effect on our business, financial condition and results of operations.

Each government entity also maintains its own rules and regulations with which we must comply and which can vary significantly among clients. We face risks associated with the failure to comply with such rules and regulations such as bid protests, in which our competitors could challenge the contracts we have obtained, or suspension, debarment or similar ineligibility from serving government clients. Challenges to our current or future government contracts or to our eligibility to serve government clients could result in a loss of government sales and have a material adverse effect on our business, financial condition and results of operations.

Our contracts with federal, state, provincial and local governments may be terminated or adversely modified prior to completion, which could adversely affect our business.

Government contracts generally contain provisions, and are subject to laws and regulations, that give the government rights and remedies not typically found in commercial contracts, including provisions permitting the government to:

•	terminate our existing contracts;

•	reduce potential future revenues from our existing contracts;

•	modify some of the terms and conditions in our existing contracts;

•	suspend or permanently prohibit us from doing business with the government or with any specific government agency;

•	impose fines and penalties;

•	subject us to criminal prosecution or debarment;

•

subject the award of some contracts to protest or challenge by competitors, which may require the contracting agency or department to suspend our performance pending the outcome of the protest or challenge and which may also require the government to solicit new bids for the contract or result in the termination, reduction or modification of the awarded contract;

•	suspend work under existing multiple year contracts and related task orders if the necessary funds are not appropriated by the relevant governmental authority; and

•	decline to exercise an option to extend an existing multiple year contract.

Governmental authorities may terminate contracts with us either for convenience (for instance, due to a change in perceived needs or a desire to consolidate work under another contract) or if we default by failing to perform under the contract. Upon a termination for convenience, we are generally able to recover the purchase price for delivered items and reimbursement of allowable work-in-process costs. If a governmental authority terminates a contract with us based upon our default, we generally would be denied any recovery for undelivered work, and instead may be liable for excess costs incurred by the government in procuring undelivered work. The exercise by any governmental entity of one or more of these rights under its agreements with us could have a material adverse effect on our business, financial condition and results of operations.

Our profitability will suffer if we are not able to maintain our prices or control our costs.

Our margins, and therefore our profitability, is largely a function of the rates we are able to charge for our services and the costs incurred to provide such services. Accordingly, if we are not able to maintain the rates we charge for our services, or we cannot reduce costs proportionate to any rate reduction, we will not be able to sustain our margins and our profitability will suffer.

The rates we are able to charge for our services are affected by a number of factors, including:

•	our clients’ perception of our ability to add value through our services;

•	general competition;

•	introduction of new services or solutions by us or our competitors;

•	pricing policies of our competitors; and

•	general economic conditions.

Our costs are affected by a number of factors, including:

•	our cost of labor and our ability to transition our technical personnel from completed projects to new engagements;

•	our ability to effectively and efficiently staff projects;

•	our ability to forecast demand for our services;

•	our ability to manage the costs of indirect expenses; and

•	our overhead costs necessary to support the successful delivery of services.

Our profitability is a function of our ability to control our costs and improve our efficiency. As we increase the number of our technical personnel and execute both our strategy for growth, we may not be able to manage a significantly larger workforce, control our costs or improve our efficiency.

Any inability to develop or maintain and protect our intellectual property could have a material adverse effect on us.

We rely on a combination of patents, trademarks, trade names, confidentiality and nondisclosure clauses and agreements and other unregistered rights to define and protect our rights to our brand and the intellectual property used in our business. We also rely on industry and market “know-how” that cannot be registered and may not be subject to any confidentiality or nondisclosure clauses or agreements. Our recent acquisition of ECT2 further expanded our IP portfolio. These intellectual property rights or others we develop, obtain or acquire may not, however, provide us with a significant competitive advantage because our rights may not be sufficiently broad or may be challenged, invalidated or subject to government march-in or sovereign rights or compulsory licensing, sunshine laws or be subject to freedom of information requests or court-ordered public disclosure. Further, our use of contractual provisions, confidentiality procedures and agreements and other registrations may not be sufficient to protect our intellectual property rights, these protective measures may be circumvented or our rights may be misappropriated, disparaged, diluted or stolen, particularly in countries where intellectual property rights laws are not highly developed, protected or enforced. Others may independently develop similar intellectual property or designed-around ours. Our intellectual property may also be replaced by new technologies to which we have no right of use or can only acquire such use at unreasonable or unsustainable costs. Any inability to develop or acquire and maintain the necessary intellectual property rights for our business or to protect our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Claims that we infringe on the intellectual property rights of others could have a material adverse effect on us.

Technology is an important part of our business and, as a result, from time to time others may claim that we have infringed upon, misappropriated, misused or otherwise violated their intellectual property rights. Regardless of the merit of such claims, responding to these types of claims can be expensive, time consuming and may divert a substantial portion of management’s time and attention away from running our business. If any aspect of our business is found to infringe the intellectual property rights of others, we could lose critical rights, we may be required to pay substantial damages or on-going licensing or royalty fees or we may be required to redesign, rework, replace or entirely discontinue aspects of our operations, any of which could come at substantial cost and significantly restrict or prohibit our future operations. Further, we may not be able to take any required actions on commercially reasonable terms or at all. Any infringement may also require us to enter into a settlement agreement and could also trigger indemnification obligations to our clients or under other contractual provisions. Any claim that we have misappropriated the intellectual property of others, whether or not valid, could have a material adverse effect on our business, financial condition and results of operations.

Laws and regulations regarding the handling of client confidential data and information may have a negative impact on our business.

Certain aspects of our business rely on the processing of our clients’ confidential data in a number of jurisdictions and the movement of data across borders. Legal requirements relating to the collection, storage, handling, use, disclosure, transfer and security of this information continue to evolve, and regulatory scrutiny in this area is increasing. Significant uncertainty exists as privacy and data protection laws may be interpreted and applied differently in different jurisdictions and may create inconsistent or conflicting requirements. Although we have procedures and systems in place to address applicable legal and regulatory requirements for those aspects of our business impacted by these laws, enforcement actions and investigations by regulatory authorities related to data security incidents and privacy violations continue to increase, and we could be subject to such activity. The enactment of more restrictive laws, rules, regulations or future enforcement actions or investigations could increase costs or restrictions on certain of our businesses, and noncompliance with existing or future laws could have a material adverse effect on our business, financial condition and results of operations.

A failure in or breach of our networks or systems, including as a result of cyber-attacks, could have a material adverse effect on our business.

Our cybersecurity and processing systems, as well as those of our third-party service providers, newly acquired companies that have not yet been integrated and those of our clients which we periodically manage may experience damage or disruption from a number of causes, including power outages, computer and telecommunication failures, internal design, manual or usage errors, workplace violence or wrongdoing, catastrophic events, natural disasters and severe weather conditions. These systems may also be damaged, disrupted or fail entirely as a result of computer viruses or other malicious codes, social-engineering schemes, unauthorized access attempts and cyber-attacks that include phishing-attacks, denial-of-service attacks, ransomware, malware and hacking. While our systems and those of third parties with whom we do business have been, and will likely continue to be, subject to these types of malicious attacks, to our knowledge, to date there has not been a material breach of our systems and no attack on our systems has had a direct, material impact on us or our business. We cannot, however, predict the extent and severity of any future attacks that may occur.

Any of these numerous and evolving cybersecurity threats, particularly on internet applications, could compromise the confidentiality, availability and integrity of data in our systems or that on the systems of our clients which we are periodically responsible for managing. We believe our possession of confidential client information may put us at a greater risk of being targeted. In addition, we manage and operate supervisory control and data acquisition systems at a number of operations and maintenance, or O&M, client facilities, including water and biogas facilities, and a cyber-attack or other system failure could cause the facility to be shutdown, which could create regulatory compliance issues, cause a contamination event or have other adverse consequences for which we could have liability. The security measures and procedures we, our clients and third-party service providers have in place to protect sensitive data and other information may not be successful or sufficient to counter all data breaches, cyber-attacks or system failures. Although we devote what we believe to be appropriate resources to our cybersecurity programs and have implemented security measures to protect our systems and data, and to prevent, detect and respond to data security incidents, there can be no assurance that our efforts will prevent these threats.

Because the techniques used to obtain unauthorized access, or to disable or degrade systems change frequently, have become increasingly more complex and sophisticated, and may be difficult to detect for periods of time, we may not anticipate these acts or respond adequately or timely. As these threats continue to evolve and increase, we may be required to devote significant additional resources in order to modify and enhance our security controls and to identify and remediate any security vulnerabilities.

We own an aircraft used to transport employees to project sites which could expose us to risks associated with air travel and aircraft ownership and maintenance.

Through our acquisition of CTEH, we acquired an airplane that we use for transportation of employees. There are inherent risks associated with air travel, including aviation accidents due to weather, technical malfunctions or human error. While we will strive to comply with all safety regulations and ensure the aircraft undergoes necessary and adequate maintenance, accidents or incidents may occur while the aircraft is transporting employees. An accident or incident involving our aircraft could result in significant claims of injured employees and others, as well as repair or replacement of the damaged aircraft and its consequential loss from service. In the event of an accident, our liability insurance may not be adequate to offset our exposure to potential claims and we may be forced to bear losses from the accident. Additionally, the success of the CTEH business depends on its employees, and an aviation accident or incident that results in the serious injury or death of those employees could have a material adverse effect on the business.

Our global operations subject us to additional risks that could adversely affect our business.

We have activities outside of the United States. Our operations, as well as those of our clients, are therefore subject to regulatory, economic, political and other events and uncertainties in countries where these operations are located. Further, our growth strategy includes expansion into additional international markets. In addition to the risks discussed elsewhere herein that are common to both our domestic and international operations, we face risks specific to our foreign activities, including but not limited to:

•	political, social, economic and financial instability, including wars, civil unrest, acts of terrorism and other conflicts;

•	difficulties and increased costs in developing, staffing and simultaneously managing a large number of varying foreign operations as a result of distance, language and cultural differences;

•	restrictions and limitations on the transfer or repatriation of funds and fluctuations in currency exchange rates;

•	complying with varying legal and regulatory environments in multiple foreign jurisdictions, including privacy laws such as the E.U. General Data Protection Regulation;

•	laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses;

•	potential for privatization and other confiscatory actions; and

•

other dynamics in international jurisdictions, any of which could result in substantial additional legal or compliance costs, liabilities or obligations for us or could require us to significantly modify our current business practices or even exit a given market.

Foreign operations bring increased complexity and the costs of managing or overseeing foreign operations, including adapting and localizing services or systems to specific regions and countries, can be material. Further, international operations carry inherent uncertainties regarding the effect of local or domestic actions, such as the unpredictable impact of the referendum vote in the United Kingdom to leave the European Union (Brexit) and the uncertainty regarding when it will exit and on what terms, any of which could be material. These and other risks related to our foreign operations, or the associated costs or liabilities, could have a material adverse effect on our business, financial condition and results of operations.

Product offerings subject us to risks that could adversely affect our business.

Certain of our environmental solutions include product offerings, including those offered by our recent acquisition, ECT2. We have a limited history in offering products as compared to services, and this expansion subjects us to new and different risks generally associated with offering products manufactured by third parties, including but not limited to:

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production difficulties of third-party manufacturers, including problems involving changes in their production capacity and yields, quality control and assurance, component supply and shortages of qualified personnel;

•	failure to establish or maintain supplier relationships;

•	supply chain issues of third-party manufacturers and the failure of suppliers to produce components to specification or supply us with a sufficient amount or adequate quality of materials;

•	increases in the cost of raw materials, components or the overall cost of production passed to us;

•	failure to adequately design new or improved products or respond to changing regulatory requirements;

•	use of defective materials or workmanship in the manufacturing process;

•	improper use of our products;

•	failure to satisfy any warranty or performance guarantee;

•	product liability claims; and

•	lack of market acceptance, delays in product development and failure of products to operate properly.

Under any of these circumstances, demand may suffer, we may incur substantial expense to remedy the problem and may be required to obtain replacement products. If we fail to remedy any such problem in a timely manner, we risk the loss of revenue resulting from the inability to sell those products and related increased costs. If product defects or other issues are not discovered until after such products are purchased by our clients, our clients could lose confidence in our products and our brand and reputation may be negatively impacted. Any failure to successfully respond to the foregoing risks or any others that we may not appreciate as a result of our limited history of production could have material adverse effect on our business, financial condition and results of operations.

Our operations are subject to environmental laws and regulations and any liabilities may have a material adverse effect on our business.

We are in regular contact with waste, biogas, chemicals and other hazardous materials in the ordinary course of providing services to our clients. We also operate a number of O&M client sites. As a result, our business is subject to numerous U.S. and international laws and regulations relating to the protection of the environment. For example, we must comply with a number of U.S. federal and state laws that strictly regulate the handling, removal, treatment, transportation and disposal of toxic and hazardous substances. As an operator of client O&M facilities, if there is a spill of a hazardous substance or other contamination event at one of these sites, under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or CERCLA, and comparable state, provincial and local laws, we may be required to investigate, mitigate and remediate any contamination, including addressing natural resource damage, compensating for human exposure or property damage and installing costly pollution control equipment. CERCLA and comparable state, provincial and local laws typically impose strict, joint and several liabilities without regard to whether an entity knew of or caused the release of hazardous substances. Other environmental laws affecting our business include, but are not limited to, the Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, Resource Conversation and Recovery Act, National Environmental Policy Act, the Clean Air Act, the Occupational Safety and Health Act, the Federal Mine Safety and Health Act of 1977, the Toxic Substances Control Act and the Superfund Amendments and Reauthorization Act. Our business operations may also be subject to similar international laws relating to environmental protection. Liabilities related to contamination or violations of these laws and regulations could result in material costs to us, including clean-up costs, fines, civil or criminal sanctions and third-party claims for property damage or personal injury, any of which could have a material adverse effect on our business, financial condition and results of operations.

Legal and regulatory claims and proceedings could have a material adverse effect on us.

We and our clients are subject to claims, litigation and regulatory proceedings in the normal course of business and could become subject to additional claims in the future, some of which could be material. In addition to those claims discussed in greater detail elsewhere in the section entitled “—Risks Related to Our Business and Industry,” we have been, and may in the future be, subject to claims involving labor and employment, anti-discrimination, commercial disputes and other matters. We may also be exposed to potential claims arising from the conduct of our employees for which we may be liable. In addition, in the normal course of our business, we are required to make professional judgments and recommendations about environmental conditions of project sites for our clients, and we may be subject to claims that we are responsible for these judgments and recommendations if they are later found to be inaccurate.

Claims and proceedings, whether or not they have merit and regardless of the outcome, are typically expensive and can divert the attention of management and other personnel and require the commitment of significant resources for extended periods of time. Additionally, claims and proceedings can impact client confidence and the general public’s perception of our company and services and solutions, even if the underlying assertions are proven to be false. The outcomes of litigation and similar disputes are often difficult to reliably predict and may result in decisions or settlements that are contrary to or in excess of our expectations and losses may exceed our reserves. Any claims or proceedings, particularly those in which we are unsuccessful or for which we did not establish adequate reserves, could have a material adverse effect on our business, financial condition and results of operations.

If our research and development activities are unsuccessful, our business could be harmed.

The success of our research and development activity is highly uncertain. Research and development efforts can require substantial technical, financial and human resources. We may focus our efforts and resources on potential technologies that ultimately prove to be unsuccessful and technologies that first appear promising may be delayed or fail to reach later stages of development. Decisions regarding the further advancement must sometimes be made with limited and incomplete data, which makes it difficult to ensure or even accurately predict the outcomes. Because we have limited resources, we may forego pursuing one opportunity that later is proven to have greater commercial potential. Even if our efforts do yield new technologies, we may not be able to convert those technologies into commercially viable offerings in the long term. If our research and development activities are unsuccessful, our technologies and offerings may not keep pace with the market, and we may lose clients and one or more competitive advantages, any of which could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with anti-corruption and similar laws could subject us to penalties and other adverse consequences.

We are required to comply with the U.S. Foreign Corrupt Practices Act, or FCPA, and similar laws in other countries that prohibit improper payments or offers of payment to foreign officials and political parties for the purpose of obtaining or retaining business as well as require companies to maintain accurate books and records. Bribery, corruption and trade laws and regulations, and the enforcement thereof, are increasing in frequency, complexity and severity on a global basis. In many foreign countries it may be a local custom that businesses operating in such countries engage in practices that are prohibited by the FCPA or other similar laws and regulations. Although we have implemented policies and procedures requiring our employees, consultants and other third parties with whom we do business to comply with the FCPA and similar laws and regulations, we have limited experience in these areas and there can be no assurance that our policies will be adequate or prevent and deter violations of these types of laws. If our employees, consultants or other third parties with whom we do business do violate these laws or our policies, we may be ultimately held responsible, and any violation could result in severe criminal or civil sanctions, fines and penalties and suspension or debarment from U.S. government contracting, any of which could have a material and adverse effect on our business, financial condition and results of operations.

We are subject to taxation in multiple jurisdictions. Any adverse development in the tax laws of any of these jurisdictions, any disagreement with our tax positions or any changes in effective tax rates could have a material adverse effect on our business, financial condition or results of operations.

We are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions, including non-U.S. jurisdictions as a result of the expansion of our international operations and our corporate entity structure. We are also subject to transfer pricing laws with respect to our intercompany transactions. Adverse developments in tax laws or regulations, or any change in position regarding the application, administration or interpretation thereof, in any applicable jurisdiction, could have a material adverse effect on our business, financial condition or results of operations. In addition, the tax authorities in any applicable jurisdiction may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions. If any applicable tax authorities were to successfully challenge the tax treatment or characterization of any of our transactions, it could have a material adverse effect on our business, financial condition or results of operations.

In addition, our tax obligations and effective tax rates could be adversely affected by recognizing tax losses or lower than anticipated earnings in jurisdictions where we have lower statutory rates and higher than anticipated earnings in jurisdictions where we have higher statutory rates, varying tax rates in the different jurisdictions in which we operate, changes in foreign currency exchange rates or changes in the valuation of our deferred tax assets and liabilities.

Insufficient insurance coverage could have a material adverse effect on us.

We maintain property, business interruption, counterparty and liability insurance coverage that we believe is consistent with industry practice. However, our insurance program does not cover, or may not adequately cover, every potential risk associated with our business and the consequences thereof. In addition, market conditions or any significant claim or a number of claims made by or against us could cause our premiums and deductibles to increase substantially and, in some instances, our coverage may be reduced or become entirely unavailable. In the future, we may not be able to obtain meaningful coverage at reasonable rates for a variety of risks. If our insurance coverage is insufficient, if we are not able to obtain sufficient coverage in the future, or if we are exposed to significant losses as a result of any risks for which we may self-insure, any resulting costs or liabilities could have a material adverse effect on our business, financial condition and results of operations.

Seasonality of demand for certain of our services and weather conditions and other factors outside our control may adversely affect, or cause volatility in, our financial results.

We experience seasonal demand with respect to certain of the services we provide, as demand for those services can follow weather trends. Seasonal effects may vary from year to year and are impacted by weather patterns, particularly by temperatures, rainfall and droughts. In addition, we may experience earnings volatility as a result of the timing of large contract wins and the timing of large emergency response projects following an incident or natural disaster due to the unpredictable nature thereof. Our business, financial condition and results of operations could be materially and adversely affected by severe weather, natural disasters or environmental factors. Furthermore, our ability to deliver services on time to our clients can be significantly impeded by such conditions and events.

Our business could be disrupted by catastrophic events.

Occurrence of any catastrophic event, including earthquake, fire, flood, tsunami or other weather event, power loss, telecommunications failure, software or hardware malfunctions, cyber-attack, war or terrorist attack, could result in lengthy interruptions in our services. Our insurance coverage may not compensate us for losses that may occur in the wake of such events. In addition, acts of terrorism could cause disruptions to the internet or the economy as a whole. Even with our disaster recovery arrangements, our services could be interrupted. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver services to our clients would be impaired or we could lose critical data. If we are unable to develop or, in the event of a disaster or emergency, successfully execute on, adequate plans to ensure that our business functions continue to operate during and after a disaster, our business, results of operations, financial condition and reputation would be harmed.

We cannot assure you that any unaudited financial data related to our acquisitions presented herein would not be materially different if audited or reviewed.

Many of the businesses that we have acquired and will acquire have unaudited financial statements that have been prepared by the management of such companies and have not been independently reviewed or audited. Certain of our acquisitions were divisions or operating units and had no separately prepared financial statements at all, instead relying on more limited financial information. We present some unaudited financial information in this prospectus for certain acquisitions that is derived from such unaudited financial statements or financial information prepared by the management of such acquired businesses. We cannot assure you that the financial statements and other financial information of companies we have acquired or will acquire would not be materially different if such businesses were independently reviewed or audited. In addition, our results of operations from these acquisitions could, in the future, result in impairment charges for any of our intangible assets, including goodwill, or other long-lived assets, particularly if economic conditions worsen unexpectedly. These changes could materially negatively affect our business, financial condition and results of operations.

Risks Related to Our Indebtedness

Our current indebtedness, and any future indebtedness we may incur, may limit our operational and financing flexibility and negatively impact our business.

On April 13, 2020, the Company entered into a Unitranche Credit Agreement providing for a new $225.0 million credit facility comprised of a $175.0 million term loan and $50.0 million revolving credit facility. As of July 13, 2020, the aggregate principal amount of our debt under the credit facility was approximately $175.0 million, all of which was outstanding under the term loan. Additionally, we may borrow additional funds under this credit facility and increase the borrowing capacity of the term loan thereunder by up to $100.0 million, each as described in greater detail in the section entitled “Description of Certain Indebtedness,” or enter into new borrowing arrangements. We also may incur significant indebtedness in the future to continue to support our organic and acquisition-related growth.

Our existing and any future indebtedness could have important consequences, including:

•	making it more difficult for us to make payments on our existing indebtedness;

•	increasing our vulnerability to general economic and industry conditions;

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requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates on our borrowings under our credit facility, which is at variable rates of interest;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

Our ability to make payments on debt, to repay existing or future indebtedness when due, to fund operations and significant planned capital expenditures and to support our acquisition strategy will depend on our ability to generate cash in the future. Our ability to produce cash from operations is, and will be, subject to a number of risks, including those described in the section entitled “Risk Factors—Risks Related to Our Business and Industry” and elsewhere in this prospectus. Our financial condition, including our ability to make payments on our debt, is also subject to external factors such as interest rates, the level of lending activity in the credit markets and other external industry-specific and more general external factors, including those described in the section entitled “Risk Factors—Risks Related to Our Business and Industry” and elsewhere in this prospectus.

We may not be able to borrow additional financing or to refinance our credit facility or other indebtedness we may incur in the future, if required, on commercially reasonable terms, if at all. In addition, our ability to borrow under our credit facility is subject to significant conditions, as described in the section entitled “Description of Certain Indebtedness.”

Despite our current level of indebtedness, we may incur more debt.

We may be able to incur significant additional indebtedness in the future. For example, we may incur additional indebtedness in connection with future acquisitions. Although our credit facility and our outstanding preferred stock contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations that do not constitute indebtedness. Further, as of July 13, 2020, our credit facility provided for an aggregate unused commitment of $50.0 million (without giving effect to any outstanding letters of credit, and subject to borrowing base limitations). The credit facility also allows us to increase the aggregate borrowings thereunder by up to $100.0 million. See the section entitled “Description of Certain Indebtedness.”

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on, or to refinance our respective obligations under, our indebtedness, and to fund planned capital expenditures, future acquisitions and other corporate expenses will depend on our future operating performance and on economic, financial, competitive, legislative, regulatory and other factors and any legal and regulatory restrictions on the payment of distributions and dividends to which we may be subject. Many of these factors are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to us in an amount sufficient to enable us to satisfy our obligations under our indebtedness or to fund our other needs. In order for us to satisfy our obligations under our indebtedness and fund planned capital expenditures and future acquisitions, we must continue to execute on our business strategy. If we are unable to do so, we may need to reduce or delay our planned capital expenditures or execution of our acquisition strategy, seek additional capital, sell assets or refinance all or a portion of our indebtedness on or before maturity, any of which could materially and adversely affect our future revenue prospects.

Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our existing or future debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Our credit facility and our outstanding preferred stock restrict our ability to consummate or use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair. Any proceeds that we receive may not be adequate to meet any debt service obligations then due. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. See the section entitled “Description of Certain Indebtedness.”

Our credit facility restricts our ability to engage in some business and financial transactions.

Our credit facility contains a number of covenants that among other things, limit our ability to:

•	incur additional indebtedness or guarantees;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	pay dividends and make distributions and other restricted payments;

•	make certain investments, loans or advances;

•	repay subordinated indebtedness;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	change our lines of business;

•	restrict distributions by our restricted subsidiaries;

•	amend or otherwise modify organizational documents or certain debt agreements; and

•	manage cash and other assets in our deposit accounts and securities accounts.

In addition, our credit facility contains certain financial covenants that, among other things, require us not to exceed specified total debt leverage ratios and to maintain a fixed charge coverage ratio. Among other things, we may not be able to borrow money under our credit facility if we are unable to comply with the financial and other covenants included therein. Our credit facility also contains certain customary representations and warranties, affirmative covenants and events of default (including, among other things, an event of default upon a change of control). If an event of default occurs, our lenders will be entitled to take various actions, including the acceleration of amounts due under our credit facility and all actions permitted to be taken by a secured creditor.

Any future debt that we incur may contain additional and more restrictive negative covenants and financial maintenance covenants. These restrictions could limit our ability to obtain debt financing, repurchase stock, pay dividends, refinance or pay principal on our outstanding debt, complete acquisitions for cash or debt or react to changes in our operating environment or the economy.

Our failure to comply with obligations under our credit facility or the agreements governing any future indebtedness may result in an event of default under the applicable agreement. A default, if not cured or waived, may permit acceleration of some or all of our other indebtedness and trigger other termination and similar rights under other contracts. We cannot be certain that we will be able to remedy any defaults and, if our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all, any of which could have a material adverse effect on our business, financial condition and results of operations.

See the section entitled “Description of Certain Indebtedness.”

Risks Related to the Offering and Ownership of Our Common Stock

There is currently no public market for shares of our common stock and an active trading market for our common stock may never develop or be sustained following this offering.

Prior to this offering, there has been no market for shares of our common stock. Although we have applied to list our common stock on the New York Stock Exchange, or the NYSE, under the symbol “MEG,” an active trading market for our common stock may never develop or, if one develops, it may not be sustained following this offering. Accordingly, no assurance can be given as to the following:

•	the likelihood that an active trading market for our common stock will develop or be sustained;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their shares of common stock; or

•	the price that our stockholders may obtain for their common stock.

If an active market for our common stock with meaningful trading volume does not develop or is not maintained, the market price of our common stock may decline materially below the offering price and you may not be able to sell your shares. The initial public offering price for our shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering.

The trading price of our common stock may be volatile and could decline substantially following this offering.

The market price of our common stock following this offering may be highly volatile and subject to wide fluctuations. Some of the factors that could negatively affect the market price of our common stock or result in significant fluctuations in price, regardless of our actual operating performance, include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in market valuations of similar companies;

•	changes in the markets in which we operate;

•	additions or departures of key personnel;

•	actions by stockholders, including sales of large blocks of our common stock;

•	speculation in the press or investment community;

•	short selling of our common stock or related derivative securities or hedging activities;

•	general market, economic and political conditions, including an economic slowdown;

•	changes in interest rates;

•	our operating performance and the performance of other similar companies;

•	our ability to accurately project future results and our ability to achieve those or meet the expectations of other industry and analyst forecasts; and

•	new legislation or other regulatory developments that adversely affect us, our markets or our industry.

Furthermore, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry, and often occurs without regard to the operating performance of the affected companies. Therefore, factors that have little or nothing to do with us could cause the price of our common stock to fluctuate, and these fluctuations or any fluctuations related to our company could cause the market price of our common stock to decline materially below the public offering price.

The coverage of our business or our common stock by securities or industry analysts or the absence thereof could adversely affect our stock price and trading volume.

The trading market for our common stock will be influenced in part by the research and other reports that industry or securities analysts may publish about us or our business or industry. We do not currently have, and may never obtain, research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price and volume of our stock would likely be negatively impacted. If analysts do cover us and one or more of them downgrade our stock, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our stock price and trading volume to decline.

We are an emerging growth company, and any decision on our part to comply with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we currently intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our registration statements, periodic reports and proxy statements, the inclusion of only two years of audited financial statements in this prospectus and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have chosen to “opt in” to this extended transition period for complying with new or revised accounting standards and, as a result, we will not be subject to the same new or revised accounting standards as other public companies that comply with such new or revised standards on a non-delayed basis. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering; (ii) the last day of the fiscal year during which our total annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700.0 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Our significant stockholders may have conflicts of interest with other stockholders and may limit your ability to influence corporate matters.

Following completion of this offering, Messrs. Richard E. Perlman and James K. Price, two of our directors, will beneficially own approximately 9.4% and 7.2%, respectively, of our outstanding shares of common stock (or 8.8% and 6.7%, respectively, if the underwriters exercise their option to purchase additional shares in full). See the section entitled “Principal Stockholders” for more information on the beneficial ownership of our common stock. As a result of their respective ownership, Messrs. Perlman and Price will have sufficient voting power to significantly influence all matters submitted to our stockholders for approval, including director elections and proposed amendments to our bylaws or certificate of incorporation. In addition, this concentration of ownership may delay or prevent a merger, consolidation or other business combination or change in control of our company and make some transactions that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our common stock more difficult without their support. After the lock-up period discussed in the section entitled “Underwriting” expires, Messrs. Perlman and Price will be able to transfer significant voting blocks of our common stock to a third-party by transferring their common stock, which would not require the approval of our board of directors or other stockholders. The interests of Messrs. Perlman and Price may not always coincide with our interests as a company or the interests of other stockholders. This concentration of ownership may also adversely affect our share price.

Additionally, immediately after this offering, we expect one or more affiliates of Oaktree Capital Management, L.P., or Oaktree, will beneficially own approximately 15.9% (or 14.9% if the underwriters exercise in full their option to purchase additional shares) of our outstanding common stock. See the section entitled “Principal Stockholders” for more information on the beneficial ownership of our common stock. Notwithstanding this stock ownership and that, following completion of this offering, one member of our board of directors will be a representative of Oaktree, Oaktree is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Oaktree may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In recognition that representatives of Oaktree and its affiliated entities and funds may serve as members of our board of directors, our amended and restated certificate of incorporation that will be in effect upon consummation of this offering provides, among other things, that none of Oaktree, its affiliates or any of its representatives (including a representative who may serve on our board of directors) has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any of these persons or entities acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and these persons and entities will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. Affiliates of Oaktree who are holders of our common stock will also retain a right of first offer with respect to their respective pro rata portion of any new securities we may issue following completion of this offering, excluding any shares to be issued by us in certain specified circumstances. These potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations if, among other things, attractive corporate opportunities are allocated by Oaktree to itself or one of its other affiliates. See the sections entitled “Certain Relationships and Related Party Transactions—Investor Rights Agreement” and “Description of Capital Stock—Corporate Opportunities.”

Future sales of our common stock in the public market could cause our stock price to fall.

Following completion of this offering, Messrs. Richard E. Perlman and James K. Price, two of our directors, will beneficially own 1,909,036 shares and 1,458,505 shares, respectively, or approximately 9.4% and 7.2%, respectively, of our outstanding shares of common stock (8.8% and 6.7%, respectively, if the underwriters exercise their option to purchase additional shares in full). We, our executive officers, directors and substantially all of our other existing security holders have entered into or will enter into lock-up agreements with the underwriters that will, subject to certain exceptions, restrict the sale of shares of our common stock held by them for 180 days following the date of this prospectus. The underwriters may, without notice except in certain limited circumstances, release all or any portion of the shares of common stock subject to lock-up agreements. See the section entitled “Underwriting” for a description of these lock-up agreements. The market price of our common stock may decline materially when these restrictions on resale by our other affiliates lapse or if they are waived.

Upon the expiration of the lock-up agreements, all shares held by our affiliates will be eligible for resale in the public market, subject to applicable securities laws, including the Securities Act. Therefore, unless shares owned by any of our affiliates are registered under the Securities Act, these shares may only be resold into the public markets in accordance with the requirements of an exemption from registration or safe harbor, including Rule 144 and the volume limitations, manner of sale requirements and notice requirements thereof. See the section entitled “Shares Eligible for Future Sale.” However, pursuant to the terms of an Investor Rights Agreement, Messrs. Perlman and Price, OCM Montrose Holdings, L.P., OCM Montrose II Holdings, L.P., or, together with OCM Montrose Holdings, L.P., the Oaktree Holder, and certain stockholders will have the right to demand that we register its shares under the Securities Act as well as the right to include their shares in any registration statement that we file with the SEC, subject to certain exceptions. See the section entitled “Shares Eligible for Future Sale.” Any registration of these or other shares would enable those shares to be sold in the public market, subject to certain restrictions in the Investor Rights Agreement and the restrictions under the lock-up agreements referred to above. Any sale by Messrs. Perlman and Price, the Oaktree Holder or other affiliates or any perception in the public markets that such a transaction may occur could cause the market price of our common stock to decline materially.

Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act registering shares under our stock incentive plan. Subject to the terms of the awards pursuant to which these shares may be granted and except for shares held by affiliates who will be subject to the resale restrictions described above, the shares issuable pursuant to our stock incentive plan will be available for sale in the public market immediately after the registration statement is filed. See the section entitled “Shares Eligible for Future Sale.”

If you purchase shares of common stock sold in this offering, you will experience immediate and substantial dilution and you may suffer additional dilution in the future.

If you purchase shares our common stock in this offering, the value of your shares based on our actual book value will immediately be less than the price you paid. This reduction in the value of your equity is known as dilution. If you purchase shares in this offering, you will suffer, as of March 31, 2020, immediate dilution of $32.36 per share in the net tangible book value after giving effect to the sale of common stock in this offering, less underwriting discounts and commissions and the estimated expenses payable by us, and the application of the net proceeds as described in the section entitled “Use of Proceeds.” We also expect to grant stock options, restricted stock units and other forms of stock-based compensation to our directors, officers and employees, and may, from time to time, issue equity securities in connection with acquisitions or strategic transactions, and you will experience additional dilution in the future when these equity awards are exercised or vest, as applicable. If we raise funds in the future by issuing additional securities, any newly issued shares or shares issued upon conversion or exercise of such securities will further dilute your ownership. You will also experience dilution upon any conversion of our shares of Series A-2 preferred stock into shares of common stock at a discount, or upon the exercise of outstanding warrants to purchase shares of our common stock. See the sections entitled “Description of Capital Stock — Preferred Stock” and “Description of Capital Stock—Warrants.”

We have no present intention to pay dividends on our common stock.

We have no present intention to pay dividends on our common stock. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in our credit facility, the terms of our Series A-2 preferred stock, agreements governing any other indebtedness we may enter into and other factors that our board of directors deems relevant. See the section entitled “Dividend Policy.” Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

Our ability to raise capital in the future may be limited. We may not be able to secure additional financing on terms that are acceptable to us, or at all.

In order for us to grow and successfully execute our business plan, we will require additional financing. Additionally, our business and operations may consume resources faster than we anticipate. Therefore, in the future, we expect we will raise additional funds through various financings that may include the issuance of new equity securities, debt or a combination of both. However, the lapse or waiver of the lock-up restrictions discussed above or any sale or perception of a possible sale by the Oaktree Holder or our other affiliates, and any related decline in the market price of our common stock, could impair our ability to raise capital.

Further, additional financing, whether debt or equity, may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

Provisions of our amended and restated governing documents, Delaware law and other documents could discourage, delay or prevent a merger or acquisition at a premium price.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws that we intend to adopt prior to the consummation of this offering may have the effect of delaying or preventing a change of control or changes in our management. For example, our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that:

•

permit us to issue, without stockholder approval, preferred stock in one or more series and, with respect to each series, fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

•	prevent stockholders from acting by written consent;

•	limit the ability of stockholders to amend our certificate of incorporation and bylaws;

•	require advance notice for nominations for election to the board of directors and for stockholder proposals;

•	do not permit cumulative voting in the election of our directors, which means that the holders of a majority of our common stock may elect all of the directors standing for election; and

•	establish a classified board of directors with staggered three-year terms.

These provisions may discourage, delay or prevent a merger or acquisition of our company, including a transaction in which the acquirer may offer a premium price for our common stock.

We are also subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which, subject to certain exceptions, prohibits us from engaging in any business combination with any interested stockholder, as defined in that section, for a period of three years following the date on which that stockholder became an interested stockholder. In addition, our equity incentive plan will permit accelerated vesting of stock options and restricted stock, and payments to be made to the employees thereunder in certain circumstances, in connection with a change of control of our company, which could discourage, delay or prevent a merger or acquisition at a premium price. In addition, our credit facility includes, and other debt instruments we may enter into in the future may include, provisions entitling the lenders to demand immediate repayment of all borrowings upon the occurrence of certain change of control events relating to our company, which also could discourage, delay or prevent a business combination transaction. See “Description of Capital Stock—Provisions of Our Certificate of Incorporation and Bylaws to be Adopted and Delaware Law That May Have an Anti-Takeover Effect.”

Our amended and restated certificate of incorporation will include an exclusive forum clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our amended and restated certificate of incorporation, to be in effect immediately prior to the completion of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction or declines to accept jurisdiction, the federal district court for the District of Delaware); in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants.

In addition, our amended and restated certificate of incorporation will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation and amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and results of operations.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. The exclusive forum clause may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. See the section entitled “Description of Capital Stock—Exclusive Forum Clause.”

We will incur increased costs and obligations as a result of being a publicly-traded company.

As a company with publicly-traded securities, we will be subject to the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE and other applicable securities rules and regulations. These rules and regulations require that we adopt additional controls and procedures and disclosure, corporate governance and other practices thereby significantly increasing our legal, financial and other compliance costs. These new obligations will also make other aspects of our business more difficult, time-consuming or costly and increase demand on our personnel, systems and other resources. For example, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to commit significant resources, hire additional staff and provide additional management oversight. Furthermore, as a result of disclosure of information in this prospectus and in our Exchange Act and other filings required of a public company, our business and financial condition will become more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory actions and civil litigation, any of which could negatively affect the price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” These forward-looking statements are included throughout this prospectus, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Certain Relationships and Related Party Transactions,” and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity, capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and similar terms and phrases to identify forward-looking statements in this prospectus. All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting, including:

•	our limited operating history;

•	our history of losses and ability to achieve profitability;

•	general global economic, business and other conditions, the cyclical nature of our industry and the significant fluctuations in events that impact our business;

•	the impact of the COVID-19 pandemic on our business operations and on local, national and global economies;

•	the parts of our business that depend on difficult to predict natural or manmade events and the fluctuations in our revenue and customer concentration as a result thereof;

•	the highly competitive nature of our business;

•	our ability to execute on our acquisition strategy and successfully integrate and realize benefits of our acquisitions;

•	our ability to promote and develop our brands;

•	our ability to maintain and expand our client base;

•	our ability to maintain necessary accreditations and other authorizations in varying jurisdictions;

•	significant environmental governmental regulation;

•	our ability to attract and retain qualified managerial and skilled technical personnel;

•	safety-related issues;

•	allegations regarding compliance with professional standards, duties and statutory obligations and our ability to provide accurate results;

•	the lack of formal long-term agreements with many of our clients;

•	our ability to successfully implement our new enterprise resource planning system;

•	our ability to adapt to changing technology, industry standards or regulatory requirements;

•	government clients and contracts;

•	our ability to maintain our prices and manage costs;

•	our ability to protect our intellectual property or claims that we infringe on the intellectual property rights of others;

•	laws and regulations regarding handling of confidential information;

•	any failure in or breach of our networks and systems;

•	our international operations;

•	product related risks;

•	environmental regulations and liabilities;

•	legal and regulatory claims and proceedings;

•	research and development activities;

•	anti-corruption and similar laws;

•	taxation in multiple jurisdictions;

•	insufficient insurance coverage;

•	seasonality of demand;

•	catastrophic events;

•	our indebtedness and ability to maintain sufficient liquidity;

•	the increase expenses associated with being a public company;

•	our anticipated uses of net proceeds from this offering; and

•

additional factors discussed in this prospectus, including in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

The forward-looking statements contained in this prospectus are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control, as well as the other factors described in the section entitled “Risk Factors.” Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Additional factors or events that could cause our actual results to differ may also emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by any forward-looking statement and, therefore, you should not regard any forward-looking statement as a representation or warranty by us or any other person that we will successfully achieve the expectation, plan or objective expressed in such forward-looking statement in any specified time frame, or at all. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that our proceeds from this offering will be approximately $148.1 million (or approximately $170.7 million if the underwriters exercise in full their option to purchase additional shares), based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use approximately $139.3 million of the net proceeds from this offering in connection with the redemption of all outstanding shares of our Series A-1 preferred stock and the remainder for general corporate purposes, including future investments in innovation and acquisitions in our highly fragmented industry.

Pending use of the net proceeds from this offering described above, we may invest the net proceeds in short-and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us from this offering by approximately $9.4 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our common stock offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $15.0 million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

DIVIDEND POLICY

We have no present intention to pay cash dividends on our common stock. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in the agreements governing our existing indebtedness and any other indebtedness we may enter into and other factors that our board of directors deems relevant.

The agreements governing our existing indebtedness and the terms of our outstanding preferred stock contain, and debt instruments that we enter into in the future may contain, covenants that place limitations on the amount of dividends we may pay. Additionally, holders of our Series A-2 preferred stock will be, following completion of this offering, entitled to receive cumulative dividends, accruing daily and compounded quarterly, at a rate of 9% per annum on the then-stated value of each share, whether or not earned or declared by our board of directors, and in preference to the holders of any and all other series or classes of our capital stock, including our common stock. See the sections entitled “Description of Capital Stock” and “Description of Certain Indebtedness.” In addition, under Delaware law, our board of directors may declare dividends only to the extent of our surplus, which is defined as total assets at fair market value minus total liabilities, minus statutory capital, or, if there is no surplus, out of our net profits for the then current and immediately preceding year.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020:

•	on an actual basis;

•	on a pro forma basis to give effect to the following:

•

the payment by us, in shares of common stock, of the maximum portion of the Series A-1 preferred stock per-share redemption price payable in common stock, as permitted under the related certificate of designations;

•	the amendment and restatement of our certificate of incorporation;

•

the entry into the Unitranche Credit Agreement providing for a $225.0 million credit facility comprised of a $175.0 million term loan and a $50.0 million revolving credit facility, and the use of the proceeds therefrom to repay in full all amounts outstanding under our prior senior secured credit facility;

•

the issuance of 791,139 shares of our common stock in connection with our acquisition of CTEH (which does not include any shares of our common stock that may be issued over the next two years as contingent earn-out consideration in connection with the acquisition); and

•	the issuance of 17,500 shares of our Series A-2 preferred stock and the Series A-2 Warrant for an aggregate purchase price of $175.0 million; and

•

on a pro forma as adjusted basis to give effect to the pro forma adjustments set forth above and the sale and issuance by us of 10,000,000 shares of our common stock in this offering, based upon the assumed initial public offering price of $16.00, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of such proceeds as described in the section entitled “Use of Proceeds.”

You should read this table together with the information in this prospectus in the sections entitled “Use of Proceeds,” “Selected Historical Consolidated Financial Information,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and “Description of Certain Indebtedness” and with the audited consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2020
	Actual	Pro Forma	Pro Forma As Adjusted
Cash(1)	$1,047	$37,264	$43,924

Debt
Term Loan Facility(2)	47,500	175,000	175,000
Revolving Line of Credit(2)	110,681	25,000	25,000
Capital Leases	4,121	4,121	4,121
Other Leases	8	8	8
Equipment Line of Credit	3,605	3,605	3,605
Less: Deferred Debt Issuance Costs	(1,028)	(4,449)	(4,449)

Total debt	164,887	203,285	203,285
Redeemable Series A-1 Preferred Stock $0.0001 par value - authorized, issued and outstanding shares: 12,000 at March 31, 2020	134,237
Convertible and Redeemable Series A-2 Preferred Stock $0.0001 par value - authorized, issued and outstanding shares: 17,500		149,903	149,903
Stockholders’ (deficit) equity:

Common stock, par value $0.000004 per share, as of March 31, 2020: actual, authorized 25,000,000 shares, issued and outstanding 8,370,107 shares; pro forma, 190,000,000 shares, issued and outstanding 10,332,001 shares; pro forma, as adjusted, authorized 190,000,000 shares, issued and outstanding 20,332,001 shares(3)

Additional paid in capital	33,888	72,201	232,201
Accumulated deficit	(105,652)	(107,586)	(109,322)
Other comprehensive loss	(3)	(3)	(3)

Total stockholders’ (deficit) equity	(71,767)	(35,388)	122,876

Total capitalization	$227,357	$317,800	$476,064

(1)

Excludes $1.5 million of cash acquired in the CTEH business acquisition. Subsequent to June 30, 2020, $25 million in cash was used to pay down outstanding borrowings under our revolving credit facility, which repayment is not reflected in this table.

(2)

Actual amounts as of March 31, 2020 reflect borrowings outstanding under our prior senior secured credit facility. Pro forma and pro forma as adjusted amounts reflect outstanding borrowings under our new credit facility. As of July 13, 2020, there were no amounts outstanding under our revolving credit facility. See the section entitled “Description of Certain Indebtedness.”

(3)

Pro forma includes 77,312 unvested shares of restricted stock granted under the Company’s 2017 Stock Plan and excludes 116,375 shares of common stock issued as earn-out consideration that have been cancelled.

Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, respectively, the amount of cash, additional paid-in capital, total stockholders’ (deficit) and total capitalization by $9.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase or decrease of 1.0 million in the number of shares we are offering would increase or decrease, respectively, the amount of cash, stockholders’ (deficit) equity and total capitalization by approximately $15.0 million, assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

DILUTION

Dilution represents the difference between the amount per share paid by investors in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering. The data in this section have been derived from our condensed consolidated balance sheet as of March 31, 2020. Net tangible book value per share is equal to our total tangible assets less the amount of our total liabilities, divided by the sum of the number of our shares of common stock outstanding. Our net tangible book value as of March 31, 2020 was $(161.7) million, or $(19.32) per share of common stock.

After giving effect to (i) the issuance by us of 791,139 shares of our common stock in connection with the acquisition of CTEH; (ii) the issuance and sale by us of 10,000,000 shares of our common stock in this offering at an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and other estimated offering expenses payable by us; and (iii) the application of such proceeds as described in the section entitled “Use of Proceeds,” including the payment by us, in shares of common stock, of the maximum portion of the per-share redemption price of our Series A-1 preferred stock in common stock, our net tangible book value, pro forma, as of March 31, 2020 would have been $(333.2) million, or $(16.36) per share of common stock. This represents an immediate increase in net tangible book value to our existing stockholders of $2.96 per share and an immediate dilution to new investors in this offering of $32.36 per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$16.00
Net tangible book value per share of common stock as of March 31, 2020	$(19.32)
Pro forma increase in net tangible book value per share attributable to new investors	$(2.96)

Pro forma net tangible book value per share after the offering		$(16.36)

Dilution per share to new investors		$32.36

The information in the preceding table is based on an assumed offering price of $16.00 per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. A $1.00 increase or decrease in the assumed initial public offering price per share would increase or decrease, respectively, the pro forma net tangible book value after this offering by approximately $9.4 million and increase or decrease the dilution per share of common stock to new investors in this offering by $0.60 per share, in each case calculated as described above and assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase or decrease of 1.0 million shares in the number of shares of our common stock offered by us would increase or decrease, as applicable, our pro forma net tangible book value by approximately $15.0 million and increase or decrease, as applicable, the dilution to new investors in this offering by $1.55 per share, assuming the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table shows on a pro forma basis at March 31, 2020, after giving effect to the issuance by us of 791,139 shares of our common stock in connection with the acquisition of CTEH, the total cash consideration paid to us and the average price per share paid by existing stockholders and by new investors in this offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares purchased(1)		Total consideration(2)		Average price per share
	Number	%	Number	%
Existing stockholders	9,125,683	47.7%	90,485,641	36.1%	$9.92
New investors	10,000,000	52.3%	160,000,000	63.9%	$16.00

Total	19,125,683	100%	250,485,641	100%	$13.10

(1)

If the underwriters exercise their option to purchase additional shares in full, our existing stockholders would own approximately 44% and our new investors would own approximately 56% of the total number of shares of our common stock outstanding after this offering.

(2)

If the underwriters exercise their option to purchase additional shares in full, the total consideration paid by our existing stockholders and new investors would be approximately $90,485,641 (or 33%) and $184,000,000 (or 67%), respectively.

We have not granted any awards under the 2017 Stock Plan and 2013 Stock Plan since March 31, 2020. The discussion above does not account for the grant of the IPO Awards, nor does it reflect the dilution you may experience upon any conversion of our shares of Series A-2 preferred stock into shares of common stock at a discounted rate, or upon the exercise of outstanding warrants to purchase shares of our common stock. See the sections entitled “Description of Capital Stock — Preferred Stock” and “Description of Capital Stock —Warrants.” Additionally, an aggregate of 1,155,938 additional shares of our common stock will initially be available for future awards under the 2017 Stock Plan, including the increase in the number of shares reserved for issuance thereunder authorized in connection with this offering, which shares are not included in the above discussion and tables. To the extent that we grant awards in the future with exercise prices below the initial public offering price in this offering, investors purchasing in this offering will incur additional dilution. See the section entitled “Shares Eligible for Future Sale.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Our selected historical consolidated financial and other information presented and discussed below is derived from our audited consolidated financial statements and the notes thereto for the fiscal year ended December 31, 2019 and 2018, included elsewhere in this prospectus. Except where otherwise noted, our summary consolidated balance sheet data presented below as of December 31, 2017 and December 31, 2016, and our summary consolidated statements of operations and cash flow data presented below for the periods then ended have been derived from our financial statements not included in this prospectus. The selected consolidated financial data in this section are not intended to replace the audited consolidated financial statements and related notes thereto included elsewhere in this prospectus and are qualified in their entirety by the audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. Our historical results presented below are not necessarily indicative of the results to be expected for any future period.

The summary financial data presented below represent portions of our audited consolidated financial statements and are not complete. You should read the selected historical consolidated financial data set forth below together with the sections entitled “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Non-GAAP Financial Information,” “Related Party Transactions,” “Description of Certain Indebtedness” and our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	For the Years Ended December 31,
	2016	2017	2018	2019
	(in thousands except per share and percentage data)
Consolidated Statement of Operations Data:
Revenues	$114,780	$137,647	$188,805	$233,854
Cost of revenues (exclusive of depreciation and amortization)	74,605	86,324	134,734	163,983
Selling, general and administrative expense	34,985	42,539	38,615	50,663
Related-party expense	1,162	1,619	2,180	448
Depreciation and amortization	15,023	18,828	23,915	27,705

Loss from operations	(10,995)	(11,663)	(10,639)	(8,945)

Net loss	$(8,946)	$(10,549)	$(16,491)	$(23,557)

Weighted average common shares outstanding—basic and diluted	6,373	7,116	7,533	8,789
Net loss per shares attributable to common stockholders—basic and diluted	$(1.40)	$(3.93)	$(2.79)	$(4.91)

Other Financial Data (unaudited)
Operating margin(1)	(9.6)%	(8.5)%	(5.6)%	(3.8)%
Adjusted EBITDA(2)	$7,329	$13,833	$19,313	$31,242
Adjusted EBITDA margin(2)(3)	6.4%	10.0%	10.2%	13.4%

Consolidated Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$4,287	$7,553	$(2,845)	$17,042
Net cash used in investing activities	(7,182)	(37,740)	(50,283)	(86,983)
Net cash provided by financing activities	3,621	33,745	50,850	74,452

Change in cash, cash equivalents and restricted cash	$726	$3,558	$(2,278)	$4,511

	For the Years Ended December 31,
	2016	2017	2018	2019
	(in thousands except per share and percentage data)

Consolidated Statement of Financial Position Data:
Current assets	$28,226	$38,910	$53,999	$73,239
Non-current assets	105,186	139,652	180,372	258,599

Total assets	$133,412	$178,562	$234,371	$331,838

Current liabilities	$27,409	$25,866	$42,365	$73,252
Non-current liabilities	58,109	102,078	75,900	156,055

Total liabilities	85,518	127,944	118,265	229,307
Redeemable Series A-1 preferred stock $0.0001 par value—authorized issued and outstanding shares: 12.000 at December 31, 2019 and 2018; aggregate liquidation preference of $141,898 and $123,417 at December 31, 2019 and 2018			109,206	128,822
Convertible preferred stock, $0.0001 par value—authorized shares 100,000; issued and outstanding shares: 69,817 at December 31, 2017 and 2016	27,582	45,017
Total stockholders’ equity (deficit)	20,312	5,601	6,900	(26,291)

Total liabilities, Redeemable Series A-1 preferred stock and stockholders’ equity (deficit)	$133,412	$178,562	$234,371	$331,838

(1)	Operating margin represents loss from operations as a percentage of revenues.

(2)	Non-GAAP measure. See the section entitled “Non-GAAP Financial Information” for a discussion of non-GAAP measures, and a reconciliation thereof to the most directly comparable GAAP measure.

(3)	Represents Adjusted EBITDA as a percentage of revenues.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information and the related notes present our unaudited pro forma consolidated statements of operations for the three months ended March 31, 2020 and the year ended December 31, 2019, and our unaudited pro forma consolidated balance sheet as of March 31, 2020. The unaudited pro forma consolidated financial information has been derived by aggregating our historical consolidated financial statements and the historical financial statements of Emerging Compounds Treatment Technologies, Inc., or ECT2, and CTEH Holdings, LLC, or CTEH Holdings, each included elsewhere in this prospectus, and making certain pro forma adjustments to such aggregated financial information to give effect to the following transactions, or collectively, the Transactions:

•	The acquisition of ECT2, and the incurrence of debt to finance the acquisition;

•

The acquisitions of Target Emission Services Inc., Target Emissions Services USA LP, Air Water & Soil Laboratories, Inc. and LEHDER Environmental Services Ltd, and the incurrence of debt to finance these acquisitions;

•	The entry into the Unitranche Credit Agreement and the repayment in full of all amounts outstanding under our prior senior secured credit facility;

•	The issuance of Series A-2 preferred stock and the Series A-2 Warrant;

•	The acquisition of CTEH;

•

The issuance and sale by us of our common stock in this offering after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, the use of net proceeds received by us as described under “Use of Proceeds” and the automatic adjustment in the terms of the Series A-1 preferred stock; and

•	The repayment of the Series A-1 preferred stock and guaranteed dividend using a portion of the proceeds from this offering and the issuance of shares of our common stock.

The Transactions, along with the assumptions underlying the pro forma adjustments to the unaudited pro forma consolidated financial information, are described fully in the accompanying notes, which should be read in conjunction with the unaudited pro forma financial information.

The table below provides the date each acquisition Transaction closed, the date and period for which each acquisition Transaction has been reflected in our historical financial statements and the date and period for which each acquisition Transaction is shown in the unaudited pro forma consolidated financial information giving effect to the Transactions as if they had occurred on the dates shown.

Acquired Company	Transaction Close Date	Balance Sheet reflected in historical financial statements:	Period reflected in historical financial statements:	Period reflected in the pro forma adjustments	Pro forma information provided as if Transaction occurred:
Target Emission Services, Inc.	April 30, 2019	As of December 31, 2019	May 1, 2019 to December 31, 2019	January 1, 2019 to April 30, 2019	January 1, 2019

Target Emission Services USA LP	April 30, 2019	As of December 31, 2019	May 1, 2019 to December 31, 2019	January 1, 2019 to April 30, 2019	January 1, 2019

Air Water & Soil Laboratories, Inc.	June 28, 2019	As of December 31, 2019	July 1, 2019 to December 31, 2019	January 1, 2019 to June 30, 2019	January 1, 2019

LEHDER Environmental Services Ltd	July 31, 2019	As of December 31, 2019	August 1, 2019 to December 31, 2019	January 1, 2019 to July 31, 2019	January 1, 2019

Emerging Compounds Treatment Technologies, Inc.	August 31, 2019	As of December 31, 2019	September 1, 2019 to December 31, 2019	January 1, 2019 to August 31, 2019	January 1, 2019

The Center for Toxicology and Environmental Health, L.L.C.	April 2020	N/A	N/A	January 1, 2019 to March 31, 2020	January 1, 2019

The acquisition of CTEH, the issuance of the Series A-2 preferred stock, our entry into the Unitranche Credit Agreement and the repayment of our prior senior secured credit facility occurred on April 13, 2020, and are therefore not reflected in our historical consolidated balance sheet as of March 31, 2020. Accordingly, pro forma adjustments to the historical consolidated balance sheet as of March 31, 2020 have been made to reflect these Transactions.

The unaudited pro forma financial information herein has been prepared to illustrate the effects of the Transactions in accordance with GAAP and pursuant to Article 11 of Regulation S-X. The historical financial information has been adjusted in the unaudited pro forma financial information to give effect to pro forma events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma consolidated statements of operations, expected to have a continuing impact on the combined results. However, such adjustments are estimates based on certain assumptions and may not prove to be accurate. Information regarding these adjustments is subject to risks and uncertainties that could cause actual results to differ materially from our unaudited pro forma financial information.

Each of the acquisition Transactions was accounted for as a business combination using the acquisition method of accounting under the provisions of ASC Topic 805, Business Combinations, or ASC 805, and using the fair value concepts defined in ASC Topic 820, Fair Value Measurements. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value. The determination of the fair values of the assets acquired and liabilities assumed (and the related determination of estimated useful lives of depreciable and amortizable tangible and identifiable intangible assets) requires significant judgment and estimates. The estimates and assumptions used include the projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future cash flows related to the businesses acquired. However, for the CTEH acquisition, due to the timing of the acquisition, the excess purchase price over the carrying value of assets acquired and liabilities assumed has been estimated as the Company has not yet completed the initial purchase price allocation. The Company has used its best estimates based on the information available as of the date hereof.

In our opinion, all adjustments necessary to reflect the effects of the Transactions have been included and are based upon currently available information and assumptions that we believe are reasonable as of the date of this prospectus. Any of the factors underlying these estimates and assumptions may change or prove to be materially different. The unaudited pro forma financial information also does not purport to represent what our actual results of operations and financial position would have been had the Transactions occurred on the dates indicated, nor are they intended to be representative of or project our future financial condition or results of operations or financial position.

The unaudited pro forma consolidated financial information does not reflect any additional costs that may arise from being a public company or the realization of any expected cost savings, operating efficiencies or other synergies that may result from the Transactions as a result of any integration and restructuring activities or other planned cost savings initiatives following the completion of the Transactions.

The unaudited pro forma financial information is provided for informational and illustrative purposes only and should be read in conjunction with our historical financial statements and the historical financial statements of ECT2 and CTEH Holdings, each of which is included elsewhere in this prospectus, as well as the financial and other information appearing elsewhere in this prospectus, including in the sections entitled “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Montrose Environmental Group, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Three Months Ended March 31, 2020

(in thousands)	As reported for the quarter ended March 31, 2020	Issuance of the Unitranche Facility(1)		Repayment in full of the Prior Senior Secured Credit Facility(2)		CTEH Business Acquisition(3)		Pro forma Amounts Business Acquisition of CTEH(4)		Repayment of Series A-1 Preferred Stock(5)		IPO Offering(6)		Total Pro Forma Impact	Pro Forma As Adjusted at March 31, 2020
Consolidated Statement of Operations Data:
Revenues	$61,031					$31,253	(3)							$31,253	$92,284
Operating expenses (exclusive of depreciation and amortization)	(65,329)					(20,750	)(3)	(1,190	)(4)			(250	)(6)	(22,190)	(87,519)
Related party expense	(119)														(119)
Depreciation and amortization expense	(7,560)					(235	)(3)	(4,672	)(4)(4a)					(4,907)	(12,467)
Other (expenses) income	(29,830)					53	(3)							53	(29,777)
Interest expense—net	(2,593)	(906	)(1)	(1,028	)(2)	(33	)(3)			12,264	(5)			10,297	7,704
Benefit (expense) from income taxes	3,152							(2,881	)(4)(4b)					(2,881)	271

Net (loss) income	$(41,248)	$(906)		$(1,028)		$10,288		$(8,743)		$12,264		$(250)		$11,625	$(29,623)

EBITDA(7)						10,556									10,556
Adjusted EBITDA(8)	5,553														5,553

Pro forma Adjusted EBITDA(8)															$16,109

(1)

Incremental interest expense between the the Company’s prior senior secured credit facility interest expense and the Unitranche Credit Facility interest expense assuming the Company entered the Unitranche Credit Agreement on January 1, 2020 and repaid all amounts outstanding under the prior senior secured credit facility on such date.

(2)

The repayment of the Company’s prior senior secured credit facility assumes the write off of $1.0 million in debt issuance costs. This is considered a recurring expense in nature. Refer to Note 11 of the Company’s unaudited condensed consolidated financial statements included elsewhere in this prospectus.

(3)	Historical amounts for CTEH. See the unaudited condensed consolidated financial statements of CTEH Holdings included elsewhere in this prospectus.
(4)

Pro forma amounts consider acquisition bonus, estimated amortization expense of intangible assets and estimated income tax expense of $1.2 million, $4.7 million and $2.9 million, respectively. Acquisition bonuses are paid by the Company on a recurring basis.

(4a)

Intangible assets acquired include customer relationships, covenants not to compete, trade names and proprietary software. Amortization of intangible assets was estimated. Actual life will be determined through the purchase price accounting.

(4b)	The pro forma income tax expense has been determined using a combined state and federal tax rate of 28.0%
(5)

The principal and accrued interest on the Series A-1 preferred stock is expected to be fully repaid with the proceeds from this offering and the issuance of shares of common stock. See the section entitled “Use of Proceeds.” Out of the three year minimum guaranteed interest of $38.7 million, there was $11.7 million in interest earned but unaccrued as of March 31, 2020. Additionally, this pro forma amount accounts for the write off of the following with respect to the repayment in full of the Series A-1 preferred stock: (i) related discount of $11.3 million, (ii) transaction issuance costs of $1.4 million and (iii) the write off of the contingent put option of $36.7 million.

(6)	Assumes $0.3 million of estimated stock based compensation expense for options issued to certain executives.
(7)

EBITDA is a non-GAAP measure and has been presented in this unaudited pro forma financial information as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP or Article 11 of the SEC’s Regulation S-X. EBITDA represents net income (loss), before interest expense–net, depreciation and amortization and benefit (expense) from income taxes.

EBITDA is presented herein because it is an important metric used by management as one of the means by which it assesses acquisition targets. For additional information regarding why we believe non-GAAP measures provide useful information to investors and a discussion of certain limitations thereof, see the section entitled “Non-GAAP Financial Information.”

The following represents the reconciliation of EBITDA to net income for CTEH for the three months ended March 31, 2020 (in thousands):

Net income	$10,288
Interest expense–net	33
Depreciation and amortization	235
(Benefit) expense from income taxes

EBITDA	$10,556

(8)

Non-GAAP measure. See the section entitled “Non-GAAP Financial Information” for a discussion of non-GAAP measures, and a reconciliation of Montrose’s historical Adjusted EBITDA to reported net loss, the most directly comparable GAAP measure.

Montrose Environmental Group, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2019

(in thousands)	As reported for the fiscal year ended December 31, 2019	ECT2 business acquisition(1)		ECT2 business acquisition Pro Forma(2)		Other immaterial business acquisitions pro forma adjustments(3)		Issuance of the Unitranche Credit Facility(4)		CTEH Business Acquisition(5)		Pro forma Amounts Business Acquisition of CTEH(6)		IPO Offering(7)		Total Pro Forma Impact	Pro Forma As Adjusted at December 31, 2019
Consolidated Statement of Operations Data:
Revenues	$233,854	$17,707	(1)			$7,739	(3)			$110,119	(5)					$135,565	$369,419
Operating expenses (exclusive of depreciation and amortization)	(214,646)	(12,937	)(1)			(5,555	)(3)			(73,973	)(5)	(2,161	)(6)	$(1,000	)(7)	(95,626)	(310,272)
Related party expense	(448)																(448)
Depreciation and amortization expense	(27,705)	(127	)(1)	(2,631	)(2)	(1,126	)(3)			(822	)(5)	(18,689	)(6)(6a)			(23,395)	(51,100)
Other (expenses) income	(10,978)	(46	)(1)			27	(3)			17	(5)					(2)	(10,980)
Interest expense—net	(6,755)			(1,918	)(2)	(713	)(3)	(2,875	)(4)	(413	)(5)					(5,919)	(12,674)
Benefit (loss) from income taxes	3,121	(1,142	)(1)			148	(3)					(9,780	)(6)(6b)			(10,744)	(7,653)

Net (loss) income	$(23,557)	$3,455		$(4,549)		$520		$(2,875)		$34,928		$(30,630)		$(1,000)		$(151)	$(23,708)

EBITDA(8)		4,724				2,211				36,163							43,098
Adjusted EBITDA(9)	31,242																31,242

Pro forma Adjusted EBITDA(9)																	$74,340

(1)	Historical amounts for the period ended August 30, 2019 for ECT2. See the audited financial statements of ECT2 included elsewhere in this prospectus.
(2)

Pro forma amount for the amortization of intangible assets acquired and the interest expense incurred due to financing the purchase of the acquisition through the Company’s prior senior secured credit facility for the period ended August 30, 2019.

(3)	Represent pro forma results assuming the acquisitions occurred as of January 1, 2019.
(4)

Incremental interest expense between the Unitranche Credit Facility interest expense and the prior senior secured credit facility interest expense assuming the Company entered the Unitranche Credit Agreement on January 1, 2019 and repaid all amounts outstanding under the prior senior secured credit facility on such date.

(5)	Historical amounts for CTEH. See the audited consolidated financial statements of CTEH Holdings included elsewhere in this prospectus.
(6)	Amounts represent pro forma bonus expense, acquisition related expenses and estimated intangible assets amortization related to the CTEH acquisition.
(6a)

Intangible assets acquired include customer relationships, covenants not to compete, trade names and proprietary software. The amortization of the intangible assets was estimated. Actual life will be determined through the purchase price accounting.

(6b)	The pro forma income tax expense has been determined using a combined state and federal tax rate of 28.0%.
(7)	Estimated stock based compensation expense for options issued to certain executives.
(8)

EBITDA is a non-GAAP measure and has been presented in this unaudited pro forma financial information as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP or Article 11 of the SEC’s Regulation S-X. EBITDA represents net income (loss), before interest expense–net, depreciation and amortization and benefit (expense) from income taxes.

EBITDA is presented herein because it is an important metric used by management as one of the means by which it assesses acquisition targets. For additional information regarding why we believe non-GAAP measures provide useful information to investors and a discussion of certain limitations thereof, see the section entitled “Non-GAAP Financial Information.”

The following represents the reconciliation of EBITDA to net income for the Transaction indicated for the year ended December 31, 2019 (in thousands):

	ECT2	Other immaterial business acquisitions	CTEH
Net income	$3,455	$520	$34,928
Interest expense–net		713	413
Depreciation and amortization	127	1,126	822
Expense (benefit) from income taxes	1,142	(148)

EBITDA	$4,724	$2,211	$36,163

(9)

Non-GAAP measure. See the section entitled “Non-GAAP Financial Information” for a discussion of non-GAAP measures, and a reconciliation of Montrose’s historical Adjusted EBITDA to reported net loss, the most directly comparable GAAP measure.

Montrose Environmental Group, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of March 31, 2020

	As reported for the quarter ended March 31, 2020	Issuance of the Unitranche Credit Facility(1)		Repayment in full of the Prior Senior Secured Credit Facility(2)			Issuance of the Series A-2 Preferred Stock(3)			Historical Amounts Business Acquisition of CTEH(4)		Pro Forma Amounts Business Acquisition of CTEH(5)		IPO Offering(6)			Repayment of Series A-1 Preferred Stock(7)			Total Pro Forma Impact	Pro Forma As Adjusted at March 31, 2020
Assets
Current Assets:
Cash	$1,047	$195,551	(1a)		$(158,181	)(2)		$173,847	(3a)	$1,527	(4)	$(175,000	)(5a)		$140,000	(6)		$(139,340	)(7a)	$38,404	$39,451
Restricted Cash	473																				473
Accounts receivable—net	39,715									11,940	(4)	1,746	(5b)							13,686	53,401
Contract assets	14,398									6,406	(4)(4a)									6,406	20,804
Prepaid and other current assets	8,020									1,265	(4)									1,265	9,285
Income tax receivable	908																				908
Non-Current Assets
Property and equipment—net	28,729									6,060	(4)									6,060	34,789
Goodwill	127,058											98,469	(5c)							98,469	225,527
Other intangible assets—net	97,155											130,833	(5c)							130,833	227,988
Other assets	2,444																				2,444

Total Assets	319,947	195,551			(158,181)			173,847		27,198		56,048			140,000			(139,340)		295,123	615,070

Liabilities, Redeemable Series A-1 Preferred Stock, Convertible and Redeemable Series A-2 Preferred Stock and Stockholders’ (Deficit) Equity
Current Liabilities:
Accounts payable and other accrued liabilities	$29,494	$906	(1b)	$			$			$4,482	(4)	44,576	(5d)(5f)	$			$			$49,964	$79,458
Accounts payable to related party	9																				9
Accrued payroll and benefits	8,574									4,077	(4)									4,077	12,651
Income tax payable												2,881	(5g)							2,881	2,881
Warrant option	16,877							29,991	(3b)											29,991	46,868
Current portion of long term debt	7,460	1,641	(1c)		(5,000	)(2)														(3,359)	4,101
Non-Current Liabilities:
Other non-current liabilities	490											6,809	(5d)							6,809	7,299
Deferred tax liabilities—net	419																				419
Contingent put option	36,727																	(36,727	)(7a)	(36,727)
Long-term debt—net of deferred financing fees	157,427	193,910	(1d)		(152,153	)(2)														41,757	199,184
Commitments and Contingencies
Redeemable Series A-1 Preferred Stock $0.0001 par value -authorized, issued and outstanding shares: 12,000 at March 31, 2020	134,237																	(134,237	)(7b)	(134,237)
Convertible and Redeemable Series A-2 Preferred Stock $0.0001 par value—authorized, issued and outstanding shares: 17, 500								149,903	(3c)											149,903	149,903
Stockholders’ (Deficit) Equity:
Common stock, $0.000004 par value; authorized shares: 25,000,000; issued and outstanding shares 8,370,107 at March 31, 2020
Additional paid-in capital	33,888							(6,047	)(3d)	18,639	(4)(4b)	6,361	(5e)		160,250	(6)		19,360	(7c)	198,563	232,451
Accumulated deficit	(105,652)	(906	)(1b)		(1,028	)(2)						(4,579	)(5f)		(20,250	)(6)		(12,264	)(7a)	(14,499)	(120,151)
Other comprehensive loss	(3)																				(3)

Total Liabilities, Redeemable Series A-1 Preferred Stock, Convertible and Redeemable Series A-2 Preferred Stock and Stockholders’ (Deficit) Equity	$319,947	$195,551			$(158,181)			$173,847		$27,198		$56,048			$140,000			(139,340)		295,123	615,070

(1)

The Unitranche Credit Agreement provides for a credit facility of $225.0 million, comprised of a $175.0 million term loan and a $50.0 million revolving credit facility. The term loan has quarterly repayments starting on September 30, 2020, with the remaining outstanding principal amount due on the maturity date. Total amounts drawn at issuance were $175.0 million and $25.0 million for the term loan and the revolver, respectively.

(1a)	Total cash received from the issuance of the Unitranche Credit Facility amounted to $200.0 million of which $4.5 million was used to pay closing fees and was recorded as debt issuance costs.
(1b)

Incremental interest expense between the Unitranche Credit Facility interest expense and the prior senior secured credit facility interest expense assuming the Company entered the Unitranche Credit Agreement on January 1, 2020.

(1c)

Current portion of long term debt was determined based on the amortization schedule for the Unitranche Credit Facility. The Company will make quarterly repayments, initially of $0.5 million beginning on September 2020.

(1d)

Amounts represent the long term portion of amounts outstanding under the Unitranche Credit Facility ($175.0 million term loan and $25.0 million in the revolver) net of debt issuance costs of $4.5 million and the long term debt current portion of $1.6 million.

(2)

In April 2020, the Company repaid in full the $158.2 million outstanding under the Company’s prior senior secured credit facility ($5.0 million recorded as current debt and $141.3 million recorded as long term debt) with proceeds received from the Unitranche Credit Facility. Unamortized debt issuance costs linked to the Company’s prior senior secured credit facility of $1.0 million were written off.

(3)

The Company issued 17,500 shares of Series A-2 preferred stock with a par value of $0.0001 per share and the Series A-2 Warrant with a 10-year life for an aggregate purchase price of $175.0 million. Upon a qualifying IPO, the Series A-2 preferred stock becomes convertible into common equity, beginning on the four-year anniversary at a 15% discount to the common stock market price. See the section entitled “Description of Capital Stock—Preferred Stock—Series A-2 Preferred Stock.”

(3a)	Total proceeds received from the issuance of the of the Series A-2 preferred stock were $175.0 million of which $1.2 million was used to pay debt issuance costs.
(3b)

The Series A-2 Warrant has a preliminary fair market value of $30.0 million. Refer to Note 20 in the Company’s unaudited condensed consolidated financial statements included elsewhere in this prospectus.

(3c)

The Company determined that the Series A-2 preferred stock is considered temporary equity since it is redeemable at the option of the holder. The value assigned to the Series A-2 preferred stock was calculated as follows: (i) $175.0 million of proceeds received from the issuance of the instrument, less (ii) $30.0 million assigned to the Series A-2 Warrant, plus (iii) the estimated accretion for the period of $6.0 million, and less (iv) debt issuance cost amounting to $1.2 million.

(3d)	Amount represents the estimated accretion of the Series A-2 preferred stock for the period.
(4)	Amounts represent historical balances as of March 31, 2020 for the CTEH business acquisition.
(4a)	Contract assets consist of unbilled accounts receivable.
(4b)

Amounts represent the historical net assets acquired and net liabilities assumed or equity amounts. Subsidiaries estimated equity amounts are not part of the purchase price accounting and therefore have been removed in the pro forma column.

(5)

In April 2020, the Company completed the business acquisition of CTEH by acquiring 100% of its membership interests. CTEH is an environmental consulting company in Arkansas that specializes in environmental response and toxicology. The transaction qualified as an acquisition of a business and will be accounted for as a business combination.

(5a)	CTEH cash purchase price component amounted to $175.0 million. The cash component of the CTEH purchase price was funded via the issuance of Series A-2 preferred stock.
(5b)

The other purchase price component of the CTEH purchase price consisted of a target working capital amount. CTEH’s resulting working capital at closing did not meet the target amount and therefore, resulted in a working capital deficit due to the Company.

(5c)

These amounts represent the difference between the net assets acquired and liabilities assumed. Intangible assets acquired include customer relationships, covenants not to compete, tradenames and proprietary software. The Company estimated the amount allocated to intangible assets and goodwill as of March 31, 2020. Actual amounts will be determined through purchase price accounting.

(5d)

The contingent consideration element of the purchase price of CTEH’s acquisition is related to potential earn-out payments which are based on the expected achievement of revenue or earnings thresholds as of the date of the acquisition. The recorded amount of earn-out reflects a preliminary estimate for the first and second year earn-out amounting to $42.9 million and $6.8 million, respectively. These are estimates and the amounts will be finalized in purchase price accounting. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations.”

(5e)

Amounts represent the equity purchase price component of the acquisition amounting to $25.0 million net of the write off of the $18.6 million of the equity in CTEH historical equity balance. The common stock component of CTEH acquisition was paid through the issuance of 791,139 shares of common stock.

(5f)	Considers acquisition related expenses of $1.7 million and estimated income tax expense of $2.9 million.
(5g)	CTEH was a disregarded entity for tax purposes since the business was a limited liability company. The pro forma tax expense has been determined using a combined state and federal tax rate of 28.0%.
(6)

Assumes pro forma common shares outstanding of 10,332,001 as of March 31, 2020 and 10,000,000 shares issued in connection with this offering for net proceeds of $140.0 million, $6.0 million of executive compensation, $14.0 million of IPO issuance fees and $0.3 million of estimated stock based compensation for options issued to certain executives. Refer to the section entitled “Capitalization.”

(7)	The Series A-1 preferred stock is expected to be redeemed upon completion of this offering. See the section entitled “Use of Proceeds.”
(7a)

The principal and accrued interest on the Series A-1 preferred stock amounting to $139.3 million (net of $19.4 million expected to be paid in shares of common stock) is expected to be fully repaid with the proceeds from this offering and the issuance of shares of common stock. See the section entitled “Use of Proceeds.” Out of the three year minimum guaranteed interest of $38.7 million, there was $11.7 million in interest earned but unaccrued as of March 31, 2020. Additionally, this pro forma accounts for the write off of (i) related discount of $11.3 million, (ii) debt issuance costs of $1.4 million, and (iii) the write off of the contingent put option of $36.7 million.

(7b)

The accreted Series A-1 preferred stock balance is composed of the following: (i) $120.0 million principal balance, (ii) $27.0 accrued interest, (iii) less debt issuance discount of $1.4 million, and (iv) $11.3 million related to the warrant discount related to the stock purchase warrant issued concurrent with the Series A-1 preferred stock and recorded at the issuance of the instrument.

(7c)

Out of the three year minimum guaranteed interest of $38.7 million, an amount per share equal to the product of (i) 50.0% multiplied by (ii) the redemption price minus $10,000 ($19.4 million) will be paid in common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections titled “Selected Consolidated Financial Data” and “Unaudited Pro Forma Financial Information,” and our historical audited consolidated financial statements and related notes and other information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” and included elsewhere in this prospectus.

Overview

Since our inception in 2012, our mission has been to help clients and communities meet their environmental and sustainability goals and needs. Today, we have emerged as one of the fastest growing companies in a highly fragmented and growing $1.25 trillion global environmental industry.

Our Segments

We provide environmental services to our clients through three business segments—Assessment, Permitting and Response, Measurement and Analysis and Remediation and Reuse.

Assessment, Permitting and Response

Through our Assessment, Permitting and Response segment, we provide scientific advisory and consulting services to support environmental assessments, environmental emergency response, and environmental audits and permits for current operations, facility upgrades, new projects, decommissioning projects and development projects. Our technical advisory and consulting offerings include regulatory compliance support and planning, environmental, ecosystem and toxicological assessments and support during responses to environmental disruption. We help clients navigate regulations at the local, state, provincial and federal levels. In addition to environmental toxicology, our scientists and response teams have helped over 70 clients address COVID-19-related needs, and continue to help clients navigate their preparation for and response to COVID-19 infections.

Measurement and Analysis

Through our Measurement and Analysis segment, our highly credentialed teams test and analyze air, water and soil to determine concentrations of contaminants as well as the toxicological impact of contaminants on flora, fauna and human health. Our offerings include source and ambient air testing and monitoring, leak detection and advanced analytical laboratory services such as air, storm water, wastewater and drinking water analysis. We are a market leader in environmental testing and laboratory services based on 2018 annual revenue according to EBI.

Remediation and Reuse

Through our Remediation and Reuse segment, we provide clients with engineering, design, implementation and operations and maintenance services, primarily to treat contaminated water, remove contaminants from soil or create biogas from waste. We do not own the properties or facilities at which we implement these projects or the underlying liabilities, nor do we own material amounts of the equipment used in projects; instead, we assist our clients in designing solutions, managing projects and mitigating their environmental risks and liabilities.

These operating segments have been structured and organized to align with how we view and manage the business with the full lifecycle of our clients’ targeted environmental concerns and needs in mind. Within each segment, we cover similar service offerings, regulatory frameworks, internal operating structures and client types. Corporate activities not directly related to segment performance, including general corporate expenses, interest and taxes, are reported separately. For more information on each of our operating segments, see the section entitled “Business-Segments” and our audited consolidated financial statements included elsewhere in this prospectus.

COVID-19

We are closely monitoring the impact of the COVID-19 pandemic on our business, including how it will impact our customers, employees and suppliers. While COVID-19 did not have a material adverse effect on our reported results for our first quarter, we did experience some changes to our business operations. The changes were primarily composed of client postponement of on-site environmental compliance testing, delays in project start dates, and postponement or reformatting of scientific presentations and sales visits. We believe these impacts are temporary and accordingly we have instituted temporary cost mitigation measures such as furloughs for a subset of our impacted workforce. Our businesses exposed to commercial food waste and non-specialized municipal water engineering projects also saw or are seeing more significant disruptions and, as a result, we exited those service lines as described further below. On the other hand, our recent CTEH acquisition has seen benefits from COVID-19 given client demand for its toxicology and response services. In the aggregate, the majority of our business and our outlook for 2020 has been largely unimpacted to-date. We have not experienced a significant slowdown in cash collections, and as a result cash flow from operations has not been materially adversely impacted. We also recently entered into a new credit facility, replacing our prior senior secured credit facility, and as a result, have increased cash on hand and borrowing capacity. We expect our sources of liquidity to be sufficient for our operating needs for the next twelve months. See “Liquidity and Capital Resources.”

It is difficult to predict the future impact COVID-19 may have on our business, results of operations, financial position, or cash flows. The extent to which we may be impacted will depend largely on future and rapidly evolving developments, including new information on the severity of the pandemic, potential testing, treatment or vaccines for the virus, and actions by various government authorities to contain the pandemic and mitigate its impact. We intend to closely monitor the impact of COVID-19 on our business and will respond as we believe is appropriate.

Key Factors that Affect Our Business and Our Results

Our operating results and financial performance are influenced by a variety of internal and external trends and other factors. Some of the more important factors are discussed briefly below.

Acquisitions

We have been, and expect to continue to be, an acquisitive company. Since January 1, 2017, we have acquired 22 businesses (seven businesses in each of the last three fiscal years and one in the second quarter of 2020).

Acquisitions have expanded our environmental service capabilities across all three segments, our access to technology, as well as our geographic reach in the United States, Canada and Australia. We did not acquire any companies in the first quarter of 2020. For the year ended December 31, 2019, approximately $23.2 million, or 9.9% of our revenues in 2019, were generated from companies acquired in 2019, and for the year ended December 31, 2018, approximately $17.9 million, or 9.5% of our revenues in 2018, were generated from companies acquired in 2018. Revenues from acquired companies exclude intercompany revenues from revenue synergies realized between business lines within operating segments, as these are eliminated at the consolidated segment and Company level. We expect our revenue growth to continue to be driven in significant part by acquisitions, in particular, by our recent acquisition of CTEH.

As a result of our acquisitions, goodwill and other intangible assets represent a significant proportion of our total assets, and amortization of intangible assets has historically been a significant expense. For the three months ended March 31, 2020 and March 31, 2019, amortization expense was $5.6 million and $4.5 million, respectively. For the years ended December 31, 2019 and December 31, 2018, amortization expense was $20.0 million and $16.3 million, respectively. Our historical financial statements also include other acquisition-related costs, including costs relating to external legal support, diligence and valuation services and other transaction and integration-related matters. For the three months ended March 31, 2020 and March 31, 2019, total acquisition-related costs were $1.3 million and $0.2 million, respectively. For the years ended December 31, 2019 and December 31, 2018, total acquisition-related costs were $3.5 million and $1.6 million, respectively. In addition, in any year gains and losses from changes in the fair value of earn-out related contingent consideration could be significant. For the three months ended March 31, 2020 and March 31, 2019, there were no material changes in the fair value of contingent consideration. For the years ended December 31, 2019 and December 31, 2018, change in the fair value of contingent consideration resulted in a net charge of $1.4 million and a net gain of $0.2 million, respectively. Additionally, we may be required to make up to $80.0 million in earn-out payments over the next two years in connection with our recent acquisition of CTEH, a portion of which may be paid in the form of shares of our common stock. See “Contractual Obligations” and “Liquidity and Capital Resources.” We expect that amortization of identifiable intangible assets and other acquisition-related costs, assuming we continue to acquire, will continue to be significant.

Organic Growth

We have grown organically and expect to continue to do so. We define organic growth as the change in revenues excluding revenues from acquisitions for the first twelve months following the date of acquisition. Due to the size and scale of our recent acquisition of CTEH, we also reference combined organic revenue growth in this prospectus, which represents our annual organic revenue growth plus CTEH’s annual revenue growth. We also adjust this combined organic revenue growth to exclude CTEH’s revenues generated from major environmental events resulting in one or more projects contributing more than $4.0 million of revenue in any year as the events are typically not recurring from year to year. Management uses organic growth as one of the means by which it assesses our results of operations. These measures of organic growth are not, however, a measure of revenue calculated in accordance with GAAP and should be considered in conjunction with our revenues calculated in accordance with GAAP.

Discontinued Service Lines

Periodically, or when circumstances warrant, we evaluate the performance of our business services to ensure that performance and outlook are consistent with expectations. During the quarter ended March 31, 2020, as part of this evaluation, we determined to scale back operations of our environmental lab in Berkeley, California, and to exit our non-specialized municipal water engineering service line and our food-waste biogas engineering service line. The factors underlying these decisions were accelerated and amplified by the COVID-19 pandemic, which for example, has made the collection of commercial food waste used in biodigesters less consistent and delayed the approval or initiation of certain projects dependent on municipal or state funding. As a part of discontinuing these service lines, we eliminated select personnel and, in the quarter ended March 31, 2020, booked an additional bad debt reserve related to the increased uncertainty around the ability to collect on receivables related to these service lines. Revenue from our non-specialized municipal water engineering service line and our food-waste biogas engineering or, collectively, the Discontinued Service Lines, which are included in the results of our Remediation and Reuse segment, were $10.9 million and $12.3 million in the years ended December 31, 2019 and 2018, respectively, and $1.0 million and $3.5 million in the quarters ended March 31, 2020 and 2019, respectively.

Revenue Mix

Our segments generate different levels of profitability and, accordingly, shifts in the mix of revenues between segments can impact our consolidated reported net income, operating margin, Adjusted EBITDA and

Adjusted EBITDA margin from year to year. See the section entitled “Non-GAAP Financial Information” for a discussion of non-GAAP measures and a reconciliation thereof to the most directly comparable GAAP measure. Inter-company revenues between business lines within segments have been eliminated.

Financing Costs

Financing costs, relating primarily to interest expense on our debt, continue to be a significant component of our results of operations. For the three months ended March 31, 2020 and March 31, 2019, we incurred interest expense of $2.6 million and $1.3 million, respectively. For the year ended December 31, 2019, we incurred $6.8 million of interest expense and for the year ended December 31, 2018, we incurred $11.1 million of interest expense and $0.4 million in debt extinguishment costs. On April 13, 2020, we entered into the Unitranche Credit Agreement providing for a new $225.0 million credit facility comprised of a $175.0 million term loan and a $50.0 million revolving credit facility and used the proceeds therefrom to repay in full all amounts outstanding under our prior senior secured credit facility. We incurred debt extinguishment costs of $1.0 million in connection with this refinancing transaction. We expect interest expense to increase in future periods due to the higher interest rates under our new credit facility, and that interest expense will remain a significant cost as we continue to leverage our credit facility to support our operations and future acquisitions.

Corporate and Operational Infrastructure Investments

Our historical operating results reflect the impact of our ongoing investments in our corporate infrastructure to support our growth. We have made and expect to continue to make investments in our business platform that we believe have laid the foundation for continued growth. Investments in logistics, quality, risk management, sales and marketing, safety, human resources, research and development, finance and information technology resources and other areas enable us to support continued growth. These investments have allowed us to improve our operating margins.

Seasonality

Because demand for environmental services is not driven by specific or predictable patterns in one or more fiscal quarters, our business is better assessed based on yearly results. In addition, our operating results experience some quarterly variability. Excluding the impact of revenues and earnings from new acquisitions, we typically generate slightly lower revenues and lower earnings in the first and fourth quarters and higher overall revenues and earnings in the second and third quarters. Historically, quarterly variability has been driven by weather patterns, which generally impact our field-based teams’ ability to operate in the winter months. As we continue to grow and expand into new geographies and service lines, quarterly variability may deviate from historical trends.

Earnings Volatility

We expect to experience increased annual and quarterly revenue and earnings volatility as a result of the timing of large contract wins in our Remediation and Reuse segment. In addition, the acquisition of CTEH exposes us to potentially significant revenue and earnings fluctuations tied to the timing of large emergency response projects following an incident or natural disaster. As a result, we may experience revenues and earnings in a quarter or year that are not indicative of future results.

Results of Operations

Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019

	For the Three Months Ended March 31,
	2019	2020
(in thousands, except per share data)
Statements of operations data:
Revenues	$50,954	$61,031
Cost of revenues (exclusive of depreciation and amortization)	37,095	44,398
Selling, general and administrative expenses	10,447	20,931
Related party expense	159	119
Depreciation and amortization	6,449	7,560

Loss from operations	$(3,196)	$(11,977)
Other income (expense)	49	(29,830)
Interest expense, net	(1,279)	(2,593)

Loss before income taxes	(4,426)	(44,400)
Income tax expense (benefit)	816	(3,152)

Net loss	$(5,242)	$(41,248)
Accretion of redeemable preferred stock	(4,534)	(5,415)

Net loss attributable to common stockholders	$(9,776)	$(46,663)

Weighted average number of shares (basic and diluted)	8,672	8,904
Loss per share	$(1.13)	$(5.24)
Other financial data:
Operating margin(1)	(6.3%)	(19.6%)
Adjusted EBITDA(2)	$4,674	$5,553
Adjusted EBITDA margin(2)	9.2%	9.1%
Pro-forma revenue(3)		$92,284
Pro-forma net loss(3)		$(29,623)
Pro-forma adjusted EBITDA(3)		$16,109

(1)	Operating margin represents loss from operations as a percentage of revenues.

(2)	Non-GAAP measure. See the section entitled “Non-GAAP Financial Information” for a discussion of non-GAAP measures and a reconciliation thereof to the most directly comparable GAAP measure.

(3)	See the section entitled “Unaudited Pro Forma Financial Information.”

Revenues

For the three months ended March 31, 2020, we had revenues of $61.0 million, an increase of $10.0 million, or 19.8% over the three months ended March 31, 2019. The increase in revenues was driven by acquisitions completed since the end of the first quarter of 2019, which contributed $8.9 million to revenues in the first quarter of 2020. Excluding the impact of acquisitions, the increase in revenue was also driven by growth of $3.2 million in our Measurement and Analysis segment, partially offset by a decline in revenues related to the Discontinued Service Lines in our Remediation and Reuse segment.

For the three months ended March 31, 2020, our Assessment, Permitting and Response segment generated $4.5 million, or 7.4% of total revenues, our Measurement and Analysis segment generated $36.4 million, or 59.7% of total revenues, and our Remediation and Reuse segment generated $20.1 million, or

32.9% of total revenues. For the three months ended March 31, 2019, we had revenues of $51.0 million, of which our Assessment, Permitting and Response segment generated $4.6 million, or 9.0% of total revenues, our Measurement and Analysis segment generated $28.3 million, or 55.6% of total revenues, and our Remediation and Reuse segment generated $18.1 million, or 35.4% of total revenues. Revenue from the Discontinued Service Lines of $1.0 million and $3.5 million for the three months ended March 31, 2020 and March 31, 2019, respectively, was all in our Remediation and Reuse segment.

Cost of Revenues

Cost of revenues consists of all direct costs required to provide services, including fixed and variable direct labor costs, equipment rental and other outside services, field and lab supplies, vehicle costs and travel- related expenses.

For the three months ended March 31, 2020, cost of revenues was $44.4 million or 72.7% of revenues, and was comprised of direct labor of $27.4 million, outside services (including construction, laboratory, shipping and freight and other outside services) of $9.3 million, field supplies, testing supplies and equipment rental of $4.3 million, project-related travel expenses of $1.6 million and other direct costs of $1.8 million. For the three months ended March 31, 2020, cost of revenues as a percentage of revenue was relatively unchanged compared to the prior year period.

For the three months ended March 31, 2019, cost of revenues was $37.1 million or 72.8% of revenues, and was comprised of direct labor of $22.0 million, outside services (including construction, laboratory, shipping and freight and other outside services) of $7.8 million, field supplies, testing supplies and equipment rental of $4.1 million, project-related travel expenses of $1.7 million and other direct costs of $1.5 million.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of general corporate overhead, including executive, legal, finance, safety, risk management, human resource, marketing and information technology related costs, as well as indirect operational costs of labor, rent, insurance and stock-based compensation.

For the three months ended March 31, 2020, selling, general and administrative expenses were $20.9 million, an increase of $10.5 million or 100.4% versus the three months ended March 31, 2019, of which $1.9 million was from the existing selling, general and administrative expenses of companies we acquired after the first quarter 2019. The increase was also driven by an increased investment in corporate infrastructure (primarily finance, sales and marketing, safety, IT and human resources), an increase in bad debt expense, an increase in costs incurred related to acquisitions, and costs related to preparing for our initial public offering.

For the three months ended March 31, 2020, selling, general and administrative expenses were comprised of indirect labor of $5.9 million, facilities costs of $2.9 million, stock-based compensation of $0.7 million, bad debt expense of $6.3 million, and other costs (including software, travel, insurance, legal, consulting and audit services) of $5.1 million.

For the three months ended March 31, 2019, selling, general and administrative expenses were $10.4 million, which was comprised of indirect labor of $4.2 million, facilities costs of $2.5 million, stock-based compensation of $0.8 million, and other costs (including software, travel, insurance, legal, consulting and audit services) of $2.9 million.

We expect our general and administrative expenses to increase as a result of additional insurance, legal, accounting, investor relations and other costs associated with becoming a public company.

Related Party Expense

Related party expense for the three months ended March 31, 2020 and March 31, 2019, of $0.1 million and $0.2 million, respectively, represented fees paid to a related party for acquisition-related diligence support. See the section entitled “Certain Relationships and Related Party Transactions — Consulting Services.”

Depreciation and Amortization

Depreciation and amortization expense for the three months ended March 31, 2020, was $7.6 million and was comprised of amortization of finite lived intangibles of $5.6 million, arising as a result of our acquisition activity, and depreciation of property and equipment of $2.0 million. Depreciation and amortization expense for the three months ended March 31, 2019, was $6.4 million and was comprised of amortization of finite lived intangibles of $4.5 million and depreciation of property and equipment of $1.9 million. The increase in both depreciation and amortization for the three months ended March 31, 2020 versus the three months ended March 31, 2019, was primarily a result of acquisitions.

Other (Expense) Income

Other expense for the three months ended March 31, 2020 of $29.8 million was driven primarily by fair value adjustments related to the Series A-1 preferred stock contingent put option. The change in fair value of the contingent put option was influenced by the issuance of the Series A-2 preferred stock, which was deemed probable as of March 31, 2020. See Notes 10 and 14 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Other income for the three months ended March 31, 2019 was not material.

Interest Expense, Net

Interest expense, net incurred in the three months ended March 31, 2020, was $2.6 million, compared to $1.3 million for the three months ended March 31, 2019. The increase in interest expense was primarily driven by higher outstanding debt balances, including borrowings outstanding under our prior senior secured credit facility, and under equipment line of credit. See Note 11 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Income taxes benefit/expense

Income tax benefit was $3.2 million for the three months ended March 31, 2020, compared to an income tax expense of $0.8 million for the three months ended March 31, 2019.

Net loss and Adjusted EBITDA

For the three months ended March 31, 2020, net loss was $41.2 million and Adjusted EBITDA was $5.6 million. For the three months ended March 31, 2019, net loss was $5.2 million and Adjusted EBITDA was $4.7 million. See the section entitled “Non-GAAP Financial Information” for a discussion of non-GAAP measures and a reconciliation thereof to the most directly comparable GAAP measure.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

	Year Ended December 31,
	2018	2019
(in thousands, except per share data)
Statements of operations data:
Revenues	$188,805	$233,854
Cost of revenues (exclusive of depreciation and amortization)	134,734	163,983
Selling, general and administrative expenses	38,615	50,663
Related party expense	2,180	448
Depreciation and amortization	23,915	27,705

Loss from operations	$(10,639)	$(8,945)
Other income (expense)	265	(10,978)
Interest expense, net	(11,085)	(6,755)

Loss before income taxes	(21,459)	(26,678)
Income tax benefit	(4,968)	(3,121)

Net loss	$(16,491)	$(23,557)
Accretion of redeemable preferred stock	(3,605)	(19,616)
Convertible preferred stock deemed dividend	(932)

Net loss attributable to common stockholders	$(21,028)	$(43,173)

Weighted average number of shares (basic and diluted)	7,533	8,789
Loss per share	$(2.79)	$(4.91)
Other financial data:
Operating margin(1)	(5.6%)	(3.8%)
Adjusted EBITDA(2)	$19,313	$31,242
Adjusted EBITDA margin(2)	10.2%	13.4%
Pro-forma revenue(3)		$369,419
Pro-forma net loss(3)		$(23,708)
Pro-forma adjusted EBITDA(2)(3)		$74,340

(1)	Operating margin represents loss from operations as a percentage of revenues.

(2)	Non-GAAP measure. See the section entitled “Non-GAAP Financial Information” for a discussion of non-GAAP measures and a reconciliation thereof to the most directly comparable GAAP measure.

(3)	See the section entitled “Unaudited Pro Forma Financial Information.”

Revenues

For the year ended December 31, 2019, we had revenues of $233.9 million, an increase of $45.1 million or 23.9% over the prior year. Of this increase, $23.2 million was provided by companies acquired in 2019. The remaining increase of $21.9 million was driven by growth in all three of our reporting segments. See “Segment Results of Operations” below.

For the year ended December 31, 2019, our Assessment, Permitting and Response segment generated $21.1 million, or 9.0% of total revenues, our Measurement and Analysis segment generated $135.5 million, or 58.0% of total revenues, and our Remediation and Reuse segment generated $77.3 million, or 33.0% of total revenues. For the year ended December 31, 2018, we had revenues of $188.8 million, of which our Assessment, Permitting and Response segment generated $3.7 million, or 1.9% of total revenues, our Measurement and Analysis segment generated $117.4 million, or 62.2% of total revenues, and our Remediation and Reuse segment generated $67.8 million, or 35.9% of total revenues. Revenue from Discontinued Service Lines contributed $10.9 million and $12.3 million to revenues in the years ended December 31, 2019 and December 31, 2018, respectively, which was all in our Remediation and Reuse segment.

Cost of Revenues

For the year ended December 31, 2019, cost of revenues was $164.0 million or 70.1% of revenues, and was comprised of direct labor of $94.2 million, outside services (including construction, laboratory, shipping and freight and other outside services) of $34.8 million, field supplies, testing supplies and equipment rental of $20.5 million, project-related travel expenses of $8.7 million and other direct costs of $5.8 million. For the year ended December 31, 2019, cost of revenues as a percentage of revenue fell 1.3% from the prior year, as a result of lower labor and field supplies as a percentage of revenue, partially offset by higher outside services costs. These drivers were primarily as a result of changes in segment mix.

For the year ended December 31, 2018, cost of revenues was $134.7 million or 71.4% of revenues, and was comprised of direct labor of $79.4 million, outside services (including construction, laboratory, shipping and freight and other outside services) of $26.1 million, field supplies, testing supplies and equipment rental of $17.6 million, project-related travel expenses of $7.0 million and other direct costs of $4.6 million.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of general corporate overhead, including executive, legal, finance, safety, risk management, human resource, marketing and information technology related costs, as well as indirect operational costs of labor, rent, insurance and stock-based compensation.

For the year ended December 31, 2019, selling, general and administrative expenses were $50.7 million, an increase of $12.1 million or 31.2% versus the prior year, of which $3.5 million was from selling, general and administrative expenses pertaining to companies we acquired in 2019. The remaining $8.6 million increase was primarily due to an increase in bad debt of $1.2 million, an increase in expense related to the fair value adjustment of contingent consideration of $1.4 million, an increase in costs incurred related to acquisitions of $1.9 million, costs related to preparing for our initial public offering of $0.6 million and investment in corporate infrastructure (primarily finance, sales and marketing, safety, IT and human resources).

For the year ended December 31, 2019, selling, general and administrative expenses were comprised of indirect labor of $18.4 million, facilities costs of $10.7 million, stock-based compensation of $2.9 million, acquisition-related costs of $3.5 million, fair value change to contingent liabilities of $1.4 million, bad debt expense of $1.2 million, costs related to preparing for our initial public offering of $0.6 million and other costs (including software, travel, insurance, legal, consulting and audit services) of $12.0 million.

For the year ended December 31, 2018, selling, general and administrative expenses were $38.6 million, which was comprised of indirect labor of $13.7 million, facilities costs of $9.7 million, stock-based compensation of $4.90 million, acquisition-related costs of $1.6 million, gain on change in fair value of contingent consideration of $0.2 million and other costs (including software, travel, insurance, legal, consulting and audit services) of $8.9 million.

We expect our general and administrative expenses to increase as a result of additional insurance, legal, accounting, investor relations and other costs associated with becoming a public company.

Related Party Expense

Related party expense for the year ended December 31, 2019, of $0.5 million, represented fees paid to a related party for acquisition-related diligence support. Related party expense for the year ended December 31, 2018 of $2.2 million primarily represented management fees paid for advisory and consulting services provided under a monitoring fee agreement. The agreement was terminated effective September 30, 2018. Related party expense for the year ended December 31, 2018, also included $0.4 million of fees paid for acquisition-related diligence support. See the section entitled “Certain Relationships and Related Party Transactions.”

Depreciation and Amortization

Depreciation and amortization expense for the year ended December 31, 2019, was $27.7 million and was comprised of amortization of finite lived intangibles of $20.0 million, arising as a result of our acquisition activity, and depreciation of property and equipment of $7.7 million. Depreciation and amortization expense for the year ended December 31, 2018, was $23.9 million and was comprised of amortization of finite lived intangibles of $16.3 million and depreciation of property and equipment of $7.6 million. The increase in both depreciation and amortization for the year ended December 31, 2019 versus the prior year is primarily a result of acquisitions.

Other (Expense) Income

Other expense for the year ended December 31, 2019 of $11.0 million was driven primarily by fair value adjustments related to both the warrant option and Series A-1 preferred stock contingent put option (see Notes 12 and 13 to our audited consolidated financial statements included elsewhere in this prospectus). Other income for the year ended December 31, 2018 of $0.3 million related primarily to sublease rental income.

Interest Expense, Net

Interest expense, net incurred in the year ended December 31, 2019, was $6.8 million, compared to $11.1 million for the year ended December 31, 2018. The reduction in interest expense is primarily as a result of a lower average interest rate in 2019, as a result of the repayment of a second lien term loan facility and a convertible subordinated debt instrument in the fourth quarter of 2018 using the proceeds of the sale of our Series A-1 preferred stock. See Notes 14 and 17 to our audited consolidated financial statements included elsewhere in this prospectus. For the year ended December 31, 2019 interest expense was driven by interest incurred on our outstanding debt, including borrowings outstanding under our prior senior secured credit facility, and under equipment lines of credit. For the year ended December 31, 2018 interest expense was incurred on debt resulting from borrowing under our prior senior secured credit facility, our second lien term loan facility, a convertible subordinated debt instrument and under equipment lines of credit.

Income taxes benefit

Income tax benefit was $3.1 million for the year ended December 31, 2019, compared to an income tax benefit of $5.0 million for the year ended December 31, 2018.

Net loss and Adjusted EBITDA

For the year ended December 31, 2019, net loss was $23.6 million and Adjusted EBITDA was $31.2 million. For the year ended December 31, 2018, net loss was $16.5 million and Adjusted EBITDA was $19.3 million. See the section entitled “Non-GAAP Financial Information” for a discussion of non-GAAP measures and a reconciliation thereof to the most directly comparable GAAP measure.

Segment Results of Operations

Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019

	Three Months Ended March 31,
	2019			2020
(in thousands)	Revenues	Adjusted EBITDA(1)	Adjusted EBITDA Margin(2)	Revenues	Adjusted EBITDA(1)	Adjusted EBITDA Margin(2)
Assessment, Permitting and Response	$4,575	$1,994	43.6%	$4,530	$1,442	31.8%
Measurements & Analysis	28,331	3,989	14.1%	36,440	7,379	20.2%
Remediation & Reuse	18,048	2,620	14.5%	20,061	2,107	10.5%

Total Operating Segments	$50,954	$8,603	16.9%	$61,031	$10,928	17.9%

Corporate and Other		(3,531)	n/a		(5,375)	n/a

(1)

For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance. See Note 17 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

(2)	Represents Adjusted EBITDA as a percentage of revenues.

Revenues

Assessment, Permitting and Response segment revenues for the three months ended March 31, 2020 were $4.5 million, compared to $4.6 million for the three months ended March 31, 2019.

Measurement and Analysis segment revenues for the three months ended March 31, 2020 were $36.4 million, an increase of $8.1 million or 28.6% compared to revenues for the three months ended March 31, 2019 of $28.3 million. The increase was driven by organic growth and by acquisitions completed subsequent to the first quarter of 2019, which contributed $4.9 million to revenues in the first quarter of 2020.

Remediation and Reuse segment revenues for the three months ended March 31, 2020 were $20.1 million, an increase of $2.1 million or 11.2% compared to revenues for the three months ended March 31, 2019 of $18.0 million. The increase was driven by organic growth and by acquisitions subsequent to the first quarter of 2019, which contributed $4.0 million to revenues in the first quarter or 2020, less revenues from Discontinued Service Lines in the Remediation and Reuse segment, which were $1.0 million and $3.5 million in the three months ended March 31, 2020 and March 31, 2019, respectively.

Adjusted EBITDA

Assessment, Permitting and Response segment Adjusted EBITDA was $1.4 million for the three months ended March 31, 2020, compared to $2.0 million for the three months ended March 31, 2019. For the three months ended March 31, 2020 and March 31, 2019, Adjusted EBITDA margin was 31.8% and 43.6%, respectively. The decline in Adjusted EBITDA and Adjusted EBITDA margin was the result of a planned increase in headcount to support expected future revenue growth.

Measurement and Analysis segment Adjusted EBITDA for the three months ended March 31, 2020 was $7.4 million, an increase of $3.4 million compared to Adjusted EBITDA for the three months ended March 31, 2019 of $4.0 million. For the three months ended March 31, 2020 Adjusted EBITDA margin was 20.2% compared to 14.1% in the prior year. The improvement in Adjusted EBITDA and Adjusted EBITDA margin was as a result of favorable business mix.

Remediation and Reuse Adjusted EBITDA for the three months ended March 31, 2020 was $2.1 million, a decrease of $0.5 million compared to Adjusted EBITDA for the three months ended March 31, 2019 of $2.6 million. For the three months ended March 31, 2020 Adjusted EBITDA margin was 10.5% compared to 14.5% in the prior year. The decrease in Adjusted EBITDA and Adjusted EBITDA margin was a result of higher fixed costs in anticipation of growth and geographic expansion within our PFAS water treatment and agricultural waste biogas business lines, as well as earnings from Discontinued Service Lines in the prior year of $0.3 million.

Corporate and other costs were $5.4 million for the three months ended March 31, 2020 compared to $3.5 million for the three months ended March 31, 2019. The increase was driven by head count additions in sales and marketing, human resources, information technology, safety and finance made in 2019 subsequent to the first quarter, as well as an increase in bad debt reserve expense of $0.8 million given the potential impact of COVID-19.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

	Year Ended December 31,
	2018			2019
(in thousands)	Revenues	Adjusted EBITDA(1)	Adjusted EBITDA Margin(2)	Revenues	Adjusted EBITDA	Adjusted EBITDA Margin(1)
Assessment, Permitting and Response	$3,663	$1,339	36.6%	$21,071	$7,572	35.9%
Measurements & Analysis	117,373	20,779	17.7%	135,531	27,828	20.5%
Remediation & Reuse	67,769	11,400	16.8%	77,252	9,736	12.6%

Total Operating Segments	$188,805	$33,518	17.8%	$233,854	$45,136	19.3%

Corporate and Other		(11,701)	n/a		(13,641)	n/a

(1)

For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance. See Note 21 to our audited consolidated financial statements included elsewhere in this prospectus.

(2)	Represents Adjusted EBITDA as a percentage of revenues.

Revenues

Assessment, Permitting and Response segment revenues for the year ended December 31, 2019 were $21.1 million, compared to $3.7 million for the year ended December 31, 2018. The 475.2% increase was due to the acquisition of two businesses in the fourth quarter of 2018, which expanded our product portfolio and our scientific and technical advisory services footprint.

Measurement and Analysis segment revenues for the year ended December 31, 2019 were $135.5 million, an increase of $18.1 million or 15.5% compared to revenues for the year ended December 31, 2018 of $117.4 million. The increase was driven by organic growth and by acquisitions completed in 2019, which contributed $11.9 million to 2019 revenues.

Remediation and Reuse segment revenues for the year ended December 31, 2019 were $77.3 million, an increase of $9.5 million or 14.0% compared to revenues for the year ended December 31, 2018 of $67.8 million. The increase was driven by acquisitions completed in 2019, which contributed $11.3 million to 2019 revenues. Revenues from the Discontinued Service Lines in the Remediation and Reuse segment were $10.9 million and $12.3 million for the years ended December 31, 2019 and December 31, 2018, respectively.

Adjusted EBITDA

Assessment, Permitting and Response segment Adjusted EBITDA was $7.6 million for the year ended December 31, 2019, compared to $1.3 million for the year ended December 31, 2018 driven by the increase in revenues. For the years ended December 31, 2019 and December 31, 2018, Adjusted EBITDA margin was 35.9% and 36.6%, respectively.

Measurement and Analysis segment Adjusted EBITDA for the year ended December 31, 2019 was $27.8 million, an increase of $7.0 million compared to Adjusted EBITDA for the year ended December 31, 2018 of $20.8 million. For the year ended December 31, 2019 Adjusted EBITDA margin was 20.5% compared to 17.7% in the prior year. The improvement in Adjusted EBITDA and Adjusted EBITDA margin was as a result of growth and favorable business mix.

Remediation and Reuse segment Adjusted EBITDA for the year ended December 31, 2019 was $9.7 million, a decrease of $1.7 million compared to Adjusted EBITDA for the year ended December 31, 2018 of $11.4 million. For the year ended December 31, 2019 Adjusted EBITDA margin was 12.6% compared to 16.8% in the prior year. The decrease in Adjusted EBITDA and Adjusted EBITDA margin was attributable to ongoing investments in personnel and infrastructure.

Corporate and other costs were $13.6 million for the year ended December 31, 2019 compared to $11.7 million for the year ended December 31, 2018. The increase was driven by higher labor costs in sales and marketing, human resources, information technology, safety and finance, as well as an increase in software, insurance and marketing costs, which were made in 2019 in support of anticipated acquisitions and revenue growth.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, other commitments and contractual obligations. We consider liquidity in terms of cash flows from operations and other sources, including availability under our credit facility, and their sufficiency to fund our operating and investing activities.

Our principal sources of liquidity have been borrowings under our credit facility, prior senior secured credit facility and other borrowing arrangements and cash generated by operating activities. Historically, we have financed our operations and acquisitions from a combination of cash generated from operations, periodic borrowings under our credit facility, prior senior secured credit facility and other prior secured and unsecured borrowings and proceeds from the issuance of common and preferred stock. Our primary cash needs are for day to day operations, to fund working capital requirements, to fund our acquisition strategy, to pay interest and principal on our indebtedness and to make capital expenditures.

We expect to continue to finance our liquidity requirements, including any cash earn-out payments that may be required in connection with the acquisition of CTEH, through cash generated from operations and borrowings under our credit facility. We believe these sources will be sufficient to fund our cash needs for the next twelve months. See “Contractual Obligations” below for a discussion of the earn-out payments and “COVID-19” above for a discussion of the impact of the pandemic on our liquidity.

Cash Flows

The following table summarizes our cash flows for the periods presented:

(in thousands)	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
Consolidated Statement of Cash flows data:
Net cash provided by (used in) operating activities	$(2,845)	$17,042	$100	$(8,978)
Net cash used in investing activities	(50,283)	(86,983)	(1,573)	(1,660)
Net cash provided by financing activities	50,850	74,452	676	5,238

Change in cash, cash equivalents and restricted cash	$(2,278)	$4,511	$(797)	$(5,400)

Operating Activities

Cash flows from operating activities can fluctuate from period-to-period as earnings, working capital needs and the timing of payments for taxes, bonus payments and other operating items impact reported cash flows. For the three months ended March 31, 2020, net cash used in operating activities was $9.0 million, a decrease of $9.1 million, when compared to net cash provided by operating activities of $0.1 million for the three months ended March 31, 2019. This decrease in cash flow from operating activities primarily reflects an increase in working capital of $5.4 million, as well as higher interest and acquisition-related costs of $2.4 million when compared to the three months ended March 31, 2019. The decrease in working capital was driven primarily by a decrease in accounts payable, due to the timing of payments and higher bonus payments in the quarter compared to the three months ended March 31, 2019.

For the year ended December 31, 2019, net cash provided by operating activities was $17.0 million, an increase of $19.8 million, when compared to net cash used in operating activities of $2.8 million, for the year ended December 31, 2018. This improvement in cash flow from operating activities reflects an increase in earnings before non-cash items, including depreciation and amortization, stock-based compensation expense and changes in fair value of derivatives, of $15.8 million and an improvement in the change in working capital of $11.1 million, compared to the prior year. The improvement in working capital was driven primarily by improved receivables and payables management.

Investing Activities

For the three months ended March 31, 2020, net cash used in investing activities was $1.7 million, primarily driven by purchases of property and equipment for cash consideration of $1.6 million.

For the three months ended March 31, 2019, net cash used in investing activities was $1.6 million, primarily driven by the payment of assumed purchase price obligations of $1.5 million.

For the year ended December 31, 2019, net cash used in investing activities was $87.0 million, primarily driven by acquisition activity. For the year ended December 31, 2019, we completed a total of seven acquisitions for a total cash consideration of $81.4 million, net of cash acquired. In addition, in 2019 we purchased property and equipment for cash consideration of $4.7 million, and paid $1.5 million related to assumed purchase price obligations from prior year acquisitions. These investments were partially offset by property insurance proceeds and proceeds from the sale of property and equipment of $0.6 million.

For the year ended December 31, 2018, net cash used in investing activities was $50.3 million, primarily driven by acquisition activity. For the year ended December 31, 2018, we completed a total of seven acquisitions for a total cash consideration of $45.8 million, net of cash acquired. In addition, in 2018 we purchased property and equipment for cash consideration of $3.8 million, paid $0.5 million related to assumed purchase price obligations from prior year acquisitions and invested $0.3 million in software development. These investments were partially offset by property insurance proceeds and proceeds from the sale of property and equipment of $0.2 million.

Financing Activities

For the three months ended March 31, 2020, net cash provided by financing activities was $5.2 million. Cash provided by financing activities was driven by a $13.2 million increase in net borrowings under our credit facility, partially offset by the payment of acquisition-related contingent consideration of $4.7 million, an amortization payment of $1.3 million related to our term loan under our prior senior secured credit facility, the repayment of capital leases of $0.7 million, and the payment of debt issuance costs of $0.1 million.

For the three months ended March 31, 2019, net cash provided by financing activities was $0.7 million. Cash provided by financing activities was driven by a $1.3 million increase in net borrowings under our prior senior secured credit facility, partially offset by the payment of acquisition-related contingent consideration of $0.4 million and the repayment of capital leases of $0.3 million.

For the year ended December 31, 2019, net cash provided by financing activities was $74.5 million. Cash provided by financing activities was driven by a $77.6 million increase in net borrowings under our prior senior secured credit facility, proceeds from the issuance of common stock of $1.5 million and the collection of a note receivable from stockholders of $0.1 million, partially offset by an amortization payment of $1.3 million related to our term loan under our prior senior secured credit facility, the repayment of capital leases of $2.0 million, the payment of acquisition-related contingent consideration of $1.1 million and the payment of debt issuance costs of $0.4 million.

For the year ended December 31, 2018, net cash provided by financing activities was $50.9 million. Cash provided by financing activities was driven by net proceeds from the issuance of our Series A-1 preferred stock of $118.4 million and a $20.0 million increase in net borrowings under our prior senior secured credit facility, partially offset by $36.3 million used to repay our second lien term loan under our prior senior secured credit facility, including a prepayment fee, the repayment of convertible preferred stock of $31.0 million, $11.9 million for the repayment of convertible subordinated debt, including accrued interest, the repurchase of common stock of $2.7 million, the repurchase of stock options of $1.4 million, the payment of acquisition-related contingent consideration of $2.0 million, the payment of debt issuance costs of $0.9 million and the repayment of capital leases of $1.0 million.

Credit Facility

As of March 31, 2020, our prior senior secured credit facility consisted of a $50.0 million term loan and a $130.0 million revolving credit facility.

Borrowings under the prior senior secured credit facility bear interest at either (i) LIBOR plus the applicable margin or (ii) a base rate (equal to the highest of (a) the federal funds rate plus 0.5%, (b) Bank of America, N.A.’s prime rate and (c) the Eurocurrency Rate, which is based on LIBOR, (using a one-month period plus 1.0%), plus the applicable margin, as we elect. The applicable margin means a percentage per annum determined in accordance with the following table:

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Loans and LIBOR Letter of Credit Fee	Daily Floating Rate Loans	Rate Loans
1	> 3.75 to 1.0	0.50%	4.00%	4.00%	3.00%
2	≤ 3.75 to 1.0 but > 3.00 to 1.0	0.50	3.50	3.50	2.50
3	≤ 3.00 to 1.0 but > 2.25 to 1.0	0.40	3.00	3.00	2.00
4	≤ 2.25 to 1.0	0.30	2.50	2.50	1.50

As of March 31, 2020 and December 31, 2019, we fell within Pricing Tier 2. The weighted average interest rate on the prior senior secured credit facility as of March 31, 2020 and December 31, 2019 was 4.95% and 5.41%.

At March 31, 2020, there was an aggregate of $158.2 million outstanding under the prior senior secured credit facility, consisting of $47.5 million outstanding on the term loan and $110.7 million outstanding on the revolver, with available aggregate undrawn borrowing capacity of approximately $19.3 million under the revolver. At December 31, 2019, there was an aggregate of $146.3 million outstanding under the prior senior secured credit facility, consisting of $48.8 million outstanding on the term loan and $97.6 million outstanding on the revolver, with available aggregate undrawn borrowing capacity of approximately $32.4 million under the revolver. At March 31, 2020 and December 31, 2019 we were in compliance with the covenants under this credit agreement, including the financial covenants.

On April 13, 2020, we entered into a Unitranche Credit Agreement providing for a new $225.0 million credit facility comprised of a $175.0 million term loan and a $50.0 million revolving credit facility and repaid all amounts outstanding under the prior senior secured credit facility. The credit facility matures on the earliest of (a) April 13, 2025, (b) so long as our Series A-1 preferred stock has not been redeemed in full or otherwise not converted into common stock of Montrose, the date that is 180 days before the Series A-1 preferred equity mandatory redemption date, unless prior to such date, the Series A-1 preferred equity mandatory redemption date has been extended to a date not earlier than one hundred eighty (180) days after April 13, 2025 and (c) so long as our Series A-2 preferred stock has not been redeemed in full or otherwise not converted into common stock of Montrose, the date that is 180 days before the Series A-2 preferred equity mandatory redemption date, unless prior to such date, the Series A-2 preferred equity mandatory redemption date has been extended to a date not earlier than one hundred eighty (180) days after April 13, 2025. The term loan bears interest at a rate of LIBOR plus 5.0% (subject to a 1% LIBOR floor) or the base rate plus 4.0%. The revolver bears interest at a rate of LIBOR plus 3.5% or the base rate plus 2.5%. The revolver is also subject to an unused commitment fee of 0.35%. The term loan begins amortizing quarterly with fiscal quarter ending September 30, 2020, with a required repayment of (a) $0.5 million for fiscal quarter ending September 30, 2020 and each other fiscal quarter through and including June 30, 2021, (b) $1.1 million for fiscal quarter ending September 30, 2021 and each other fiscal quarter through and including June 30, 2021, and (c) $1.6 million for each fiscal quarter ending thereafter. We have the option to borrow incremental term loans up to an aggregate principal amount of $100.0 million subject to satisfaction of certain conditions, including the borrower’s pro forma compliance with the financial covenants under the credit facility. Immediately after giving effect to the incurrence of any such incremental term loans, the unitranche lenders must collectively hold at least 70% of all pari passu debt of all lenders under the credit facility. The existing lenders are not obligated to participate in any incremental term loan facility. A portion of the proceeds from this credit facility was used to repay all amounts outstanding under our prior senior secured credit facility.

Our obligations under the new credit facility are guaranteed by certain of our existing and future direct and indirect subsidiaries, and such obligations are secured by substantially all of our assets. The credit facility includes a number of covenants imposing certain restrictions on our business, including, among other things, restrictions on our ability to incur indebtedness, prepay or amend other indebtedness, create liens, make certain fundamental changes including mergers or dissolutions, pay dividends and make other payments in respect of capital stock, make certain investments, sell assets, change our lines of business, enter into transactions with affiliates and other corporate actions. The credit facility also contains financial covenants requiring us to remain below a maximum consolidated total leverage ratio of 4.25 times, which steps down to 4.00 times beginning December 31, 2021 and then to 3.75 times beginning December 31, 2022, and a minimum consolidated fixed charge coverage ratio of 1.25 times.

The new credit facility contains mandatory prepayment feature upon a number of events, including with the proceeds of certain asset sales, proceeds from the issuance of any debt and proceeds of the capital contribution amounts contributed to cure a financial covenant default. The credit facility also includes mandatory prepayments of 50.0% of excess cash flow minus voluntary prepayments of the term loan and, solely to the extent accompanied by a permanent reduction in the revolving commitment, the revolving loan, if our consolidated total leverage ratio for the year ending December 31, 2020 is greater than or equal to 3.25 times and, for any year thereafter, the amount of any such mandatory prepayment shall be reduced to 25.0% of excess cash flow if the leverage ratio is less than 3.00 times. Pro forma for the acquisition of CTEH in April 2020, the Company’s leverage ratio was 2.67 times.

See the section entitled “Description of Certain Indebtedness” and Notes 14 and 24 to our audited December 31, 2019 consolidated financial statements included elsewhere in this prospectus.

Other Prior Indebtedness

In September 2017, we entered into a second lien term loan facility for $40.0 million. Borrowings under this facility bore interest at either LIBOR plus 9.5%, or a base rate equal to the higher of the federal funds rate plus 0.5% and the rate of interest in effect for such day as published by the Wall Street Journal as the prime rate, plus the applicable rate, at our election. We repaid this indebtedness, including a 1.0% prepayment fee, on October 19, 2018, with proceeds received from the issuance of our Series A-1 preferred stock.

In March 2017, we issued $9.9 million of convertible subordinated debt. The subordinated debt carried a 12.0% annual coupon, payable-in-kind, until its maturity. This debt, including accrued interest of $2.0 million, was repaid in full on October 19, 2018, with proceeds received from the issuance of our Series A-1 preferred stock.

See Note 14 to our audited consolidated financial statements included elsewhere in this prospectus.

Series A-1 Preferred Stock

On October 19, 2018, we issued 12,000 shares of our Series A-1 preferred stock. The Series A-1 preferred stock accrues dividends quarterly at an annual rate of 15.0% with respect to any dividends paid in cash and at an annual rate of 14.2%, compounded quarterly with respect to dividends that are accrued. In the event of a redemption, a holder is guaranteed a minimum of either two or three years of dividends depending on the nature of the redemption. Total accrued and unpaid dividends as of March 31, 2020, December 31, 2019 and December 31, 2018 were $27.0 million, $21.9 million and $3.4 million, respectively. The Series A-1 preferred stock is redeemable at our option at any time and, under certain circumstances, including an initial public offering, at the option of the holders of a majority of the Series A-1 preferred stock outstanding. The Series A-1 preferred stock also contains certain restrictive covenants. As of March 31, 2020, December 31, 2019 and December 31, 2018, we were subject to a maximum consolidated total leverage ratio, including the outstanding principal and accrued dividend on the Series A-1 preferred stock, of 10.0 times as of the end of any fiscal quarter until maturity. We were in compliance with the covenants as of March 31, 2020, December 31, 2019 and December 31, 2018. We intend to redeem all issued and outstanding shares of Series A-1 preferred stock with a portion of the proceeds from this offering.

See the sections entitled “Use of Proceeds” and “Description of Capital Stock—Preferred Stock— Series A-1 Preferred Stock” and Note 16 to our audited consolidated financial statements.

Series A-2 Preferred Stock

On April 13, 2020, the Company issued 17,500 shares of the Series A-2 preferred stock with a par value of $0.0001 per share and the Series A-2 Warrant, with a ten-year exercise period, in exchange for $175.0 million. Prior to the effectiveness of the offering contemplated herein, each share of Series A-2 preferred stock accrues dividends at the rate of 15.0% per annum with respect to dividends that are paid in cash, and 14.2% per annum, with respect to dividends that accrue and compound before a private offering (in certain circumstances) resulting in an annual dividend rate of 15.0%, and 9.0% per annum after a private offering (in certain circumstances). Upon the consummation of this offering, the Series A-2 preferred stock does not mature or have a cash repayment obligation; however, it is redeemable at the Company’s option. The Series A-2 preferred stock becomes convertible into our common stock beginning on the four-year anniversary of the Series A-2 preferred stock issuance. Upon the four-year anniversary of the issuance, holders of Series A-2 preferred stock may convert up to $60.0 million of such shares into our common stock at a conversion rate discounted to 85.0% of the volume weighted average trading value, with the permitted amount of Series A-2 preferred stock to be converted increasing at each subsequent anniversary of the issuance until the sixth anniversary, after which all of the Series A-2 preferred stock may be converted at the holder’s option. Following the completion of this offering, the Series A-2 preferred stock shall accrue dividends at a rate of 9.0% per annum, with such dividends accruing daily and compounding quarterly. If permitted under our existing debt facilities, we must make a cash dividend payment each quarter.

With respect to any redemption of any share of the Series A-2 preferred stock prior to April 13, 2023, the Company is subject to a make whole penalty in which the holder is guaranteed at least three years of interest payments.

See the sections entitled “Description of Capital Stock—Preferred Stock—Series A-2 Preferred Stock” and Note 24 to our audited consolidated financial statements included elsewhere in this prospectus.

Contractual Obligations

The following table summarizes our contractual commitments as of March 31, 2020:

		Payments due by period
Contractual obligations	Total	Less than 1 year		1-3 years		3-5 years		More than 5 years
		Principal	Interest	Principal	Interest	Principal	Interest	Principal	Interest
Long-term debt obligations(1)	$166,601	$5,000	$266	$153,181	$8,154	n/a	n/a	n/a	n/a
Capital lease obligations	8,747	2,452	407	5,013	608	261	6	n/a	n/a
Operating lease obligations(2)	19,088	6,118	n/a	11,166	n/a	1,646	n/a	158	n/a
Contingent liabilities related to acquisitions(3)	4,082	3,703	n/a	379	n/a

(1)	Long-term debt obligations interest calculations assume balances outstanding as of March 31, 2020 under our prior senior secured credit facility.

(2)	We lease office facilities over various terms expiring through 2028. Certain of these operating leases contain rent escalation clauses.

(3)	Estimated fair value of acquisition related earn-out payments.

In addition, the CTEH acquisition agreement includes an earn-out provision that provides for the payment of additional consideration based on CTEH’s results in 2020 and 2021, up to a maximum aggregate amount of $80.0 million. Specifically, any earn-out to be paid in respect of 2020 will be equal to twelve times the excess of CTEH’s targeted 2020 EBITDA of $18.3 million (as calculated pursuant to the acquisition agreement), with the payment amount not to exceed $50.0 million. Any earn-out to be paid in respect of 2021 will equal ten times CTEH’s 2021 EBITDA less CTEH’s 2020 EBITDA, with the payment amount not to exceed $30.0 million. The 2020 CTEH earn-out is payable 100.0% in common stock unless the Company has consummated an IPO or a private placement of common stock where proceeds are no less than $75.0 million, in which event 50.0% of the 2020 CTEH earn-out is payable in common stock and 50.0% in cash. The 2021 CTEH earn-out, if any, is payable in cash.

Off-Balance Sheet Arrangements

We did not have during the period presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We have market risk exposure arising from changes in interest rates on our credit facility, which bears interest at rates that are benchmarked against LIBOR. Based on our overall interest rate exposure to variable rate debt outstanding as of March 31, 2020, a 1.0% increase or decrease in interest rates would increase or decrease annual income (loss) before income taxes by approximately $1.6 million ($2.0 million if calculated based on the terms of the Unitranche Credit Agreement and the amount of variable rate debt outstanding thereunder as of June 3, 2020).

Impact of Inflation

Our results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial. We cannot assure you, however, that our results of operations and financial condition will not be materially impacted by inflation in the future.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our audited consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Management evaluated the development and selection of our critical accounting policies and estimates and believes that the following involve a higher degree of judgment or complexity and are most significant to reporting our results of operations and financial position and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgments used in the preparation of our audited consolidated financial statements. With respect to critical accounting policies, even a relatively minor variance between actual and expected experience can potentially have a materially favorable or unfavorable impact on subsequent results of operations. More information on all of our significant accounting policies, as well as recently adopted and issued accounting pronouncements that may have an impact on these policies, can be found in Note 2 and Note 3 to our audited consolidated financial statements.

Use of Estimates

The preparation of the audited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the audited consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates inherent in the preparation of the audited consolidated financial statements include, but are not limited to, management’s forecast of future cash flows used as a basis to assess recoverability of long-lived assets, the allocation of purchase price to tangible and intangible assets, allowances for doubtful accounts, the estimated useful lives over which property and equipment is depreciated and intangible assets are amortized, fair value of contingent consideration payables, the fair value of warrants, fair value of contingent put option, fair value of common stock issued, stock-based compensation expense and deferred taxes. Actual results could materially differ from those estimates.

Revenue Recognition

Revenue is recognized in accordance with FASB Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers. The following is considered by the Company in the recognition of revenue under ASC 606:

The Company’s services are performed under two general types of contracts (i) fixed-price and (ii) time-and-materials. Under fixed-price contracts, customers pay an agreed-upon amount for a specified scope of work agreed to in advance of the project. Under time-and-materials contracts, customers pay for the hours worked and resources used based on agreed-upon rates. Certain of the Company’s time-and-materials contracts are subject to maximum contract amounts. The duration of the Company’s contracts ranges from less than one month to over a year, depending on the scope of services provided.

The Company accounts for individual promises in contracts as separate performance obligations if the promises are distinct. The assessment requires judgment. The majority of our contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and is, therefore, not distinct. Certain contracts in our Measurement and Analysis have multiple performance obligations, most commonly due to the contracts providing for multiple laboratory tests which are individual performance obligations.

For the Measurement and Analysis contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price of each performance obligation. The standalone selling price of each performance obligation is generally determined by the observable price of a service when sold separately.

Fixed fee contracts—On the majority of fixed fee contracts, the Company recognizes revenue, over time, using either the proportion of actual costs incurred to the total costs expected to complete the contract performance obligation (“cost to cost method”), under the time-elapsed basis. The Company determined that the cost to cost method best represents the transfer of services as the proportion closely depicts the efforts or inputs completed towards the satisfaction of a fixed fee contract performance obligation. Under the time-elapsed basis, the arrangement is considered a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e. distinct days of service). The Company applies a time-based measure of progress to the total transaction price, which results in ratable recognition over the term of the contract. For a portion of the Company’s laboratory service contracts, revenue is recognized as performance obligations are satisfied over time, with recognition reflecting a series of distinct services using the output method. The Company determined that this method best represents the transfer of services as the customer obtains equal benefit from the service throughout the service period.

There are inherent uncertainties in the estimation process for cost to cost contracts, as the estimation of total contract costs is complex, subject to many variables and requires judgment. It is possible that estimates of costs to complete a performance obligation will be revised in the near-term based on actual progress and costs incurred. These uncertainties primarily impact the Company’s contracts in the Remediation and Reuse segment including those contracts associated with Emerging Compounds Treatments Technologies, Inc., which was acquired in August 2019.

Time-and-materials contracts—Time-and-materials contracts contain variable consideration. However, performance obligations qualify for the “Right to Invoice” Practical Expedient. Under this practical expedient, the Company is allowed to recognize revenue, over time, in the amount to which the Company has a right to invoice. In addition, the Company is not required to estimate such variable consideration upon inception of the contract and reassess the estimate each reporting period. The Company determined that this method best represents the transfer of services as, upon billing, the Company has a right to consideration from a customer in an amount that directly corresponds with the value to the customer of the Company’s performance completed to date.

Accounting for Acquisitions

We account for acquisitions using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. The purchase price of acquisitions is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on estimated fair values, and any excess purchase price over the identifiable assets acquired and liabilities assumed is recorded as goodwill. Goodwill represents the premium we pay over the fair value of the net tangible and intangible assets acquired. We may use independent valuation specialists to assist in determining the estimated fair values of assets acquired and liabilities assumed, which could require certain significant management assumptions and estimates. Transaction costs associated with acquisitions are expensed as they are incurred.

Goodwill Impairment Analysis

We test goodwill for impairment annually for each reporting unit in the fourth quarter of the fiscal year and between annual tests, if events occur or circumstances change which suggest that goodwill should be evaluated. Such events or circumstances include significant changes in legal factors and business climate, recent losses at a reporting unit, and industry trends, among other factors. A reporting unit is defined as an operating segment or one level below an operating segment. Our impairment tests are performed at the reporting unit level on October 1 every year.

During the impairment test, we estimate the fair value of the reporting unit using income and market approaches, and compare that amount to the carrying value of that reporting unit. In the event the fair value of the reporting unit is determined to be less than the carrying value, goodwill is impaired, and an impairment loss equal to the excess, limited to the total amount of goodwill allocated to the reporting unit, is recognized.

The impairment evaluation process includes, among other things, making assumptions about variables such as revenue growth rates, profitability, discount rates, and industry market multiples, which are subject to a high degree of judgment. Material assumptions used in the impairment analysis included the weighted average cost of capital percent and terminal growth rates.

Contingent Consideration

Some of our acquisition agreements include contingent consideration arrangements, which are generally based on the achievement of future performance thresholds. For each transaction, we estimate the fair value of contingent consideration payments as part of the initial purchase price and record the estimated fair value of contingent consideration as a liability. Changes in the fair value of contingent consideration are recognized as a component of the selling, general and administrative expenses in our consolidated statements of operations.

Stock-based Compensation

We currently sponsor two stock incentive plans that allow for issuance of employee stock options and other forms of equity incentives. Under one of the plans, there are certain awards that were issued to non-employees in exchange for their services and are accounted for under ASC 505, Equity-Based Payments to Non-Employees. ASC 505 requires that the fair value of the equity instruments issued to a non-employee be measured on the earlier of: (i) the performance commitment date or (ii) the date the services required under the arrangement have been completed. The fair value of the remaining stock-based payment awards is expensed over the vesting period of each tranche on a straight-line basis. Any modification of an award that increases its fair value will require us to recognize additional expense. The fair value of stock options under its employee stock incentive plan are estimated as of the grant date using the Black-Scholes option valuation model, which is affected by its estimates of the risk-free interest rate, its expected dividend yield, expected term and the expected share price volatility of its common shares over the expected term. No forfeiture or dividend rates are used in the calculation as these are not applicable to us. Employee options are accounted for in accordance with the guidance set forth by ASC 718.

Fair Value of Common Stock

Due to the absence of an active market for our common stock, the fair value of our common stock was estimated based on current available information. This estimate required significant judgment and considers several factors, including valuations of our common stock prepared by an independent third-party valuation firm. The fair value of our common stock was estimated primarily using an income approach based on discounted estimated future cash flows. We also utilized the market approach as an additional reference point to evaluate the reasonableness of the fair value determined under the income approach. These estimates are highly subjective in nature and involve a large degree of uncertainty. Such estimates of the fair value of our common stock were used in the measurement of stock-based compensation expense, warrant options, and the purchase price of business acquisitions for which common stock was an element of the purchase price.

Following this offering, valuation models, including estimates and assumptions used in such models, will not be necessary to estimate the fair value of our common stock, as shares of our common stock will be traded in the public market and the fair value will be determined based on the closing price of our common stock.

Income Taxes

We account for income taxes under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more-likely-than-not some of the deferred tax assets may not be realized. Significant judgment is applied when assessing the need for a valuation allowance and we consider future taxable income, reversals of existing deferred tax assets and liabilities and ongoing prudent and feasible tax planning strategies in making such assessment. Should a change in circumstances lead to a change in judgment regarding the utilization of deferred tax assets in future years, we will adjust the related valuation allowance in the period such change in circumstances occurs.

For acquired business entities, if we identify changes to acquired deferred tax asset valuation allowances or liabilities related to uncertain tax positions during the measurement period, and they relate to new information obtained about facts and circumstances existing as of the acquisition date, those changes are considered a measurement period adjustment and the offset is recorded to goodwill.

We record uncertain tax positions on the basis of the two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we would recognize the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. We have determined that there are no uncertain tax positions as of December 31, 2018. We classify interest and penalties recognized on uncertain tax positions as a component of income tax expense.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

NON-GAAP FINANCIAL INFORMATION

In addition to our results under GAAP, in this prospectus we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including Adjusted EBITDA and Adjusted EBITDA margin. We calculate Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues for a given period.

Adjusted EBITDA and Adjusted EBITDA margin are two of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, as well as items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Adjusted EBITDA and Adjusted EBITDA margin in conjunction with the related GAAP measures.

The following is a reconciliation of our net loss to Adjusted EBITDA:

	For the Years Ended December 31,				For the Quarters Ended March 31
(in thousands)	2016	2017	2018	2019	2019	2020
Net loss	$(8,946)	$(10,549)	$(16,491)	$(23,557)	$(5,242)	$(41,248)
Interest expense	3,072	5,815	11,085	6,755	1,279	2,593
Income tax (benefit) expense	(4,124)	(7,196)	(4,968)	(3,121)	816	(3,152)
Depreciation and amortization	15,023	18,828	23,915	27,705	6,449	7,560

EBITDA	$5,025	$6,898	$13,541	$7,782	$3,302	$(34,247)
Stock-based compensation (1)	2,572	6,490	5,794	4,345	1,228	1,150
Start-up losses and investment in new services (2)	811	1,534	181	1,044	265	379
Acquisition costs (3)	317	1,323	1,589	3,474	215	1,307
Fair value changes in derivatives (4)			(352)
Fair value changes in warrant options (4)				4,060
Fair value changes in contingent put option (4)				7,100		29,627
Expenses related to financing transactions (5)	110	152	398
Fair value changes in contingent liabilities (6)		(1,312)	(158)	1,392
Insurance gain (7)	(1,281)	(1,700)
Short term purchase accounting fair value adjustment to deferred revenue (8)				858		243
IPO preparation costs (9)				610	13	531
Discontinued Service Lines and closing of Berkley lab (10)	(650)	(352)	(1,680)	577	(349)	6,417
Other (gains), losses and expenses (11)	425	800				146

Adjusted EBITDA	$7,329	$13,833	$19,313	$31,242	$4,674	$5,553

(1)	Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors.

(2)

In the year ended December 31, 2019, start-up losses related to losses incurred on (i) the expansion of lab testing methods and lab capacity, including into new geographies, (ii) expansion of our Canadian testing capacity in advance of new regulations and (iii) expansion into Europe in advance of projects driven by new regulations. In fiscal year 2018, start-up losses relate to investments in expanding our Remediation and Reuse segment capabilities. In fiscal year 2017, start-up losses relate to the opening of a new lab. In fiscal year 2016, start-up losses relate to expanding the geographical footprint of our air testing service line.

(3)	Acquisition costs include financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(4)

In the three months ended March 31, 2020, amount relates to the change in fair value of the embedded derivative related to the contingent put option attached to the Series A-1 preferred stock. In the year ended December 31, 2019, amount relates to the change in fair value of warrants issued in connection with the Series A-1 preferred stock and the change in fair value of the embedded derivative related to the contingent put option attached to the Series A-1 preferred stock. In the year ended December 31, 2018, amount represents the change in the value of the embedded derivative in the convertible subordinated debt repaid in October 2018. See Notes 12, 13 and 14 to our audited consolidated financial statements and Notes 10 and 14 to our unaudited condensed consolidated financial statements, in each case, included elsewhere in this prospectus.

(5)	Non-capitalizable expenses associated with refinancing and amending our debt facilities. See Note 14 to our audited consolidated financial statements included elsewhere in this prospectus.
(6)

Fair value changes in value of contingent liabilities, reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(7)	Represents the gain from insurance proceeds received in 2016 and 2017 related to a fire in one of our environmental laboratories that occurred in June 2016.
(8)	Purchase accounting fair value adjustment to deferred revenue represents the impact of the fair value adjustment to the carrying value of deferred revenue as of the date of acquisition of ECT2.
(9)	IPO preparation costs relate to expenses incurred by us to prepare for this offering.
(10)

Represents (earnings) loss from the Discontinued Service Lines and the Berkeley lab. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors that Affect Our Business and Our Results.”

(11)	Represents non-operational charges incurred as a result of lease abandonments in 2016 and 2017 and in the first quarter of 2020.

BUSINESS

Since our inception in 2012, our mission has been to help clients and communities meet their environmental goals and needs. Today, we have emerged as one of the fastest growing companies in a highly fragmented and growing $1.25 trillion global environmental industry.

We service complex, recurring and often non-discretionary environmental needs of our diverse clients across our three business segments: Assessment, Permitting and Response; Measurement and Analysis; and Remediation and Reuse. Examples of our services include:

Environmental Media Treating water contaminated with Per- and polyfluoroalkyl substances (PFAS) Removing contaminants from soil, such as lead and arsenic Mitigating environmental impact and lowering costs by reducing the carbon intensity of client operations Helping clients manage risk and compliance objectives by permitting infrastructure projects or managing the impacts of climate change Creating value and revenue streams for clients by converting waste to renewable energy Managing air quality through the analysis of air and greenhouse gas emissions MONTROSE ENVIRONMENTAL Value Creation

Our industry is highly fragmented with no single market leader. By focusing on environmental solutions, we believe we are uniquely positioned to become a leading platform in the industry. We provide a diverse range of environmental services to our private and public sector clients across the life cycle of their needs—whether they are launching new projects, maintaining operations, decommissioning operations, rehabilitating assets, managing the impacts of climate change or responding to unexpected environmental disruption. Our integrated platform has been a catalyst for our organic growth and we have built on this platform through strategic acquisitions.

Innovation is core to our strategy. The world’s environmental challenges continue to grow in number, scope and complexity, and mounting public pressure and regulatory changes continue to drive demand for better information and solutions. We focus on innovation in order to improve the quality of information we can provide to clients (such as identifying variations of PFAS in water) and provide better solutions to their environmental needs (such as the efficient removal of PFAS from contaminated water). We intend to continue innovating by investing in research, development and technology (directly and through strategic partnerships) to develop better solutions for our clients. We believe these investments—together with our investments in geographic expansion, sales and marketing initiatives, environmental service offerings and strategic acquisitions—will continue to distinguish us in the marketplace.

Our revenue and earnings are highly resilient. We are not dependent upon any single service, product, political approach or regulatory framework. We also serve a diverse set of more than 4,500 clients across a wide variety of end markets and geographies within the private and public sectors. Funding for our services is typically non-discretionary given regulatory drivers and public health concerns. As a result, our business is positioned to be less susceptible to political and economic cycles. A breakdown of the end markets that we serve is provided below, based on our 2019 revenues:

Our financial success is driven by both strong organic and acquisition-driven growth. Our organic revenue growth has averaged 17% per year since 2016 when combining our results with those of our recent and substantial acquisition of CTEH since 2016. If we exclude CTEH’s revenues generated from major environmental events resulting in one or more projects contributing more than $4.0 million of revenue in any year, which at times has represented a significant percentage of CTEH’s revenue, our combined annual organic growth rate since 2016 is approximately 9%. Montrose alone, without CTEH, has averaged 7% organic revenue growth per year since 2016. Our organic revenue growth demonstrates our growing reputation and ability to capture market share in a large and growing industry. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Key Factors that Affect our Business and Results-Organic Growth.” In addition, our acquisitions of selected environmental services firms have expanded our geographic reach and service offerings.

Our environmental focus and reputation have enabled us to attract and retain some of the most highly sought-after employees in our industry. These employees have contributed to our organic growth, differentiated brand, reputation and culture.

We have experienced strong growth over the past few years. Our revenue increased from $114.8 million in 2016 to $233.9 million in 2019, representing a 26.8% CAGR. Over the same period, we had a net loss of $8.9 million and $23.6 million in 2016 and 2019, respectively, and our adjusted EBITDA increased from $7.3 million in 2016 to $31.2 million in 2019, representing a CAGR of 62.1%. See the section entitled “Non-GAAP Financial Information” for a discussion of non-GAAP measures and a reconciliation thereof to the most directly comparable GAAP measure.

Our approach has allowed us to successfully scale our business, and we believe we are well positioned to continue our trajectory and market leadership as we address the growing environmental needs of our clients and communities.

The Industry

The environmental industry is large, growing, highly fragmented and subject to complex regulatory frameworks. Federal, state, provincial and local environmental regulations dictate compliance requirements that create demand for environmental services. Increasingly, public and stockholder interest in environmental sustainability is also driving prudent management of our shared and finite environmental resources.

Global Environmental Industry is Large and Growing

According to EBI, the global environmental industry is estimated to be approximately $1.25 trillion, with over 60% of such industry being concentrated in North America and Western Europe. The services within the industry which we currently offer represent a global market size of approximately $395 billion, which can be segmented as follows:

Water Treatment Works 13% Water Equipment & Chemicals 8% Consulting & Engineering 6% Remediation/Ind'l Services 4% Analytical Services 1% 68%

According to EBI, our approximately $395 billion addressable global market is expected to grow 3.4% per year from 2018 through 2024. Positive growth is expected across all environmental sectors in the global market with high growth rates in Remediation & Industrial Services and Consulting & Engineering Services, and more moderate growth in Wastewater Treatment Services and Analytical Services. A summary of estimated growth in some of the markets in which we operate (as grouped by EBI) is presented below:

Public Demands, Industrial Activity, Climate Change and Regulations Each Increase Need for Environmental Services

Heightened public awareness and increasing stockholder demand for environmental sustainability has increased the need and demand for environmental services. Many companies around the world have implemented initiatives on Sustainability and Corporate Social Responsibility, or CSR, and Environmental, Social and Governance, or ESG, making environmental impact a core factor in many business decisions. These initiatives are often focused on managing potential future risks, as opposed to past emphasis on compliance.

Steady increases in industrial activity and infrastructure investment, and the regulations underpinning these activities, are also driving demand for environmental services. In addition, environmental disruptions caused by climate change or aging infrastructure drive demand for environmental services. Infrastructure investments and environmental emergency responses often require substantial assessments, planning and/or permitting services in addition to environmental testing or remediation services. Industrial operations, including oil, gas and chemical production, require testing and monitoring throughout the manufacturing process to ensure continuous regulatory compliance. Testing and monitoring are typically recurring processes throughout the industrial production process.

In addition to current regulations, future regulatory changes may also drive demand for additional or different environmental services. In the United States, Canada and Australia, the federal, state, provincial and local regulations targeting air and water quality management, waste and contaminated soil management or reductions in greenhouse gas emissions, each of which drives portions of our business, have been implemented over many decades, and are subject to change and challenge.

As a result of the COVID-19 pandemic, there is a heightened focus on air quality. The World Bank ranked air pollution as the fourth-highest risk factor in 2013 in terms of attributable deaths and estimated that it costs the global economy approximately $5 trillion per year in welfare losses. We expect the World Health Organization, or the WHO, to update its air quality guidelines in 2020 and current projections forecast air pollution increasing over time. We expect the WHO’s guidelines coupled with increasing pollution to catalyze local air quality regulations and therefore, demand for environmental services, particularly air quality services.

Independent of the COVID-19 pandemic, we expect these trends to continue and to spur growth in the environmental services industry.

The Environmental Services Industry is Highly Fragmented and Complex

According to EBI, thousands of firms operate in the markets in which we operate. Several larger firms provide environmental services as a small part of their broader product portfolio. However, much of the industry is served by small firms that provide limited service offerings addressing specific regulations and geographies. It is difficult for small firms to expand given the technical expertise, accreditations and licenses necessary to serve a broad array of clients and industries across geographies and service lines. These dynamics create significant barriers to entry in our industry.

As clients increasingly seek effective, customized and streamlined solutions to address their impact on the environment, they will increasingly value environmental solutions providers with scale. Providers able to address the full lifecycle of environmental concerns and needs, particularly for companies and organizations with multi-jurisdictional footprints, and are subject to complex regulatory frameworks, will continue to enjoy competitive advantages.

Competitive Strengths

We are a leading global brand focused on environmental services with a resilient and recurring revenue base anchored on long-term client relationships. Our focus on innovation, our ability to acquire and integrate leading companies, our highly accredited businesses and our experienced and credentialed team provide our clients with quality solutions and create significant barriers to entry. Our competitive strengths include:

Resilient and Recurring Revenue Across Political and Economic Cycles

Our revenues are resilient over political cycles primarily because our business is not dependent on any one regulatory framework. We have a diversified geographic footprint, and we often help clients comply with multiple regulatory frameworks. As a result, we are often insulated from major shifts in individual federal, state, provincial and local regulations. While federal governments set certain minimum standards, many state, provincial or local policies are more stringent. In addition, state, provincial and local governments often define how environmental standards will be met or implemented. These different levels of government often serve as counterweights to each other and minimize the risk and impact of sudden shifts in policy.

We believe our diverse portfolio of services and end markets position us to be resilient across economic cycles. For example, clients use our services when launching development projects, while maintaining ongoing operations, when decommissioning operations, and when remediating the release of contaminants into air, water or soil. These client activities can occur at different times for different industries, regardless of economic cycles. In addition, many of our service offerings are typically non-discretionary and our projects often create significant economic value for our clients (in the form of reduced liability, cost savings or revenue streams), further incentivizing the continued use of our services. Furthermore, community demands, such as those for PFAS-free water, continue regardless of political or economic cycles. As another example, during the COVID-19 shelter-in-place orders, most of our services were deemed essential and continued to be requested by clients. Though there were some delays in the scheduling of certain services due to travel restrictions or social distancing requirements, the environmental and/or regulatory implications of not completing environmental projects has resulted in a resilient demand for our services. Clients generating over 90% of our revenue in the fiscal year ended December 31, 2017 repeated in the fiscal year ended December 31, 2018. Similarly, clients generating over 90% of our revenue in the fiscal year ended December 31, 2018 repeated in the fiscal year ended December 31, 2019.

As a result of these factors, combining our results with those of CTEH, our combined organic revenue has grown at an annual rate of 9% excluding CTEH revenues generated from major environmental events resulting in one or more projects contributing more than $4.0 million of revenue in any year, or at a rate of 7% per year since 2016 for Montrose alone. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors that Affect Our Business and Results—Organic Growth.”

Long-term Relationships Across a Large and Diversified Client Base

We currently serve over 4,500 clients. We have long-standing relationships with a number of Fortune 1000 companies and government entities, and our legacy businesses have been operating for as long as a century.

We provide services to our largest clients across multiple projects and/or multiple locations, and the number of services we provide to these clients varies from one project per year to several dozen projects per year.

Our revenues are not, however, dependent on any one single client. In fiscal year ended December 31, 2019, our largest client represented approximately 7% of revenue, with these revenues derived from four separate projects. Our top twenty clients represented less than 35% of our revenue in the fiscal year ended December 31, 2019.

We also address a wide variety of end markets within the private and public sectors. We serve clients in nearly 30 end industries and no single private sector industry comprised more than 13% of our revenue for the fiscal year ended December 31, 2019. Over the same period our revenues were derived approximately 80% from the private sector and 20% from the public sector.

Differentiated Technology, Processes and Applications

Our focus on innovation and on accessing and developing proprietary technologies, processes and applications is a key competitive advantage and differentiator of our brand and services. These innovative tools complement our professionals’ years of experience, technical expertise and industry knowledge and bolster the solutions we provide our clients. We have consistently used technology and process advancements across geographies, to accelerate growth and to address our clients’ environmental concerns.

Recent examples of our use of innovative solutions include:

•	Advanced Air Quality Monitoring—we identify sources of emissions in real time, with proprietary sensors and software, and/or at ultratrace levels, to produce data accepted by regulatory bodies.

•

Removal of PFAS from water—we remove PFAS from water using patented technology and processes with almost no waste generation, with a smaller carbon footprint and at a lower cost than conventional alternatives.

Significant Scale with Global Reach

Clients value our ability to provide coordinated, diversified services across many geographies, including domestic and international geographies that reach beyond our approximately 70 locations. Through our strategic acquisitions and targeted recruiting, we have achieved a scale that combines knowledge of local environments and regulations with global reach, which positions us to win and execute our projects globally. As a result, we expect to continue to capture market share.

Our global footprint supports our ability to gain market share by attracting new clients and by expanding offerings to our existing clients. As clients seek environmental solutions providers able to address the life cycle of their environmental concerns and needs across jurisdictions, we believe our footprint and diversified portfolio of services position us well to attract and retain clients, and expand our relationships with those clients over time.

Our scale has enabled us to leverage our investments in technology, innovation and process resources in a way that we believe will continue to support our industry leadership position.

Proven Ability to Identify, Execute and Integrate Acquisitions

We have acquired and integrated over 50 businesses over the last eight years, and we intend to continue selectively acquiring companies in our industry. Key characteristics of past and expected acquisition targets include quality management teams, complementary services, access to differentiated technologies and extension of our geographic reach.

We believe we add value to the businesses we acquire by introducing a culture focused on teamwork and innovation, and by providing superior operating discipline. The majority of owners and key personnel of our acquired businesses have remained with us, in large part due to our ability to effectively integrate them into our existing team. As a result of our focus on integration, our acquired businesses typically begin contributing to our organic growth after the first year following acquisition. Post-acquisition performance is driven by revenue synergies and operating leverage through corporate cost allocation over a larger base, as demonstrated by our consistent organic revenue growth and improving margin profile.

We maintain a robust acquisition pipeline primarily driven by word of mouth and existing relationships. As we have to-date, we intend to continue acquiring businesses at disciplined valuation levels. We believe our approach to acquisitions will enable us to continue creating substantial value.

Experienced Management Team Coupled With a Team-Centric Culture

Our leadership and culture define who we are. Our senior leadership team includes industry pioneers who have led a number of industry organizations and are considered among the foremost experts in the environmental services industry. The average tenure of our operational leadership in the environmental industry is 25 years. Our key executives and board members also have extensive experience in growing businesses both organically and through acquisitions.

Our management and employees share a passion for the environment and a compassion for each other. We received the National Safety Council Award for each of 2017 and 2018 in recognition of our excellence in safety across our business. In addition, our employees’ dedication to supporting each other has led to the establishment of The Montrose Community Foundation, a non-profit organization formed and operated by our employees for the benefit of our employees. Through its volunteer board, The Montrose Community Foundation uses employee donations to provide resources to our employees in times of need. Our employees’ dedication of personal time and resources solely for the benefit of their colleagues exemplifies our team-oriented culture.

We believe it is our strong management team and our culture that enables us to attract and retain our exceptional talent.

Growth Strategies

Our goal is to become a global leader in the growing environmental services industry. We expect to continue growing organically by expanding existing client relationships, developing new client relationships and investing in sales and marketing infrastructure. We also expect to continue growing by strategically acquiring companies in our highly fragmented industry. Our proven ability to recruit and retain industry leaders and innovators will further contribute to our growth. We believe these growth strategies position us well to capture market share from competitors and benefit from industry growth.

Continue Organic Growth

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Expand existing local relationships into national and international relationships: Many of our clients have a broad national and international presence. Historically, these clients have often managed their environmental programs locally using regional service providers. However, these clients often have a desire to standardize their programs across geographies, which requires their environmental services providers to have the scale, reach and capabilities to match their footprint. Meeting this need is challenging for many in our industry given their regional focus and limited service offerings. Our geographic reach, strong relationships and reputation for quality enable us to address our clients’ ever-growing and diverse needs in a way most of our regional competitors cannot. As a result, we have generated many intra-client referrals and won new business with existing clients in geographies historically served by competitors. We intend to continue to expand into new geographies where our existing clients operate.

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Sell additional environmental services to existing clients: Many of our clients have historically hired us for a specific environmental service such as environmental audits or tests. As we have diversified our service offerings, and as clients have grown accustomed to the quality and consistency that our teams provide, clients have increasingly engaged us to perform additional environmental services. As a result, we have won new business historically served by competitors that are typically single service-line focused. We expect to continue cross-selling additional environmental services to existing clients with multidimensional needs, including where we can replace services provided in-house.

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Deploy innovative technologies, processes and applications to address unmet client needs: Newly identified contaminants, public health concerns and changes to regulations have created and are expected to continue to create unmet environmental service needs for many of our current and prospective clients. Our investments in innovation—both stand-alone and through partnerships—as well as integrating ESG into our operations and corporate strategy, have better equipped us to address these client needs in a manner that differentiates us from our competitors. We have won and expect to continue winning business from both existing and new clients because of the innovative solutions we offer. Internally, we are also establishing carbon footprint reduction goals and committing to minimizing our own impact on the environment.

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Provide sales training and build a targeted sales team to drive growth and acquire new clients: We have historically operated with very limited sales resources. Increased demand for our services has primarily been driven by word of mouth. More recently, we have started investing in our dedicated sales capabilities and intend to continue these efforts. We are providing sales training to our technical practitioners, investing in customer relationship management systems and building a targeted sales force to help identify new clients and capture market share from competitors. Sales training and a targeted sales force will also enable us to accelerate growth initiatives with existing clients, including through geographic expansion and cross-selling of additional services.

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Build Montrose brand awareness and marketing capabilities: We believe we are uniquely positioned to capitalize on the growing demand for environmental services. Even though we have not historically invested in marketing our brand, our business has expanded both geographically and in our service offerings in response to client needs. For example, consumer demand for clean water continues to generate demand for our water treatment technology and service both in the United States and internationally, including in Europe where we anticipate expanding into over the upcoming years. Client demand for renewable energy sources also has resulted in us creating and building out our Waste-to-Energy (biogas) service line. We intend to build brand awareness, expand field marketing efforts and create relevant content to showcase our ability to address environmental needs for clients and communities. We believe our brand development efforts will be very additive to our sales and organic growth initiatives.

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Capture environmental service opportunities arising from federal, state or provincial stimulus measures: As a result of the COVID-19 pandemic, governments have enacted or are in the process of enacting economic stimulus packages to bolster economic recovery from shelter in place and other similar orders. These stimulus packages may include incentives and guidelines to target improved water treatment and water infrastructure, soil remediation and land development, air quality improvement, and infrastructure development initiatives (which often require environmental assessments). If enacted, these initiatives are expected to directly or indirectly increase demand for our environmental services and would be additive to our organic growth opportunities.

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Utilize our expertise in environmental toxicology and emergency response to support COVID-19-related preparation and response plans: Through the acquisition of CTEH, we have expanded our toxicology and environmental response capabilities. Though these capabilities are typically used during environmental emergencies that often arise from aging infrastructure or from the impacts of climate change, they are also utilized in response to chemical and biological incidents such as the COVID-19 pandemic. As a result, we have been engaged by more than 70 clients to help them prepare for, respond to and/or address issues resulting from exposure to COVID-19. Though our business strategy is not focused on pandemic response, we believe CTEH’s COVID-19 related response opportunities will accelerate our growth for the short term and provide cross-selling opportunities with new and existing clients.

Pursue Strategic Acquisitions

The environmental services industry is highly fragmented and has no single leading brand. Through strategic acquisitions, we can continue to accelerate our growth, brand development and market leadership. Over the last eight years, we have acquired and integrated over 50 businesses that have provided us with talent, complementary services, access to differentiated technologies and geographic reach. Many of our acquisitions were initiated with personal introductions given our favorable reputation in the market. We believe our ability to identify, execute and integrate acquisitions and retain talent has been and remains a key driver of our operational and financial success.

Our pipeline of potential future acquisitions is robust, and we plan to continue pursuing acquisitions to enhance our strategic and competitive positions in existing and new markets.

Recruit and Retain Industry Leaders

Given the highly technical nature of many of our services, our ability to recruit and retain talent enhances our ability to capture market share. We believe our mission and focus on the environment, our emphasis on ownership opportunities for our employees and our team of renowned industry leaders creates a competitive advantage when competing for talent.

Segments

We provide environmental services to our clients through our integrated solutions across three business segments—Assessment, Permitting and Response, Measurement and Analysis and Remediation and Reuse.

Evaluate the Need Assessment, Permitting and Response Analyze and Frame the Need Measurement and Analysis Solve the Need Remediation and Reuse

Assessment, Permitting and Response. Our Assessment, Permitting and Response segment provides scientific advisory and consulting services to support environmental assessments, environmental emergency response and recovery, toxicology consulting and environmental audits and permits for current operations, facility upgrades, new projects, decommissioning projects and development projects. We work closely with clients to navigate the regulatory process at the local, state, provincial and federal levels, identify the potential environmental and political impacts of their decisions and develop practical mitigation approaches, as needed. In addition to environmental toxicology, our scientists and response teams have helped over 70 clients navigate their preparation for and response to COVID-19 infections.

We believe this segment maintains a number of competitive advantages, including:

•	strong relationships with key private and public sector clients with needs for multiple environmental services, facilitating cross selling opportunities;

•	a core team of approximately 430 employees, including well-known technical experts with longstanding client relationships and significant experience across the key disciplines in the segment;

•	our proven ability to help clients navigate regulatory, public and legal scrutiny; and

•	a national reach established by having successfully assessed and permitted hundreds of projects in jurisdictions across the United States.

This segment, which is primarily based on a time and materials, or T&M, revenue model, generated approximately 9% of our revenue for the fiscal year ended December 31, 2019.

Measurement and Analysis. Our Measurement and Analysis segment is a market leader in testing and laboratory services based on 2018 annual revenue according to EBI. Supported by approximately 920 employees, our highly credentialed teams test and analyze air, water and soil to determine concentrations of contaminants as well as the toxicological impact of contaminants on flora, fauna and human health. Our offerings include source and ambient air testing and monitoring, leak detection and advanced analytical multi-media laboratory services such as air, stormwater, wastewater and drinking water analysis.

We believe we have a variety of sustainable competitive advantages in this market, including:

•	a reputable brand;

•

a market leadership position as (1) one of the most prominent air testing companies in the United States and (2) the sixth largest U.S. environmental laboratory network each based on EBI’s estimates of 2018 revenue; and

•	our unique technologies, processes and applications, including the ability to detect air contaminants in real time at ultra-trace concentrations (parts per trillion or parts per quadrillion).

This segment, which is primarily based on a fixed price and, for out-of-scope work, a T&M revenue model, generated approximately 58% of our revenue for fiscal year ended December 31, 2019.

Remediation and Reuse. Our Remediation and Reuse segment provides clients with engineering, design, implementation and operations and maintenance services, primarily to treat contaminated water, remove contaminants from soil or create biogas from agricultural waste. Approximately 280 of our employees, including engineers, scientists and consultants, provide these services to assist our clients in designing solutions, managing products and mitigating environmental risks and liabilities at their locations. We do not own the properties or facilities at which we implement these projects or the underlying liabilities, nor do we own material amounts of the equipment used in projects.

We believe this segment’s competitive advantages include:

•	advanced technologies and our owned and licensed intellectual property portfolio, such as our patented water treatment systems and proprietary process to optimize the generation of biogas;

•	a team with industry-leading experts and several patent-generating PhDs; and

•	local expertise and capabilities with respect to unique soil, sediment and water table characteristics and contamination types.

This segment, which is primarily based on a fixed price and, for out-of-scope work, a T&M revenue model, generated approximately 33% of our revenue for fiscal year ended December 31, 2019 through a combination of project-based work and recurring, monthly fee O&M revenue stream.

This table illustrates a summary of our segments.

Exemplary Services Assessment, Permitting and Response Regulatory Consulting: Air Quality Water Quality Industrial Hygiene Occupational Health Planning and Ecosystems Consulting: CEQA and NEPA Compliance Documents Natural Resource Damage Assessment (NRDA) Net Environmental Benefit Analysis (NEBA) Permitting, Surveys and Reporting Risk Assessment & Mitigation Response: Emergency Response Toxicology Emergency & Environmental Response Measurement and Analysis Testing: Source Emissions Ambient Air Monitoring and Meteorological Monitoring Fenceline Monitoring Indoor Air Lab Services: Air Analysis Soil, Water, Sediment and Nicotine Product Analysis Ultratrace Analysis and PFAS Environmental Toxicology Leak Detection and Repair (LDAR): Detection & Measurement LDAR Consulting & Support Services Data Management and Reporting Software Remediation and Reuse Water Treatment and Biogas Solutions: Initial Project Assessments and Feasibility Studies Integrated System Engineering and Design, Installation, Start-up and Commissioning and O&M Soil and Groundwater Remediation: Site Investigations and Assessments Remediation System Engineering and DEsign, Installation and O&M Underground Storage Tank Closure and Management Exemplary Regulatory Drivers U.S. National Environmental Policy Act (NEPA) California Environmental Quality Act ((CEQA) State, Provincial and Local Regulations Clean Air Act Clean Water Act Toxic Substance Control Act State, Provincial and Local Regulations Comprehensive Environmental Response, Compensation and Liability Act Resources Conservations and Recovery Act State, Provincial and Local Regulations PFAS Regulations Illustrative Client Industries Consumer Federal, State and Local Governments Industrials Oil & Gas Automotive Chemicals Industrials Power Engineering Firms Federal, State and Local Governments Authorities Financial Industrials

Differentiated Technology, Processes and Applications

Advanced technology and innovative processes and applications are key competitive advantages in the environmental services industry. Our team of industry leaders are integral drivers of our investments in differentiated services. As our brand and environmental platform grows, our experts are increasingly able to deploy innovative technologies that address our clients’ needs, further differentiate our services and create new barriers to entry. Recent examples of our investment and development activities are related to air monitoring equipment, technology and software to detect ultra-low concentrations of pollutants and triangulate to sources of emissions and water treatment solutions to remove various emerging contaminants from water.

Strategic Acquisitions

We operate in a growing and highly fragmented market with thousands of potential acquisition targets. Given our success in identifying, executing and integrating more than 50 acquisitions since our inception in 2012, we believe we can continue to selectively acquire additive businesses. We seek to acquire businesses at disciplined valuation levels that:

(1) are led by high quality management teams,

(2) expand our portfolio of services,

(3) provide access to differentiated technologies or processes, and

(4) extend our geographic coverage.

We have personnel specifically dedicated to identifying acquisition targets, exploring acquisition opportunities, negotiating terms and overseeing acquisition and post-acquisition integration. Our in-house acquisition team has established extensive relationships throughout the industry and maintains and regularly re-evaluates an established pipeline of potential acquisition opportunities, largely driven by word of mouth and personal introductions.

Since January 1, 2018, we have acquired the following fifteen businesses:

Acquired Business	Date of Acquisition	Segment	Location
2020 Acquisition
The Center for Toxicology and Environmental Health, L.L.C.	April 2020	Assessment, Permitting and Response	Little Rock, AR
2019 Acquisitions
Emerging Compounds Treatment Technologies, Inc.	August 31, 2019	Remediation and Reuse	Portland, ME
LEHDER Environmental Services Ltd	July 31, 2019	Measurement and Analysis	Sarnia, Canada
Advanced Environmental Compliance, LLC	July 9, 2019	Measurement and Analysis	Santa Ana, CA
Air Water & Soil Laboratories, Inc.	June 28, 2019	Measurement and Analysis	Richmond, VA
Target Emission Services USA LP	April 30, 2019	Measurement and Analysis	Calgary, Canada
Target Emission Services Inc.	April 30, 2019	Measurement and Analysis	Pittsburgh, PA
Golden Specialty, Inc.	March 15, 2019	Measurement and Analysis	Houston, TX
2018 Acquisitions
Environmental Planning Specialists, Inc.	November 30, 2018	Assessment, Permitting and Response	Atlanta, GA
Analytical Environmental Services	October 31, 2018	Permitting and Assessment	Sacramento, CA
Leymaster Environmental Consulting LLC	March 31, 2018	Remediation and Reuse	Long Beach, CA
Streamline Environmental, Inc.	February 1, 2018	Remediation and Reuse	Tampa, FL
Advanced Geoservices Corp.	January 31, 2018	Remediation and Reuse	Philadelphia, PA
First Analytical Laboratories NC, LLC	January 16, 2018	Measurement and Analysis	Durham, NC
Southern Environmental Sciences, Inc.	January 1, 2018	Measurement and Analysis	Plant City, FL

We believe we add value to the businesses we acquire by introducing a team-centric culture focused on innovation, implementing award-winning safety programs and providing superior operating discipline, risk management, cash management, financial controls, information technology and human resources support. Each business we acquire is systematically integrated into our systems and processes, thereby creating revenue synergy opportunities and operating leverage.

We believe that the acquisition of CTEH will provide opportunities for deepened relationships with clients, additional long-term revenue synergies and operating leverage. The clients served by CTEH will provide opportunities for us to provide field testing, laboratories services and/or environmental remediation services not currently offered by CTEH. Similarly, the additional services and software provided by CTEH can be offered to our existing client base. In addition, the combined platform will allow much of our existing corporate infrastructure to be utilized across a larger base business.

For more than 20 years, CTEH has provided innovative solutions in the fields of environmental response and toxicology. Through its teams of experts, CTEH helps companies, governments and communities prepare for, respond to and recover from environmental threats. In addition to helping with 100-200 environmental disruptions each year, CTEH has established a leading brand by working on high profile incidents requiring environmental and toxicological consultation such as: Hurricanes Katrina, Sandy, Harvey and Irma and the Deepwater Horizon/Macondo spill. CTEH is also currently helping clients respond to the COVID-19 pandemic. Though individual incidents may create disproportionate demand for CTEH’s services, its base business is driven by the many environmental incidents that occur each year, whether due to climate change, aging infrastructure or otherwise. For example, in 2019 CTEH assisted clients in responding to approximately 180 incidents or environmental disruptions. We expect the frequency of these types of events to increase in the United States given aging infrastructure and the impacts of climate change.

CTEH provides its services through three main divisions, each of which now operates as part of our Assessment, Permitting and Response segment:

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Environmental Emergency Response – respond to incidents, including industrial accidents or natural disasters, with its qualified teams of multi-disciplinary experts within a few hours in most areas of the United States. Through its proprietary software programs, CTEH also has near real-time data monitoring capabilities of the information generated during many of its response projects, including analytical air and environmental sampling summaries that allow customers to make more informed time-sensitive decisions.

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Disaster Recovery – provide turnkey disaster recovery management and software solutions with a long history of managing recovery projects for a range of customers. CTEH has also worked in impacted communities following large-scale disasters. CTEH’s teams are capable of leading, or integrating with, a customer’s business continuity teams to minimize the impact of a disaster and begin the recovery process more quickly and efficiently. CTEH also has digital tools to address the complex problems that often slow disaster recovery efforts.

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Toxicology – combine expertise across a broad range of toxicology areas, from regulatory consulting to human exposure assessment, including identifying health hazards, deriving and implementing site-specific health-based actions levels, and communicating complex health and safety issues to stakeholders, including regulators and the public. CTEH’s human health experts have a broad base of experience regarding chemical exposure and potential health effects, on-site health issue evaluations and crop and animal health concerns.

Our existing air testing teams, laboratories and remediation services, in particular, will work closely with the CTEH team to offer integrated, turnkey environmental solutions for customers. These integrated services represent an example of the revenue synergies that are core to our acquisition strategy. In addition, we believe CTEH’s broad portfolio of clients and agreements provide cross selling opportunities for our existing services, and its proprietary technology platform will be highly additive to our business. CTEH’s proprietary software capabilities coupled with the breadth of our environmental data collection capabilities will allow us to process and present environmental data in near real time and in unique ways to help our clients.

CTEH’s strong financial profile also bolsters our revenue scale, organic revenue growth potential and operating cash flow profile. For example, from 2016 to 2019, combining our results with those of CTEH, our combined organic revenue has grown at an annual rate of 17%, or 9% excluding CTEH revenues generated from major environmental events resulting in one or more projects contributing more than $4.0 million of revenue in any year, or at a rate of 7% per year for Montrose alone. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors that Affect Our Business and Results—Organic Growth.”

Certain summary historical financial information of CTEH is set forth below. The historical financial statements of CTEH for these periods are included elsewhere in this prospectus.

	For the Years Ended December 31,		For the Three Months Ended March 31,
	2018	2019	2019	2020
Consolidated Statement of Operations Data:
Revenues	$58,347	110,119	$18,056	$31,253
Operating expenses	47,820	74,796	13,713	20,985

Net Operating income	10,527	35,323	4,343	10,268
Other expense (income)	621	395	176	(20)

Net income	$9,906	$34,928	$4,167	$10,288

Other financial data (unaudited)
Operating margin (1)	18.0%	32.1%	24.1%	32.9%

Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$9,847	$28,077	$3,220	$19,040
Net cash used in investing activities	(681)	(1,874)	(268)	(169)
Net cash provided by financing activities	(5,773)	(29,121)	(1,980)	(5,115)

Change in cash	$3,393	$(2,918)	$971	$13,756

Consolidated Statement of Financial Position Data:
Current assets	$21,021	$33,873	$33,873	$36,891
Non-current assets	5,111	6,164	6,164	6,098

Total assets	26,132	40,037	40,037	42,989

Current liabilities	6,546	12,631	12,631	8,894
Non-current liabilities	10,710	3,169	3,169	3,020

Total liabilities	17,255	15,800	15,800	11,914
Total stockholders’ equity	8,877	24,237	24,237	31,075

Total liabilities and stockholders’ equity	$26,132	$40,037	$40,037	$42,989

(1)	Operating margin represents loss from operations as a percentage of revenues.

We expect CTEH earnings in 2020 to be 30% to 50% lower than in 2019 as a result of significant revenues in 2019 from large environmental incidents.

Clients

We provide environmental services to over 4,500 clients operating in a number of sectors and industries, including the oil & gas, utilities, construction, midstream energy, commodities, petrochemical and tobacco industries, as well as local, state, provincial and federal government entities. We have long-term, and through our legacy companies, decades-old relationships. We serve a diversified client base in both the private and public sectors. For the fiscal year ended December 31, 2019, our revenues were derived approximately 80% from the private sector and 20% from the public sector.

We have minimal client concentration with the largest client representing approximately 7% of revenue for fiscal year ended December 31, 2019, with these revenues derived from four separate projects. However, as a result of the CTEH acquisition, our Assessment, Permitting and Response segment may at times experience higher customer concentration levels based on the severity, duration and outcome of certain types of environmental emergencies for which we provide response services. For example, for the fiscal year ended December 31, 2019, 54% of CTEH’s revenues were attributable to just two customers, each of whom engaged CTEH in connection with significant environmental accidents. See the section entitled “Risk Factors.”

Contracts

Our client contracts are generally fixed price, including milestone-based fixed price contracts in our Remediation and Reuse segment, and, for out-of-scope work, T&M based. CTEH’s client contracts and our other Assessment, Permitting and Response client contracts are generally T&M based. Our client contracts vary from purchase-order based contracts utilizing standard terms and conditions to comprehensive master services agreements with terms of multiple years. In accordance with industry practice, most of our contracts, both in the private and public sector, are subject to termination at the discretion of the client, as discussed in greater detail in the section entitled “Risk Factors—Risks Related to our Business and Industry—We do not always have long-term agreements with our clients and attempts by clients to change the terms of or terminate their relationships with us may have a negative impact on our business.” In such situations, our contracts typically provide for reimbursement of costs incurred and payment of fees earned through the date of termination.

Competition

We operate in a competitive, but fragmented, market. No single company or group of companies dominates across the entire environmental services market in which we operate. Our primary competitors are divisions of large companies, various small companies which generally are limited to a specific service and focused on a niche market or geographic region and our clients’ own in-house resources. We believe that few, if any, of our competitors currently provide the full range of environmental solutions that we offer. Instead, each of our segments has competitors with narrower service offerings and/or geographies. Our Assessment, Permitting and Response segment competitors include the environmental divisions of Exponent, Trinity Consultants and other small businesses. Our Measurement and Analysis segment competitors include the environmental divisions of SGS, Bureau Veritas and Eurofins, Pace Analytical and environmental divisions of large testing companies and other small businesses. Our Remediation and Reuse segment competitors include the environmental divisions or remediation segments of NV5, Tetratech, AECOM, other large engineering companies and other small businesses.

We compete based on the following factors, among others: reputation, safety track record, quality, geographic reach, price, technical capabilities, access to innovative technology and breadth of services. We believe that our current capabilities position us to compete favorably in each of these factors.

The environmental services industry has significant barriers to entry which would make it difficult for new competitors to enter the market. These barriers include:

•	highly technical, costly and time-consuming accreditation and licensure requirements;

•	ability to deploy/services client needs across geographies;

•	advanced quality and safety programs and mandated scores;

•	the complex and geographically varying regulatory landscape that requires significant industry experience;

•

the need to acquire or develop innovative technologies and processes that are acceptable to regulatory bodies, which in our case occurred over many years of client and regulator engagements and at significant research and development expense; and

•	emphasis by large clients on size and scale, length of relationship and past service record.

Intellectual Property

We utilize a combination of intellectual property safeguards, including patents, copyrights, trademarks, trade secrets and licenses, as well as employee and third-party confidentiality agreements, to protect our intellectual property. However, we do not principally rely on any single piece of intellectual property, nor is any single piece of intellectual property material to our financial condition or results of operations.

Seasonality

Because demand for environmental services is not driven by specific or predictable patterns in one or more fiscal quarters, our business is better assessed based on yearly results. In addition, our operating results experience some quarterly variability. Excluding the impact of revenues and earnings from new acquisitions, we typically generate slightly lower revenues and lower earnings in the first and fourth quarters and higher overall revenues and earnings in the second and third quarters. Historically, quarterly variability has been driven by weather patterns, which generally impacts our field-based teams’ ability to operate in the winter months, particularly in parts of North America. As we continue to grow and expand into new geographies and service lines, quarterly variability may be impacted and may deviate from historical trends.

Employees

As of May 21, 2020, we had approximately 1,730 employees, including approximately 1,400 full-time employees in the United States. Approximately 95% of our full-time employees work in our U.S. operations and approximately 5% work in foreign operations. None of our facilities are covered by collective bargaining agreements.

Properties

Our principal executive offices are located at 1 Park Plaza, Suite 1000, Irvine, CA 92614. We currently operate out of approximately 70 locations across North America and Australia, of which one is an owned building and all other of which are leased locations. Our lease terms vary from month-to-month to multi-year commitments of up to 10 years, with our average commitment being less than 4.5 years. We believe that our existing facilities are adequate to meet our current requirements and that comparable space is readily available in similar locations.

Compliance with Federal, State/Provincial and Local Laws

Our operations subject us to environmental, health and safety laws and regulations in jurisdictions where we operate, including the United States, Australia and Canada. Such laws and regulations relate to, among other things, the discharge of wastewater, the discharge of hazardous materials into the environment, the handling, storage, use, transport, treatment and disposal of hazardous materials and solid, hazardous and other wastes and workplace health and safety. These laws and regulations impose a variety of requirements and restrictions on some of our operations and the services we provide. The failure by us to comply with these laws and regulations could result in fines, penalties, enforcement actions, third-party claims, damage to property or natural resources and personal injury claims, requirements to investigate or cleanup property or to pay for the costs of investigation or cleanup or regulatory or judicial orders requiring corrective measures, and could negatively impact our reputation with clients. We are not aware of any pending environmental compliance or remediation matters that, in the opinion of management, are reasonably likely to have a material effect on our business, financial condition, results of operations or prospects.

A portion of our revenue is derived from working with the U.S. federal government. When working with U.S. governmental agencies and entities, we must comply with laws and regulations relating to the formation, administration and performance of contracts. Internationally, we are subject to various government laws and regulations (including the FCPA and similar non-U.S. laws and regulations). To help ensure compliance with these and other laws and regulations, our employees are sometimes required to complete tailored ethics and other compliance training relevant to their position and our operations.

Legal Proceedings

From time to time, we are subject to various legal proceedings that arise in the normal course of our business activities, including those involving labor and employment, anti-discrimination, commercial disputes and other matters. As of the date of this prospectus, we are not a party to any litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our results of operations or financial position. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. See Note 9 to the audited financial statements of CTEH Holdings included elsewhere in this prospectus for a description of certain litigation matters.

The Montrose Community Foundation

In 2016, our employees formed and have since independently operated The Montrose Community Foundation, a non-profit organization funded by personal donations from our employees for the benefit of our employees. The Foundation, through its volunteer board, confidentially provides resources to our employees in times of need. Our employees’ dedication of time and resources to this organization is a testament to our team-centric culture.

We Lead

In 2020, our senior female leadership established Montrose’s Women Empowering Leadership (We Lead) program. The group’s mission is to foster the recruitment, retention and professional development of women at the Company. Through its focus on mentorship, We Lead is working to develop a network of women leaders within Montrose.

MANAGEMENT AND THE BOARD OF DIRECTORS

The following table sets forth certain information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Vijay Manthripragada	43	President and Chief Executive Officer; Director
Allan Dicks	48	Chief Financial Officer
Nasym Afsari	37	General Counsel and Secretary
Joshua W. LeMaire	46	Chief Operating Officer
Jose M. Revuelta	38	Chief Strategy Officer
J. Miguel Fernandez de Castro	48	Director
Peter M. Graham	65	Director
Peter Jonna	34	Director
Robin L. Newmark	63	Director
Richard E. Perlman	74	Director, Chairman
J. Thomas Presby	80	Director
James K. Price	62	Director
Brook Hinchman*	37	Director

*	Brook Hinchman is the Oaktree director designated under the terms of the Series A-1 preferred stock who, effective on the consummation of this offering, will no longer be a director.

Our Executive Officers

Vijay Manthripragada—Mr. Manthripragada joined Montrose Environmental as our President in September 2015. In June 2016 Mr. Manthripragada also joined our Board of Directors and, since February 2016, he has served as our President and Chief Executive Officer. Before joining Montrose Environmental, Mr. Manthripragada most recently served as the Chief Executive Officer of PetCareRx, Inc., an e-commerce company, from 2013 to September 2015, after originally joining the company as its Chief Financial Officer. Prior to PetCareRx, Mr. Manthripragada was most recently a Senior Vice President at Goldman Sachs where he held various positions from 2006 to 2013. Mr. Manthripragada received his Master of Business Administration from The Wharton School, University of Pennsylvania and his Bachelor of Science in Biology from Duke University.

Mr. Manthripragada’s qualifications to serve on the Board include his experience as a president and chief executive officer, which contributes valuable management expertise to the Board’s collective knowledge. Mr. Manthripragada’s Board service also creates a direct, more open channel of communication between the Board and senior management. Mr. Manthripragada’s investment banking experience also provides important insight regarding finance, strategic transactions and the public markets.

Allan Dicks—Mr. Dicks has been our Chief Financial Officer since August 2016. Before joining Montrose Environmental, Mr. Dicks first served as a consultant interim Chief Financial Officer from February 2015 to April 2015 and then Chief Financial Officer from April 2015 to June 2016 of Convalo Health International, Corp., a public Canadian healthcare company, and Chief Financial Officer of Universal Services of America, a large private security services company, from March 2014 to October 2014. Prior to that, Mr. Dicks held a number of finance-focused executive positions starting in 2000, including Chief Financial Officer of Moark, LLC, a division of Land O’ Lakes, Inc., Vice President of Finance of White Cap Construction Supply, a division of HD Supply, and first as assistant Corporate Controller and subsequently as a division Chief Financial Officer of Dole Food Company, Inc. Mr. Dicks started his career at PricewaterhouseCoopers where he spent nine years, three of which were in the mergers and acquisitions group. Mr. Dicks received his Bachelor of Commerce and Accounting degrees from the University of the Witwatersrand in South Africa. He is a Chartered Accountant in South Africa and is a Certified Public Accountant (inactive) in the State of California.

Nasym Afsari—Ms. Afsari has been our General Counsel since November 2014 and our Secretary since August 2015. Before joining Montrose Environmental, Ms. Afsari was an attorney in the corporate practice of Paul Hastings LLP, an international law firm, from September 2007 to October 2014. At Paul Hastings, Ms. Afsari represented a variety of business entities in all aspects of corporate and business law, including domestic and cross-border mergers and acquisitions, venture capital financing, private placements and joint venture transactions. Ms. Afsari earned her Juris Doctorate from the University of California at Los Angeles and a dual Bachelor of Arts degree in Economics and Psychology from the University of California at Berkeley.

Joshua W. LeMaire—Mr. LeMaire has been our Chief Operating Officer since June 2017, prior to which he was our Vice President, Business Development and Marketing, starting in July 2015. Before Montrose Environmental, from September 2011 to July 2015, Mr. LeMaire consulted on acquisitions of dental service organizations through his consulting firm, Aries Dental Management Group, LLC and prior to that, Mr. LeMaire was the Vice President, Sales and Marketing at ExamWorks Group, Inc., a provider of independent medical examinations, from 2008 to 2011, where he managed the company’s corporate branding initiative, sales and marketing programs and strategic corporate relationships. Prior to ExamWorks, Mr. LeMaire held several leadership roles at Becker-Parkin Dental Supply Co., including Executive Vice President of Sales and Marketing, Vice President of Full Service Sales and National Sales Manager. Mr. LeMaire also worked as a National Sales Manager at Sky Financial Solutions.

Jose M. Revuelta—Mr. Revuelta has served as our Chief Strategy Officer since June 2017, prior to which he was our Vice President and served in several other interim executive positions with Montrose Environmental since March 2014. Prior to joining Montrose Environmental, Mr. Revuelta was a Vice President with the Infrastructure and Private Equity business of UBS Global Asset Management, a large scale global investment manager, from 2008 to 2014, where he focused on the energy, utility, transportation and environmental sectors, and a member of the Infrastructure Group in the Investment Banking division of UBS from 2006 to 2008. Mr. Revuelta previously served on the Board of Northern Star Generation. Mr. Revuelta received his Master of Business Administration from the Columbia Business School, Columbia University and a Master of Science/Bachelor of Science in Industrial Engineering from Universidad Pontificia Comillas in Madrid, Spain.

Our Directors

J. Miguel Fernandez de Castro—Mr. Fernandez de Castro has been a Director since December 2013. Mr. Fernandez de Castro has served as Co-Chief Executive Officer of ExamWorks Group, Inc., a provider of independent medical examination services, since January 2020, and as Chief Financial Officer of ExamWorks since March 2009. Previously, Mr. Fernandez de Castro served as Senior Executive Vice President of ExamWorks from March 2009 to January 2020. Before ExamWorks, Mr. Fernandez de Castro served first as Senior Vice President and subsequently as Chief Financial Officer and Vice President and Controller of TurboChef Technologies, Inc. Before TurboChef, Mr. Fernandez de Castro held various positions with PracticeWorks, Inc. Mr. Fernandez de Castro began his career in the audit services group of BDO Seidman, LLP. Mr. Fernandez de Castro received a Bachelor of Arts in Economics and Spanish and a Masters in Accounting from the University of North Carolina at Chapel Hill. Mr. Fernandez de Castro is a Certified Public Accountant in the State of Georgia.

Mr. Fernandez de Castro’s broad executive finance and accounting experience, as well as his professional accounting background, provide the Board with important expertise regarding accounting, financial and treasury matters. This experience also brings to the Board important depth of knowledge regarding public company reporting.

Peter M. Graham—Mr. Graham has been a Director since June 2017. Mr. Graham is a private investor and has been a partner at One Better Ventures LLC, a private investment vehicle, since June 2017. Mr. Graham served for seventeen years as chairman of the board of Seventh Generation, Inc., a privately held consumer products company until it was sold to Unilever PLC in October 2016. Until 2004, Mr. Graham held various positions with Ladenburg Thalmann Group Inc., including Principal, President and Vice Chairman. In addition to serving on the board of directors of a number of public and privately-held companies prior to 2014, Mr. Graham served on the board of directors of ExamWorks Group, Inc. until May 2016, where he served as a member of the audit, compensation and nominating and corporate governance committees, and Alloy, Inc. until 2011, where he was the lead independent director and chair of the audit and compensation committees.

Mr. Graham’s extensive service on other public and private company boards, including serving as a lead independent director and audit and compensation committee chair, brings important insight and guidance to the Board regarding its responsibilities, including as a public company, as well as best practices in corporate governance. Mr. Graham’s exposure to the investment banking industry contributes extensive knowledge of finance and capital markets to the Board, matters which will be even more important following completion of this offering.

Peter Jonna—Mr. Jonna has been a Director since April 2020. Mr. Jonna has worked in Oaktree’s GFI Energy Group since 2013, where he is responsible for sourcing, executing and overseeing investments in leading companies in the energy, utility and industrials sectors. Mr. Jonna has worked as a Managing Director at Oaktree since January 2020. His prior positions include serving as a Senior Vice President from July 2017 to January 2020 and as a Vice President from July 2015 to July 2017. Mr. Jonna presently serves on the boards of directors of: Building Infrastructure Solutions Group, a privately held building services company; Shoals Technologies Group Inc., a privately held manufacturing company; Array Technologies, Inc., a privately held manufacturing company; Renewable Energy Infrastructure Group, a privately held renewable energy services company; and Infrastructure & Energy Alternatives, Inc., a publicly held infrastructure construction company. Mr. Jonna previously served on the board of directors of Sterling Lumber Company. Prior to joining Oaktree, Mr. Jonna was an investment analyst in the Americas investment team of the UBS Infrastructure Asset Management strategy investing directly in energy, power and transportation infrastructure assets. He began his career as a project development engineer in Skanska’s Large Projects Group which focused on developing and constructing public private partnerships and infrastructure development projects. Mr. Jonna earned an M.S. in civil engineering from Stanford University and a B.S. in civil engineering from University of California, Los Angeles.

Mr. Jonna is qualified to serve as a member of our Board because of his broad business and financial background in sourcing and investing in the energy and utility sectors and his position as a board member on multiple other companies active in the energy and utility sectors.

Robin L. Newmark—Dr. Newmark has been a Director since January 2020. Dr. Newmark is Executive Director Emeritus at the U.S. Department of Energy’s National Renewable Energy Laboratory, a national laboratory advancing renewable energy and energy efficiency technologies, a position she has held since September 2018, with prior positions including Executive Director, Strategic Initiatives from January 2018 to September 2018, Associate Laboratory Director, Energy Analysis and Decision Support from 2013 to January 2018, Director, Strategic Energy Analysis Center from 2010 to 2013 and Principal Program Manager, Planning and Program Development from 2009 to 2010. Prior to her work at the U.S. Department of Energy’s National Renewable Energy Laboratory, Dr. Newmark conducted research in energy, environment, climate and national security, and held several leadership positions at the Lawrence Livermore National Laboratory, a national laboratory specializing in nuclear weapons, national and homeland security, energy and environmental research, including Deputy Program Director, Energy and Environmental Security, Program Leader and Associate Program Leader, Water and Environment and External Relations Director, Global Security. Dr. Newmark has co-invented a suite of award-winning environmental remediation technologies and authored over 100 papers and reports in the open literature and five patents. Dr. Newmark received a Bachelor of Science in Earth and Planetary Sciences from the Massachusetts Institute of Technology (Phi Beta Kappa), a Master of Science in Earth Sciences (Marine Geophysics) from the University of California at Santa Cruz, a Master of Philosophy in Geophysics and a Doctor of Philosophy in Marine Geophysics from Columbia University.

Dr. Newmark brings over 30 years of planning and operations experience across the energy and environmental innovation ecosystem to the Board, from foundational research to technology development, validation and entry into commercial markets. Her experience engaging industry partners and public stakeholders in projects provides invaluable expertise and insight to the Board for pursuing our mission and supporting our clients’ environmental needs.

Richard E. Perlman—Mr. Perlman has been a Director since December 2013. Mr. Perlman is a co-founder of ExamWorks Group, Inc., a provider of independent medical examination services, and has served as its Co-Executive Chairman since January 2020, and previously served as its Executive Chairman from October 2010 to January 2020. Mr. Perlman is also the Chairman of Compass Partners, LLC, a merchant banking firm specializing in middle market companies, which he founded in 1995. Mr. Perlman’s previous positions include serving as Executive Chairman of TurboChef Technologies, Inc., PracticeWorks, Inc. and AMICAS and on the board of directors of The One Group Hospitality, Inc. Mr. Perlman sits on the boards of various privately-held companies and serves on The Executive Advisory Board of The Wharton Undergraduate School, The Wharton Entrepreneurship Advisory Board and is a part time faculty member of The Wharton School. He is also a board member of The James Beard Foundation and the Boys and Girls Club of Sarasota. Mr. Perlman is a graduate of the Wharton School of the University of Pennsylvania and received his Master of Business Administration from The Columbia University Graduate School of Business.

Mr. Perlman’s qualifications to serve on our Board include his expertise in business and corporate strategy and his strong background with early-stage companies like ours that grew both organically and through strategic acquisitions. His broad experience with other public and private company boards also brings valuable insight and guidance to the Board regarding its responsibilities and best practices in corporate governance. Mr. Perlman’s significant background in banking and other fiscal matters brings meaningful value the Board’s approach to the Company’s financial positioning.

J. Thomas Presby—Mr. Presby has been a Director since August 2016. Mr. Presby is a former partner of Deloitte & Touche, where, in his 30 years as a partner, he held numerous leadership positions within the United States and abroad, including ten years in Paris and Central Europe developing Deloitte’s global network. Before retiring in 2002, he served seven years as Global Deputy Chairman and Chief Operating Officer. Following his retirement from Deloitte, Mr. Presby has served on the board of directors and as audit committee Chair of nine publicly listed companies, including American Eagle Outfitters, Inc., ExamWorks Group, Inc., First Solar, Inc., Greenpoint Financial Corp., Invesco Ltd., PracticeWorks Inc., Tiffany & Co., TurboChef Technologies, Inc. and World Fuel Services Corp., as well as several privately held companies. He also is a board member of the New York Chapter of the National Association of Corporate Directors. Mr. Presby previously served as a trustee of Rutgers University, Montclair State University and as director and chairman of the audit committee of The German Marshall Fund of the United States. Mr. Presby received a Bachelor of Science in electrical engineering from Rutgers University and a Master of Science in industrial administration from the Carnegie Mellon University Graduate School of Business.

Mr. Presby brings a significant level of financial and accounting expertise to the Board developed at the highest levels during his more than 30-year career with Deloitte, working with numerous listed companies, as well as his extensive resume of audit committee and audit committee chair service for a number of public and private companies. This experience also provides invaluable insight regarding public company reporting matters, as well as a deep understanding of the process of an audit committee’s interactions with the Board, management and the external auditor.

James K. Price—Mr. Price has been a Director since December 2013. Mr. Price is a co-founder of ExamWorks Group, Inc., a provider of independent medical examination services, and has served as its Co-Executive Chairman since January 2020. Previously, Mr. Price served as Chief Executive Officer of ExamWorks from October 2010 to January 2020, and as Co-Chairman of the Board and Co-Chief Executive Officer of ExamWorks from 2008 to 2010. Before ExamWorks, Mr. Price served as President, Chief Executive

Officer and director of TurboChef Technologies, Inc. and as President, Chief Executive Officer and a director of PracticeWorks, Inc. Mr. Price was a co-founder of AMICAS, Inc. and served as its Executive Vice President and Secretary. Mr. Price has served as an executive officer of American Medcare and also co-founded and was an executive officer of International Computer Solutions. Mr. Price sits on the board of directors of several privately-held companies and non-profit organizations. Mr. Price holds a Bachelor of Arts in marketing from the University of Georgia.

Mr. Price’s qualifications to serve on our Board include his expertise in business and corporate strategy and his strong background with early-stage companies like ours that grew both organically and through strategic acquisitions. Mr. Price’s extensive resume as the chief executive officer of other companies also contributes valuable executive and management experience to the Board’s collective knowledge. His broad experience with other public and private company boards also brings important insight and guidance to the Board regarding its responsibilities and best practices in corporate governance.

There are no family relationships among any of our directors or our executive officers.

Board of Directors

Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The members of each class will serve for a three-year term. As a result, two or three of our board of directors will be elected each year.

J. Miguel Fernandez de Castro, Vijay Manthripragada and Robin L. Newmark will be class I directors, up for election in 2021, J. Thomas Presby and James K. Price will be class II directors, up for election in 2022, and Peter M. Graham, Peter Jonna and Richard E. Perlman will be class III directors, up for election in 2023. The classification of the board of directors may have the effect of delaying or preventing changes in control of our company. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. We expect that additional directorships resulting from an increase in the number of directors, if any, will be distributed among the three classes so that, as nearly as possible, each class will consist of 1/3 of the directors. See the section entitled “Description of our Capital Stock—Provisions of Our Certificate of Incorporation and Bylaws to be Adopted and Delaware Law That May Have an Anti-Takeover Effect—Classified Board of Directors.”

We intend to utilize certain transition periods under SEC and NYSE rules available to newly public companies regarding certain director independence requirements, including the requirements that a company have a majority of independent directors on its board and have an audit committee, compensation committee and nominating committee comprised solely of independent directors. These transition rules provide, among other things, that a newly public company: (i) has one year from listing to satisfy the majority independent board requirement, (ii) must have one independent member on each of its compensation committee and nominating committee by the earlier of the date the initial public offering closes or five business days from the listing date, at least a majority of independent members on each committee within 90 days of the listing date and fully independent committees within one year of the listing date; and (iii) must have at least one independent member on its audit committee that satisfies the requirements of Exchange Act Rule 10A-3 by the listing date, at least a majority of independent members within 90 days of the effective date of its registration statement and a fully independent committee within one year of the effective date of its registration statement. Upon the listing of our common stock, four of the eight members of our board of directors will be independent and each of the audit committee, compensation committee and nominating and corporate governance committee will have one member who is not independent. We intend to fully comply with the independence requires within the applicable transition periods specified in SEC and NYSE rules. See “—Director Independence” and “—Committees of the Board of Directors” below.

Director Independence

Upon the completion of this offering, our common stock will be listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors within specified period of the completion of this offering. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. Our board of directors has determined that each of Peter M. Graham, Peter Jonna, Robin L. Newmark and J. Thomas Presby is independent, as defined under and required by the federal securities laws and NYSE rules.

Committees of the Board of Directors

We currently have an Audit Committee and a Compensation Committee and, before the completion of this offering, our board of directors will establish a nominating and corporate governance committee. Each of these committees will operate pursuant to a charter that will be adopted by our board of directors. Upon the closing of this offering, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and the rules of the NYSE.

Audit Committee

The primary responsibilities of our audit committee will be to oversee the accounting and financial reporting processes of our company as well as our subsidiary companies and to oversee the internal and external audit processes. The audit committee will also assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others and the system of internal controls established by management and the board of directors. The audit committee will oversee the independent auditors, including their independence and objectivity. However, committee members will not act as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The audit committee will be empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities and to approve the fees and other retention terms of the advisors.

The audit committee is composed of three members, J. Thomas Presby, Peter M. Graham and J. Miguel Fernandez de Castro, with J. Thomas Presby serving as chair. Our board of directors has determined that each of J. Thomas Presby and Peter M. Graham is independent, as defined under and required by the federal securities laws and NYSE rules. Our board of directors has determined that J. Thomas Presby qualifies as an audit committee financial expert under the federal securities laws and that each member of the audit committee has the financial sophistication required under NYSE rules. The rules of the SEC and the NYSE require us to have a fully independent audit committee within one year of the date of the effectiveness of the registration statement of which this prospectus is a part and the listing of our common stock, respectively.

Compensation Committee

The primary responsibilities of our compensation committee will be to periodically review and approve the compensation and other benefits for our employees, officers and independent directors. This will include reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives and setting compensation for these officers based on those evaluations. Our compensation committee will also administer and have discretionary authority over the issuance of equity awards under our equity incentive plan.

The compensation committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under our equity incentive plan. Even where the compensation committee does not delegate authority, our executive officers will typically make recommendations to the compensation committee regarding compensation to be paid to our employees and the size of equity grants under our equity incentive plan.

The compensation committee is composed of four members, Richard E. Perlman, James K. Price, Peter M. Graham and J. Thomas Presby, with Peter M. Graham serving as chair. Our board of directors has determined that each of Peter M. Graham and J. Thomas Presby is independent, as defined under NYSE rules. The rules of the NYSE require us to have a majority independent compensation committee within 90 days of the listing of our common stock on the NYSE and a fully independent compensation committee within one year of the date of the listing of our common stock.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will oversee all aspects of our corporate governance functions. The committee will make recommendations to our board of directors regarding director candidates and assist our board of directors in determining the composition of our board of directors and its committees. The nominating and corporate governance committee will be composed of three members, Robin L. Newmark, Richard E. Perlman and James K. Price, with Robin L. Newmark serving as chair. Our board of directors has determined that Robin L. Newmark is independent, as defined under NYSE rules. The rules of the NYSE require us to have a majority independent nominating and corporate governance committee within 90 days of the listing of our common stock on the NYSE and a fully independent nominating and corporate governance committee within one year of the date of the listing of our common stock.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is composed of Richard E. Perlman, James K. Price, Peter M. Graham and J. Thomas Presby. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors. For a description of the transactions between us and members of the compensation committee and entities affiliated with such members see the transactions described in the section entitled “Certain Relationships and Related Party Transactions.”

Director Compensation

Following completion of this offering, we intend to pay our independent directors an annual retainer of $75,000 per year for his or her services, with an additional $10,000 annual fee for service as chair of the audit committee, $7,500 for service as chair of the compensation committee and $5,000 for service as chair of the nominating and corporate governance committee. In addition, we expect to pay any lead independent director an annual fee of $50,000. We also expect independent directors to receive an annual equity grant of restricted stock units or other equity awards valued at approximately $75,000, which awards will vest in full one year from the grant date. Such cash fees are expected to be paid quarterly in arrears.

Code of Conduct and Ethics

Our board of directors will adopt a code of conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. The code will address, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. The audit committee will be responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it. We expect that any amendments to the code or any waivers of its requirements applicable to our principal executive, financial or accounting officer or controller will be disclosed on our website at www.montrose-environmental.com. Our website is not part of this prospectus.

EXECUTIVE COMPENSATION

2018 and 2019 Summary Compensation Table

The table below summarizes information concerning the compensation awarded to, earned by or paid to Mr. Manthripragada, our Chief Executive Officer, and our four mostly highly compensated executive officers (other than our Chief Executive Officer) during the fiscal years ended December 31, 2018 and December 31, 2019. We refer to such officers as our named executive officers or our NEOs.

Name and principal position	Year	Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Vijay Manthripragada	2019	491,667	299,262	500,000	9,800	1,300,722
President and Chief Executive Officer	2018	300,000	129,500	—	9,625	439,125

Allan Dicks	2019	393,750	149,631	300,000	9,800	853,181
Chief Financial Officer	2018	250,000	64,750	—	9,645	324,395

Nasym Afsari	2019	393,750	149,631	300,000	8,464	851,845
General Counsel and Secretary	2018	236,458	64,750	—	8,115	309,323

Joshua M. LeMaire	2019	393,750	149,631	300,000	9,800	853,181
Chief Operating Officer	2018	250,000	64,750	—	8,302	323,052

Jose M. Revuelta	2019	393,750	149,631	300,000	9,800	853,181
Chief Strategy Officer	2018	250,000	64,750	—	9,645	324,395

(1)	The amount in this column reflects the amount of salary actually paid during the applicable calendar year. See below for more details regarding NEOs’ salaries.

(2)

We maintain a non-equity incentive plan for executives, as described in more detail below. The amount reported represents the 2018 and 2019 Acquisition Based Bonus described below earned for the years ended December 31, 2018 and December 31, 2019, for which payment was made in January 2019 and January 2020, respectively.

(3)

This column reflects the full grant-date fair value of stock option awards granted during the year as measured pursuant to Financial Accounting Standard Board Accounting Standards Codification Topic 718. These amounts do not correspond to the actual value that may be recognized by the NEOs upon vesting or exercise of the applicable awards. See Note 19 to our audited consolidated financial statements included elsewhere in this prospectus.

(4)	The amount reported represents the Company’s match of contributions to a 401(k) plan, which plan is described below.

Narrative Disclosure to the Summary Compensation Table

Compensation in 2018

Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. The 2018 compensation program adopted by our board of directors for our NEOs was comprised of three components: base salary, the 2018 Organic Growth Bonus and the 2018 Acquisition Based Bonus as set forth below. Because the targets for the 2018 Organic Growth Bonus were not achieved, the NEOs did not earn any amounts with respect to the 2018 Organic Growth Based Bonus. Each NEO received a cash payment with respect to the 2018 Acquisition Based Bonus as set forth above in the “Summary Compensation Table” based on the achievement of the applicable performance goal as set forth below.

Name and principal position	2018 Base Salary ($)(1)	2018 Organic Growth Bonus Cash Target(2)	2018 Acquisition Based Bonus(3)
Vijay Manthripragada President and Chief Executive Officer	300,000	200,000	2%

Allan Dicks Chief Financial Officer	250,000	100,000	1%

Nasym Afsari General Counsel and Secretary	250,000	100,000	1%

Joshua M. LeMaire Chief Operating Officer	250,000	100,000	1%

Jose M. Revuelta Chief Strategy Officer	250,000	100,000	1%

(1)

The base salaries for fiscal year 2018 were approved by our board of directors on February 27, 2018. These base salaries were unchanged from the base salaries paid to the named executive officers in fiscal year 2017, except in the case of Ms. Afsari whose annual base salary was $225,000 in fiscal year 2017.

(2)

The 2018 Organic Growth Bonus required achievement of at least 93% of the fiscal year pre-acquisition budget approved by our board of directors. For every 1% above or below target, the aggregate value of the bonus amount is increased or reduced by 14.3%, not to exceed 200% of target amount.

(3)

The percentages in this column represent a percentage of EBITDA adjusted for one-time, non-recurring items as determined by an independent, third-party valuation firm, or Acquired EBITDA. Each NEO was eligible to earn an Acquisition Based Bonus equal to 2% (in the case of Mr. Manthripragada) or 1% (in the case of the other NEOs) of Acquired EBITDA based on acquisitions that closed between January 1, 2018 and December 31, 2018.

Compensation in 2019

The 2019 compensation program adopted by our board for our NEOs was comprised of four components: base salary, annual equity award, the 2019 Organic Growth Bonus and the 2019 Acquisition Based Bonus as set forth below. The salary amounts, annual equity award percentages and potential percentage payouts for the bonuses are set forth in the table immediately below. Each NEO received a cash payment with respect to the 2019 Acquisition Based Bonus as set forth above in the “Summary Compensation Table” based on the achievement of the applicable performance goal as set forth below.

Name and principal position	2019 Base Salary ($)(1)	2019 Annual Equity Award(2)	2019 Organic Growth Bonus Target(3)	2019 Acquisition Based Bonus(4)
Vijay Manthripragada President and Chief Executive Officer	500,000	100%	100%	2%

Allan Dicks Chief Financial Officer	400,000	75%	75%	1%

Nasym Afsari General Counsel and Secretary	400,000	75%	75%	1%

Joshua M. LeMaire Chief Operating Officer	400,000	75%	75%	1%

Jose M. Revuelta Chief Strategy Officer	400,000	75%	75%	1%

(1)

The base salaries for fiscal year 2019 were approved by our board of directors on December 3, 2018. These base salaries represent an increase from the base salaries paid to the NEOs in 2018 with each NEO receiving the following increase:

Name	2018 Base Salary ($)	2019 Base Salary ($)	Percentage Increase (%)
Vijay Manthripragada	300,000	500,000	67%
Allan Dicks	250,000	400,000	60%
Nasym Afsari	250,000	400,000	60%
Joshua M. LeMaire	250,000	400,000	60%
Jose M. Revuelta	250,000	400,000	60%

(2)

The percentages in this column represent a percentage of base salary. Each of our NEOs was eligible to receive an annual equity grant of 75% of his or her base salary (or 100% in the case of Mr. Manthripragada) in the form of stock options under our 2017 Stock Plan. Such stock options are subject to a three-year vesting schedule with one-third of the award vesting and becoming exercisable on each annual anniversary of the grant date.

(3)

The percentages in this column are each NEO’s target for the 2019 Organic Growth Bonus represented as a percentage of base salary. Each of our NEOs was eligible to earn a 2019 Organic Growth Based Bonus, payable in the form of stock options issued under our 2017 Stock Plan, based on achievement of budgeted Adjusted EBITDA as approved by our board of directors for the year, subject to approved adjustments and excluding any EBITDA from businesses acquired in 2019. The 2019 Organic Growth Bonus required achievement of at least 93% of the fiscal year pre-acquisition budget approved by our board of directors. For every 1% above or below target, the aggregate value of the bonus amount is increased or reduced by 14.3%, not to exceed 200% of target amount. The stock options, if any, granted upon achievement of this goal would be subject to a vesting schedule with 50% of the stock options vesting on the six-month anniversary of the date of grant and the remaining 50% of the stock options vesting on the twelve-month anniversary of the date of grant.

(4)

The percentages in this column represent a percentage of EBITDA adjusted for one-time, non-recurring items as determined by an independent, third-party valuation firm, or Acquired EBITDA. Each NEO was eligible to earn an Acquisition Based Bonus equal to 2% (in the case of Mr. Manthripragada) or 1% (in the case of the other NEOs) of Acquired EBITDA based on acquisitions that closed between January 1, 2019 and December 31, 2019. Such Acquisition Based Bonus amounts were payable in cash to the NEOs following the close of the fiscal year.

Compensation in 2020

The 2020 compensation program adopted by our board for our NEOs was comprised of five components: base salary, annual equity award, the 2020 Organic Growth Equity Bonus, the 2020 Organic Growth Cash Bonus and the 2020 Acquisition Based Bonus as set forth below.

Name and principal position	2020 Base Salary ($)(1)	2020 Annual Equity Award(2)	2020 Organic Growth Equity Bonus Target(3)	2020 Organic Growth Bonus Cash Target(4)	2020 Acquisition Based Bonus(5)
Vijay Manthripragada	600,000	100%	100%	200,000	2%
President and Chief Executive Officer

Allan Dicks	400,000	75%	75%	50,000	0.5%
Chief Financial Officer

Nasym Afsari	400,000	75%	75%	50,000	0.5%
General Counsel and Secretary

Joshua M. LeMaire	400,000	75%	75%	50,000	0.5%
Chief Operating Officer

Jose M. Revuelta	400,000	75%	75%	50,000	0.5%
Chief Strategy Officer

(1)

The base salaries for fiscal year 2020 were approved by our board of directors on January 1, 2020, effective as of January 1, 2020. Mr. Manthripragada’s base salary represents a $100,000 increase, or 20%, from the base salary paid to Mr. Manthripragada in 2019. The base salaries of all other NEOs remained consistent with 2019 base salaries.

(2)

The percentages in this column represent a percentage of base salary. Each of our NEOs received an annual equity grant of 75% of his or her base salary (or 100% in the case of Mr. Manthripragada) in the form of stock options under our 2017 Stock Plan. Such stock options are subject to a three-year vesting schedule with one-third of the award vesting and becoming exercisable on each annual anniversary of the grant date with the grants made on January 1, 2020.

(3)

The percentages in this column are each NEO’s target for the 2020 Organic Growth Equity Bonus represented as a percentage of base salary. Each of our NEOs is eligible to earn a 2020 Organic Growth Based Equity Bonus, payable in the form of stock options issued under our 2017 Stock Plan, based on achievement of budgeted Adjusted EBITDA as approved by our board of directors for the year, subject to approved adjustments and excluding any EBITDA from businesses acquired in 2020. The 2020 Organic Growth Equity Bonus requires achievement of at least 93% of the fiscal year pre-acquisition budget approved by our board of directors. For every 1% above or below target, the aggregate value of the bonus amount is increased or reduced by 14.3%, not to exceed 200% of target amount. The stock options, if any, granted upon achievement of this goal will be subject to a vesting schedule with 50% of the stock options vesting on the six-month anniversary of the date of grant and the remaining 50% of the stock options vesting on the twelve-month anniversary of the date of grant.

(4)

The percentages in this column are each NEO’s target for the 2020 Organic Growth Cash Bonus represented as a percentage of base salary. Each of our NEOs is eligible to earn a 2020 Organic Growth Based Cash Bonus based on achievement of budgeted Adjusted EBITDA as approved by our board of directors for the year, subject to approved adjustments and excluding any EBITDA from businesses acquired in 2020. The 2020 Organic Growth Cash Bonus requires achievement of at least 93% of the fiscal year pre-acquisition budget approved by our board of directors. For every 1% above or below target, the aggregate value of the bonus amount is increased or reduced by 14.3%, not to exceed 200% of target amount

(5)

The percentages in this column represent a percentage of EBITDA adjusted for one-time, non-recurring items as determined by an independent, third-party valuation firm, or Acquired EBITDA. Each NEO is eligible to earn an Acquisition Based Bonus equal to 2% (in the case of Mr. Manthripragada) or 0.5% (in the case of the other NEOs) of Acquired EBITDA based on acquisitions that close between January 1, 2020 and December 31, 2020. Such Acquisition Based Bonus amounts are payable in cash to the NEOs following the close of the fiscal year.

All components of NEO compensation are subject to review on an annual basis by our board of directors and/or compensation committee and may be subject to future change. As we transition from a private company to a publicly traded company, we will evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances require. At a minimum, we expect to review executive compensation annually with input from a compensation consultant. As part of this review process, we expect the board of directors and the compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive. We will also review whether we are meeting our retention objectives and the potential costs of replacing a key employee.

Equity Incentive Compensation

As discussed in further detail below, the Company maintains the 2013 Stock Plan and the 2017 Stock Plan, but in connection with the adoption of the 2017 Stock Plan, no additional grants may be made pursuant to the 2013 Stock Plan. The Company may grant equity awards to its officers, employees, consultants and non-employee directors pursuant to the terms of the 2017 Stock Plan. The NEOs did not receive any equity grants during 2018.

Retirement Plans

We maintain the Montrose Environmental Group 401(k) Savings Plan, a tax qualified 401(k) defined contribution plan, for the benefit of our employees. Under the 401(k) plan, employees (including the current NEOs) are permitted to elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. We are also permitted to make contributions up to the legally prescribed limits on behalf of all eligible employees to the 401(k) plan. We make a matching contribution of (1) 100% of each participant’s salary deferral up to 3% of his or her compensation and an (2) 50% of each participant’s salary deferral for the next 1% of his or her compensation. The amount of any such matching contribution made on behalf of a NEO is reflected in the “All Other Compensation” column of the Summary Compensation Table above.

Severance Policy

The Company adopted and maintains the Montrose Environmental Group, Inc. Executive Severance Policy (the “Severance Policy”), effective as of January 1, 2020. Under the Severance Policy, in the event any

NEO is terminated other than for Cause, death or Disability or resigns for Good Reason (each as defined in the Severance Policy) and subject to the execution and delivery of a general release of claims against the Company, he or she is entitled to base salary continuation for a period of 12 months in an amount equal to two times base salary in the case of the Chief Executive Officer or one times base salary for all other NEOs; provided, however, that if the involuntary termination occurs within two (2) years following a Change in Control (as defined in the Severance Policy), (i) payment of the base salary continuation shall be made in lump sum and (ii) all outstanding and unvested equity incentive awards previously granted to the NEO shall immediately vest in full, with performance-based awards vesting based on the assumption that the target level of performance has been achieved. This Severance Policy supplants the change in control payments and benefits set forth in all existing agreements with NEOs summarized in “Existing Agreements with Named Executive Officers.”

Other Benefits

Our named executive officers, like all full-time employees, are eligible to participate in our health and welfare benefit plans. Our named executive officers did not receive other benefits or perquisites in 2018.

Existing Agreements with Named Executive Officers

Vijay Manthripragada. We entered into an offer letter with Mr. Manthripragada on July 13, 2015, for the position of President. Mr. Manthripragada was subsequently appointed CEO and President on February 17, 2016. On June 23, 2016, the Company provided Mr. Manthripragada with an executive compensation letter pursuant to which, among other things, Mr. Manthripragada is entitled to a $2,000,000 cash payment upon the occurrence of a change in control or the effectiveness of an initial public offering of the Company, subject to his continued employment through such date.

On January 1, 2020, the board of directors approved a grant of $1,000,000 (based on the Black Scholes valuation of the options at the time of grant) in options to Mr. Manthripragada under the 2017 Stock Plan upon the effectiveness of an initial public offering of the Company. Half of such options will vest on the two-year anniversary of the date of grant and the remaining half will vest on the four-year anniversary of the date of grant, subject to Mr. Manthripragada’s continued employment through such vesting dates.

Allan Dicks. We entered into an offer letter with Mr. Dicks on August 8, 2016, for the position of Chief Financial Officer. On August 8, 2016, the Company provided Mr. Dicks with an executive compensation letter pursuant to which, among other things, Mr. Dicks is entitled to a $1,000,000 cash payment upon the occurrence of a change in control or the effectiveness of an initial public offering of the Company, subject to his continued employment through such date. In addition, the offer letter provides that the 125,000 stock options granted to Mr. Dicks under the 2013 Stock Plan will fully accelerate upon a change in control of the Company (not including an initial public offering) as set forth in the 2013 Stock Plan.

On January 1, 2020, the board of directors approved a grant of $500,000 (based on the Black Scholes valuation of the options at the time of grant) in options to Mr. Dicks under the 2017 Stock Plan upon the effectiveness of an initial public offering of the Company. Half of such options will vest on the two-year anniversary of the date of grant and the remaining half will vest on the four-year anniversary of date of grant, subject to Mr. Dicks’ continued employment through such vesting dates.

Nasym Afsari. We entered into an offer letter with Ms. Afsari on October 14, 2014, for the position of General Counsel. On June 23, 2016, the Company provided Ms. Afsari with an executive compensation letter, which was supplemented on September 14, 2017, pursuant to which, among other things, Ms. Afsari is entitled to a $1,000,000 cash payment upon the occurrence of a change in control or the effectiveness of an initial public offering of the Company subject to her continued employment through such date.

On January 1, 2020, the board of directors approved a grant of $500,000 (based on the Black Scholes valuation of the options at the time of grant) in options to Ms. Afsari under the 2017 Stock Plan upon the effectiveness of an initial public offering of the Company. Half of such options will vest on the two-year anniversary of the date of grant and the remaining half will vest on the four-year anniversary of the date of grant, subject to Ms. Afsari ’s continued employment through such vesting dates.

Joshua M. LeMaire. We entered into an offer letter with Mr. LeMaire on July 2, 2015, for the position of Vice President, Business Development and Marketing. Mr. LeMaire was subsequently appointed Chief Operations Officer on June 28, 2017. On June 23, 2016, the Company provided Mr. LeMaire with an executive compensation letter, pursuant to which, among other things, Mr. LeMaire is entitled to a $1,000,000 cash payment upon the occurrence of a change in control or the effectiveness of an initial public offering of the Company subject to his continued employment through such date.

On January 1, 2020, the board of directors approved a grant of $500,000 (based on the Black Scholes valuation of the options at the time of grant) in options to Mr. LeMaire under the 2017 Stock Plan upon the effectiveness of an initial public offering of the Company. Half of such options will vest on the two-year anniversary of the date of grant and the remaining half will vest on the four-year anniversary of the date of grant, subject to Mr. LeMaire’s continued employment through such vesting dates.

Jose M. Revuelta. We entered into an offer letter with Mr. Revuelta on March 4, 2014, for the position of Vice President. Mr. Revuelta was subsequently appointed Chief Strategy Officer on June 28, 2017. On June 23, 2016, the Company provided Mr. Revuelta with an executive compensation letter, pursuant to which, among other things, Mr. Revuelta is entitled to a $1,000,000 cash payment upon the occurrence of a change in control or the effectiveness of an initial public offering of the Company subject to his continued employment through such date.

On January 1, 2020, the board of directors approved a grant of $500,000 (based on the Black Scholes valuation of the options at the time of grant) in options to Mr. Revuelta under the 2017 Stock Plan upon the effectiveness of an initial public offering of the Company. Half of such options will vest on the two-year anniversary of the date of grant and the remaining half will vest on the four-year anniversary of date of grant, subject to Mr. Revuelta’s continued employment through such vesting dates.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table provides information on stock options granted to the NEOs that were outstanding on December 31, 2019:

Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Vijay Manthripragada(2)(3)	6/23/2016	626,125	—	6.03	6/23/2026
President and Chief Executive Officer	1/10/2019	—	34,100	24.00	1/10/2029

Allan Dicks(3)(4)	8/16/2016	62,500	62,500	8.58	8/16/2026
Chief Financial Officer	12/13/2016	31,250	31,250	9.76	12/13/2026
	1/10/2019	—	20,460	24.00	1/10/2029

Nasym Afsari(3)(5)	11/17/2014	31,250	—	5.72	11/17/2024
General Counsel and Secretary	6/23/2016	156,625	—	6.03	6/23/2026
	1/10/2019	—	20,460	24.00	1/10/2029

Joshua M. LeMaire(3)(5)	6/23/2016	187,875	—	6.03	6/23/2026
Chief Operating Officer	1/10/2019	—	20,460	24.00	1/10/2029

Jose M. Revuelta(3)(5)	9/2/2014	50,000	—	5.72	9/2/2024
Chief Strategy Officer	6/23/2016	137,875	—	6.03	6/23/2026
	1/10/2019	—	20,460	24.00	1/10/2029

(1)

All options granted prior to 2019 were granted under the 2013 Stock Plan and vest with respect to 50% of the shares subject to the option on the second anniversary of the vesting start date and the remaining 50% on the fourth anniversary of the vesting start date. The options granted on January 10, 2019 were granted under the 2017 Stock Plan and vested with respect to 1/3 of the shares subject to the options on each anniversary of the grant date.

(2)

The vesting start date for the June 23, 2016 grant was September 11, 2015, meaning that 50% of the shares subject to the option vested on September 11, 2017, and the remaining 50% vested on September 11, 2019.

(3)

With respect to options granted on January 10, 2019, the vesting start date was the date of grant, meaning that 1/3 of the grant vested on January 10, 2020, 1/3 of the grant will vest on January 10, 2021, and the final 1/3 will vest on January 10, 2022.

(4)

With respect to options granted in 2016, the vesting start date was the date of grant, meaning that 50% of the shares subject to the option vested on August 16, 2018, and December 13, 2018, respectively, and the remaining 50% will vest on August 16, 2020, and December 13, 2020, respectively.

(5)	With respect to options granted in 2016, the vesting start date was June 9, 2015, meaning that 50% vested on June 9, 2017, and 50% vested on June 9, 2019.

Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan

We maintain the 2013 Stock Plan, which originally became effective on July 5, 2013. The 2013 Stock Plan was adopted to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants and to promote the success of the Company’s business. The 2013 Stock Plan allowed for the grant of both incentive stock options and “non-qualified” stock options. Following the adoption of the 2017 Stock Plan, the Company ceased granting awards under the 2013 Stock Plan.

The following description of the 2013 Stock Plan is not intended to be complete and is qualified in its entirety by the complete text of the 2013 Stock Plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Stockholders and potential investors are urged to read the 2013 Stock Plan in its entirety.

Administration

The 2013 Stock Plan is administered by the board of directors, or a committee of the board, as contemplated by the 2013 Stock Plan. The board or committee will have broad authority, subject to the provisions of the 2013 Stock Plan, to administer and interpret the 2013 Stock Plan. All decisions and actions of the administrator will be final.

Stock Subject to 2013 Stock Plan

As described below, upon effectiveness of the 2017 Stock Plan, the shares that remained available for grant under the 2013 Stock Plan as of October 25, 2017, were instead made available under the 2017 Stock Plan, and as of October 25, 2017, no new grants have been made under the 2013 Stock Plan.

As of March 31, 2020, the aggregate number of shares of common stock that may be issued pursuant to the exercise of outstanding incentive stock options granted under the 2013 Stock Plan was 1,855,494.

Stock Options

All stock options granted under the 2013 Stock Plan are evidenced by a written agreement with the participant, which provides, among other things, whether the option is intended to be an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed ten years, and other terms and conditions. Subject to the express provisions of the 2013 Stock Plan, options generally may be exercised over such period, in installments or otherwise, as the administrator may determine. The exercise price for any stock option granted generally may not be less than the fair market value of the common stock subject to that option on the grant date. The exercise price may be paid in cash or such other method as determined by the board or committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise.

Transferability

Options generally may not be sold, transferred for value, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent or distribution, and each option may be exercised only by the participant during his or her lifetime or by the participant’s estate or by a person who acquires the right to exercise the option following the death of the participant.

Amendment and Termination

The board of directors has the right to amend, alter, suspend or terminate the 2013 Stock Plan at any time, provided certain enumerated material amendments may not be made without stockholder approval. No amendment or alteration to the 2013 Stock Plan will be made that would impair the rights of the holder, without such holder’s consent. The 2013 Stock Plan has been adopted by the board of directors and the Company’s stockholders and will automatically terminate, unless earlier terminated by the board of directors, ten years after approval by the board of directors.

Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan

We maintain the 2017 Stock Plan, which became effective on October 25, 2017, and which was most recently amended and restated on July 10, 2020. The purpose of the 2017 Stock Plan is to promote and closely align the interests of our employees, officers, non-employee directors and other service providers and our stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the 2017 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility and to motivate participants to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of participants to those of the Company’s stockholders. The 2017 Stock Plan allows for the grant of both incentive stock options and “non-qualified” stock options; stock appreciation rights, or SARs, alone or in conjunction with other awards; and restricted stock and restricted stock units, or RSUs.

The following description of the 2017 Stock Plan is not intended to be complete and is qualified in its entirety by the complete text of the 2017 Stock Plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Stockholders and potential investors are urged to read the 2017 Stock Plan in its entirety. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this registration statement have the meanings assigned to them in the 2017 Stock Plan.

Administration

The 2017 Stock Plan is to be administered by the compensation committee of the board of directors, or such other committee designated by the Company’s board of directors to administer the plan. The administrator will have broad authority, subject to the provisions of the 2017 Stock Plan and to administer and interpret the 2017 Stock Plan. All decisions and actions of the administrator will be final.

Stock Subject to 2017 Stock Plan

Subject to certain adjustments in the event of a change in the Company’s capitalization, the aggregate number of shares authorized for issuance under the 2017 Stock Plan is 2,945,443 shares, plus any shares subject to awards under the 2013 Stock Plan as of October 25, 2017, that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares, or the Share Reserve. The Share Reserve will automatically increase on January 1st of each year beginning in 2021 and ending with a final increase on January 1, 2027, in an amount equal to 4% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year. As of October 25, 2017, no new grants have been made under the 2013 Stock Plan. Shares of common stock issued under the 2017 Stock Plan may be either authorized and unissued shares or previously issued shares acquired by the Company. On termination or expiration of an unexercised option, SAR or other stock-based award under the 2017 Stock Plan, in whole or in part, the number of shares of common stock subject to such award will again become available for grant under the 2017 Stock Plan. To comply with applicable tax rules, the 2017 Stock Plan limits the number of shares that may be issued upon the exercise of incentive stock options granted under the 2017 Stock Plan to 2,945,443 shares.

As of March 31, 2020, the aggregate number of shares of common stock that may be issued pursuant to the exercise of outstanding incentive stock options granted under the 2017 Stock Plan was 776,564.

Limits on Awards to Non-Employee Directors

Following the Company’s initial public offering, the aggregate dollar value of equity-based (based on the grant date fair market value of equity-based awards) and cash compensation granted under the 2017 Stock Plan or otherwise during any calendar year to any non-employee director will not exceed $250,000; provided, however, that (i) in the calendar year in which a non-employee director first joins the board of directors or (ii) in any calendar year during which a non-employee director is designated as chairman of the board or lead director or chair of a committee of the board, the maximum aggregate dollar value of equity-based and cash compensation granted to the non-employee director may be up to 125% of the foregoing limit.

Stock Options

All stock options granted under the 2017 Stock Plan will be evidenced by a written agreement with the participant, which provides, among other things, whether the option is intended to be an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not generally exceed ten years, and other terms and conditions. Subject to the express provisions of the 2017 Stock Plan, options generally may be exercised over such period, in installments or otherwise, as the administrator may determine. The exercise price for any stock option granted may not generally be less than the fair market value of the common stock subject to that option on the grant date. The exercise price may be paid in cash or such other method as determined by the administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise. Following the Company’s common stock being listed on any established stock exchange, system or market, other than in connection with a change in the Company’s capitalization, we will not, without stockholder approval, reduce the exercise price of a previously awarded option, and, at any time when the exercise price of a previously awarded option is above the fair market value of a share of common stock, we will not, without stockholder approval, cancel and re-grant or exchange such option for cash or a new award with a lower (or no) exercise price.

Stock Appreciation Rights

SARs may be granted alone or in conjunction with all or part of a stock option. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the common stock at the time of exercise exceeds the exercise price of the SAR. This amount is payable in common stock, cash, restricted stock or a combination thereof, at the administrator’s discretion. Following the Company’s common stock being listed on any established stock exchange, system or market, other than in connection with a change in the Company’s capitalization, we will not, without stockholder approval, reduce the exercise price of a previously awarded SAR, and, at any time when the exercise price of a previously awarded SAR is above the fair market value of a share of common stock, we will not, without stockholder approval, cancel and re-grant or exchange such SAR for cash or a new award with a lower (or no) exercise price.

Restricted Stock and RSUs

Awards of restricted stock consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of shares of cash or stock to the participant only after specified conditions are satisfied. The administrator will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions.

Performance Criteria

The administrator may specify certain performance criteria which must be satisfied before stock options, SARs, restricted stock, RSUs and incentive bonuses will be granted or will vest. The performance goals may vary from participant to participant, group to group and period to period.

Transferability

Awards generally may not be sold, transferred for value, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR may be exercised only by the participant during his or her lifetime or by the participant’s estate, heir or beneficiary within one year following the death of the participant.

Amendment and Termination

The board of directors has the right to amend, alter, suspend or terminate the 2017 Stock Plan at any time, provided certain enumerated material amendments may not be made without stockholder approval. No amendment or alteration to the 2017 Stock Plan or an award or award agreement will be made that would materially impair the rights of the holder, without such holder’s consent, however, no consent will be required if the administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for us, the 2017 Stock Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or is not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated. The 2017 Stock Plan has been adopted by the board of directors and the Company’s stockholders and will automatically terminate, unless earlier terminated by the board of directors, ten years after approval by the board of directors.

Adjustments upon Changes in Capitalization, Merger or Asset Sale

The number and kind of shares of common stock available for issuance under the 2017 Stock Plan (including under any awards then outstanding), and the number and kind of shares of common stock subject to the limits set forth in the 2017 Stock Plan, will be equitably adjusted by the compensation committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of common stock outstanding. The terms of any outstanding award will also be equitably adjusted by the compensation committee as to price, number or kind of shares of common stock subject to such award, vesting and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards. No fractional shares of common stock will be issued or issuable pursuant to such an adjustment.

In the event there will be any other change in the number or kind of outstanding shares of common stock, or any stock or other securities into which such common stock will have been changed, or for which it will have been exchanged, by reason of a change in control, other merger, consolidation or otherwise, then the compensation committee will determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different awards or different types of awards. In addition, in the event of such change described in this paragraph, the compensation committee may accelerate the time or times at which any award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the compensation committee in its sole discretion.

Unless otherwise expressly provided in the award agreement or another contract, including an employment or services agreement, or under the terms of a transaction constituting a change in control, in the event of a change in control, any acquiring or surviving company in the transaction (the “Successor”) may assume or continue any outstanding award under the 2017 Stock Plan or may substitute awards with substantially equivalent economic value (including an award to acquire the same consideration paid to stockholders in the transaction by which the change in control occurs). In the event any Successor declines to assume or continue such outstanding awards or to substitute similar stock awards for those outstanding under the 2017 Stock Plan, then the board of directors in its sole discretion and without liability to any person may (1) provide for the payment of a cash amount in exchange for the cancellation of an award equal to its fair value (as determined in the good faith determination of the board of directors) which, in the case of certain awards (such as stock options), will equal the product of (x) the excess, if any, of the fair market value per share of common stock at such time over the exercise price, if any, times (y) the total number of shares then subject to such award, (2) continue the awards or (3) provide for the cancellation of any outstanding and unexercised awards upon or following the closing of the transaction by which the change in control occurs. The board of directors will not be obligated to treat all awards, even those that are of the same type, in the same manner.

In the event of a change in control, the compensation committee may provide for the cancellation and cash settlement of all outstanding awards upon such change in control.

Director Compensation

2019 Director Compensation Table

The following table presents the compensation earned or paid by the Company to the directors for the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Richard E. Perlman	—	120,000	—	120,000
James K. Price	—	120,000	—	120,000
J. Miguel Fernandez de Castro	—	120,000	—	120,000
J. Thomas Presby	—	120,000	—	120,000
Robin L. Newmark(3)	—	—	—	—
Peter M. Graham	—	120,000	—	120,000
Brook Hinchman(4)	—	120,000	—	120,000
Peter Jonna(3)	—	—	—	—

(1)	Historically, we have not paid any cash compensation to our directors for their service as directors.

(2)

Stock awards were granted as restricted stock under our 2017 Stock Plan, subject to a three year vesting schedule, with one-third of the shares vesting on each anniversary of the grant date. These stock awards will fully vest upon a change in control, subject to the director’s continuous service through such date. The dollar amounts in this column represent the aggregate grant date fair value of restricted stock granted, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation” (“FASB ASC Topic 718”). The following table sets forth the aggregate number of stock awards and stock options outstanding as of December 31, 2019:

Name	Aggregate Shares Subject to Outstanding Stock Awards (#)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Richard E. Perlman(a)	89,300	—	—
James K. Price(a)	89,300	—	—
J. Miguel Fernandez de Castro(a)	12,025	—	—
J. Thomas Presby	27,600	10,000
Peter M. Graham	18,800	—	—
Robin L. Newmark	—	—	—
Brook Hinchman(3)	5,000	—	—
Peter Jonna	—	—	—

(a)

84,300, 84,300 and 7,025 of the amounts reported in this column for Messrs. Perlman, Price and Fernandez de Castro, respectively, represent awards of restricted stock granted in settlement of certain monitoring fees (as described in more detail in the section entitled “Certain Relationships and Related Party Transactions”).

(3)	Robin L. Newmark and Peter Jonna did not serve on the board of directors for the year ended December 31, 2019.

(4)

Brook Hinchman is the Oaktree designee director who, effective upon the consummation of our public offering, will no longer be a director. All director compensation earned by Mr. Hinchman transfers to Oaktree immediately upon vesting.

Historically, we have not paid any cash compensation to our directors for their services as directors. As described in the table above, our non-employee directors received equity awards in 2019 in the form of restricted stock, subject to a three-year vesting schedule with one-third of the shares vesting on each anniversary of the grant date. On January 1, 2020, all then-current members of the board of directors received an award of restricted stock with a value of $150,000, that vests in full on one-year anniversary of the grant date.

Following the completion of this offering, we expect independent directors to receive an annual equity grant with a value of $75,000 under the 2017 Stock Plan. Such grants are anticipated to vest in full 12 months from the date of the grants.

The aggregate dollar value of equity-based and cash compensation granted under the 2017 Stock Plan or otherwise during any calendar year to any non-employee director will not exceed $250,000. However, the maximum aggregate dollar value of equity-based and cash compensation granted to the non-employee director may be up to 125% of such limit in the calendar year in which a non-employee director first joins the board of directors or in any calendar year during which a non-employee director is designated as Chairman of the board of directors or Lead Director or Chair of a committee of the board of directors.

PRINCIPAL STOCKHOLDERS

The following table presents information concerning the beneficial ownership of the shares of our common stock as of the date of this prospectus by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. The table also contains information about beneficial ownership, as adjusted, to reflect the sale of common stock in this offering assuming:

•	9,125,683 shares of common stock outstanding as of July 14, 2020, and 20,332,001 shares outstanding immediately following the completion of this offering;

•

assumes the redemption of all outstanding shares of our Series A-1 preferred stock in connection with this offering, including the payment by us, in shares of common stock, of the maximum portion of the per-share redemption price payable in common stock, as permitted under the related certificate of designations; and

•	no exercise of the underwriters’ option to purchase additional shares of our common stock.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options and warrants that are exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The following table does not reflect any potential purchases by our executive officers, directors, their affiliated entities or holders of more than 5% of our common stock in this offering. If any shares are purchased by these persons or entities, the number and percentage of shares of our common stock beneficially owned by them after this offering will differ from the amounts set forth in the following table.

Except as otherwise noted below, the address for persons listed in the table is c/o Montrose Environmental Group, Inc., 1 Park Plaza, Suite 1000, Irvine, CA 92614.

	Shares of common stock beneficially owned prior to this offering		Shares of common stock beneficially owned after this offering assuming no exercise of underwriters’ option		Shares of common stock beneficially owned after this offering assuming full exercise of underwriters’ option
Name of Beneficial Owner	Shares of common stock	Percentage of Total Outstanding common stock (%)	Shares of common stock	Percentage of total outstanding common stock (%)	Shares of common stock	Percentage of total outstanding common stock (%)
5% Stockholders
Entities affiliated with Oaktree(1)	2,418,987	21.0%	3,617,224	15.9%	3,617,224	14.9%
CTEH Holdings, LLC(2)	791,139	8.7%	791,139	3.9%	791,139	3.6%
Entities affiliated with Yukon Environmental(3)	768,836	8.4%	768,836	3.8%	768,836	3.5%
Named Executive Officers and Directors
Vijay Manthripragada(4)	637,919	6.5%	637,919	3.0%	637,919	2.8%
Allan Dicks(5)	171,820	1.8%	171,820	*	171,820	*
Nasym Afsari(6)	197,870	2.1%	197,870	*	197,870	*
Joshua W. LeMaire(7)	194,895	2.1%	194,895	*	194,895	*
Jose M. Revuelta(8)	217,545	2.3%	217,545	1.1%	217,545	*
J. Miguel Fernandez de Castro	198,026	2.2%	198,026	*	198,026	*
Peter M. Graham	116,447	1.3%	116,447	*	116,447	*
Peter Jonna	—	*	—	—	—	—
Robin L. Newmark	4,747	*	4,747	*	4,747	*
Richard E. Perlman(9)	1,909,036	20.9%	1,909,036	9.4%	1,909,036	8.8%
J. Thomas Presby(10)	92,372	1.0%	92,372	*	92,372	*
James K. Price	1,458,505	16.0%	1,458,505	7.2%	1,458,505	6.7%
Brook Hinchman(11)	8,081	*	—	—	—	—

All Directors and Executive Officers as a group (13 persons)(12)	5,207,263	49.5%	5,199,182	23.4%	5,199,182	21.9%

*	Represents less than one percent.

(1)

Includes 534,240 shares of common stock issuable to OCM Montrose Holdings, L.P. upon exercise of a warrant, 1,875,000 shares of common stock issuable to OCM Montrose II Holdings, L.P. upon exercise of the Series A-2 Warrant, 1,666 shares held directly by OCM FIE, LLC and 8,081 shares beneficially owned by OCM FIE, LLC through restricted shares issued to Brook Hinchman, one of our directors appointed by an affiliate of the Oaktree Holder. Excludes shares of common stock expected to be issued upon redemption of outstanding shares of our Series A-1 preferred stock. The shares beneficially owned after this offering also include 1,206,318 shares of common stock issuable upon redemption of all outstanding shares of our Series A-1 preferred stock in connection with this offering (based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and exclude the 8,081 unvested shares previously beneficially owned by OCM FIE, LLC through restricted shares issued to Mr. Hinchman, which will be forfeited upon the completion of this offering and Mr. Hinchman’s concurrent departure from our board of directors. The general partner of OCM Montrose Holdings, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The managing member of OCM FIE, LLC is

Oaktree Capital Management, L.P. The general partner of Oaktree Capital Management, L.P. is Oaktree Holdings, Ltd. The sole director of Oaktree Holdings, Ltd. is Oaktree Capital Group, LLC. Oaktree Capital Group, LLC is managed by its ten-member board of directors. Each of the general partners, managing members and directors listed above expressly disclaims beneficial ownership of the common shares except to the extent of their respective pecuniary interest therein, if any. The address of each of OCM Montrose Holdings, L.P., OCM Montrose II Holdings, L.P. and OCM FIE, LLC is c/o Oaktree Capital Management, L.P., 333 S. Grand Ave., 28th Floor, Los Angeles, CA 90071.

(2)	The address of CTEH Holdings, LLC is 44 Germay, Little Rock, AR 72223.

(3)

Includes shares held by Yukon Environmental Fund I LP and Yukon Environmental Fund II LP. The address of each of Yukon Environmental Fund I LP and Yukon Environmental Fund II LP is P.O. Box 11181, Newport Beach, CA 92658.

(4)

Shares beneficially owned by Mr. Manthripragada include 637,491 shares of common stock issuable upon exercise of stock options that have vested or will vest within 60 days of the date of this prospectus.

(5)

Shares beneficially owned by Mr. Dicks include 8,750 shares of common stock held by The Allan and Kristine Dicks Family Trust, of which Mr. Dicks and his spouse are co-trustees, and 163,070 shares of common stock issuable upon exercise of stock options that have vested or will vest within 60 days of the date of this prospectus.

(6)	Shares beneficially owned by Ms. Afsari include 194,695 shares of common stock issuable upon exercise of stock options that have vested or will vest within 60 days of the date of this prospectus.

(7)

Shares beneficially owned by Mr. LeMaire include 200 shares of common stock held by Joshua W. LeMaire and Lori R. LeMaire and 194,695 shares of common stock issuable upon exercise of stock options that have vested or will vest within 60 days of the date of this prospectus.

(8)	Shares beneficially owned by Mr. Revuelta include 194,695 shares of common stock issuable upon exercise of stock options that have vested or will vest within 60 days of the date of this prospectus.

(9)	Includes 580,172 shares of common stock held by Equity Trust Company, Custodian FBO Richard E. Perlman Roth IRA.

(10)	Shares beneficially owned by Mr. Presby include 10,000 shares of common stock issuable upon exercise of stock options that have vested or will vest within 60 days of the date of this prospectus.

(11)

Includes 8,081 shares issuable to OCM FIE, LLC on account of restricted unvested shares issued to Mr. Hinchman, which will be forfeited upon the completion of this offering and Mr. Hinchman’s concurrent departure from our board of directors.

(12)	Includes 1,394,646 shares of common stock issuable upon exercise of stock options that have vested or will vest within 60 days of the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, including those discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of certain relationships and transactions since January 1, 2017, involving our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them.

Prior to December 2019, EnviroWorks, LLC was a greater than 5% beneficial owner of our common stock. In December 2019, EnviroWorks distributed all of its shares of our common stock to its members, including Messrs. J. Miguel Fernandez de Castro, Richard E. Perlman and James K. Price, who are members of our board of directors.

Monitoring Fee Agreement

We entered into a monitoring fee agreement with Compass Partners, L.L.C., of which Richard E. Perlman is President, on July 5, 2013. Pursuant to the agreement, Compass provided monitoring, advisory and consulting services to us related to, among other things, debt and equity offerings, relationships with lenders and bankers, Company strategy, acquisition and disposition transactions and as we may have further requested. Under the terms of the original agreement, we paid Compass an annual fee, payable quarterly, equal to the greater of $250,000 or 5% of the Company’s consolidated earnings before interest, taxes, depreciation and amortization.

On October 25, 2017, we and Compass amended the monitoring fee agreement. Pursuant to this amendment, we issued an aggregate of 175,625 shares of restricted common stock with an aggregate value of approximately $2.4 million in satisfaction for all amounts due and payable under the agreement as of that date and that were anticipated to become payable through the termination of the monitoring fee agreement. The agreement, as amended, terminated on September 30, 2018. Under the monitoring fee agreement, in addition to the shares of restricted common stock, we made aggregate payments to Compass of $1.0 million in 2017, of which $0.6 million was for monitoring fee payments accrued in fiscal year 2016; no payments were made in the years ended December 31, 2018 and 2019.

Messrs. Perlman, Price and Fernandez de Castro, each a member of our board of directors, received approximately $1.6 million, $1.6 million and $0.1 million, respectively, of the cash and share payments made in 2017.

Consulting Services

We have historically engaged RedRidge Diligence Services to provide certain diligence services in connection with our consideration of acquisition opportunities, including the preparation of quality of earnings reports. Richard E. Perlman and James K. Price, each a member of our board of directors, are minority equity holders in an affiliate of RedRidge. We made aggregate payments to RedRidge of $0.5 million, $0.4 million and $0.3 million in 2019, 2018 and 2017, respectively.

Preferred Stock Investments

On October 19, 2018, we issued 12,000 shares of our Series A-1 preferred stock and a stock purchase warrant to OCM Montrose Holdings, L.P. for aggregate consideration of $120.0 million. On April 13, 2020, we issued 17,500 shares of our Series A-2 preferred stock and the Series A-2 Warrant to OCM Montrose II Holdings, L.P. for aggregate consideration of $175.0 million. Each of OCM Montrose Holdings, L.P. and OCM Montrose II Holdings, L.P. is a greater than 5% beneficial owner of our common stock. Messrs. Peter Jonna and Brook Hinchman, members of our board of directors, are representatives of the Oaktree Holder. See the sections entitled “Description of Capital Stock—Preferred Stock” and “Description of Capital Stock—Warrants.”

Investor Rights Agreement

We are party to a Third Amended and Restated Investors’ Rights Agreement dated April 13, 2020, with the Oaktree Holder and the common stockholders party thereto, which include each of our executive officers and directors, or the Investor Rights Agreement.

The Investor Rights Agreement includes a right of first offer in favor of certain stockholders, including the Oaktree Holder, Messrs. Fernandez de Castro, Perlman and Price and any party thereto who holds at least 1% of our outstanding capital stock and certain of their respective permitted transferees and assignees with respect to its pro rata portion of any new securities issued by us, excluding any shares to be issued by us in certain specified circumstances, including in this offering. This right of first offer will automatically terminate pursuant to the terms of the Investor Rights Agreement in connection with the consummation of this offering for all parties other than the Oaktree Holder; the Oaktree Holder will retain this right of first offer so long as any share of Series A-1 or Series A-2 preferred stock, stock purchase warrant or shares of our common stock issued in exchange for shares of Series A-2 preferred stock or upon exercise of a stock purchase warrant, in each case held thereby, remain outstanding.

We also make a number of affirmative covenants to certain stockholders in the Investor Rights Agreement, including the Oaktree Holder, regarding matters including financial information and inspection rights. These covenants will automatically terminate pursuant to the terms of the Investor Rights Agreement in connection with the consummation of this offering other than the Oaktree Holder’s inspection rights, which will survive so long as any shares of Series A-1 or Series A-2 preferred stock or any stock purchase warrant held thereby remain outstanding.

The Investor Rights Agreement also provides for certain registration rights which are described in greater detail in the section entitled “Shares Eligible for Future Sale—Registration Rights.”

The foregoing summary of the Investor Rights Agreement is not complete and is subject in its entirety to the complete text of the Investor Rights Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

See also the sections entitled “Description of Capital Stock—Preferred Stock” and “Description of Capital Stock—Corporate Opportunities” for a description of certain other matters with respect to the Oaktree Holder and its affiliates.

Right of First Refusal and Co-Sale Agreement

We are party to a Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated April 13, 2020, with the Oaktree Holder and the common stockholders party thereto, which include each of our executive officers and directors. Pursuant to the terms of this agreement, each party thereto who wishes to sell any of our capital stock or has received an offer for such party’s shares must first give us, Messrs. Fernandez de Castro, Perlman and Price, certain other investors and the Oaktree Holder advanced written notice of any proposed sale, outlining any proposed terms thereof. We have the first right of first refusal with respect to any such shares proposed to be sold and each of the other parties to whom notice must be given has a right of first refusal with respect to any shares that we do not elect to repurchase. This right of first refusal applies to involuntary transfers such as seizures and foreclosures, but does not apply to transfers by will or intestacy, certain transfers in connection with family planning and transfers to affiliates or current securityholders. To the extent none of the parties exercises its right of first refusal, the selling party may move forward with the proposed sale, provided that the party first notifies the same parties of the proposed final terms and offers it the right to participate in such sale on a pro rata basis. If Messrs. Fernandez de Castro, Perlman and Price or certain other investors wishes to transfer any shares of common stock the Oaktree Holder and the common stockholders party to the agreement will have the right to participate in the transfer. The rights of first refusal and co-sale will automatically terminate pursuant to the terms of the agreement in connection with the consummation of this offering.

Voting and Drag Along Agreement

We are party to a Third Amended and Restated Voting and Drag Along Agreement, dated April 13, 2020 with the Oaktree Holder and the common stockholders party thereto, which include each of our executive officers and directors. Pursuant to the terms of this agreement, each party thereto agreed to certain matters regarding the voting of its shares, including in director elections to vote in favor of our Chief Executive Officer, each of three nominees designated jointly by Messrs. Perlman and Price, at least one nominee of OCM Montrose Holdings, L.P. so long as shares of our Series A-1 preferred stock remain outstanding, at least one nominee of OCM Montrose II Holdings, L.P. so long as shares of our Series A-2 preferred stock remain outstanding and any remaining individuals nominated by the holders of a majority of the outstanding shares of common stock. The agreement prohibits the granting of any proxy or entering into any other voting arrangement inconsistent with its terms. The agreement also provides for drag along rights pursuant to which stockholders agreed to, among other things, vote in favor of certain change of control transactions approved by Messrs. Perlman and Price, including voting against competing proposals and not exercising any triggered dissenter or appraisal rights, and to dispose of shares in any stock sale approved by Messrs. Perlman and Price in a manner proportionate to their participation in the transaction. The agreement will terminate upon the consummation of this offering.

Share Repurchase

On October 19, 2018, we repurchased an aggregate of 277,714 shares of common stock from Yukon Environmental Fund I LP and Yukon Environmental Fund II LP for an aggregate purchase price of $2.7 million.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material provisions of our capital stock, as well as other material terms of our amended and restated certificate of incorporation and our amended and restated bylaws, each of which as will be in effect as of the consummation of this offering. This summary does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

General

Upon consummation of this offering, our authorized capital stock will consist of 190,000,000 shares of common stock, par value $0.000004 per share, and 10,029,500 shares of preferred stock, par value $0.0001 per share.

Common Stock

Our amended and restated certificate of incorporation will authorize the issuance of up to 190,000,000 shares of common stock. All outstanding shares of common stock are validly issued, fully paid and nonassessable, and the shares of common stock to be issued in connection with this offering will be validly issued, fully paid and nonassessable.

The holders of our common stock will be entitled to one vote per share on all matters submitted to a vote of stockholders and our amended and restated certificate of incorporation will not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock will receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

Series A-1 Preferred Stock

Our board of directors has designated 12,000 shares of preferred stock as Cumulative Series A-1 Preferred Stock. As of the date of this prospectus, there were 12,000 shares of the Series A-1 preferred stock issued and outstanding. The certificate of designations for the Series A-1 preferred stock grants holders of our Series A-1 preferred stock the right to receive cumulative dividends compounded quarterly at a rate of 15% per annum when paid in cash and 14.2% per annum when accrued, in each case on the then-stated value of each share of Series A-1 (initially $10,000 per share), whether or not earned or declared by our board of directors, and in preference to the holders of any and all other series or classes of capital stock, with the stated value increased by the amount of any accrued dividend. We may not issue any equity securities ranking equal or senior to the Series A-1 preferred stock so long as any shares of Series A-1 preferred stock remain outstanding.

Except as required by Delaware law or as otherwise provided by our certificate of incorporation or the certificate of designations with respect to certain protective matters, the holders of Series A-1 preferred stock have no voting rights. Notwithstanding the foregoing, upon the occurrence of a leverage failure or a redemption failure (each as defined in the certificate of designations), and for so long as such leverage failure or redemption failure is continuing, the holders of a majority of the outstanding shares of Series A-1 preferred stock will have the right, voting as a separate class, to appoint and elect a number of directors such that the directors appointed by the holders of the Series A-1 preferred stock constitute a majority of our board of directors, with such right surviving so long as such leverage failure or redemption failure is continuing.

We may, at our option, redeem some or all of the outstanding shares of Series A-1 preferred stock at a price per share equal to the sum of then-stated value per share, any accrued and unpaid dividends not accounted for in the then-stated value and, to the extent the redemption occurs prior to October 19, 2021 (or October 19, 2020 in the case of a redemption in connection with an initial public offering), a make whole amount per share equal to the aggregate dividends per share that would have accrued from the redemption date through October 19, 2021 (or October 19, 2020 in the case of a redemption in connection with an initial public offering) had such share not been redeemed. In the event of certain changes of control and sale transactions, a recapitalization, certain events of noncompliance or an initial public offering, or at any time after October 13, 2024, the holders of a majority of the outstanding Series A-1 preferred stock may cause us to redeem all outstanding shares of Series A-1 preferred stock at the redemption price described above. However, upon any such redemption at the election of the holders in connection with an initial public offering, we may, at our option, pay in shares of common stock the portion of the redemption price equal to 50.0% of the redemption price less $10,000, with the per share value of our common stock equal to the offering price in the initial public offering.

The certificate of designations includes certain restrictive covenants, including with respect to: restricted payments, any repurchase or redemption of our outstanding equity interests and certain types of investments; our ability and that of our subsidiaries to create, incur, issue, assume or guarantee certain types of indebtedness; transactions with affiliates; and the consummation of certain acquisitions.

We expect to redeem and retire all outstanding shares of Series A-1 preferred stock in connection with this offering, and to pay, in shares of common stock, the maximum portion of the per-share redemption price payable in common stock as permitted by the certificate of designations, as described above. See the section entitled “Use of Proceeds.”

The foregoing summary of the terms of the Series A-1 preferred stock is not complete and is subject in its entirety to the complete text of the certificate of designations, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Series A-2 Preferred Stock

Our board of directors has designated 17,500 shares of preferred stock as Cumulative Series A-2 Preferred Stock. As of the date of this prospectus, there were 17,500 shares of the Series A-2 preferred stock issued and outstanding.

Prior to completion of this offering, the certificate of designation for the Series A-2 preferred stock grants holders of our Series A-2 preferred stock the right to receive cumulative dividends, accruing dividends at the rate of 15% per annum, with respect to dividends that are paid in cash, and 14.2% per annum, with respect to dividends that accrue before a private offering, and 9.0% following a private offering (in certain circumstances), on the then-stated value of each share of Series A-2 preferred stock (initially $10,000 per share), and effective immediately upon consummation of this offering, the certificate of designation for the Series A-2 preferred stock will grant holders of our Series A-2 preferred stock the right to receive cumulative dividends, accruing daily and compounded quarterly, at a rate of 9.0% per annum, on the then-stated value of each share of Series A-2 preferred stock (initially $10,000 per share). Dividends will accrue whether or not earned or declared by our board of directors, and in preference to the holders of any and all other series or classes of capital stock (except for any Series A-1 preferred stock, if applicable), with the stated value increased by the amount of any accrued dividend. We may not issue any equity securities ranking equal or senior to the Series A-2 preferred stock so long as any shares of Series A-2 preferred stock remain outstanding, other than (i) with the consent of the holders of at least a majority of the stated value of Series A-2 preferred stock then outstanding, or (ii) permitted indebtedness up to a maximum of 4.5 times our trailing twelve month adjusted pro forma EBITDA (as calculated pursuant to the terms of the certificate of designations of the Series A-2 preferred stock).

Except as required by Delaware law or as otherwise provided by our certificate of incorporation or the certificate of designation with respect to certain protective matters, the holders of Series A-2 preferred stock will have no voting rights. Notwithstanding the foregoing and for so long as any shares of Series A-2 preferred stock are outstanding, the holders of a majority of the outstanding shares of Series A-2 preferred stock will have the right, voting as a separate class, to elect one director, to serve until the earlier of the time his or her successor is appointed or elected, unless such director is earlier removed, resigns or is otherwise unable to serve. Additionally, if certain events of noncompliance have occurred, are continuing and have not been cured within 30 days of notice thereof, the holders of a majority of the outstanding shares of Series A-2 preferred stock will have the right, voting as a separate class, to elect an additional director, to serve until the earlier of the time such event of noncompliance has been cured, there ceases to be any shares of Series A-2 preferred stock outstanding or his or her successor is appointed or elected, unless such director is earlier removed, resigns or is otherwise unable to serve.

We may, at our option, redeem some or all of the outstanding shares of Series A-2 preferred stock, in no less than $25.0 million increments (unless less than $25.0 million of the stated value of Series A-2 preferred stock is then outstanding), at a price per share equal to the sum of the then-stated value per share plus any accrued and unpaid dividends not accounted for in the then-stated value, plus (to the extent such redemption occurs prior to the third anniversary of the issuance of the Series A-2 preferred stock), a make whole amount as of such redemption date equivalent to the remaining dividends that would accrue with respect to such shares prior to the three-year anniversary of the issuance. At any time after the fourth anniversary of the issuance of the Series A-2 preferred stock, the holders of the Series A-2 preferred stock will have the option to require us to convert, initially, up to $60.0 million aggregate stated value of the Series A-2 preferred stock into shares of our common stock, with the permitted amount of Series A-2 preferred stock to be converted increasing at each subsequent anniversary of the issuance in $60 million increments until the sixth anniversary, after which all of the Series A-2 preferred stock may be converted at the holder’s option; provided, that until the seventh anniversary, no more than $60.0 million aggregate stated value may be converted in any 60-day period; and provided, further, that for a period of ninety (90) days following notice of a holder’s election to have its shares of Series A-2 preferred stock converted, we will have the option to redeem for cash such shares elected to be converted in lieu of converting them into shares of common stock. Each share of Series A-2 preferred stock we do not elect to redeem for cash will be convertible into the number of shares of common stock equal to the sum of the then-stated value plus all accrued and unpaid dividends, divided by the conversion price. The conversion price is equal to 85% of the volume-weighted average price of our common stock for the ten trading days immediately preceding the conversion date.

The certificate of designations includes certain restrictive covenants, including with respect to: restricted payments, dividends and other payments to common stockholders and the consummation of certain acquisitions without consent.

In addition to the directorship described above, the holders of Series A-2 preferred stock are entitled to the following remedies during any period when we are not in compliance with certain terms of the certificate of designations following a cure period of 30 days after notice thereof (except in connection with a failure to pay dividends when due): an increase in the annual dividend rate from 9% per annum to 12% per annum for the first 90 day period from and including the date on which such event of noncompliance occurred and 14% thereafter, and restrictions on our ability to declare any dividends or distributions, or otherwise repurchase, redeem or acquire any of our or our subsidiaries’ capital stock, or to consummate acquisitions otherwise permitted by the terms of the certificate of designations.

The foregoing summary of the terms of the Series A-2 preferred stock is not complete and is subject in its entirety to the complete text of the certificate of designations, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Warrants

In May 2015, we issued warrants to acquire 116,350 shares of common stock at a price of approximately $17.19 per share. As of March 31, 2020, 116,350 of these warrants are outstanding. The warrants will expire on May 22, 2022.

In October 2018, in connection with the issuance of the Series A-1 preferred stock, we issued a detachable warrant to Oaktree to acquire 534,240 shares of common stock at a price of $0.01 per share. This warrant will expire on October 19, 2028.

On April 13, 2020, in connection with the issuance of the Series A-2 preferred stock, we issued to the Oaktree Holder the Series A-2 Warrant, a detachable warrant to acquire shares of common stock at an exercise price of $0.01 per share. Based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, immediately following completion of this offering, we estimate that this warrant will represent the right to acquire 1,875,000 shares of our common stock as a result of this adjustment mechanism. The Series A-2 Warrant will expire on April 13, 2030.

Authorization Following this Offering

Our amended and restated certificate of incorporation will provide that our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 additional shares of preferred stock. Our board of directors will be able to issue preferred stock in one or more series and determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon our preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock. Issuances of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. Any issuance of preferred stock could also have the effect of decreasing the market price of our common stock and could delay, deter or prevent a change in control of our company. Our board of directors does not presently have any plans to issue shares of preferred stock.

Limitations on Directors’ Liability

Our governing documents will limit the liability of, and require us to indemnify, our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of fiduciary duty. This limitation is generally unavailable for acts or omissions by a director which (i) were not in good faith, (ii) were the result of intentional misconduct or a knowing violation of law, (iii) the director derived an improper personal benefit from (such as a financial profit or other advantage to which the director was not legally entitled) or (iv) breached the director’s duty of loyalty. The DGCL also prohibits limitations on director liability under Section 174 of the DGCL, which relates to certain unlawful dividend declarations and stock repurchases. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the settlement costs and damage awards against directors and officers pursuant to these indemnification provisions.

We maintain insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We have also entered into indemnification agreements with our directors and executive officers.

Exclusive Forum Clause

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction or declines to accept jurisdiction, the federal district court for the District of Delaware); in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants.

In addition, our amended and restated certificate of incorporation will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but the forum selection provisions will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors or officers.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. See the section entitled “Risk Factors.”

Delaware Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Provisions of Our Certificate of Incorporation and Bylaws to be Adopted and Delaware Law That May Have an Anti-Takeover Effect

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our common stock.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated certificate of incorporation will provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer with the concurrence of a majority of the board of directors or at the written request of one or more stockholders who own shares representing at least 45% of the voting power of the stock outstanding and entitled to vote on the matters to be brought before the proposed special meeting and who comply specified procedural requirements in our amended and restated bylaws. Our amended and restated bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information. Our amended and restated bylaws will allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Supermajority Voting for Amendments to Our Governing Documents

Any amendment to our amended and restated certificate of incorporation will require the affirmative vote of at least 66 2/3% of the voting power of all shares of our common stock then outstanding. Our amended and restated certificate of incorporation will provide that the board of directors is expressly authorized to adopt, amend or repeal our bylaws and that our stockholders may amend our bylaws only with the approval of at least 66 2/3% of the voting power of all shares of our common stock then outstanding. However, to the extent a holder or an affiliated group of holders of our Series A-2 preferred stock owns more than 45% of our outstanding common stock, which includes shares of common stock issued upon conversion of the Series A-2 preferred stock, the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, will be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of our amended and retstated certificate of incorporation or our bylaws, as applicable.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Classified Board of Directors

Our amended and restated certificate of incorporation will provide that our board of directors will initially be divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of our amended and restated certificate of incorporation; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of our amended and restated certificate of incorporation; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of our amended and restated certificate of incorporation. Commencing with the first annual meeting of stockholders following the effectiveness of our amended and restated certificate of incorporation, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation will provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors, but must consist of not less than three or more than 15 directors.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation and amended and restated bylaws will provide that any newly created directorships and any vacancies on our board of directors will be filled only by the affirmative vote of the majority of remaining directors. Therefore, while stockholders meeting the applicable requirements may call a special meeting for the purpose of removing directors, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such a special meeting.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws will preclude stockholder action by written consent.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of officers and directors for monetary damages for actions taken as an officer or a director, as the case may be. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that we must indemnify and advance reasonable expenses to our officers and directors to the fullest extent authorized by the DGCL. We will also be expressly authorized to carry directors’ and officers’ insurance for our officers and directors as well as certain employees for certain liabilities.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against officers and directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit our company and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the rules of the NYSE require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. No assurances can be given that our shares will remain so listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. As discussed above, our board of directors has the ability to issue preferred stock with voting rights or other preferences, without stockholder approval. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Corporate Opportunities

In recognition that certain directors, principals, members, officers, employees and other representatives of Oaktree and its affiliated entities and funds and their respective affiliates (other than us), which we refer to as the Oaktree Entities, may serve as a member of our board of directors, and that the Oaktree Entities or any representative thereof who serves on our board of directors, who we refer to as an Oaktree Director, may engage in the same or similar activities or related lines of business that we do or other business activities that overlap or compete with our business, our amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and the Oaktree Entities. Specifically, none of the Oaktree Entities or any Oaktree Director has any duty to refrain from engaging, directly or indirectly, in a corporate opportunity in the same or similar activities or related lines of business that we do or that we may propose to engage in or from otherwise competing with us. In the event that any Oaktree Entity or Oaktree Director acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in the corporate opportunity, and no Oaktree Entity or Oaktree Director will have any duty to communicate or offer the corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if an Oaktree Director acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and an Oaktree Entity, we will not have any expectancy in the corporate opportunity unless the corporate opportunity is expressly offered to the person solely in his or her capacity as one of our directors. See the section entitled “Risk Factors.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock will be Computershare Trust Company, N.A.

Listing

We have applied to list our common stock on the NYSE under the symbol “MEG.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

Set forth below is a summary of certain terms of our credit facility. This summary is not complete and is qualified in its entirety by reference to the complete text of the credit facility, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Credit Facility

On April 13, 2020, we entered into a Unitranche Credit Agreement with Capital One, National Association, as administrative agent, certain of our subsidiaries, the other banks and other financial institutions party thereto providing for a new $225.0 million credit facility. The credit facility provides for a $175.0 million term loan and a revolving credit facility of up to $50.0 million. We have the option to borrow incremental term loans up to an aggregate principal amount of $100.0 million subject to satisfaction of certain conditions, including the borrower’s pro forma compliance with the financial covenants under the credit facility. Immediately after giving effect to the incurrence of any such incremental term loans, the unitranche lenders must collectively hold at least 70% of all pari passu debt of all lenders under the credit facility. The existing lenders are not obligated to participate in any incremental term loan facility.

A portion of the proceeds from this credit facility was used to repay all amounts outstanding under our prior senior secured credit facility. At July 13, 2020, there was an aggregate principal amount of $175.0 million outstanding under the credit facility, all of which was outstanding under the term loan, with available aggregate undrawn borrowing capacity of approximately $50.0 million under the revolving credit facility.

The term loan bears interest at a rate of LIBOR plus 5.0% (subject to a 1% LIBOR floor) or the base rate plus 4.0%. The revolver bears interest at a rate of LIBOR plus 3.5% or the base rate plus 2.5%. The revolver is also subject to an unused commitment fee of 0.35%. The term loan begins amortizing quarterly with fiscal quarter ending September 30, 2020, with a required repayment of (a) $546,875 for fiscal quarter ending September 30, 2020 and each other fiscal quarter through and including June 30, 2021, (b) $1,093,750 for fiscal quarter ending September 30, 2021 and each other fiscal quarter through and including June 30, 2021, and (c) $1,640,625 for each fiscal quarter ending thereafter.

The credit facility matures on the earliest of (a) April 13, 2025, (b) so long as our Series A-1 preferred stock has not been redeemed in full or otherwise not converted into common stock of Montrose, the date that is 180 days before the Series A-1 preferred equity mandatory redemption date, unless prior to such date, the Series A-1 preferred equity mandatory redemption date has been extended to a date not earlier than one hundred eighty (180) days after April 13, 2025 and (c) so long as our Series A-2 preferred stock has not been redeemed in full or otherwise not converted into common stock of Montrose, the date that is 180 days before the Series A-2 preferred equity mandatory redemption date, unless prior to such date, the Series A-2 preferred equity mandatory redemption date has been extended to a date not earlier than one hundred eighty (180) days after April 13, 2025. The credit facility includes a number of covenants imposing certain restrictions on our business, including, among other things, restrictions on our ability to incur indebtedness, prepay or amend other indebtedness, create liens, make certain fundamental changes including mergers or dissolutions, pay dividends and make other payments in respect of capital stock, make certain investments, sell assets, change our lines of business, enter into transactions with affiliates and other corporate actions. The credit facility also contains financial covenants requiring us to remain below a maximum consolidated total leverage ratio of 4.25 times, which steps down to 4.00 times beginning December 31, 2021 and then to 3.75 times beginning December 31, 2022, and a minimum consolidated fixed charge coverage ratio of 1.25 times.

The credit facility contains mandatory prepayment features upon the following events:

•	100% of the excess of the total revolving outstanding amount whenever it exceeds the aggregate revolving commitments then in effect;

•

100% of net cash proceeds of certain asset sales, to the extent not reinvested in eligible assets within 180 days of such asset sale and net cash proceeds exceed $1.0 million in the aggregate in any fiscal year;

•	100% of the net cash proceeds from the issuance of any debt other than debt permitted under the credit facility;

•

50% of excess cash flow minus voluntary prepayments of the term loan and, solely to the extent accompanied by a permanent reduction in the revolving commitment, the revolving loan, if our consolidated total leverage ratio for the year ending December 31, 2020 is greater than or equal to 3.25 times and, for any year thereafter, the amount of any such mandatory prepayment shall be reduced to 25% of excess cash flow if the leverage ratio is less than 3.00 times; and

•	100% of the net cash proceeds of the capital contribution amounts contributed to cure a financial covenant default.

The credit facility contains a number of customary events of default related to, among other things, the non-payment of principal, interest or fees, violations of covenants, inaccuracy of representations or warranties, certain bankruptcy events, default in payment under or the acceleration of other indebtedness and certain change of control events. In the event of a default, subject to varying cure periods and rights for certain events of default, the required lenders may, at their option, declare the commitments to fund the credit facility to be terminated.

Our obligations under the credit facility are guaranteed by certain of our existing and future direct and indirect subsidiaries, and such obligations are secured by substantially all of our assets, including the capital stock or other equity interests in those subsidiaries.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Immediately following the consummation of the offering, we will have an aggregate of 20,332,001 shares of common stock outstanding. Of the outstanding shares, the 10,000,000 shares sold in this offering (or 11,500,000 shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined in Rule 144 of the Securities Act, may generally be sold only in compliance with the limitations described below, and any shares purchased in the reserved share program will be subject to the lock-up agreements described below. The remaining outstanding shares of our common stock will be deemed restricted securities, as defined in Rule 144. Certain of our stockholders may be considered affiliates at that time.

We cannot predict what effect, if any, sales of shares of our common stock from time to time or the availability of shares of our common stock for future sale may have on the market price of our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise capital through an offering of equity securities or otherwise. See the section entitled “Risk Factors.”

Lock-Up Agreements

We, our officers and directors, holders of substantially all of our outstanding shares of common stock immediately prior to this offering and participants in the reserved share program will be subject to lock-up agreements with the underwriters that will restrict the sale of shares of our common stock held by them for 180 days after the date of this prospectus, subject to certain exceptions, as described in the section entitled “Underwriting.”

Sales of Restricted Securities

Other than the shares sold in this offering, all of the remaining shares of our common stock outstanding following the consummation of the offering will be available for sale, subject to the lock-up agreements described above, after the date of this prospectus in registered sales or pursuant to Rule 144 or another exemption from registration. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration, including under Rule 144 promulgated under the Securities Act, which is summarized below.

In general, under Rule 144, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock beneficially owned thereby for at least one year without regard to the volume limitations summarized below. However, such non-affiliate need only have beneficially owned such shares to be sold for at least six months if we have been subject to the reporting requirements of the Exchange Act for at least 90 days at the time of such sale and there is adequate current public information about us available. In either case, a non-affiliate may include the holding period of any prior owner other than an affiliate of ours.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of our common stock then-outstanding, which, immediately after the consummation of this offering, will equal approximately 203,320 shares; and (ii) the average weekly trading volume in our common stock on the applicable stock exchange during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

As a result of the provisions of Rule 144, additional shares will be available for sale in the public market upon the expiration or, if earlier, the waiver of the lock-up period provided for in the lock-up agreements, subject, in some cases, to volume limitations.

Additional Registration Statements

In addition, 1,155,938 shares of common stock may be granted under the 2017 Stock Plan. We intend to file one or more registration statements under the Securities Act after this offering to register up to 4,512,458 shares of our common stock issued or reserved for issuance under our 2013 Stock Plan and 2017 Stock Plan and any future equity incentive plans. These registration statements will become effective upon filing and shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of these registration statements, subject to any vesting restrictions and limitations on exercise under the applicable equity incentive plan, the lock-up agreements described in the section entitled “Underwriting” and, with respect to affiliates, limitations under Rule 144.

Registration Rights

The terms of the Investor Rights Agreement includes provisions for certain demand and piggyback registration rights in favor of the Oaktree Holder and certain other stockholders including Messrs. Perlman and Price. Each of the Oaktree Holder, Messrs. Perlman and Price acting together and holders who in the aggregate hold at least 25% of the then outstanding registrable securities (which includes all shares of common stock held by the Oaktree Holder, including shares to be issued upon exercise of the stock purchase warrants and shares to be issued upon redemption of our Series A-1 preferred stock and series A-2 preferred stock) each have demand registration rights under the agreement. OCM Montrose II Holdings, L.P. is limited to three such demands, both of OCM Montrose Holdings, L.P. and Messrs. Perlman and Price acting together are limited to two such demands and any other initiating holder may not exercise any such demand once two demands have been previously effected. In addition, no initiating holder may make a demand within six months following the effective date of the registration statement of which this prospectus forms a part and, in each case, such demand must cover registrable securities with an aggregate value of at least $5.0 million. Provided we are eligible to use Form S-3, the Oaktree Holder, Messrs. Perlman and Price acting together and holders of at least 20% of the then outstanding registrable securities each have the right to demand that we file a registration statement on Form S-3. We are not, however, obligated to make more than two such Form S-3 registrations within a given 12-month period and such registration must cover securities with an aggregate value of at least $1.0 million. The Oaktree Holder, Messrs. Perlman and Price acting together and the holders of registrable securities also have certain piggyback registration rights with respect to both Company-initiated registrations more than six months after the effective date of the registration statement of which this prospectus forms a part.

We are obligated to pay all company expenses incurred in connection with registrations under the Investor Rights Agreement and the reasonable fees and expenses of one counsel for all participating holders. The holders will, however, bear their own selling expenses, including any underwriting discounts and commissions. The Investor Rights Agreement does not provide for the payment of any consideration by us to any holders of registrable securities if a registration statement is not declared effective or if the effectiveness is not maintained.

A holder of registrable securities may transfer its registration rights under the Investor Rights Agreement only (i) to a transferee or assignee who acquires at least 30% of such holder’s registrable securities as of April 13, 2020, (ii) to specified family members and affiliates or (iii) with our written consent. A holder’s registration rights will terminate on the date on which the holder and its affiliates have sold all of their registrable securities pursuant to Rule 144 or a registration under the Investor Rights Agreement.

We expect that 5,921,600 outstanding shares of our common stock will be entitled to these registration rights following completion of this offering, which includes shares of common stock to be issued upon redemption of our Series A-1 preferred stock. Warrant holders and the holders of our Series A-2 preferred stock will also have registration rights with respect to any shares of common stock issued upon exercise thereof or in exchange therefor. However, the underwriting agreement prohibits us from filing any registration statement for a period of 180 days after the date of this prospectus without the prior consent of the representatives. Shares registered with the SEC pursuant to these registration rights will be eligible for sale in the public markets, as described in this section, subject to the lock-up agreement described in the section entitled “Underwriting.”

CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the shares of our common stock, as of the date hereof. This summary deals only with shares of our common stock purchased in this offering for cash and held as capital assets. This summary does not deal with special situations. For example, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, certain former U.S. citizens or long-term residents, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities, controlled foreign corporations, passive foreign investment companies or insurance companies;

•

tax consequences to persons holding shares of our common stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell shares of our common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•	tax consequences to U.S. holders of shares of our common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities; or

•	alternative minimum tax consequences, if any.

Finally, this summary does not address U.S. federal tax consequences other than income taxes (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or interpreted differently so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisor.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of shares of our common stock. “U.S. holder” means a beneficial owner of common stock for U.S. federal income tax purposes that is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

A distribution in respect of shares of our common stock generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to certain holding period requirements, dividends that constitute “qualified dividend” income received by non-corporate U.S. holders generally will be subject to taxation at the lower applicable capital gains rate. If a U.S. holder is a U.S. corporation, it may be eligible to claim the dividends-received deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction.

If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in the common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain from the sale or exchange of our common stock.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate for qualified dividend income.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of our Common Stock

Upon a sale, exchange, redemption (provided the redemption is treated as a sale or exchange for U.S. federal income tax purposes) or certain other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends and net gains from the disposition of our common stock, unless such dividend or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the common stock.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the U.S. holders of our common stock and to the U.S. Internal Revenue Service, or the IRS, amounts paid on or with respect to the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on any dividends paid on our common stock and proceeds from the sale or other taxable disposition of our common stock at the applicable rate if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status, (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS by the U.S. holder on a timely basis.

Consequences to Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder.

Distributions

Except as described in the next paragraph and subject to the discussions below of backup withholding and the Foreign Account Tax Compliance Act, any distributions treated as dividends (see “Consequences to U.S. Holders—Distributions” above) paid to a non-U.S. holder with respect to the shares of our common stock will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) certifying such non-U.S. holder’s qualification for the reduced rate. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or suitable successor or substitute form). However, dividends paid on shares of our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such non-U.S. holder were a U.S. holder. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

Distributions in excess of our current and accumulated earnings and profits will first constitute a return of capital and reduce a non-U.S. holder’s basis in our common stock, but not below zero, and then will be treated as described under “—Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of our Common Stock” below.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of our Common Stock

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, any gain realized by a non-U.S. holder upon the sale, exchange, redemption (provided the redemption is treated as a sale or exchange for U.S. federal income tax purposes) or other taxable disposition of shares of our common stock will not be subject to U.S. federal income tax with respect to such gain unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period (the “applicable statutory period”) and certain other requirements are satisfied. We believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale or other taxable disposition at the regular graduated rates generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above in addition may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at a lower rate if so specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses (even though such holder is not considered a resident of the United States) provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of dividends and non-dividend distributions paid to the non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends that we make to the holder if the non-U.S. holder certifies under penalty of perjury that it is not a U.S. person (and we do not have actual knowledge or reason to know that the holder is a U.S. person), such as by furnishing a valid IRS form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition of shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, provides that a 30% withholding tax will be imposed on certain payments (including dividends) made to a foreign financial institution (as specifically defined in the Code) and certain other foreign entities if such entity fails to satisfy certain disclosure and reporting rules or otherwise qualify for an exemption from these rules. FATCA generally requires that (i) in the case of a foreign financial institution, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, then pursuant to an agreement between it and the United States Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the United States Treasury, it must, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

While withholding under FATCA would generally also have applied to gross proceeds from the sale or other disposition of shares of our common stock on or after January 1, 2019, recently proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. You should consult your tax advisor regarding the possible effect of FATCA on your investment in shares of our common stock.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of shares of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

BofA Securities, Inc. and William Blair & Company, L.L.C. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement to be entered into among us and the underwriters, we will agree to sell to the underwriters, and each of the underwriters will agree, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
BofA Securities, Inc.
William Blair & Company, L.L.C.
BNP Paribas Securities Corp.
Capital One Securities, Inc.
Stifel, Nicolaus & Company
Needham & Company, LLC

Total	10,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters will agree, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement will provide that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters will offer the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $3.8 million and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,500,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to certain individuals. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of common stock sold pursuant to this program. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the reserved shares and the purchasers thereof will be subject to a 180 day lock-up. Fidelity Capital Markets, a division of National Financial Services LLC, will administer this program.

No Sales of Similar Securities

We, our executive officers and directors and substantially all of our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of BofA Securities, Inc. and William Blair & Company, L.L.C. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file or make a confidential submission of a registration statement related to the common stock or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

We expect the shares to be approved for listing on NYSE under the symbol “MEG.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities. Certain affiliates of the underwriters act as lenders and/or agents under our Unitranche Credit Agreement and/or have acted in such capacity with respect to our prior senior secured credit facility. Further, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (the “UK”, and each a “Relevant State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the BofA Securities, Inc. and William Blair & Company, L.L.C. for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

The Montrose Environmental Group, Inc. consolidated financial statements as of and for the years ended December 31, 2019 and 2018 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The Emerging Compounds Treatment Technologies, Inc. August 30, 2019 financial statements included in this prospectus have been audited by DiCicco, Gulman & Company, LLP an independent accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The CTEH Holdings, LLC and subsidiaries financial statements as of December 31, 2019 and December 31, 2018 included in this prospectus have been audited by HoganTaylor, LLP an independent accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, of which this prospectus forms a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits thereto. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits thereto. Our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits thereto, are available to you for free on the SEC’s website at www.sec.gov.

Upon consummation of this offering we will become subject to the informational and reporting requirements of the Exchange Act and will be required to file reports and other information with the SEC. You will be able to inspect these reports and other information without charge at the SEC’s website. We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by our independent registered public accounting firm.

MONTROSE ENVIRONMENTAL GROUP, INC.

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	March 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and restricted cash	$1,520	$6,884
Accounts receivable—net	39,715	45,927
Contract assets	14,398	13,605
Prepaid and other current assets	8,928	6,823

Total current assets	64,561	73,239
NON-CURRENT ASSETS:
Property and equipment—net	28,729	27,036
Goodwill	127,058	127,058
Other intangible assets—net	97,155	102,549
Other assets	2,444	1,956

TOTAL ASSETS	$319,947	$331,838

LIABILITIES, REDEEMABLE SERIES A-1 PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	$29,503	$38,199
Accrued payroll and benefits	8,574	11,032
Warrant option	16,877	16,878
Current portion of long term debt	7,460	7,143

Total current liabilities	62,414	73,252
NON-CURRENT LIABILITIES:
Other non-current liabilities	490	379
Deferred tax liabilities—net	419	3,530
Contingent put option	36,727	7,100
Long-term debt—net of deferred financing fees	157,427	145,046

Total liabilities	257,477	229,307

COMMITMENTS AND CONTINGENCIES
REDEEMABLE SERIES A-1 PREFERRED STOCK $0.0001 PAR VALUE—Authorized, issued and outstanding shares: 12,000 at March 31, 2020 and December 31, 2019; aggregate liquidation preference of $146,981 and $141,898 at March 31, 2020 and December 31, 2019, respectively	134,237	128,822

STOCKHOLDERS’ DEFICIT:
Common stock, $0.000004 par value; authorized shares: 25,000,000; issued and outstanding shares: 8,370,107 at March 31, 2020 and December 31, 2019
Additional paid-in capital	33,888	38,153
Accumulated deficit	(105,652)	(64,404)
Accumulated other comprehensive loss	(3)	(40)

Total stockholders’ deficit	(71,767)	(26,291)

TOTAL LIABILITIES, REDEEMABLE SERIES A-1 PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$319,947	$331,838

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended
	March 31, 2020	March 31, 2019
REVENUES	$61,031		$50,954
COST OF REVENUES (exclusive of depreciation and amortization shown below)	44,398		37,095
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	20,931		10,447
RELATED-PARTY EXPENSE	119		159
DEPRECIATION AND AMORTIZATION	7,560		6,449

LOSS FROM OPERATIONS	(11,977)		(3,196)

OTHER EXPENSE
Other (expense) income	(29,830)		49
Interest expense—net	(2,593)		(1,279)

Total other expenses—net	(32,423)		(1,230)

LOSS BEFORE BENEFIT FROM INCOME TAXES	(44,400)		(4,426)
INCOME TAXES (BENEFIT) EXPENSE	(3,152)		816

NET LOSS	$(41,248)		$(5,242)

EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	$(3)	$

COMPREHENSIVE LOSS	$(41,251)		$(5,242)

ACCRETION OF REDEEMABLE SERIES A-1 PREFERRED STOCK	(5,415)		(4,534)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(46,663)		$(9,776)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— BASIC AND DILUTED	8,904		8,672

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS—BASIC AND DILUTED	$(5.24)		$(1.13)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF REDEEMABLE SERIES A-1 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

	Three Months Ended
	Redeemable Series A-1 Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Notes Receivable from Stockholders		Accumulated Other Comprehensive Loss		Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
BALANCE—December 31, 2018	12,000	$109,206	8,137,771	$	$47,869	$(40,847)		$(122)			$6,900
Net loss						(5,242)					(5,242)
Accretion of the redeemable series A-1 preferred stock to redeemable value		4,534			(4,534)						(4,534)
Stock-based compensation					1,228						1,228
Common stock issued			1,775		6						6

BALANCE—March 31, 2019	12,000	$113,740	8,139,546	$	$44,569	$(46,089)		$(122)	$		$1,642

BALANCE—December 31, 2019	12,000	$128,822	8,370,107	$	$38,153	$(64,404)		$0		$(40)	$(26,291)
Net loss						(41,248)					(41,248)
Accretion of the redeemable series A-1 preferred stock to redeemable value		5,415			(5,415)						(5,415)
Stock-based compensation					1,150						1,150
Accumulated other comprehensive loss										37	37

BALANCE—March 31, 2020	12,000	$134,237	8,370,107	$	$33,888	$(105,652)	$			$(3)	$(71,767)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 31, 2020	March 31, 2019
OPERATING ACTIVITIES:
Net Loss	$(41,248)		$(5,242)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for bad debt	6,333
Depreciation and amortization	7,560		6,449
Stock-based compensation expense	1,150		1,228
Fair value changes in the contingent put option	29,627
Deferred income taxes	(3,152)		816
Cloud computing costs	(603)		(43)
Other	(180)		(48)
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	(319)		(1,406)
Prepaid expenses and other current assets	(683)		(129)
Accounts payable and other accrued liabilities	(5,005)		(776)
Accrued payroll and benefits	(2,458)		(749)

Net cash (used in) provided by operating activities	(8,978)		100

INVESTING ACTIVITIES:
Purchases of property and equipment	(1,558)		(24)
Proprietary software development	(102)		(49)
Cash paid for acquisitions—net of cash acquired			(1,500)

Net cash used in investing activities	(1,660)		(1,573)

FINANCING ACTIVITIES:
Proceeds from line of credit	50,453		26,275
Payments on line of credit	(37,275)		(24,960)
Repayment of term loans	(1,250)
Payment of contingent consideration and other assumed purchase price obligations	(4,703)		(360)
Repayment of capital leases	(685)		(285)
Payments on deferred offering costs	(1,175)
Debt issuance cost	(127)
Proceeds from issuance of common stock			6

Net cash provided by financing activities	5,238		676

CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(5,400)		(797)
Foreign exchange impact on cash balance	36
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	6,884		2,489

End of period	$1,520		$1,692

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$1,745		$1,078

Cash paid for income tax	$64		$329

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued purchases of property and equipment	$613		$274

Property and equipment purchased under capital leases	$1,493		$1,911

Accretion of the Redeemable Series A-1 Preferred Stock to redeemable value	$5,415		$4,534

Offering costs included in accounts payable and other accrued liabilities	$49	$

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business—Montrose Environmental Group, Inc. (“Montrose” or the “Company”) is a Corporation formed on November 2013, under the laws of the State of Delaware. The Company has over 60 offices across the United States, Canada and Australia and over 1,300 employees. Montrose is highly acquisitive and, as of March 31, 2020, had completed 53 acquisitions since its inception.

Montrose is an environmental services company serving the recurring environmental needs of a diverse client base, including Fortune 500 companies and Federal, State and local government through the following three segments:

Assessment, Permitting and Response—Through its Assessment, Permitting and Response segment, Montrose provides scientific advisory and consulting services to support environmental assessments, environmental emergency response, and environmental audits and permits for current operations, facility upgrades, new projects, decommissioning projects and development projects. Montrose’s technical advisory and consulting offerings include regulatory compliance support and planning, environmental, ecosystem and toxicological assessments and support during responses to environmental disruption. Montrose helps clients navigate regulations at the local, state, provincial and federal levels.

Measurement and Analysis—Through its Measurement and Analysis segment, Montrose’s teams test and analyze air, water and soil to determine concentrations of contaminants as well as the toxicological impact of contaminants on flora, fauna and human health. Montrose’s offerings include source and ambient air testing and monitoring, leak detection and repair (“LDAR”) and advanced analytical laboratory services such as air, storm water, wastewater and drinking water analysis.

Remediation and Reuse—Through its Remediation and Reuse segment, Montrose provides clients with engineering, design, implementation and operations and maintenance services, primarily to treat contaminated water, remove contaminants from soil or create biogas from waste. The Company does not own the properties or facilities at which it implements these projects or the underlying liabilities, nor does it own material amounts of the equipment used in projects; instead, the Company assists clients in designing solutions, managing projects and mitigating their environmental risks and liabilities at their locations.

Basis of Presentation—The unaudited condensed consolidated financial statements include the operations of the Company and its wholly-owned subsidiaries. These condensed consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) that permit reduced disclosure for interim periods. The unaudited condensed consolidated financial statements include all accounts of the Company and, in the opinion of management, include all recurring adjustments and normal accruals necessary for a fair statement of the Company’s financial position, results of operations and cash flows for the dates and periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2019. Results for interim periods are not necessarily indicative of the results to be expected during the remainder of the current year or for any future period. All intercompany transactions, accounts and profits, have been eliminated in the condensed consolidated financial statements.

2. SUMMARY OF NEW ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements—The Company qualifies as an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act) and therefore intends to take

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

advantage of certain exemptions from various public company reporting requirements, including delaying adoption of new or revised accounting standards until those standards apply to private companies. The Company has elected to use this extended transition period under the JOBS Act. The effective dates shown below reflect the election to use the extended transition period.

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Audit Standard Update (“ASU”) 2018-07, Compensation—Stock Compensation: Improvements to Nonemployee Share-Based Payment Accounting. Under the revised guidance, the accounting for awards issued to non-employees will be similar to the accounting for employee awards. The new guidance is effective for fiscal years beginning after December 15, 2019. The standard was adopted as of January 1, 2020 and did not have a material impact on the Company’s condensed consolidated financial statements and footnote disclosure.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. The revised guidance eliminates Step 2 of the current goodwill impairment analysis test, which requires hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment loss will instead be measured at the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill. The revised guidance was adopted as of January 1, 2020 and did not have a material impact on the Company’s condensed consolidated financial statements and footnote disclosure.

Recently Issued Accounting Pronouncements Not Yet Adopted—In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). The standard introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses and will apply to trade receivables. The new guidance will be effective beginning after December 15, 2020. The Company is currently evaluating the impact of the adoption of the standard on the condensed consolidated financial statements and footnote disclosure.

In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842), to improve financial reporting regarding leasing transactions. The ASU primarily affects the accounting by the lessee in that it requires a lessee to recognize lease assets and liabilities, initially measured at the present value of the lease payments, on the balance sheets for those leases classified as operating leases under previous guidance. The new leasing standard is effective for fiscal years beginning after December 15, 2020. The new leasing standard requires modified retrospective transition. The Company is currently evaluating the impact of the adoption of the updated standard on the condensed consolidated financial statements and footnote disclosure.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and clarifies and amends certain guidance to promote consistent application. ASU 2019-12 is effective for the Company’s annual and interim periods beginning on January 1, 2021, with early adoption permitted. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective or prospective basis. The Company is evaluating the impact of the standard on its condensed consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by the expected transition away from reference rates that are expected to be discontinued, such as LIBOR. ASU 2020-04 was effective upon issuance. The Company may elect to apply the guidance prospectively through December 31, 2022. The Company is evaluating the impact of the standard on its condensed consolidated financial statements.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

3. REVENUES AND ACCOUNTS RECEIVABLE

The Company’s main revenue sources derive from the following revenue streams:

Assessment, Permitting and Response Revenues—Assessment, Permitting and Response revenues are generated from multidisciplinary environmental consulting services. The majority of the contracts are fixed-price or time and material based.

Measurement and Analysis Revenues—Measurement and Analysis revenues are generated from emissions sampling, testing and reporting services, leak detection services, ambient air monitoring services and laboratory testing services. The majority of the contracts are fixed-price or time-and-materials based.

Remediation and Reuse Revenues—Remediation and Reuse revenues are generated from operating and maintenance (“O&M”) services (on biogas and waste water treatment facilities), as well as remediation, monitoring and environmental compliance services. Services on the majority of O&M contracts are provided under long-term fixed-fee contracts. Remediation, monitoring and environmental compliance contracts are predominantly fixed-fee and time-and-materials based.

Disaggregation of Revenue—The Company disaggregates revenue by its operating segments. The Company believes disaggregating revenue into these categories achieves the disclosure objectives to depict how the nature, amount, and uncertainty of revenue and cash flows are affected by economic factors. Disaggregated revenue disclosures are provided in Note 17, Segment Information.

Contract Balances—The Company presents contract balances for unbilled receivables (contract assets), as well as customer advances, deposits and deferred revenue (contract liabilities) within contract assets and accounts payable and accrued expenses, respectively, on the condensed consolidated statements of financial position. Amounts are generally billed at periodic intervals (e.g., weekly, bi-weekly or monthly) as work progresses in accordance with agreed-upon contractual terms. The Company utilizes the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component as the period between when the Company transfers services to a customer and when the customer pays for those services is one year or less. Amounts recorded as unbilled receivables are generally for services the Company is not entitled to bill based on the passage of time. Under certain contracts, billing occurs subsequent to revenue recognition, resulting in contract assets. The Company sometimes receives advances or deposits from customers before revenue is recognized, resulting in contract liabilities.

The following table presents the Company’s contract balances:

	March 31, 2020	December 31, 2019
Contract assets	$14,398	$13,605
Contract liabilities	4,711	3,314

Contracts assets acquired through business acquisitions amounted to $0.7 million as of December 31, 2019. Contract liabilities acquired through business acquisitions amounted to $2.2 million as of December 31, 2019. No acquisitions occurred during the three months ended March 31, 2020. Revenue recognized during the three months ended March 31, 2020, included in the contract liability balance at the beginning of the year was $1.3 million. The revenue recognized from the contract liabilities consisted of the Company satisfying performance obligations during the normal course of business.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

The amount of revenue recognized from changes in the transaction price associated with performance obligations satisfied in prior periods during the three months ended March 31, 2020 was not material.

Remaining Unsatisfied Performance Obligations—Remaining unsatisfied performance obligations represent the total dollar value of work to be performed on contracts awarded and in progress. The amount of remaining unsatisfied performance obligations increases with new contracts or additions to existing contracts and decreases as revenue is recognized on existing contracts. Contracts are included in the amount of remaining unsatisfied performance obligations when an enforceable agreement has been reached. As of March 31, 2020 and December 31, 2019, the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied was approximately $16.7 million and $13.0 million, respectively. As of March 31, 2020, the Company expected to recognize approximately $13.9 million of this amount as revenue within the next year and $2.8 million the year after.

Accounts Receivable, Net—Accounts receivable, net as of March 31, 2020 and December 31, 2019 consisted of the following:

	March 31, 2020	December 31, 2019
Accounts receivable, invoiced	$46,561	$46,643
Accounts receivable, other	670	611
Allowance for doubtful accounts	(7,516)	(1,327)

Accounts receivable—net	$39,715	$45,927

The Company extends non-interest-bearing trade credit to its customers in the ordinary course of business. Accounts receivable are shown on the face of the condensed consolidated statements of financial position, net of an allowance for doubtful accounts. In determining the allowance for doubtful accounts, the Company analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends. Subsequent to December 31, 2019, there was a global outbreak of a new strain of coronavirus, COVID-19. The COVID-19 pandemic has added uncertainty to the collectability of certain receivables, particularly in industries hard hit by the pandemic. As a result, the Company recorded a $6.3 million bad debt reserve during the three months ended March 31, 2020. The bad debt adjustment included a $5.5 million reserve for one customer in our Remediation and Reuse segment in which management concluded to discontinue select service lines as of March 31, 2020 (Note 17). For all periods presented, no customer accounted for more than 10% of revenue or accounts receivable.

The allowance for doubtful accounts as of March 31, 2020 and December 31, 2019 consisted of the following:

	Beginning Balance	Bad Debt Expense	Charged to Allowance	Other(1)	Ending Balance
Quarter ended March 31, 2020	$1,327	$6,333	$(144)		$7,516
Year ended December 31, 2019	453	1,246	(556)	184	1,327

(1)	This amount consists of additions to the allowance due to business acquisitions.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

4. PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets as of March 31, 2020 and December 31, 2019 consisted of the following:

	March 31, 2020	December 31, 2019
Deposits	$615	$605
Prepaid expenses	1,129	1,235
Prepaid insurance	2,505	170
Supplies	2,365	2,368
Offering costs	1,406	1,240
Income tax receivable	908	1,205

Prepaid and other current assets	$8,928	$6,823

5. INTANGIBLE ASSETS

Amounts related to finite-lived intangible assets as of March 31, 2020 and December 31, 2019 are as follows:

March 31, 2020	Estimated Useful Life	Gross Balance	Accumulated Amortization	Total Intangible Assets—Net
Finite lived intangible assets
Customer relationships	7–10 years	$108,782	$40,218	$68,564
Covenants not to compete	4–5 years	25,832	18,398	7,434
Trade names	1–5 years	12,738	10,783	1,955
Proprietary software	3 years	3,987	1,686	2,301
Patent	16 years	17,479	578	16,901

Total other intangible assets—net		$168,818	$71,663	$97,155

December 31, 2019	Estimated Useful Life	Gross Balance	Accumulated Amortization	Total Intangible Assets—Net
Finite lived intangible assets
Customer relationships	7–10 years	$108,782	$36,700	$72,082
Covenants not to compete	4–5 years	25,832	17,572	8,260
Trade names	1–5 years	12,738	10,230	2,508
Proprietary software	3 years	3,885	1,359	2,526
Patent	16 years	17,479	306	17,173

Total other intangible assets—net		$168,716	$66,167	$102,549

Intangible assets with finite lives are stated at cost, less accumulated amortization and impairment losses, if any. These intangible assets are amortized using the straight-line method over the estimated useful lives of the assets.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

Amortization expense for the quarter ended March 31, 2020 and 2019 was $5.6 million and $4.5 million, respectively.

Future amortization expense is estimated to be as follows for each of the five following years and thereafter:

December 31,
2020 (remaining)	$17,711
2021	18,714
2022	14,405
2023	11,885
2024	9,080
Thereafter	25,360

$97,155

6. ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

Accounts payable and other accrued liabilities consisted of the following as of March 31, 2020 and December 31, 2019:

	March 31, 2020	December 31, 2019
Accounts payable	$10,986	$15,034
Accrued expenses	9,872	10,733
Business acquisitions contingent consideration	3,703	8,614
Contract liabilities	4,711	3,314
Other current liabilities	231	504

Total accounts payable and other accrued liabilities	$29,503	$38,199

7. ACCRUED PAYROLL AND BENEFITS

Accrued payroll and benefits consisted of the following as of March 31, 2020 and December 31, 2019:

	March 31, 2020	December 31, 2019
Accrued bonuses	$762	$3,449
Accrued paid time off	2,271	2,154
Accrued payroll	4,219	4,470
Accrued other	1,322	959

Total accrued payroll and benefits	$8,574	$11,032

8. INCOME TAXES

The Company calculates its interim income tax provision in accordance with Accounting Standard Codification Topic 270, Interim Reporting (“ASC 270”), and ASC 740. For the period ended March 31, 2020, the

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

Company determined its annual effective tax rate (“ETR”) could not be reasonably estimated as it is highly sensitive to changes in projections of the Company’s FY 2020 ordinary loss. Therefore, the Company estimated its Q1 ETR using the actual ETR computed for the three months ended March 31, 2020.

The Company’s ETR from continuing operations was 7.11% and (15.18%) for the three months ended March 31, 2020 and March 31, 2019, respectively. The difference between the ETR and federal statutory rate of 21% is primarily attributable to items recorded for GAAP but permanently disallowed for US federal income tax purposes, state and foreign income tax provisions and Global Intangible Low Taxed Income (“GILTI”). The Company did not record discrete items during the three months ended March 31, 2020 and March 31, 2019.

A valuation allowance is recorded when it is more-likely-than-not some of the Company’s deferred tax assets may not be realized. Significant judgment is applied when assessing the need for a valuation allowance and the Company considers future taxable income, reversals of existing deferred tax assets and liabilities and ongoing prudent and feasible tax planning strategies, in making such assessment. As of March 31, 2020, the Company expected its net deferred tax assets will more-likely-than-not be realized and did not record a valuation allowance.

The Company records uncertain tax positions in accordance with ASC 740, Income Taxes, on the basis of a two-step process in which (i) the Company determines whether it is more likely than not a tax position will be sustained on the basis of the technical merits of such position and (ii) for those tax positions meeting the more-likely-than-not recognition threshold, the Company would recognize the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. The Company has determined it has no uncertain tax positions as of March 31, 2020. The Company classifies interest and penalties recognized on uncertain tax positions as a component of income tax expense.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) was enacted. CARES includes several significant provisions for corporations, including those pertaining to net operating losses, interest deductions and payroll tax benefits. CARES did not have a material impact on the Company’s financial statements for the three months ended March 31, 2020.

9. WARRANT OPTION

In October 2018, in connection with the issuance of the Redeemable Series A-1 Preferred Stock, the Company issued a detachable warrant to acquire 534,240 shares of common stock at a price of $0.01 per share at any given time during a period of ten years beginning on the instrument’s issuance date. The fair value of this warrant was determined to be $16.9 million as of March 31, 2020 and December 31, 2019. The warrant option will be fair valued at each reporting period until exercised. Fair value adjustments recorded in other income (expense) on the condensed consolidated statements of operations as of March 31, 2020 and March 31, 2019, were not material. As of March 31, 2020, the warrant has not been exercised.

10. CONTINGENT PUT OPTION

As of March 31, 2019, the Company determined that the fair value of the contingent put option related to the Redeemable Series A-1 Preferred Stock was immaterial as the probability of the feature being exercised was considered remote. As of March 31, 2020 and December 31, 2019, the contingent put option issued in connection with the Redeemable Series A-1 Preferred Stock had a fair value of $36.7 million and $7.1 million, respectively. The change in value of $29.6 million as of March 31, 2020 was recorded to other income (expense). The fair value of the contingent put option as of March 31, 2020 considered the issuance of the Series A-2

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

preferred stock and the modification of the Series A-1 preferred stock, which were known and knowable, as of March 31, 2020. See Note 20.

11. DEBT

Debt as of March 31, 2020 and December 31, 2019 consists of the following:

	March 31, 2020	December 31, 2019
Term Loan Facility	$47,500	$48,750
Revolving Line of Credit	110,681	97,590
Capital leases	4,121	3,765
Other leases	8	12
Equipment line of credit	3,605	3,124
Less deferred debt issuance costs	(1,028)	(1,052)

Total debt	164,887	152,189
Less current portion of long term debt	(7,460)	(7,143)

Long-term debt, less current portion	$157,427	$145,046

Deferred Financing Costs—Costs relating to debt issuance have been deferred and are presented as discounted against the underlying debt instrument. These costs are amortized to interest expense over the terms of the underlying debt instruments.

Revolving Line of Credit and Term Loan Facility—As of March 31, 2020 and December 31, 2019, the Company’s Credit Facility consisted of a $50.0 million Term Loan Facility and a $130.0 million Revolving Line of Credit.

Borrowings under the Credit Facility bear interest at either (i) LIBOR plus the applicable margin or (ii) a base rate (equal to the highest of (a) the federal funds rate plus 0.5%, (b) Lender A’s prime rate and (c) Eurodollar Rate, which is based on LIBOR, (using a one-month period plus 1.0%), plus the applicable margin, as the Company elects. The applicable margin means a percentage per annum determined in accordance with the following table for March 31, 2020 and December 31, 2019:

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Loans and LIBOR Letter of Credit Fee	Daily Floating Rate Loans	Rate Loans
1	> 3.75 to 1.0	0.50%	4.00%	4.00%	3.00%
2	≤ 3.75 to 1.0 but >3.00 to 1.0	0.50	3.50	3.50	2.50
3	≤ 3.00 to 1.0 but >2.25 to 1.0	0.40	3.00	3.00	2.00
4	≤ 2.25 to 1.0	0.30	2.50	2.50	1.50

As of December 31, 2019 and March 31, 2020, the Company fell within Pricing Tier 2. As of March 31, 2019, the Company fell within Tier 3.

As of March 31, 2020, December 31, 2019 and March 31, 2019, the Company was subject to a fixed charge coverage ratio of greater than 1.25 and a consolidated total leverage ratio of lower than 4.00.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

The Revolving Line of Credit is due and payable at maturity on October 19, 2021. Beginning on December 31, 2019 the $50.0 million Term Loan Facility requires quarterly repayments of $1.3 million. The remaining principal balance on the Term Facility will be due on the Term Loan maturity on October 19, 2021.

The Credit Facility contains mandatory prepayment features upon the following: 100% of the excess of the total revolving outstanding amount whenever it exceeds the aggregate revolving commitments then in effect; 100% of net cash proceeds of asset sales (to the extent not reinvested in eligible assets with 180 days and proceeds exceed $1.0 million in the aggregated in any fiscal year); 100% of the proceeds from the issuance of any debt; beginning with the fiscal year ending December 31, 2019, 50% of excess cash flow if the consolidated total leverage ratio is greater than 2.0 times; and within five days of a qualifying IPO, but prior to or contemporaneously with any permitted redemption of the Redeemable Series A-1 Preferred Stock, the Company shall repay the loans in the aggregate amount required to cause the consolidated total leverage ratio to equal to 3.00 to 1.0 after giving effect to such prepayment on a pro-forma basis.

The Credit Facility also restricts the Company’s ability (subject to certain exceptions) to incur indebtedness, prepay or amend other indebtedness, create liens, make certain fundamental changes including mergers or dissolutions, pay dividends and make other payments in respect of capital stock, make certain investments, sell assets, change its lines of business, enter into transactions with affiliates and other corporate actions.

In the event of a default, subject to varying cure periods and rights for certain events of default, the administrative agent may, at its option, declare the commitments to fund the Credit Facility to be terminated. Additionally, all amounts accrued under the Credit Facility would be accelerated causing such obligations to be due and payable immediately, which could materially and adversely affect the Company.

The weighted average interest rate on the Credit Facility as of March 31, 2020 was 4.95%.

Equipment Line of Credit—On March 12, 2019, the Company renewed its equipment line of credit facility for the purchase of equipment and related freight, installation costs and taxes paid for an amount not to exceed $2.0 million. On May 16, 2019, the Company entered into a Canadian equipment line of credit facility for an amount not to exceed $1.0 million Canadian dollars. Interest on the line of credit is determined based on a three-year swap rate at the time of funding.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

Capital Lease Obligations—The assets and liabilities under capital lease agreements are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are being amortized over the shorter of their related lease terms or their estimated useful lives ranging from four to six years. The gross amount of assets under capital leases as of March 31, 2020 and December 31, 2019 was $7.7 million and $6.9 million, respectively. The amortization of assets under capital leases for the three months ended March 31, 2020 and 2019 was $0.2 million and $0.1 million, respectively and was included in depreciation and amortization on the condensed consolidated statements of operations. All capital leases (including those purchased through the Company’s equipment line of credit) mature by 2025 as follows:

March 31,	Payments	Interest	Principal
2021	$2,859	$407	$2,452
2022	2,501	323	2,178
2023	1,976	209	1,767
2024	1,144	76	1,068
2025	267	6	261

	$8,747	$1,021	$7,726

The following is a schedule of the aggregate annual maturities of long-term debt presented on the condensed consolidated statement of financial position, based on the terms of the Credit Facility, operating and capital lease obligations as of March 31, 2020:

March 31,
2021	$7,460
2022	155,359
2023	1,767
2024	1,068
2025	261

Total	$165,915

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

As of March 31, 2020 and December 31, 2019, the following financial liabilities are measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

Level 3	March 31, 2020	December 31, 2019
Contingent consideration payable	$3,703	$8,614
Contingent consideration payable, long term	379	379
Warrant option	16,877	16,878
Contingent put option	36,727	7,100

Total	$57,686	$32,971

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

The estimated fair value amounts shown above are not necessarily indicative of the amounts that the Company would realize upon disposition, nor do they indicate the Company’s intent or ability to dispose of the financial instrument.

There were no changes in valuation techniques or inputs utilized or transfers between fair value measurement levels during the three months ended March 31, 2020 and 2019. The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis at March 31, 2020 and March 31, 2019:

	Level 3
	Contingent Consideration Current(1)	Contingent Consideration Long Term(2)		Contingent Put Option		Warrant Option	Total
Balance—at December 31, 2018	$2,754	$		$		$12,818	$15,572

Balance—at March 31, 2019	$2,754	$		$		$12,818	$15,572

Balance—at December 31, 2019	$8,614		$379		$7,100	$16,878	$32,971
Changes in fair value included in earnings					29,627	(1)	29,626
Payment of contingent consideration payable	(4,703)						(4,703)
Foreign currency translation of contingent consideration payment	(208)						(208)

Balance—at March 31, 2020	$3,703		$379		$36,727	$16,877	$57,686

(1) Current portion of the contingent consideration is recorded in accounts payable and other accrued liabilities.

(2) Long term portion of the contingent consideration is recorded in other non-current liabilities.

Quantitative Information about Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3):

Contingent Consideration Payable—The fair values of the contingent consideration payables for acquisitions were calculated based on expected target achievement amounts, which are measured quarterly and then subsequently adjusted to actuals at the target measurement date. The method used to price these liabilities is considered level 3 due to the subjective nature of the unobservable inputs used to determine the fair value. The input is the expected achievement of earnout thresholds.

Contingent Put Option—The fair value of the contingent put option associated with the issuance of the Redeemable Series A-1 Preferred Stock was estimated using a “with-and-without” method. The “with-and-without” methodology involves valuing the whole instrument on an as-is basis and then valuing the instrument without the individual embedded contingent put option. The difference between the entire instrument with the embedded contingent put option compared to the instrument without the embedded contingent put option is the fair value of the derivative, recorded as the contingent put option liability. The unobservable inputs are based on probabilities that the instrument will convert upon (i) an IPO, (ii) the instrument is redeemed as a result of the exercise of the call option by the issuer and (iii) the instrument is held until maturity. The considerable quantifiable inputs in the contingent put option liability were: (i) the future value of the call put option, (ii) the fair value of the Redeemable Series A-1 Preferred Stock, (iii) the present value of the total instrument, as well as the present value of the contingent put option feature plus the fair value of the instrument, and (iv) the risk free and discount rates.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

Warrant Option—The fair value of the warrant option associated with the issuance of the Redeemable Series A-1 Preferred Stock as of March 31, 2020 and March 31, 2019 was calculated based on the Black-Sholes pricing model using the following assumptions:

	March 31, 2020	March 31, 2019
Common stock value (per share)	$31.60	$24.00
Expected volatility	35.93%	50.11%
Risk-free interest rate	0.70%	2.41%
Expected life (years)	10.00	10.00

The method used to price these liabilities is considered Level 3 due to the subjective nature of the unobservable inputs (common stock value and expected volatility) used to determine the fair value.

13. COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company leases office facilities over various terms expiring through 2028. Certain of these operating leases contain rent escalation clauses. The Company also has office equipment leases that expire through 2025. The following is a schedule of the future minimum lease payments by year under the leases as of March 31, 2020:

March 31,	Rent	Office Equipment	Total
2021	$5,833	$285	$6,118
2022	4,681	245	4,926
2023	3,625	208	3,833
2024	2,332	75	2,407
2025 and thereafter	1,790	14	1,804

	$18,261	$827	$19,088

Total rent expense under operating leases for the three months ended March 31, 2020 and 2019 was $2.1 million and $1.8 million, respectively.

Other Commitments—The Company has commitments under its loan facilities, equipment line of credit and capital lease obligations (Note 11).

Contingencies—The Company is subject to purchase price contingencies related to earn-outs associated with certain acquisitions.

Legal—In the normal course of business, the Company is at times subject to pending and threatened legal actions. In management’s opinion, any potential loss resulting from the resolution of these matters is not expected to have a material effect on the condensed consolidated results of operations, financial position or cash flows of the Company.

14. REDEEMABLE SERIES A-1 PREFERRED STOCK

On October 19, 2018, the Company issued 12,000 shares of Redeemable Series A-1 Preferred Stock with a par value of $0.0001 per share and a detachable warrant to purchase 534,240 shares of the Company’s

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

common stock. Each preferred share was issued as part of a unit, which consisted of one share of the Redeemable Series A-1 Preferred Stock at $0.01 million per share.

In the event of the occurrence of (i) a change of control with respect to the Company, (ii) a sale of the Company, (iii) an IPO, (iv) any recapitalization of the Company or other similar transaction in each case to the extent financed by third party capital, (v) an event of noncompliance or (vi) the fifth anniversary of the closing date (each, a “Mandatory Redemption Event”), the Company shall, at the option of the holder(s) of a majority of the outstanding Redeemable Series A-1 Preferred Stock, redeem all shares of the Redeemable Series A-1 Preferred Stock, for cash, to the extent permitted by law, at a price per share of Redeemable Series A-1 Preferred Stock equal to the applicable redemption price on such mandatory redemption date. The Company may, at its option (“Optional Redemption Event”) on any one or more dates, redeem all or a portion of the outstanding Redeemable Series A-1 Preferred Stock in cash subject to certain terms and conditions.

The Redeemable Series A-1 Preferred Stock contains restrictive covenants. As of March 31, 2020 and December 31, 2019, the Company was subject to a consolidated total leverage ratio (including the outstanding principal and accrued dividend on the Redeemable Series A-1 Preferred Stock) to be lower than 10.0 times as of the end of any fiscal quarter ending until maturity. The Company was in compliance with the covenants as of March 31, 2020 and December 31, 2019. The Redeemable Series A-1 Preferred Stock has a liquidation preference of $0.01 million per share.

The Redeemable Series A-1 Preferred Stock accrues dividends quarterly at an annual rate of 15% with respect to any dividends paid in cash and at an annual rate of 14.2% with respect to dividends that are accrued. In the case of a mandatory redemption event, the holder is guaranteed a minimum of two years of dividends or in the event of an optional redemption event, the holder is guaranteed a minimum of three years of dividends. Total accrued and unpaid dividends as of March 31, 2020 and December 31, 2019 were $27.0 million and $21.9 million, respectively.

The total accreted amount as of March 31, 2020 was $28.6 million. At issuance the Company determined that the detachable warrant and the contingent put option were required to be accounted for separately (Notes 9 and 10).

15. STOCKHOLDERS’ DEFICIT

Authorized Capital Stock—The Company was authorized to issue 25,000,000 shares of common stock, with a par value of $0.000004 per share as of March 31, 2020 and December 31, 2019.

Warrants—In May 2015, the Company issued warrants to acquire 116,350 shares of Common Stock at a price of approximately $17.19 per share to the placement agent as consideration for backstopping the financing completed in May 2015. There were no changes related to these warrants during the three months ended March 31, 2020 and March 31, 2019.

Common Stock Issuances and Repurchases—During the three months ended March 31, 2019, the Company issued 1,775 shares of common stock with an average price per share of $3.38 in connection with the exercise of certain options. There were no common stock issuances during the three months ended March 31, 2020.

Employee Equity Incentive Plans—The Company has two plans under which stock-based awards have been issued: (i) the Montrose 2017 Stock Incentive Plan (“2017 Plan”) and (ii) the Montrose Amended & Restated 2013 Stock Option Plan (“2013 Plan”) (collectively the “Plans”).

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

As of March 31, 2020 and March 31, 2019, there was $7.2 million and $5.5 million, respectively, of total unrecognized stock compensation expense related to unvested options and restricted stock granted under the Plans. That expense is expected to be recognized over the next two years. The following number of shares were authorized to be issued and available for grant as of March 31, 2020 and March 31, 2019:

	March 31, 2020
	2017 Plan	2013 Plan
Shares authorized to be issued	1,057,785	2,058,619
Shares available for grant	8,217	4,775

	March 31, 2019
	2017 Plan	2013 Plan
Shares authorized to be issued	981,800	2,074,604
Shares available for grant	359,473	8,075

Total stock compensation expense for the Plans as of March 31, 2020 and March 31, 2019 was as follows:

	2017 Plan				2013 Plan
	Three Months Ended March 31,				Three Months Ended March 31,
	2020		2019		2020	2019
	Options	Restricted Stock	Options	Restricted Stock	Options
Cost of revenue	$355		$140		$70	$146
Selling, general and administrative expense	287	370	127	102	68	713

	$642	$370	$267	$102	$138	$859

Montrose 2017 Stock Incentive Plan

Restricted Stock—As of March 31, 2020 and March 31, 2019, the Company issued 33,229 and 30,000 shares of restricted stock with a fair market value of $31.60 and $24.0 per share, respectively, to certain 2017 Plan participants as Director’s compensation. These shares of restricted stock vest over three years, or in full upon a change in control, subject to the participant’s continued service as a Director throughout such date, or upon retirement. Members of the Board of Directors that receive stock-based compensation are treated as employees for accounting purposes. No restricted shares became fully vested and released as common stock during the three months ended March 31, 2020 and March 31, 2019. There were 273,122 and 242,025 restricted shares outstanding as of March 31, 2020 and March 31, 2019, respectively. There were no forfeitures, cancellations or expirations of restricted shares during the three months ended March 31, 2020 and March 31, 2019.

Options—Options issued to all optionees under the 2017 Plan vest over four years from the date of issuance (or earlier vesting start date, as determined by the Board of Directors) as follows: one half on the second anniversary of date of grant and the remaining half on the fourth anniversary of the date of grant with the exception of certain annual grants to our named executive officers, which vest annually over a 3-year period. The

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

following summarizes the options activity of the 2017 Plan for the three months ended March 31, 2020 and March 31, 2019:

	Options to Purchase Common Stock	Weighted- Average Exercise Price per Share	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contract Life (in Years)	Aggregate Intrinsic Value of In-The-Money Options (in Thousands)
Outstanding at December 31, 2018	257,762	$20	$10		1,151
Granted	125,940	24	13
Forfeitured/cancelled	(3,400)	24

Outstanding at March 31, 2019	380,302	21	11		1,149

Outstanding at December 31, 2019	617,852	24	12	7.82	4,696
Granted	158,062	32	12
Forfeitured/cancelled	(2,000)	32

Outstanding at March 31, 2020	773,914	26	12	8.50	4,693

Options vested and expected to vest	773,914	26		8.79	4,693

The following weighted-average assumptions were used in the Black-Sholes option-pricing model calculation for the three months ended March 31, 2020 and March 31, 2019:

	March 31, 2020	March 31, 2019
Common stock value (per share)	$31.60	$24.00
Expected volatility	31.87%	48.01%
Risk-free interest rate	1.78%	2.63%
Expected life (years)	7	7
Forfeiture rate	None	None
Dividend rate	None	None

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

Montrose Amended & Restated 2013 Stock Option Plan—The following summarizes the activity of the 2013 Plan for the three months ended March 31, 2020 and March 31, 2019:

	Options to Purchase Common Stock	Weighted- Average Exercise Price per Share	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contract Life (in Years)	Aggregate Intrinsic Value of In-The-Money Options (in Thousands)
Outstanding at December 31, 2018	1,900,404	$6	$1	7.30	33,290
Forfeitured/ granted	(8,200)	6
Expired	(1,925)	6
Exercised	(1,300)	6

Outstanding at March 31, 2019	1,888,979	6	1	7.04	33,145

Outstanding at December 31, 2019	1,855,469	6	1	6.40	46,617
Expired	(725)	6

Outstanding at March 31, 2020	1,854,744	6	1	6.14	46,521

Exercised at March 31, 2020	201,600	6		5.69	46,521

Options vested and expected to vest	1,854,744	6		5.65	46,521

Common Stock Reserved for Future Issuances—At March 31, 2020 and March 31, 2019, the Company has reserved certain stock of its authorized but unissued common stock for possible future issuance in connection with the following:

	March 31, 2020	March 31, 2019
Warrants	650,590	650,590
Montrose 2013 Stock Incentive Plan	2,058,619	2,074,604
Montrose 2017 Stock Incentive Plan	1,057,785	981,800

Common stock reserved for future issuance	3,766,994	3,706,994

16. NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during each period.

Diluted net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common and dilutive common equivalent shares outstanding for the period using the treasury-stock method or the as-converted method. Shares issuable in connection with the warrant option are considered outstanding common shares for purposes of calculating net loss per share since they do not contain any conditions that must be satisfied for the holder to receive the shares. Potentially dilutive shares are comprised of restricted stock, and stock options outstanding under the Plans. For the three months ended March 31, 2020 and 2019, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss and all potentially dilutive shares being anti-dilutive.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company for the three months ended March 31, 2020 and 2019:

In thousands, except for net loss per share	March 31, 2020	March 31, 2019
Net loss	$(41,248)	$(5,242)
Accretion of redeemable series A-1 preferred stock	(5,415)	(4,534)

Net loss attributable to common stockholders—basic and diluted	(46,663)	(9,776)
Weighted-average common shares outstanding—basic and diluted	8,904	8,672

Net loss per share attributable to common stockholders—basic and diluted	$(5.24)	$(1.13)

The following equity shares were excluded from the calculation of diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive for the three months ended March 31, 2020 and 2019:

	March 31, 2020	March 31, 2019
Stock options	2,095,909	1,864,039
Restricted stock	19,059	151,829
Warrants	116,350	116,350

17. SEGMENT INFORMATION

The Company has three operating and reportable segments: Assessment, Permitting and Response, Measurement and Analysis and Remediation and Reuse. These segments are monitored separately by management for performance against budget and prior year and are consistent with internal financial reporting. The Company’s operating segments are organized based upon primary services provided, the nature of the production process, their type of customers, methods used to distribute the products and the nature of the regulatory environment.

Segment Adjusted EBITDA is the primary measure of operating performance for all three operating segments. Segment Adjusted EBITDA is the calculated Company’s Earnings before Interest, Tax, Depreciation and Amortization (“EBITDA”), adjusted to exclude certain transactions such as stock-based compensation, acquisition costs and fair value changes in financial instruments, amongst others. The CODM does not review segment assets as a measure of segment performance.

Corporate and Other includes costs associated with general corporate overhead (including executive, legal, finance, safety, human resources, marketing and IT related costs) that are not directly related to supporting operations. Overhead costs that are directly related to supporting operations (such as insurance, software, licenses, shared services and payroll processing costs) are allocated to the operating segments on a basis that reasonably approximates an estimate of the use of these services.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

Segment revenues and Adjusted EBITDA for the three months ended March 31, 2020 and March 31, 2019 were as follows:

	Three Months Ended March 31,
	2020		2019
	Segment Revenues	Segment Adjusted EBITDA	Segment Revenues	Segment Adjusted EBITDA
Assessment, Permitting and Response	$4,530	$1,442	$4,575	$1,994
Measurement and Analysis	36,440	7,379	28,331	3,989
Remediation and Reuse	20,061	2,107	18,048	2,620

Total Operating Segments	61,031	10,928	50,954	8,603
Corporate and Other		(5,375)		(3,531)

Total	$61,031	$5,553	$50,954	$5,072

Presented below is a reconciliation of the Company’s segment measure to loss before benefit from income taxes for the three months ended March 31, 2020 and March 31, 2019:

	For the Quarters Ended March 31,
	2020		2019
Total	$5,553		$5,072
Interest Expense, net	(2,593)		(1,279)
Income tax benefit (expense)	3,152		(816)
Depreciation and Amortization	(7,560)		(6,449)
Stock-based compensation	(1,150)		(1,228)
Start-up losses and investment in new services	(379)		(314)
Acquisition costs	(1,307)		(215)
Fair value changes in financial instruments	(29,627)
Short term purchase accounting fair value adjustment to deferred revenue	(243)
IPO preparation	(531)		(13)
Discontinued services	(6,417	)(i)
Other (gains), losses and expenses	(147)

Net Loss	$(41,248)		$(5,242)

(i)

During the three months ended March 31, 2020, the Company determined to reduce the footprint of its environmental lab in Berkeley, California, and to exit its non-specialized municipal water engineering service line and its food waste biogas engineering service line. As a part of discontinuing service lines, the Company made the decision to book an additional bad debt reserve related to the uncertainty around the ability to collect on receivables related to these service lines (Note 3). It was determined that the discontinuation of these service lines does not represent a strategic shift that had (or will have) a major effect on the Company’s operations and financial results therefore does not meet the requirements to be classified as discontinued operations.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

18. RELATED-PARTY TRANSACTIONS

The Company engages a related party to provide Quality of Earnings reports on acquisition targets. During the three months ended March 31, 2020 and March 31, 2019, the Company paid this related party approximately $0.1 million for its services. This expense is included within related-party expense on the condensed consolidated statements of operations. As of March 31, 2020 and December 31, 2019, the Company had no significant unpaid invoices to this related party, which are included in accounts payable and other accrued liabilities on the condensed consolidated statements of financial position. The related party used by the Company is partially owned through investment vehicles controlled by certain members of the Company’s Board of Directors.

19. DEFINED CONTRIBUTION PLAN

On January 1, 2014, the Company established the Montrose Environmental Group 401(k) Savings Plan. As of March 31, 2020 and December 31, 2019, plan participants may defer up to 85% and 100%, respectively, of their eligible wages for the year, up to the Internal Revenue Service dollar limit and catch up contribution allowed by law. The Company provides employer matching contributions equal to 100% of the first 3% of the participant’s compensation and 50% of the participant’s elective deferrals that exceed 3% but do not exceed 4% of the participant’s compensation. Employer contributions for the three months ended March 31, 2020 and March 31, 2019 were $0.8 million $0.6 million, respectively, and are included within selling, general, and administrative expenses on the condensed consolidated statements of operations.

20. SUBSEQUENT EVENTS

COVID-19—The spread of COVID-19 around the world in the first quarter of 2020 has resulted in significant volatility in the U.S. and international markets. The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities that required temporary closure of or imposed limitations on the operations of certain businesses and organizations. Montrose provides services classified as essential in most jurisdictions to the public’s health, safety, and welfare through a range of services, from testing to remediation to proactive interventions. Montrose’s clients, many of whom provide critical utilities and services, rely on the Company to ensure their facilities and operations remain in compliance with government mandated limits. They also rely on Montrose’s technical expertise to ensure the safety and compliance with ongoing projects. As such, Montrose’s facilities remain open and operational thus far. While COVID-19 did not have a material adverse effect on the Company’s reported results for its first quarter, the Company did experience some changes to its business operations. The changes were primarily composed of client postponement of on-site environmental compliance testing, delays in project start dates, and postponement or reformatting of scientific presentations and sales visits. The Company believes these impacts are temporary and accordingly it has instituted temporary cost mitigation measures such as furloughs for a subset of its impacted workforce. The Company’s businesses exposed to commercial food waste and non-specialized municipal water engineering projects also saw or are seeing more significant disruptions and, as a result, the Company exited those service lines. The Company has not experienced a significant slowdown in cash collections, and as a result cash flow from operations has not been materially and adversely impacted. The Company expects its sources of liquidity to be sufficient for its operating needs for the next twelve months from the issuance of these financial statements.

Series A-2 Preferred Stock—On April 13, 2020, the Company entered into an agreement to issue 17,500 shares of the Series A-2 Preferred Stock with a par value of $0.0001 per share and a detachable warrant to

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

purchase shares of the Company’s common stock with a value of $30.0 million and a 10-year life, in exchange for $175.0 million. Each share of Series A-2 Preferred Stock accrues dividends at the rate of 15% per annum, with respect to dividends that are paid in cash, and 14.2% per annum, with respect to dividends that are accrued. The Series A-2 Preferred Stock contains restrictive covenants that include: (i) maximum 4.0 times debt incurrence test and (ii) 10.0 times total leverage cap (inclusive of the outstanding balance on the Series A-2 Preferred Stock).

The Company may, at its option on any one or more dates, redeem all or a minimum portion (the lesser of (i) $50.0 million in aggregate stated value of the Series A-2 Preferred Stock and (ii) all of the Series A-2 Preferred Stock then outstanding) of the outstanding Series A-2 Preferred Stock in cash.

On the occurrence of (i)(x) before a private offering which results in a redemption in full of the Redeemable Series A-1 Preferred Stock, the four-and-a-half-year anniversary of the closing date or (y) after a private offering which results in a redemption in full of the Redeemable Series A-1 Preferred Stock, the five-year anniversary of the closing date, (ii) a change of control, (iii) a sale of the Company, (iv) a non-qualifying IPO, (v) any recapitalization of the Company (other than a redemption of the Redeemable Series A-1 Preferred Stock) or (vi) an event of noncompliance, as defined in the Series A-2 certificate of designation (each, a “mandatory redemption event”), the Company shall, at the option of the holders of a majority of the Series A-2 Preferred Stock, redeem all shares of the Series A-2 Preferred Stock, for cash, at a price per share of Series A-2 Preferred Stock equal to the applicable redemption price on such mandatory redemption date.

Upon a qualifying IPO, following which the Redeemable Series A-1 Preferred Stock is fully redeemed, the Series A-2 Preferred Stock terms automatically update to the following: (i) no maturity date, (ii) no principal cash repayment obligation, (iii) only redeemable at the Company’s option, (iv) the instrument becomes convertible into common stock beginning on the fourth-year anniversary of issuance at a 15% discount to the common stock market price (with a limit of $60.0 million in stated value of Series A-2 Preferred Stock eligible to be converted in any 60-day period prior to the seventh anniversary of issuance and the amount of stated value of the Series A-2 Preferred Stock eligible for conversion limited to $60.0 million during year 5 and $120.0 million (which includes the aggregate amount of Stated Value of any shares of Series A-2 Preferred Stock converted in year 5) during year 6, (v) the dividend rate steps down to 9% per year with quarterly cash payments required, (vi) the debt incurrence test ratio increases to 4.5 times (unless the Redeemable Series A-1 Preferred Stock is partially repaid with debt but only for so long as such debt remains unpaid) and (vii) removal of the total leverage cap covenant.

With respect to any redemption of any share of the Series A-2 Preferred Stock prior to the third-year anniversary, the Company is subject to a make whole penalty in which the holders of the Series A-2 Preferred Stock are guaranteed a minimum repayment equal to outstanding redeemed principal plus three years of dividends accrued or accruable thereon.

Following a private offering, following which the Redeemable Series A-1 Preferred Stock is fully redeemed, the Series A-2 Preferred Stock terms automatically update to the following (i) maturity date extends to 5 years, (ii) the dividend rate steps down to 9% per year (payable in cash only) with quarterly cash payments required and (iii) the total leverage cap covenant is removed and (iv) the debt incurrence test ratio increases to 4.5 times (unless the Redeemable Series A-1 Preferred Stock is partially repaid with debt but only for so long as such debt remains unpaid).

Following a partial redemption of outstanding Redeemable Series A-1 Preferred Stock, the dividend rate of the Series A-2 Preferred Stock is reduced proportionally (between 15% and 9%) in relation to the proportion

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

of the Redeemable Series A-1 Preferred Stock redeemed, with the rate increasing by an additional 1% for dividends are accrued versus paid in cash.

Warrant Option—On April 13, 2020, in connection with the issuance of the Series A-2 Preferred Stock, the Company issued a detachable warrant with a fixed value of $30.0 million, to acquire 1,351,960 shares of common stock at a price of $0.01 per share, with 949,367 being exercisable at any time and during a period of ten years beginning on the instrument’s issuance date and the remaining balance subject to issuance, if at all, based on the valuation of certain pre-defined liquidation events, including an IPO.

Business Acquisition—In April 2020, the Company completed the business acquisition of The Center for Toxicology and Environmental Health, LLC (“CTEH”) by acquiring 100% of their membership interest. CTEH is an environmental consulting company in Arkansas that specializes in environmental response and toxicology. The transaction qualified as an acquisition of a business and will be accounted for as a business combination. The following table summarizes the elements of the purchase price of CTEH:

	Cash	Common Stock	Other Purchase Price Component	Contingent Consideration(i)	Total Purchase Price
CTEH	$175,000	$25,000	$(1,746)	$	$198,254

(i) The contingent consideration element of the purchase price of CTEH’s acquisition is related to earn-outs which are based on the expected achievement of revenue or earnings thresholds as of the date of the acquisition and for which the maximum potential amount is limited. The first year earnout is to be calculated at twelve times CTEH’s 2020 EBITDA (as defined in the purchase agreement) in excess of $18.3 million, with a maximum first year earn-out payment of $50.0 million. The second year earn-out is to be calculated at ten times CTEH’s 2021 EBITDA in excess of actual 2020 EBITDA, with a maximum second year earn-out payment of $30.0 million. Estimated fair value of earn-out payments is still yet to be determined as the valuation process has not been finalized. The 2020 earn out is payable 100% in common stock unless the Company has consummated an IPO or a private placement of common stock where proceeds are no less than $75.0 million, in which event 50% of the 2020 earn out is payable in common stock and 50% in cash. The 2021 earn out, if any, is payable in cash.

The cash portion of the CTEH purchase price was funded via the proceeds from the issuance of the Series A-2 Preferred Stock.

The common stock component was paid through the issuance of 791,139 shares of common stock valued at $31.60 per share.

The other purchase price component of the CTEH purchase price consists of a target working capital amount. CTEH’s resulting working capital at closing did not meet the target amount, therefore resulting in a working capital deficit due to the Company.

The Company has not yet completed the initial purchase price allocation for this acquisition, including obtaining all of the information required for the valuation of the acquired intangible assets, goodwill, assets and liabilities assumed, due to the timing of the close of the transaction.

Supplemental Unaudited Pro-Forma—The unaudited consolidated financial information summarized in the following table gives effect to the CTEH acquisition assuming it occurred on January 1, 2020. These

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except where otherwise indicated)

unaudited consolidated pro forma operating results do not assume any impact from revenue, cost or other operating synergies that are expected as a result of the acquisition, nor do they reflect any impact of the issuance of the Series A-2 Preferred Stock or the entry into UniTranche Credit Facility described below. These unaudited consolidated pro forma operating results are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved had the acquisitions occurred on January 1, 2020, nor does the information purport to reflect results for any future period.

	As reported	Acquisitions Pro-Forma (Unaudited)	Consolidated Pro-Forma (Unaudited)
March 31, 2020
Revenues	$61,031	$31,253	$92,284
Net (loss) income	(41,248)	10,288	(30,960)

Redeemable Series A-1 Preferred Stock—On April 13, 2020, the Company amended and restated the certificate of designation of the Company’s Redeemable Series A-1 Preferred Stock. The most significant changes in the amendment included (i) the Redeemable Series A-1 Preferred Stock becomes pari passu with the Series A-2 Preferred Stock, (ii) the maturity was extended to be 4.5 years from the closing date of the Series A-2 Preferred Stock; (iii) the Company may use up to $50.0 million of indebtedness or cash on hand to redeem the Redeemable Series A-1 Preferred Stock, and (iv) upon an IPO, up to 50% of accumulated dividends may be paid in common shares and (v) the Company may elect to reduce the three year make whole penalty to a two year make whole penalty if the warrants issued in connection with the issuance of the Redeemable Series A-1 Preferred Stock are exercised in full. Following a partial redemption of outstanding Redeemable Series A-1 Preferred Stock, the dividend rate of the remaining Redeemable Series A-1 Preferred Stock is reduced proportionally (between 15% and 9%) in relation to the proportion of Redeemable Series A-1 Preferred Stock redeemed, with the rate increasing by an additional 1% for dividends are accrued versus paid in cash.

UniTranche Credit Facility—On April 13, 2020, the Company entered into a UniTranche Credit Agreement for a $225.0 million credit facility, comprised of a Term Loan of $175.0 million and a Revolver of $50.0 million. The facility matures in April 2025 unless the Redeemable Series A-1 Preferred Stock has not been redeemed in full, in which case the maturity date is April 2024 (180 days before the maturity date of the Redeemable Series A-1 Preferred Stock). The Term Loan and the Revolver bear interest at Libor plus 5.0% with a 1.0% LIBOR floor and Libor plus 3.5%, respectively. The Term Loan has quarterly repayments starting on September 30, 2020 of $0.5 million, increasing to $1.2 million on September 30, 2021 and further increasing to $1.6 million on September 30, 2022, with the remaining outstanding principal amount due on the maturity date. The majority of the proceeds received from the UniTranche Credit Facility were used to fully repay the Company’s existing Revolving Line of Credit and Term Loan Facility.

The Company has evaluated subsequent events through June 3, 2020, which is the date the condensed consolidated financial statements were available to be issued. There have been no additional subsequent events, other than those described above, that management believes would have a material impact on the Company or its condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Montrose Environmental Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Montrose Environmental Group, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, convertible preferred stock, redeemable Series A-1 preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the periods ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Costa Mesa, California

June 3, 2020

We have served as the Company’s auditor since 2016.

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2019 and 2018

(In thousands, except share data)

	2019	2018
ASSETS
CURRENT ASSETS:
Cash	$6,411	$2,489
Restricted cash	473
Accounts receivable—net	45,927	38,468
Contract assets	13,605	10,112
Prepaid and other current assets	5,618	2,598
Income tax receivable	1,205	332

Total current assets	73,239	53,999
NON-CURRENT ASSETS:
Property and equipment—net	27,036	20,792
Goodwill	127,058	90,498
Other intangible assets—net	102,549	68,563
Other assets	1,956	519

TOTAL ASSETS	$331,838	$234,371

LIABILITIES, REDEEMABLE SERIES A-1 PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	$38,199	$19,008
Accounts payable to related party		70
Accrued payroll and benefits	11,032	8,207
Warrant option	16,878	12,818
Current portion of long-term debt	7,143	2,262

Total current liabilities	73,252	42,365
NON-CURRENT LIABILITIES:
Other non-current liabilities	379	67
Deferred tax liabilities—net	3,530	4,868
Contingent put option	7,100
Long-term debt—net of deferred financing fees	145,046	70,965

Total liabilities	229,307	118,265

COMMITMENTS AND CONTINGENCIES (Note 16)
REDEEMABLE SERIES A-1 PREFERRED STOCK $0.0001 PAR VALUE—Authorized, issued and outstanding shares: 12,000 at December 31, 2019 and 2018; aggregate liquidation preference of $141,898 and $123,417 at December 31, 2019 and 2018, respectively	128,822	109,206
STOCKHOLDERS’ (DEFICIT) EQUITY:
Common stock, $0.000004 par value; authorized shares: 25,000,000; issued and outstanding shares: 8,370,107 and 8,137,771 at December 31, 2019 and 2018, respectively
Additional paid-in capital	38,153	47,869
Accumulated deficit	(64,404)	(40,847)
Notes receivable from stockholders		(122)
Accumulated other comprehensive loss	(40)

Total stockholders’ (deficit) equity	(26,291)	6,900

TOTAL LIABILITIES, REDEEMABLE SERIES A-1 PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY	$331,838	$234,371

The accompanying notes are an integral part of these consolidated financial statements.

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2018

(In thousands, except per share data)

	2019	2018
REVENUES	$233,854	$188,805
COST OF REVENUES (exclusive of depreciation and amortization shown below)	163,983	134,734
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	50,663	38,615
RELATED- PARTY EXPENSE	448	2,180
DEPRECIATION AND AMORTIZATION	27,705	23,915

LOSS FROM OPERATIONS	(8,945)	(10,639)

OTHER INCOME (EXPENSE):
Other (expense) income	(10,978)	265
Interest expense—net	(6,755)	(11,085)

Total other expenses—net	(17,733)	(10,820)

LOSS BEFORE BENEFIT FROM INCOME TAXES	(26,678)	(21,459)
INCOME TAXES BENEFIT	(3,121)	(4,968)

NET LOSS	$(23,557)	$(16,491)

CONVERTIBLE PREFERRED STOCK DEEMED DIVIDEND, NET OF RETURN FROM HOLDERS		(932)
ACCRETION OF REDEEMABLE SERIES A- 1 PREFERRED STOCK	(19,616)	(3,605)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(43,173)	$(21,028)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC AND DILUTED	8,789	7,533

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS—BASIC AND DILUTED	$(4.91)	$(2.79)

The accompanying notes are an integral part of these consolidated financial statements.

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2018

(In thousands)

	2019	2018
Net loss	$(23,557)	$(16,491)
Equity adjustment from foreign currency translation	(40)

Comprehensive loss	$(23,597)	$(16,491)

The accompanying notes are an integral part of these consolidated financial statements.

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK, REDEEMABLE SERIES A-1 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except share data)

	Convertible Preferred Stock			Redeemable Series A-1 Preferred Stock			Common Stock		Additional Paid-In Capital	Accumulated Deficit	Notes Receivable from Stockholders		Accumulated Other Comprehensive Loss		Total Stockholders’ Equity (Deficit)
	Shares	Amount		Shares	Amount		Shares	Amount
BALANCE—January 1, 2018	69,817		$45,017		$		7,287,495	$	$30,079	$(24,356)		$(122)	$		$5,601
Net loss										(16,491)					(16,491)
Convertible preferred stock deemed dividend, net of return from holders			932						(932)						(932)
Conversion of convertible preferred stock into cash	(48,075)		(30,986)
Conversion of convertible preferred stock into common stock	(21,742)		(14,963)				674,008		14,963						14,963
Issuance of redeemable series A-1 preferred stock, net of transaction costs and warrant				12,000		105,601
Accretion of the redeemable series A-1 preferred stock to redeemable value						3,605			(3,605)						(3,605)
Repurchase of common stock							(277,714)		(2,722)						(2,722)
Repurchase of options									(1,372)						(1,372)
Stock-based compensation									5,794						5,794
Common stock issued							453,982		5,664						5,664

BALANCE—December 31, 2018				12,000		109,206	8,137,771		47,869	(40,847)		(122)			6,900
Net loss										(23,557)					(23,557)
Accretion of the redeemable series A-1 preferred stock to redeemable value						19,616			(19,616)						(19,616)
Stock-based compensation									4,345						4,345
Common stock issued							232,336		5,555						5,555
Collection of notes receivable from stockholders												122			122
Accumulated other comprehensive loss														(40)	(40)

BALANCE—December 31, 2019		$		12,000		$128,822	8,370,107	$	$38,153	$(64,404)	$			$(40)	$(26,291)

The accompanying notes are an integral part of these consolidated financial statements.

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2018

(In thousands)

	2019	2018
OPERATING ACTIVITIES:
Net loss	$(23,557)	$(16,491)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for bad debt	1,246
Depreciation and amortization	27,705	23,915
Gain on asset disposition	(388)	(126)
Lease abandonment		76
Stock-based compensation expense	4,345	5,794
Amortization of deferred financing costs	560	1,672
Deferred income taxes	(3,121)	(4,968)
Fair value changes in contingent liabilities	1,392	(158)
Fair value changes in derivative		(352)
Fair value changes in warrant option	4,060
Fair value changes in the contingent put option	7,100
Gain on the extinguishment of the subordinated debt		(356)
Cloud computing costs	(1,609)
Foreign currency realized exchange loss	25
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	(6,588)	(9,997)
Prepaid expenses and other current assets	(2,461)	(101)
Accounts payable and other accrued liabilities	6,155	(2,202)
Accounts payable to related party	(70)
Accrued payroll and benefits	2,248	449

Net cash provided by (used in) operating activities	17,042	(2,845)

INVESTING ACTIVITIES:
Proceeds from property insurance	360	43
Purchases of property and equipment	(4,692)	(3,772)
Proceeds received from the sale of property and equipment	260	166
Proprietary software development	(21)	(337)
Payment of assumed purchase price obligations	(1,520)	(548)
Cash paid for acquisitions—net of cash acquired	(81,370)	(45,835)

Net cash used in investing activities	(86,983)	(50,283)

FINANCING ACTIVITIES:
Proceeds from line of credit	146,338	109,383
Payments on line of credit	(68,747)	(89,383)
Proceeds from term loans		35,333
Repayment of term loans	(1,250)	(71,590)
Repayment of capital leases	(1,972)	(1,010)
Debt issuance cost	(435)	(889)
Debt extinguishment costs		(410)
Repayment of the subordinated debt		(11,944)
Proceeds from issuance of common stock	1,509	30
Proceeds from issuance of the Redeemable Series A-1 Preferred Stock—net of transaction costs		118,419
Repurchase of options		(1,372)
Conversion of convertible preferred stock into cash		(30,986)
Repurchase of common stock		(2,722)
Payment of contingent consideration and other assumed purchase price obligations	(1,113)	(2,009)
Collection of notes receivable from stockholders	122

Net cash provided by financing activities	74,452	50,850

CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	4,511	(2,278)
Foreign exchange impact on cash balance	(116)

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 and 2018

(In thousands)

	2019		2018
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year		2,489	4,767

End of year		$6,884	$2,489

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest		$5,891	$7,924

Cash paid for income tax		$1,205	$596

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued purchases of property and equipment		$975	$793

Property and equipment purchased under capital leases		$4,347	$3,116

Write off of the derivative liability	$		$2,295

Convertible preferred stock deemed dividend—net of return from holders	$		$932

Conversion of convertible preferred stock into common stock	$		$14,963

Detachable warrant issued in connection with Redeemable Series A-1 Preferred Stock	$		$12,818

Acquisitions unpaid contingent consideration		$5,402	$4,760

Accretion of the Redeemable Series A-1 Preferred Stock to redeemable value		$19,616	$3,605

Common stock issued to acquire new businesses		$4,047	$5,634

Offering costs included in accounts payable and other accrued liabilities		$1,240	$154

The accompanying notes are an integral part of these consolidated financial statements.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business—Montrose Environmental Group, Inc. (“Montrose” or the “Company”) is a Corporation formed on November 2013, under the laws of the State of Delaware. The Company has over 60 offices across the United States, Canada and Australia and over 1,300 employees. Montrose is highly acquisitive and, as of December 31, 2019, had completed 53 acquisitions since its inception.

Montrose is an environmental services company serving the recurring environmental needs of a diverse client base, including Fortune 500 companies and Federal, State and local government through the following three segments:

Assessment, Permitting and Response—Through its Assessment, Permitting and Response segment, Montrose provides scientific advisory and consulting services to support environmental assessments, environmental emergency response, and environmental audits and permits for current operations, facility upgrades, new projects, decommissioning projects and development projects. Our technical advisory and consulting offerings include regulatory compliance support and planning, environmental, ecosystem and toxicological assessments and support during responses to environmental disruption. Montrose helps clients navigate regulations at the local, state, provincial and federal levels.

Measurement and Analysis—Through its Measurement and Analysis segment, Montrose’s teams test and analyze air, water and soil to determine concentrations of contaminants as well as the toxicological impact of contaminants on flora, fauna and human health. Montrose’s offerings include source and ambient air testing and monitoring, leak detection and repair (“LDAR”) and advanced analytical laboratory services such as air, storm water, wastewater and drinking water analysis.

Remediation and Reuse—Through its Remediation and Reuse segment, Montrose provides clients with engineering, design, implementation and operations and maintenance services, primarily to treat contaminated water, remove contaminants from soil or create biogas from food or agricultural waste. The Company does not own the properties or facilities at which it implements these projects or the underlying liabilities, nor does it own material amounts of the equipment used in projects; instead, the Company assists clients in designing solutions, managing projects and mitigating their environmental risks and liabilities at their locations.

Basis of Presentation—The consolidated financial statements include the operations of the Company and its wholly-owned subsidiaries. These consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). All intercompany transactions, accounts and profits, have been eliminated in the consolidated financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include, but are not limited to, management’s forecasts of future cash flows used as a basis to assess recoverability of goodwill and long-lived assets, the allocation of purchase price to tangible and intangible assets, allowances for doubtful accounts, the

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

estimated useful lives over which property and equipment is depreciated and intangible assets are amortized, the fair value of contingent consideration payables, the fair value of warrants, the fair value of the contingent put option, the fair value of common stock issued, stock-based compensation expense and deferred taxes. These estimates could materially differ from actual results.

Cash—The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company considers cash deposits in banks as cash with original maturities at purchase of three months or less as cash equivalents.

Cash and cash equivalents and long-term debt financial instruments subject the Company to concentrations of credit risk. To minimize the risk of credit loss, these financial instruments are primarily held with large, reputable financial institutions. The Company has not experienced losses in such accounts and believes it is not exposed to any significant credit risk associated with these accounts.

Restricted Cash—Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements are recorded in restricted cash in the Company’s consolidated statements of financial position. The Company’s restricted cash balance is related to deposit funds that serve as a performance guarantee for certain ongoing projects with the Australian government.

Financial Instruments—Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair values are as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs. The inputs to the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation.

The Company considers the carrying values of cash, restricted cash, accounts receivable, accounts payable, and accrued expenses to approximate fair value for these financial instruments due to the short maturities of these instruments. The Company’s contingent put option, warrant option and any acquisition’s contingent consideration are carried at fair value and determined according to the fair value hierarchy above.

The Company’s variable rate borrowings under its Credit Facility (Note 14) is tied to market indices and, thus, approximate fair value. The estimated fair value of the long-term debt under the credit facility is based on borrowing rates currently available to the Company for loans with similar terms and remaining maturities.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Impairment of Long-Lived Assets—Certain events or changes in circumstances may indicate that the recoverability of the carrying amount of property and equipment should be assessed. When such events or changes in circumstances are present, the Company estimates the future cash flows expected to result from the use of the asset (or asset group) and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount, the Company recognizes an impairment based on the fair value of such assets. As of December 31, 2019 and 2018, management determined that there was no impairment of long-lived assets.

Acquisitions—The Company first assesses whether the acquisition represents a purchase of assets or a business. If the transaction is a business acquisition, the Company accounts for the acquisition using business combination accounting, which requires that assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. The purchase price of acquisitions is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on estimated fair values, and any excess purchase price over the identifiable assets acquired and liabilities assumed is recorded as goodwill. Goodwill represents the premium the Company pays over the fair value of the net tangible and intangible assets acquired. The Company may use independent valuation specialists to assist in determining the estimated fair values of assets acquired and liabilities assumed, which could require certain significant management assumptions and estimates. Transaction costs associated with acquisitions of businesses are expensed as they are incurred.

Goodwill—Goodwill is not amortized but instead tested for impairment at least annually or more frequently should an event or circumstances indicate that a reduction in fair value of the reporting unit may have occurred. The Company performs its goodwill test at the reporting unit level. The goodwill impairment test is performed on October 1 every year.

The annual evaluation for impairment of goodwill does not include a qualitative assessment and proceeds directly to a two-step quantitative test. The first step identifies potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value exceeds its carrying amount, these assets are not considered impaired and the second step of the test is unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step measures the impairment loss, if any. The second step compares the implied fair value of goodwill with its carrying amount. The implied fair value of goodwill is determined in the same manner as used in determining the fair value of assets recognized in a business combination. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

Management determined that no impairment of goodwill existed as of the testing dates (October 1, 2019 and October 1, 2018). Also, no triggering events or changes in circumstances occurred during the period October 1, 2019 through December 31, 2019 that would warrant retesting goodwill for impairment.

Contingent Consideration—Some of the Company’s acquisition agreements include contingent consideration arrangements, which are generally based on the achievement of future performance thresholds. For each transaction, the Company estimates the fair value of contingent consideration payments as part of the initial purchase price and records the estimated fair value of contingent consideration as a liability. Changes in the fair value of contingent consideration are recognized as a component of selling, general and administrative expense on the consolidated statements of operations.

Embedded Derivatives—Embedded derivatives that are required to be bifurcated from the underlying host instrument are accounted for and valued as a separate financial instrument. During 2017, the Company

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

recorded an embedded derivative related to the issuance of the subordinated debt. The derivative was de-recognized and written off in 2018 with the payoff of the subordinated debt (Note 14). During 2019, the Company recorded an embedded derivative related to the contingent put option attached to the Redeemable Series A-1 Preferred Stock (Note 17).

These embedded derivatives were bifurcated, accounted for at its fair value and presented separately on the consolidated statements of financial position. Changes in fair value of the contingent put option was recognized as a component of other income (expense) on the Company’s consolidated statements of operations.

Foreign Currency—The Company has operations in the United States, Canada and Australia. The results of its non-U.S. dollar based functional currency operations are translated to U.S. dollars at the average exchange rates during the period. The Company’s assets and liabilities are translated using the exchange rate as of the date of the consolidated statement of financial position and equity is translated using historical rates. Adjustments resulting from the translation of the consolidated financial statements of the Company’s foreign functional currency subsidiaries into U.S. dollars are excluded from the determination of net income/ loss and instead are accumulated in a separate component of stockholders’ equity (deficit). Foreign exchange transaction gains and losses are included in selling, general and administrative expense on the consolidated statements of operations.

Accumulated Other Comprehensive Loss—Accumulated other comprehensive loss, as presented on the consolidated statements of convertible preferred stock, redeemable series A-1 preferred stock and stockholders’ equity (deficit), consists of unrealized gains and losses on foreign currency translation. There were no unrealized gains or losses on foreign currency translation during 2018. Comprehensive loss is not included in the computation of income tax benefit.

Revenue Recognition—Revenue is recognized in accordance with FASB Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers. The following is considered by the Company in the recognition of revenue under ASC 606:

The Company’s services are performed under two general types of contracts (i) fixed-price and (ii) time-and-materials. Under fixed-price contracts, customers pay an agreed-upon amount for a specified scope of work agreed to in advance of the project. Under time-and-materials contracts, customers pay for the hours worked and resources used based on agreed-upon rates. Certain of the Company’s time-and-materials contracts are subject to maximum contract amounts. The duration of the Company’s contracts ranges from less than one month to over a year, depending on the scope of services provided.

The Company accounts for individual promises in contracts as separate performance obligations if the promises are distinct. The assessment requires judgment. The majority of our contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and is, therefore, not distinct. Certain contracts in our Measurement and Analysis have multiple performance obligations, most commonly due to the contracts providing for multiple laboratory tests which are individual performance obligations.

For the Measurement and Analysis contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price of each performance obligation. The standalone selling price of each performance obligation is generally determined by the observable price of a service when sold separately.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Fixed fee contracts—On the majority of fixed fee contracts, the Company recognizes revenue, over time, using either the proportion of actual costs incurred to the total costs expected to complete the contract performance obligation (“cost to cost method”), under the time-elapsed basis. The Company determined that the cost to cost method best represents the transfer of services as the proportion closely depicts the efforts or inputs completed towards the satisfaction of a fixed fee contract performance obligation. Under the time-elapsed basis, the arrangement is considered a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e. distinct days of service). The Company applies a time-based measure of progress to the total transaction price, which results in ratable recognition over the term of the contract. For a portion of the Company’s laboratory service contracts, revenue is recognized as performance obligations are satisfied over time, with recognition reflecting a series of distinct services using the output method. The Company determined that this method best represents the transfer of services as the customer obtains equal benefit from the service throughout the service period.

There are inherent uncertainties in the estimation process for cost to cost contracts, as the estimation of total contract costs is complex, subject to many variables and requires judgment. It is possible that estimates of costs to complete a performance obligation will be revised in the near-term based on actual progress and costs incurred. These uncertainties primarily impact the Company’s contracts in the Remediation and Reuse segment including those contracts associated with Emerging Compounds Treatments Technologies, Inc. which was acquired in August 2019.

Time-and-materials contracts—Time-and-materials contracts contain variable consideration. However, performance obligations qualify for the “Right to Invoice” Practical Expedient. Under this practical expedient, the Company is allowed to recognize revenue, over time, in the amount to which the Company has a right to invoice. In addition, the Company is not required to estimate such variable consideration upon inception of the contract and reassess the estimate each reporting period. The Company determined that this method best represents the transfer of services as, upon billing, the Company has a right to consideration from a customer in an amount that directly corresponds with the value to the customer of the Company’s performance completed to date.

Segment Reporting—Operating segments are components of an enterprise for which discrete financial reporting information is available and evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company has identified its Chief Executive Officer as the CODM. The CODM views the Company’s operations and manages the businesses as three operating segments, which are also the Company’s reportable segments: (i) Assessment, Permitting and Response, (ii) Measurement and Analysis, and (iii) Remediation and Reuse. The CODM reviews the operating results of these segments on a regular basis and allocates company resources depending on the needs of each group and the availability of resources.

Cost of Revenues—Cost of revenues consists of all direct costs required to provide services, including fixed and variable direct labor costs, equipment rental and other outside services, field and lab supplies, vehicle costs and travel-related expenses.

Selling, General and Administrative Expenses—Selling, general and administrative expenses consist of indirect costs, including management and executive compensation, corporate costs related to finance, accounting, human resources, information technology, legal, administrative, safety, professional services, rent and other general expenses.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Offering Costs—The offering costs associated with the Initial Public Offering (“IPO”) mainly consisted of legal, accounting and filing fees. The Company had $1.2 million of IPO costs accrued as of December 31, 2019 which are deferred and will be offset against proceeds received in an initial public offering.

Stock-Based Compensation—The Company currently sponsors two stock incentive plans that allow for issuance of employee stock options. Under one of the plans, there are certain awards that were issued to non-employees in exchange for their services and are accounted for under ASC 505, Equity-Based Payments to Non-Employees. ASC 505 requires that the fair value of the equity instruments issued to a non-employee be measured on the earlier of: (i) the performance commitment date or (ii) the date the services required under the arrangement have been completed. The fair value of the remaining stock-based payment awards is expensed over the vesting period of each tranche on a straight-line basis. Any modification of an award that increases its fair value will require the Company to recognize additional expense. The fair value of stock options under its employee stock incentive plan are estimated as of the grant date using the Black-Scholes option valuation model, which is affected by its estimates of the fair value of common stock, risk-free interest rate, its expected dividend yield, expected term and the expected share price volatility of its common shares over the expected term. No forfeiture or dividend rates are used in the calculation as these are not applicable to the Company. Employee options are accounted for in accordance with the guidance set forth by ASC 718, Stock Based Compensation.

Fair Value of Common Stock—Due to the absence of an active market for the Company’s common stock, the fair value of the Company’s common stock is estimated based on current available information. This estimate requires significant judgment and considers several factors, including valuations of the Company’s common stock prepared by an independent third-party valuation firm. The fair value of the Company’s common stock is estimated primarily using an income approach based on discounted estimated future cash flows. The Company also utilizes the market approach as an additional reference point to evaluate the reasonableness of the fair value determined under the income approach. These estimates are highly subjective in nature and involve a large degree of uncertainty. Such estimates of the fair value of the Company’s common stock are used in the measurement of stock-based compensation expense, warrant options, and the purchase price of business acquisitions for which common stock is an element of the purchase price.

Following an IPO by the Company, valuation models, including estimates and assumptions used in such models, will not be necessary to estimate the fair value of the Company’s common stock, as shares of the Company’s common stock will be traded in the public market and the fair value will be determined based on the closing price of the Company’s common stock.

Income Taxes—The Company accounts for income taxes under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enacted date.

A valuation allowance is recorded when it is more-likely-than-not some of the deferred tax assets may not be realized. Significant judgment is applied when assessing the need for a valuation allowance and the Company considers all available positive and negative evidence, including future taxable income, reversals of existing deferred tax assets and liabilities and ongoing prudent and feasible tax planning strategies in making

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

such assessment. Should a change in circumstances lead to a change in judgment regarding the utilization of deferred tax assets in future years, the Company will adjust the related valuation allowance in the period such change in circumstances occurs.

For acquired business entities, if the Company identifies changes to acquired deferred tax asset valuation allowances or liabilities related to uncertain tax positions during the measurement period, and they relate to new information obtained about facts and circumstances existing as of the acquisition date, those changes are considered a measurement period adjustment and the offset is recorded to goodwill.

The Company records uncertain tax positions on the basis of the two-step process in which (i) it determines whether it is more-likely-than-not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, the Company would recognize the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. The Company has determined that there are no uncertain tax positions as of December 31, 2019 and 2018. The Company classifies interest and penalties recognized on uncertain tax positions as a component of income tax expense.

3. SUMMARY OF NEW ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements— The Company qualifies as an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act) and therefore intends to take advantage of certain exemptions from various public company reporting requirements, including delaying adoption of new or revised accounting standards until those standards apply to private companies. The Company has elected to use this extended transition period under the JOBS Act. The effective dates shown below reflect the election to use the extended transition period.

Between May 2014 and May 2016, the FASB issued three Accounting Standard Updates (ASUs) that changed the requirements for recognizing and reporting revenue (together, herein referred to as the “Revenue ASUs”): ASU No. 2014-09, Revenue from Contracts with Customers, (ii) ASU No. 2016-08, Principal versus Agent Considerations (Reporting Revenue Gross versus Net) and (iii) ASU No. 2016-12, Narrow-Scope Improvements and Practical Expedients. ASU 2014-09 provides guidance to recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2016-08 is intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. ASU 2016-12 provides practical expedients and improvements to ASU 2014-09. On January 1, 2019, the Company adopted ASC 606 by applying the modification practical expedient in using the modified retrospective method applied to those contracts which were not completed as of December 31, 2018. Results for reporting periods beginning on the date of adoption are presented under ASC 606, while prior period amounts have not been adjusted and continue to be reported in accordance with the Company’s historical accounting methodology pursuant to ASC 605, Revenue Recognition. Upon adoption, a cumulative effect adjustment was immaterial.

In August 2018, the FASB issued Accounting Standards Update (“ASU”) No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force). The FASB’s new guidance aligns the requirements for capitalizing implementation costs in a cloud computing arrangement service contract with the requirements for capitalizing implementation costs incurred for an internal-use software license. The Company early adopted the new guidance prospectively on January 1, 2018.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Recently Issued Accounting Pronouncements—In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation: Improvements to Nonemployee Share-Based Payment Accounting. Under the revised guidance, the accounting for awards issued to non-employees will be similar to the accounting for employee awards. The new guidance is effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact of the adoption of the updated standard on the consolidated financial statements and footnote disclosure.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. The revised guidance eliminates Step 2 of the current goodwill impairment analysis test, which requires hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment loss will instead be measured at the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill. The revised guidance will be applied prospectively and is effective in 2020. The standard is not expected to have a material impact on the Company’s consolidated financial statements and footnote disclosure.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). The standard introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses and will apply to trade receivables. The new guidance will be effective beginning after December 15, 2020. The Company is currently evaluating the impact of the adoption of the standard on the consolidated financial statements and footnote disclosure.

In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842), to improve financial reporting regarding leasing transactions. The ASU primarily affects the accounting by the lessee in that it requires a lessee to recognize lease assets and liabilities, initially measured at the present value of the lease payments, on the balance sheets for those leases classified as operating leases under previous guidance. The new leasing standard is effective for fiscal years beginning after December 15, 2020. The new leasing standard requires modified retrospective transition. The Company is currently evaluating the impact of the adoption of the updated standard on the consolidated financial statements and footnote disclosure.

There have been no other new accounting pronouncements that, once adopted, are expected to have a material impact on the Company’s consolidated financial statements of notes thereto.

4. REVENUES AND ACCOUNTS RECEIVABLE

The Company’s main revenue sources derive from the following revenue streams:

Assessment, Permitting and Response Revenues—Assessment, Permitting and Response revenues are generated from multidisciplinary environmental consulting services. The majority of the contracts are fixed-price or time and material based.

Measurement and Analysis Revenues—Measurement and Analysis revenues are generated from emissions sampling, testing and reporting services, leak detection services, ambient air monitoring services and laboratory testing services. The majority of the contracts are fixed-price or time-and-materials based.

Remediation and Reuse Revenues—Remediation and Reuse revenues are generated from operating and maintenance (“O&M”) services (on biogas and waste water treatment facilities), as well as remediation,

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

monitoring and environmental compliance services. Services on the majority of O&M contracts are provided under long-term fixed-fee contracts. Remediation, monitoring and environmental compliance contracts are predominantly fixed-fee and time-and-materials based.

Disaggregation of Revenue—We disaggregate revenue by our operating segments. The Company believes disaggregating revenue into these categories achieves the disclosure objectives to depict how the nature, amount, and uncertainty of revenue and cash flows are affected by economic factors. Disaggregated revenue disclosures are provided in Note 21, Segment Information.

Contract Balances—The Company presents contract balances for unbilled receivables (contract assets), as well as customer advances, deposits and deferred revenue (contract liabilities) within contract assets and accounts payable and accrued expenses, respectively, on the consolidated statements of financial position. Amounts are generally billed at periodic intervals (e.g., weekly, bi-weekly or monthly) as work progresses in accordance with agreed-upon contractual terms. The Company utilizes the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component as the period between when the Company transfers services to a customer and when the customer pays for those services is one year or less. Amounts recorded as unbilled receivables are generally for services the Company is not entitled to bill based on the passage of time. Under certain contracts, billing occurs subsequent to revenue recognition, resulting in contract assets. The Company sometimes receives advances or deposits from customers before revenue is recognized, resulting in contract liabilities.

The following table presents the Company’s contract balances as of December 31, 2019 and 2018:

	2019	2018
Contract assets	$13,605	$10,112
Contract liabilities	3,314	2,395

Contracts assets acquired through business acquisitions amounted to $0.7 million as of December 31, 2019 and 2018. Contract liabilities acquired through business acquisitions amounted to $2.2 million and zero as of December 31, 2019 and 2018, respectively. Revenue recognized during the year ended December 31, 2019, included in the contract liability balance at the beginning of the year was $0.6 million. The revenue recognized from the contract liabilities consisted of the Company satisfying performance obligations during the normal course of business.

The amount of revenue recognized from changes in the transaction price associated with performance obligations satisfied in prior periods during the year ended December 31, 2019 was not material.

Remaining Unsatisfied Performance Obligations—Remaining unsatisfied performance obligations represent the total dollar value of work to be performed on contracts awarded and in progress. The amount of remaining unsatisfied performance obligations increases with new contracts or additions to existing contracts and decreases as revenue is recognized on existing contracts. Contracts are included in the amount of remaining unsatisfied performance obligations when an enforceable agreement has been reached. As of December 31, 2019, the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied was approximately $13.0 million. The Company expects to recognize approximately $8.7 million of this amount as revenue in 2020, $4.2 million in 2021, and $0.1 million in 2022.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Accounts Receivable, Net—Accounts receivable, net as of December 31, 2019 and 2018 consisted of the following:

	2019	2018
Accounts receivable, invoiced	$46,643	$38,786
Accounts receivable, other	611	135
Allowance for doubtful accounts	(1,327)	(453)

Accounts receivable—net	$45,927	$38,468

The Company extends non-interest bearing trade credit to its customers in the ordinary course of business. Accounts receivable are shown on the face of the consolidated statements of financial position, net of an allowance for doubtful accounts. In determining the allowance for doubtful accounts, the Company analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends. The allowance for doubtful accounts as of December 31, 2019 and 2018 consisted of the following:

	Beginning Balance	Bad Debt Expense	Charged to Allowance	Other(1)	Ending Balance
Year ended December 31, 2018	$573		$(624)	$504	$453
Year ended December 31, 2019	453	1,246	(556)	184	1,327

(1)	This amount consists of additions to the allowance due to business acquisitions.

Collection of trade receivables may be affected by changes in economic or other industry conditions and may, accordingly, impact the Company’s overall credit risk. Although the Company generally does not require collateral, the Company performs ongoing credit evaluations of customers and maintains reserves for potential credit losses. For all periods presented, no customer accounted for more than 10% of revenue or accounts receivable.

5. PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets as of December 31, 2019 and 2018 consisted of the following:

	2019	2018
Deposits	$605	$598
Prepaid expenses	1,235	1,016
Prepaid insurance	170	85
Supplies	2,368	745
Offering costs	1,240
Other		154

Prepaid and other current assets	$5,618	$2,598

6. PROPERTY AND EQUIPMENT, NET

Property and equipment are stated at cost or estimated fair value for assets acquired through business combinations. Depreciation and amortization is provided using the straight-line method over the estimated useful

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term, including options that are deemed to be reasonably assured, or the estimated useful life of the improvement.

Property and equipment, net, as of December 31, 2019 and 2018 consisted of the following:

	Estimated Useful Life	2019	2018
Lab and test equipment	7 years	$14,810	$10,275
Vehicles	5 years	11,073	8,122
Equipment	3-7 years	29,922	25,468
Furniture and fixtures	7 years	1,119	1,004
Leasehold improvements	7 years	5,954	5,137

		62,878	50,006
Construction in progress		796

Less accumulated depreciation and amortization		(36,638)	(29,214)

Total property and equipment—net		$27,036	$20,792

Total depreciation expense included on the consolidated statements of operations was $7.7 million and $7.6 million for the years ended December 31, 2019 and 2018, respectively.

7. BUSINESS ACQUISITIONS

In line with the Company’s strategic growth initiatives, the Company acquired several businesses during the years ended December 31, 2019 and 2018. The results of each of those acquired businesses are included in the consolidated financial statements beginning on the respective acquisition dates. Each transaction qualified as an acquisition of a business and was accounted for as a business combination. All acquisitions resulted in the recognition of goodwill. The Company paid these premiums resulting in such goodwill for a number of reasons, including expected synergies from combining operations of the acquiree and the Company while also growing the Company’s customer base, acquiring assembled workforces, expanding its presence in certain markets and expanding and advancing its product and service offerings. The Company recorded the assets acquired and liabilities assumed at their acquisition date fair value, with the difference between the fair value of the net assets acquired and the acquisition consideration reflected as goodwill.

The identifiable intangible assets for acquisitions occurring in 2019 and 2018 were valued using the excess earnings method discounted cash flow approach for customer relationships, the relief from royalty method for trade names and the patent, and the “with and without” method for covenants not to compete by incorporating Level 3 inputs as described under the fair value hierarchy of ASC 820. These unobservable inputs reflect the Company’s own assumptions about which assumptions market participants would use in pricing an asset on a non-recurring basis. These assets will be amortized over their respective estimated useful lives.

Other purchase price obligations (primarily deferred purchase price liabilities and target working capital liabilities) and contingent consideration outstanding from 2019 and 2018 acquisitions are included on the consolidated statements of financial position in accounts payable and other accrued liabilities, other non-current liabilities for long term payables and accounts receivable-net for any working capital deficit receivable balance. These obligations are scheduled to be settled if certain performance thresholds are met.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

The Company considers several factors when determining whether or not contingent consideration liabilities are part of the purchase price, including the following: (i) the valuation of its acquisitions is not supported solely by the initial consideration paid, (ii) the former stockholders of acquired companies that remain as key employees receive compensation other than contingent consideration payments at a reasonable level compared with the compensation of the Company’s other key employees and (iii) contingent consideration payments are not affected by employment termination. The Company reviews and assesses the estimated fair value of contingent consideration at each reporting period.

External transaction costs related to business combinations totaled $2.4 million and $1.2 million for the years ended December 31, 2019 and 2018, respectively. These costs are expensed within the selling, general and administrative expense in the accompanying consolidated statements of operations.

Cash payments made to acquire these businesses were funded primarily through the Company’s Credit Facilities.

2019 Acquisitions

Golden Specialty, Inc.—Effective March 15, 2019, the Company acquired 100% of the issued and outstanding capital stock of Golden Specialty, Inc. (“Golden”), an air testing laboratory in Texas. Golden expands the Company’s air measurement and analysis capabilities in the Gulf Coast region.

Target Emission Services Inc.—Effective April 30, 2019, the Company acquired 100% of the issued and outstanding capital stock of Target Emission Services, Inc. (“TES”), an emission detection company in Canada. TES expands the Company’s LDAR business, increasing the geographic footprint in Canada and initiating growth into international markets.

Target Emission Services USA LP—Effective April 30, 2019, the Company acquired 100% of the issued and outstanding capital stock of Target Emission Services USA LP (“TESUS”), an emission detection company in the United States. TESUS expands the Company’s LDAR business throughout the United States.

Air Water & Soil Laboratories, Inc.—Effective June 28, 2019, the Company acquired 100% of the issued and outstanding capital stock of Air Water & Soil Laboratories, Inc. (“AWS”), a provider of air, water, and soil testing in the mid-Atlantic region. AWS expands the Company’s air, water, and soil environmental lab services in the East Coast.

Advanced Environmental Compliance LLC—Effective July 9, 2019, the Company acquired certain emissions testing assets, employees and customer relationships from Advanced Environmental Compliance LLC (“AEC”). AEC is in the business of providing air quality measurement and analysis services, together with environmental laboratory services. AEC expands the Company’s emissions testing services offering in the West Coast.

LEHDER Environmental Services Ltd.—Effective July 31, 2019, the Company acquired 100% of the issued and outstanding capital stock of LEHDER Environmental Services (“LEHDER”), a provider of air quality management services in Canada. LEHDER expands the Company’s international reach and air quality services capabilities in Canada.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Emerging Compounds Treatments Technologies, Inc.—Effective August 31, 2019, the Company acquired 100% of the issued and outstanding capital stock of Emerging Compounds Treatments Technologies, Inc. (“ECT2”), a provider of novel technologies for removing contaminants/compounds from water and air. ECT2 expands the Company’s water and air treatment capabilities throughout the United States and Australia.

The following table summarizes the elements of purchase price of the 2019 acquisitions:

	Cash	Common Stock		Other Purchase Price Components		Contingent Consideration	Total Purchase Price
Golden	$1,500	$		$		$477	$1,977
TES	2,359		322		25	4,911	7,617
TESUS	18,683		3,041		1,495		23,219
AWS	6,020				150		6,170
AEC	808						808
LEHDER	3,878		684			13	4,575
ECT2	54,037				(220)		53,817

	$87,285		$4,047		$1,450	$5,401	$98,183

Contingent consideration elements of the purchase price of the Company’s acquisitions are related to earn-outs which are based on the expected achievement of revenue or earnings thresholds as of the date of the acquisition and for which the maximum potential amount to be earned is generally not limited.

The purchase price attributable to each acquisition was allocated as follows:

	ECT2	All Other Acquisitions	Total
Cash	$3,149	$2,137	$5,286
Restricted cash	629		629
Accounts receivable	1,707	3,751	5,458
Other current assets	498	61	559

Current assets	5,983	5,949	11,932
Property and equipment	776	3,288	4,064
Customer relationships	13,840	12,748	26,588
Trade names	1,008	659	1,667
Covenants not to compete	3,360	2,083	5,443
Proprietary software		2,560	2,560
Patent	17,479		17,479
Goodwill	16,395	20,227	36,622

Total assets	58,841	47,514	106,355

Current liabilities	5,024	977	6,001
Non- current liabilities		2,171	2,171

Total liabilities	5,024	3,148	8,172

Purchase price	$53,817	$44,366	$98,183

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

The weighted average useful lives for the acquired customer relationships, trade names, covenants not to compete, proprietary software and patent for these acquisitions are 9.5 years, 1.5 years, 4 years, 3 years and 16 years, respectively.

For the acquisitions completed during 2019, the results of operations since the acquisition dates have been combined with those of the Company. The Company’s 2019 consolidated statement of operations includes revenue and pre-tax income of $23.2 million and $2.4 million, respectively, related to these acquisitions, of which $11.3 million and $1.2 million of revenue and pre-tax income, respectively, relates to ECT2. The Golden, TES, TESUS, AWS, AEC and LEHDER acquisitions are included in the Company’s Measurement and Analysis segment. The ECT2 acquisition is included in the Company’s Remediation and Reuse segment.

Goodwill associated with the acquisitions of Golden, AEC and ECT2 is deductible for income tax purposes.

2018 Acquisitions

Southern Environmental Sciences, Inc.—Effective January 1, 2018, the Company acquired certain emissions testing assets, employees and customer relationships from Southern Environmental Sciences, Inc. (“SES”). SES provides air quality services that include air permitting, emissions testing and evaluation, industrial hygiene and noise monitoring. SES expands Montrose’s air quality testing presence in the South-East of the United States.

First Analytical Laboratories NC, LLC—Effective January 16, 2018, the Company acquired certain emission testing assets, employees and customer relationships from First Analytical Laboratories NC, LLC (“FA”). FA mainly provides inorganic chemicals analyses, with a specialization in trace metal analysis in support of air monitoring, drinking and waste water, manufacturing and other industries. FA expands Montrose’s environmental lab products offering capabilities on the North-East of the United States.

Advanced GeoServices Corp.—Effective January 31, 2018, the Company acquired 100% of the issued and outstanding capital stock of Advanced GeoServices Corp. (“AGC”). AGC provides environmental and geotechnical, municipal, civil engineering services, including remediation, groundwater, modeling and water and wastewater services. AGC expands Montrose’s remediation capabilities in the North-East region of the United States.

Streamline Environmental, Inc.—Effective February 1, 2018, the Company acquired 100% of the issued and outstanding capital stock of Streamline Environmental, Inc. (“Streamline”). Streamline is a soil and ground water consulting, assessment and remediation business. Streamline expands Montrose’s remediation capabilities in the South-East of the United States.

Leymaster Environmental Consulting, LLC—Effective March 31, 2018, the Company acquired 100% of the issued and outstanding membership interests of Leymaster Environmental Consulting, LLC (“Leymaster”). Leymaster specializes in environmental services, primarily site assessment and remediation for the real-estate industry. Leymaster expands Montrose’s remediation capabilities in the South-West of the United States.

Analytical Environmental Services, Corp.—Effective October 31, 2018, the Company acquired 100% of the issued and outstanding capital stock of Analytical Environmental Services, Corp. (“AES”). AES

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

specializes in environmental consulting, planning and permitting. They are nationally recognized for their capabilities with environmental reports and technical studies that comply with National Environmental Policy Act (“NEPA”) and California Environmental Quality Act (“CEQA”) requirements. AES expands Montrose’s consulting, planning and permitting capabilities, particularly in the North-West of the United States.

Environmental Planning Specialists, Inc.—Effective November 30, 2018, the Company acquired 100% of the issued and outstanding capital stock of Environmental Planning Specialists, Inc. (“EPS”). EPS primarily provides air quality, environmental compliance, remediation and natural resources consulting. EPS expands Montrose’s consulting, planning and permitting capabilities, particularly in the South-East of the United States.

The following table summarizes the elements of purchase price of the 2018 acquisitions:

	Cash	Common Stock		Other Purchase Price Components	Contingent Consideration		Total Purchase Price
SES	$450	$		$50	$		$500
FA	1,096			360		372	1,828
AGC	7,400		925	95		871	9,291
Streamline	5,678		631	180			6,489
Leymaster	2,465		435	250		434	3,584
AES	21,877		2,028	(16)		1,274	25,163
EPS	9,995		1,615	(71)			11,539

	$48,961		$5,634	$848		$2,951	$58,394

Contingent consideration elements of the purchase price of the Company’s acquisitions are related to earn-outs which are based on the expected achievement of revenue or earnings thresholds as of the date of the acquisition and for which the maximum potential amount to be earned is generally not limited.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

The purchase price attributable to each acquisition was allocated as follows:

	AES	All Other Acquisitions	Total
Cash	$2,746	$380	$3,126
Accounts receivable	1,404	5,045	6,449
Other current assets	32	288	320

Current assets	4,182	5,713	9,895
Property and equipment	532	1,002	1,534
Customer relationships	11,296	15,543	26,839
Trade names	241	812	1,053
Covenants not to compete	961	1,813	2,774
Goodwill	11,019	13,661	24,680

Total assets	28,231	38,544	66,775

Current liabilities	3,068	2,141	5,209
Non- current liabilities		3,172	3,172

Total liabilities	3,068	5,313	8,381

Purchase price	$25,163	$33,231	$58,394

The weighted average useful lives for the acquired customer relationships, trade names, and covenants not to compete for all acquisitions are 7 years, 1.5 years and 4 years, respectively.

For the acquisitions completed during 2018, the results of operations since the acquisition dates have been combined with those of the Company. The Company’s 2018 consolidated statement of operations includes revenue and pre-tax loss of $17.9 million and $0.3 million, respectively, related to these acquisitions, of which $1.0 million and $0.1 million of revenue and pre-tax income, respectively, is related to AES. The SES, FA, and Streamline acquisitions are included in the Company’s Measurement and Analysis segment. The AGC and Leymaster acquisitions are included in the Company’s Remediation and Reuse segment. The AES and EPS acquisitions are included in the Company’s Assessment, Permitting and Response segment.

Goodwill associated with the acquisitions of FA, SES, Leymaster, AES and EPS is deductible for income tax purposes.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Supplemental Unaudited Pro-Forma—The unaudited consolidated financial information summarized in the following table gives effect to the 2019 and 2018 acquisitions assuming they occurred on January 1, 2018. These unaudited consolidated pro forma operating results do not assume any impact from revenue, cost or other operating synergies that are expected as a result of the acquisitions. These unaudited consolidated pro forma operating results are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved had the acquisitions occurred on January 1, 2018, nor does the information project results for any future period.

	As reported	Acquisitions Pro-Forma (Unaudited)	Consolidated Pro-Forma (Unaudited)
2019
Revenues	$233,854	$25,446	$259,300
Net income (loss)	(23,557)	5,199	(18,358)

2018
Revenues	$188,805	$58,526	$247,331
Net income (loss)	(16,491)	14,580	(1,911)

8. GOODWILL AND INTANGIBLE ASSETS

Amounts related to goodwill as of December 31, 2019 and 2018 are as follows:

	Assessment, Permitting and Response	Measurements and Analysis	Remediation and Reuse	Total
Balance as of January 1, 2018	$—	$44,123	$21,695	$65,818
Goodwill acquired during the year	15,173	4,340	5,167	24,680

Balance as of December 31, 2018	15,173	48,463	26,862	90,498
Goodwill acquired during the year		20,165	16,395	36,560

Balance as of December 31, 2019	$15,173	$68,628	$43,257	$127,058

Goodwill balances as of December 31, 2019 include $0.06 million of foreign currency translation adjustment related to TES and LEHDER acquisitions (Note 7). There was no translation adjustment as of December 31, 2018.

Amounts related to finite-lived intangible assets as of December 31, 2019 and 2018 are as follows:

2019	Estimated Useful Life	Gross Balance	Accumulated Amortization	Total Intangible Assets—Net
Finite lived intangible assets
Customer relationships	7–10 years	$108,782	$36,700	$72,082
Covenants not to compete	4–5 years	25,832	17,572	8,260
Trade names	1–5 years	12,738	10,230	2,508
Proprietary software	3 years	3,885	1,359	2,526
Patent	16 years	17,479	306	17,173

Total other intangible assets—net		$168,716	$66,167	$102,549

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

2018	Estimated Useful Life	Gross Balance	Accumulated Amortization	Total Intangible Assets—Net
Finite lived intangible assets
Customer relationships	7–10 years	$82,176	$23,932	$58,244
Covenants not to compete	4–5 years	20,390	13,785	6,605
Trade names	1–5 years	11,072	8,282	2,790
Proprietary software	3 years	1,303	379	924

Total other intangible assets—net		$114,941	$46,378	$68,563

Intangible assets with finite lives are stated at cost, less accumulated amortization and impairment losses, if any. These intangible assets are amortized using the straight-line method over the estimated useful lives of the assets.

During 2018, Company capitalized certain costs incurred to develop extranet software for internal and client use. The capitalized costs included payments to vendors and consultants for the development and implementation or modification of internal use software. During 2019, the Company acquired a custom software platform as part of the TES acquisition (Note 7) to service upstream and midstream oil and gas producers and assist with their LDAR requirements related to government regulations of fugitive and greenhouse gas emissions. These assets are considered proprietary software.

During 2019, as part of ECT2 acquisition (Note 7), the Company acquired a patent for the removal of contaminants in water.

The Company evaluates intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of intangible assets is measured by a comparison of the carrying amount of the intangible asset to the future undiscounted operating cash flows expected to be generated by the asset. As of December 31, 2019 and 2018, there was no impairment of intangible assets subject to amortization.

Amortization expense for the years ended December 31, 2019 and 2018 was $20.0 million and $16.3 million, respectively.

Future amortization expense is estimated to be as follows for each of the five following years and thereafter ending December 31, 2019:

2020	$21,473
2021	18,895
2022	14,810
2023	12,025
2024	9,357
Thereafter	25,989

$102,549

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

9. ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

Accounts payable and other accrued liabilities consisted of the following as of December 31, 2019 and 2018:

	2019	2018
Accounts payable	$15,034	$8,679
Accrued expenses	10,733	4,414
Business acquisitions contingent consideration	8,614	2,754
Other business acquisitions purchase price obligations		525
Contract liabilities	3,314	2,395
Other current liabilities	504	241

Total accounts payable and other accrued liabilities	$38,199	$19,008

10. ACCRUED PAYROLL AND BENEFITS

Accrued payroll and benefits consisted of the following as of December 31, 2019 and 2018:

	2019	2018
Accrued bonuses	$3,449	$1,585
Accrued paid time off	2,154	2,289
Accrued payroll	4,470	3,496
Accrued other	959	837

Total accrued payroll and benefits	$11,032	$8,207

11. INCOME TAXES

Income tax benefit for the years ended December 31, 2019 and 2018 is comprised of the following:

	2019	2018
Current:
Federal	$4	$7
State	289	245
Foreign	41

Total	334	252

Deferred:
Federal	(2,323)	(3,639)
State	(1,132)	(1,581)

Total	(3,455)	(5,220)

Income tax benefit	$(3,121)	$(4,968)

The Company’s deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2019 and 2018 are as follows:

	2019	2018
Deferred tax assets:
Net operating losses	$3,850	$2,570
Allowance for bad debts	331	122
Employee related	1,348	1,834
Interest expense	588	1,472
Other	318

Total deferred tax asset	6,435	5,998

Deferred tax liabilities:
Intangible assets	(4,825)	(7,032)
Property and equipment	(4,589)	(3,172)
Other	(551)	(662)

Total deferred tax liability	(9,965)	(10,866)

Net deferred tax liability	$(3,530)	$(4,868)

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate for the years ended December 31, 2019 and 2018 is as follows:

	2019	2018
Tax completed at federal statutory rate	21.00%	21.00%
State tax net of federal benefit	2.51	4.96
Non- deductible expenses	(1.38)	(0.91)
Equity compensation	(2.41)	(0.83)
Contingent put option	(5.59)	0.00
Foreign taxes	(0.15)	0.00
Warrant option	(3.20)
Other	0.92	(1.03)

Effective income tax rate	11.70%	23.19%

The Company elected to account for the global intangible low-taxed income inclusion as a period cost.

The Company’s policy is to record any penalties or interest related to any unrecognized tax benefits as a component of the income tax provision. As of December 31, 2019 and 2018, the Company does not have any unrecognized tax benefits.

In December 2017 new federal tax reform legislation was enacted in the United States resulting in significant changes from previous tax law. As a result, the Company previously provided a provisional estimate of the effect of the Tax Act in its financial statements. In the fourth quarter of 2018, the Company completed its analysis to determine the effect of the Tax Act and recorded immaterial adjustments as of December 31, 2018.

As of December 31, 2019, federal and state net operating loss carryforwards of approximately $15.7 million and $10.4 million are available to offset future federal and state taxable income, respectively.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Federal net operating loss carryforwards will begin to expire during 2035 while the Company’s state net operating loss carryforwards will begin to expire during various years, dependent on the jurisdiction. Due to the enactment of the Tax Act, federal net operating losses generated beginning in 2018 and thereafter are limited to 80% of annual taxable income. Such Federal NOLs cannot be carried back and are carried forward indefinitely. Therefore, $7.0 million of Federal net operating loss carryforwards will not expire.

The Company is subject to audit by federal and state tax authorities in the ordinary course of business. The Company’s federal income tax returns remain subject to examination for the 2016 through 2019 tax years. The Company files in multiple state jurisdictions which remain subject to examination for the 2015 through 2019 tax years.

12. WARRANT OPTION

In October 2018, in connection with the issuance of the Redeemable Series A-1 Preferred Stock, the Company issued a detachable warrant to acquire 534,240 shares of common stock at a price of $0.01 per share at any given time during a period of ten years beginning on the instrument’s issuance date. The fair value of this warrant was determined to be $16.9 million and $12.8 million as of December 31, 2019 and 2018, respectively. The warrant option will be fair valued at each reporting period until exercised. For the year ended December 31, 2019, fair value adjustments amounted to $4.1 million and are recorded in other income (expense) on the consolidated statements of operations. As of December 31, 2019, the warrant has not been exercised.

The warrant is classified as a liability in accordance with ASC 815, Derivatives and Hedging, as the agreement provides for net cash settlement upon a change in control, which is outside the control of the Company.

13.	CONTINGENT PUT OPTION

As of December 31, 2018, the Company determined that the fair value of the contingent put option related to the Redeemable Series A-1 Preferred Stock (Note 17) was immaterial as the probability of the feature being exercised was considered remote. As of December 31, 2019, the contingent put option had a fair value of $7.1 million and the change in value of $7.1 million was recorded to other income (expense).

14.	DEBT

Debt as of December 31, 2019 and 2018 consists of the following:

	2019	2018
Term Loan Facility	$48,750	$50,000
Revolving Line of Credit	97,590	20,000
Capital leases	3,765	2,640
Other leases	12	51
Equipment line of credit	3,124	1,712
Less deferred debt issuance costs	(1,052)	(1,176)

Total debt	152,189	73,227
Less current portion of long term debt	(7,143)	(2,262)

Long- term debt, less current portion	$145,046	$70,965

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Deferred Financing Costs—Costs relating to debt issuance have been deferred and are presented as discounted against the underlying debt instrument. These costs are amortized to interest expense over the terms of the underlying debt instruments.

Revolving Line of Credit and Term Loan Facility—The Company’s Credit Facility consisted of a $50.0 million Term Loan Facility as of December 31, 2019 and 2018 and a $130.0 million and a $70.0 million Revolving Line of Credit as of December 31, 2019 and 2018, respectively.

During 2019 and 2018, the Company’s Credit Facility was used for working capital, capital expenditures and to fund acquisitions.

The Company’s obligations under the Credit Facility are guaranteed by each of its existing and future direct and indirect subsidiaries, and such obligations are secured by substantially all of the assets of the Company.

Borrowings under the Credit Facility bear interest at either (i) LIBOR plus the applicable margin or (ii) a base rate (equal to the highest of (a) the federal funds rate plus 0.5%, (b) Lender A’s prime rate and (c) Eurodollar Rate, which is based on LIBOR, (using a one-month period plus 1.0%), plus the applicable margin, as the Company elects. The applicable margin means a percentage per annum determined in accordance with the following table for December 31, 2019 and 2018:

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Loans and LIBOR Letter of Credit Fee	Daily Floating Rate Loans	Rate Loans
1	> 3.75 to 1.0	0.50%	4.00%	4.00%	3.00%
2	≤ 3.75 to 1.0 but >3.00 to 1.0	0.50	3.50	3.50	2.50
3	≤ 3.00 to 1.0 but >2.25 to 1.0	0.40	3.00	3.00	2.00
4	≤ 2.25 to 1.0	0.30	2.50	2.50	1.50

As of December 31, 2019 and 2018, the Company fell within Pricing Tier 2.

As of December 31, 2019 and 2018 the Company was subject to a fixed charge coverage ratio of greater than 1.25. As of December 31, 2019 and 2018, the Company was subject to a consolidated total leverage ratio of lower than 4.00 and 3.75, respectively.

The Revolving Line of Credit is due and payable at maturity on October 19, 2021, the total outstanding amount as of December 31, 2019 and 2018 was $97.6 million and $20.0 million, respectively. Beginning on December 31, 2019 the $50.0 million Term Loan Facility requires quarterly repayments of $1.3 million. The remaining principal balance on the Term Facility will be due on the Term Loan maturity on October 19, 2021.

The Credit Facility contains mandatory prepayment features upon the following: 100% of the excess of the total revolving outstanding amount whenever it exceeds the aggregate revolving commitments then in effect; 100% of net cash proceeds of asset sales (to the extent not reinvested in eligible assets with 180 days and proceeds exceed $1.0 million in the aggregated in any fiscal year); 100% of the proceeds from the issuance of any debt; beginning with the fiscal year ending December 31, 2019, 50% of excess cash flow if the consolidated

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

total leverage ratio is greater than 2.0 times; and within five days of a qualifying IPO, but prior to or contemporaneously with any permitted redemption of the Redeemable Series A-1 Preferred Stock, the Company shall repay the loans in the aggregate amount required to cause the consolidated total leverage ratio to equal to 3.00 to 1.0 after giving effect to such prepayment on a pro-forma basis.

The Credit Facility also restricts the Company’s ability (subject to certain exceptions) to incur indebtedness, prepay or amend other indebtedness, create liens, make certain fundamental changes including mergers or dissolutions, pay dividends and make other payments in respect of capital stock, make certain investments, sell assets, change its lines of business, enter into transactions with affiliates and other corporate actions.

In the event of a default, subject to varying cure periods and rights for certain events of default, the administrative agent may, at its option, declare the commitments to fund the Credit Facility to be terminated. Additionally, all amounts accrued under the Credit Facility would be accelerated causing such obligations to be due and payable immediately, which could materially and adversely affect the Company.

During the years ended December 31, 2019 and 2018, the Company made a number of amendments to the credit facility:

In October 2019, the Company’s Credit Facility was amended to:

•	Increase the Revolving Credit Facility to $130.0 million.

In July 2019, the Company’s Credit Facility was amended to:

•	Increase the Revolving Credit Facility to $110.0 million.

•	Amend the quarterly Term Loan repayment provision to $1.3 million beginning on December 31, 2019 and each fiscal quarter thereafter.

In October 2018, the Company’s Credit Facility was amended to:

•	Decrease the Term Loan Facility capacity to $50.0 million;

•	Defer the maturity date for the Revolving Credit Line from September 30, 2019 to October 19, 2021;

•	Amend the quarterly Term Loan repayment rates to 2.50% beginning on December 31, 2019 and each fiscal quarter thereafter, and

•

Amend the covenant ratios as follows: (i) remove the Consolidated Senior Leverage ratio; (ii) increase the Consolidated Fixed Charge Coverage ratio to greater than 1.25 from 1.125; and (iii) decrease the Consolidated Total Leverage ratio to below 3.75 times beginning with the first fiscal quarter ending September 30, 2018 and lower than 4.00 beginning with the first fiscal quarter during which a pro forma compliance certificate is delivered in accordance with the agreement’s terms, from a 4.25 rate in 2017.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

The 2019 and 2018 amendments to the Term Loan Facility were treated as debt modifications for accounting purposes. For all amendments, the amended Revolving Credit Facility’s borrowing capacity was determined to be greater than the borrowing capacity of the old arrangement. Previously unamortized deferred financing fees continued to be deferred and amortized until the instrument’s maturity for syndicate lenders who remained the same and written off for syndicate lenders that exited the syndicate in 2018. Debt issuance costs written off in 2018 amounted to $0.2 million and were expensed in interest expense-net on the consolidated statements of operations. No debt issuance costs were written off in 2019. The Company incurred $0.5 million and $1.0 million in amendment fees associated with these modifications during 2019 and 2018, respectively. Of these amounts, $0.4 million and $0.9 million were treated as deferred debt issuance costs in 2019 and 2018, respectively, and $0.1 million were expensed in selling, general and administrative expenses on the consolidated statements of operations in both 2019 and 2018.

The weighted average interest rate on the Credit Facility as of December 31, 2019 and 2018 was 5.41% and 6.31%, respectively.

Second Lien Term Loan Facility—On September 29, 2017, the Company entered into a Second Lien Term Loan Credit Facility (“Second Lien Term Loan”) for $40.0 million that was paid in full on October 19, 2018 through proceeds received from the issuance of the Redeemable Series A-1 Preferred Stock. The resulting loss on extinguishment amounted to $1.1 million, of which $0.4 million was related to transaction and prepayment penalty fees paid and $0.7 related to unamortized debt issuance costs. Total loss on extinguishment is recorded in interest expense-net within the consolidated statement of operations for the year ended December 31, 2018.

Equipment Line of Credit—On March 12, 2019, the Company renewed its equipment line of credit facility for the purchase of equipment and related freight, installation costs and taxes paid for an amount not to exceed $2.0 million. On May 16, 2019, the Company entered into a Canadian equipment line of credit facility for an amount not to exceed $1.0 million Canadian dollars. Interest on the line of credit is determined based on a three-year swap rate at the time of funding. As of December 31, 2019 and 2018, the equipment line of credit had a total outstanding amount of $3.1 million and $2.8 million, respectively.

Capital Lease Obligations—The assets and liabilities under capital lease agreements are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are being amortized over the shorter of their related lease terms or their estimated useful lives ranging from four to six years. The gross amount of assets under capital leases for the years ended December 31, 2019 and 2018 were $6.9 million and $5.5 million, respectively. The amortization of assets under capital leases for the years ended December 31, 2019 and 2018 were $1.5 million and $0.8 million, respectively and was included in depreciation and amortization on the consolidated statements of operations. All capital leases (including those purchased through the Company’s equipment line of credit) mature by 2024 as follows:

	Payments	Interest	Principal
2020	$2,531	$372	$2,159
2021	2,230	298	1,932
2022	1,750	199	1,551
2023	1,041	73	968
2024	286	7	279

	$7,838	$949	$6,889

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Convertible Subordinated Debt—In March 2017, the Series A Convertible Preferred Stockholders funded the Subordinated Debt in advance of the Company achieving the requisite pro-forma $30.0 million adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) for a trailing 12-month period, measurable from the end of the most recently completed fiscal quarter. The Convertible Subordinated Debt carried a 12.0% annual coupon, payable in-kind.

On October 19, 2018, the Convertible Subordinated Debt was paid out in full through funds received from the issuance of the Redeemable Series A-1 Preferred Stock. The fair value of the consideration paid to surrender the Convertible Subordinated Debt was determined to be $12.0 million, including interest of $2.0 million. The transaction resulted in an extinguishment gain of $0.7 million and is recorded within interest expense-net on the consolidated statement of operations for the year ended 2018.

The Convertible Subordinated Debt contained an automatic conversion feature which allowed for the conversion of the Subordinated Debt into shares of the Company’s common stock upon the consummation of any IPO at a conversion price equal to a 30% discount to the IPO share price. This automatic conversion feature met the definition of a derivative. The derivative liability was fair valued at each reporting period until its related host instrument was paid in full. During 2018, the outstanding derivative liability was written off as the Convertible Subordinated Debt was paid in full. Fair value adjustments during 2018 were not significant.

The following is a schedule of the aggregate annual maturities of long-term debt presented on the consolidated statement of financial position, based on the terms of the Credit Facility, operating and capital lease obligations as of December 31, 2019:

2020	$7,143
2021	143,300
2022	1,551
2023	968
2024	279

Total	$153,241

15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 2019 and 2018, the following financial liabilities are measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

	Liabilities at Fair Value
2019	Level 1	Level 2	Level 3	Total
Contingent consideration payable (Note 7)	$	$	$8,993	$8,993
Warrant option (Note 12)			16,878	16,878
Contingent put option (Note 13)			7,100	7,100

Total	$	$	$32,971	$32,971

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

	Liabilities at Fair Value
2018	Level 1	Level 2	Level 3	Total
Contingent consideration payable (Note 7)	$	$	$2,754	$2,754
Warrant option (Note 12)			12,818	12,818

Total	$	$	$15,572	$15,572

The estimated fair value amounts shown above are not necessarily indicative of the amounts that the Company would realize upon disposition, nor do they indicate the Company’s intent or ability to dispose of the financial instrument.

There were no changes in valuation techniques or inputs utilized or transfers between fair value measurement levels during the years ended December 31, 2019 and 2018. The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis at December 31, 2019 and 2018:

	Level 3
	Contingent Consideration Current	Contingent Consideration Long Term		Derivative Financial Instruments	Warrant Option		Total
Balance—at January 1, 2018	$1,345	$		$2,647	$		$3,992
Acquisitions	2,951						2,951
Issuance of financial instruments						12,818	12,818
Change in fair value included in earnings	(158)			(352)			(510)
Payment of contingent consideration payable	(1,384)						(1,384)
Write off of financial instruments				(2,295)			(2,295)

Balance—at December 31, 2018	2,754					12,818	15,572
Acquisitions	5,022		379				5,401
Issuance of financial instruments
Change in fair value included in earnings	1,392			7,100		4,060	12,552
Payment of contingent consideration payable	(554)						(554)

Balance—at December 31, 2019	$8,614		$379	$7,100		$16,878	$32,971

Quantitative Information about Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3):

Contingent Consideration Payable—The fair values of the contingent consideration payables for acquisitions were calculated based on expected target achievement amounts, which are measured quarterly and then subsequently adjusted to actuals at the target measurement date. The method used to price these liabilities is considered Level 3 due to the subjective nature of the unobservable inputs used to determine the fair value. The input is the expected achievement of earnout thresholds.

Contingent Put Option—The fair value of the contingent put option associated with the issuance of the Redeemable Series A-1 Preferred Stock (Note 17) was estimated using a “with-and-without” method. The

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

“with-and-without” methodology involves valuing the whole instrument on an as-is basis and then valuing the instrument without the individual embedded contingent put option. The difference between the entire instrument with the embedded contingent put option compared to the instrument without the embedded contingent put option is the fair value of the derivative, recorded as the contingent put option liability. The unobservable inputs are based on probabilities that the instrument will convert upon (i) an IPO, (ii) the instrument is redeemed as a result of the exercise of the call option by the issuer and (iii) the instrument is held until maturity. The considerable quantifiable inputs in the contingent put option liability were: (i) the future value of the call put option, (ii) the fair value of the Redeemable Series A-1 Preferred Stock, (iii) the present value of the total instrument, as well as the present value of the contingent put option feature plus the fair value of the instrument, and (iv) the risk free and discount rates.

Warrant Option—The fair value of the warrant option associated with the issuance of the Redeemable Series A-1 Preferred Stock was calculated based on the Black-Sholes pricing model using the following assumptions:

Common stock value (per share)	$31.60
Expected volatility	47.51%
Risk-free interest rate	1.92%
Expected life (years)	10.00

The method used to price these liabilities is considered Level 3 due to the subjective nature of the unobservable inputs (common stock value and expected volatility) used to determine the fair value.

16. COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company leases office facilities over various terms expiring through 2027. Certain of these operating leases contain rent escalation clauses. The Company also has office equipment leases that expire through 2024. The following is a schedule of the future minimum lease payments by year under the leases as of December 31, 2019:

	Rent	Office Equipment	Total
2020	$6,123	$299	$6,422
2021	4,983	252	5,235
2022	3,957	232	4,189
2023	2,567	96	2,663
2024 and thereafter	2,281	28	2,309

	$19,911	$907	$20,818

Total rent expense under operating leases for the years ended December 31, 2019 and 2018 was $7.6 million and $6.7 million, respectively.

Other Commitments—The Company has commitments under its loan facilities and capital lease obligations (Note 14).

Contingencies—The Company is subject to purchase price contingencies related to earn-outs associated with certain acquisitions (Note 7 and 9).

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Legal—In the normal course of business, the Company is at times subject to pending and threatened legal actions. In management’s opinion, any potential loss resulting from the resolution of these matters is not expected to have a material effect on the consolidated results of operations, financial position or cash flows of the Company.

17. REDEEMABLE SERIES A-1 PREFERRED STOCK

On October 19, 2018, the Company issued 12,000 shares of Redeemable Series A-1 Preferred Stock with a par value of $0.0001 per share and a detachable warrant to purchase 534,240 shares of the Company’s common stock (Note 12). Each preferred share was issued as part of a unit, which consisted of one share of the Redeemable Series A-1 Preferred Stock at $0.01 million per share.

In the event of the occurrence of (i) a change of control with respect to the Company, (ii) a sale of the Company, (iii) an IPO, (iv) any recapitalization of the Company or other similar transaction in each case to the extent financed by third party capital, (v) an event of noncompliance or (vi) the fifth anniversary of the closing date (each, a “Mandatory Redemption Event”), the Company shall, at the option of the holder(s) of a majority of the outstanding Redeemable Series A-1 Preferred Stock, redeem all shares of the Redeemable Series A-1 Preferred Stock, for cash, to the extent permitted by Law, at a price per share of Redeemable Series A-1 Preferred Stock equal to the applicable redemption price on such mandatory redemption date. The Company may, at its option (“Optional Redemption Event”) on any one or more dates, redeem all or a portion of the outstanding Redeemable Series A-1 Preferred Stock in cash subject to certain terms and conditions.

The Redeemable Series A-1 Preferred Stock contains restrictive covenants. As of December 31, 2019 and 2018, the Company was subject to a consolidated total leverage ratio (including the outstanding principal and accrued dividend on the Redeemable Series A-1 Preferred Stock) to be lower than 10.0 times as of the end of any fiscal quarter ending until maturity. The Company was in compliance with the covenants as of December 31, 2019 and 2018. The Redeemable Series A-1 Preferred Stock has a liquidation preference of $0.01 million per share.

Total proceeds received and transaction costs incurred from the issuance of the Redeemable Series A-1 Preferred Stock in 2018 amounted to $120.0 million and $1.6 million, respectively. Proceeds received were allocated based on the fair value of the instrument without the warrant and of the warrant itself at the time of issuance. The portion of the proceeds allocated to the warrant was $12.8 million. Both the transaction costs and the value of the warrant were treated as a discount to the Redeemable Series A-1 Preferred Stock.

The Redeemable Series A-1 Preferred Stock accrues dividends quarterly at an annual rate of 15% with respect to any dividends paid in cash and at an annual rate of 14.2% with respect to dividends that are accrued. In the case of a mandatory redemption event, the holder is guaranteed a minimum of two years of dividends or in the event of an optional redemption event, the holder is guaranteed a minimum of three years of dividends. Total accrued and unpaid dividends as of December 31, 2019 and 2018 were $21.9 million and $3.4 million, respectively.

The Company classified the Redeemable Series A-1 Preferred Stock as mezzanine equity as the instrument is redeemable at the option of the holder majority. Since the mandatorily redeemable feature is probable of occurring, the Company accreted the instrument to its redemption value using the effective interest method and recognized any changes against additional paid in capital. The total accreted amount as of

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

December 31, 2019 and 2018 was $23.2 million and $3.6 million, respectively. At issuance the Company determined that the detachable warrant (Note 12) and the contingent put option (Note 13) were required to be accounted for separately.

18. CONVERTIBLE PREFERRED STOCK

Between May and June 2015, the Company issued 69,817 shares of Series A Convertible Preferred Stock. Each preferred share was issued as part of a unit, which consisted of one share of Series A Convertible Preferred Stock of $429.70 per share and a commitment to purchase $143.23 per share of convertible subordinated debt (see Note 14).

On March 16, 2017 the holders of the Series A Convertible Preferred Stock agreed to certain changes to the terms of the Series A Convertible Preferred Stock. The Company concluded that such modifications resulted in an extinguishment of the Series A Convertible Preferred Stock and a new issuance for accounting purposes. In making this assessment, the Company applied the qualitative value method. As such, the Company derecognized the carrying value of the Series A Convertible Preferred Stock within equity, recognized the modified Series A Convertible Preferred Stock at its fair value, and recorded the difference as a deemed dividend paid on preferred stock and reduced the income available to common shareholders.

The Company classified the Series A Preferred Stock as mezzanine equity as the Series A Convertible Preferred Stock contained a redemption feature (Deemed Liquidation Event) which was contingent upon certain change of control events, the occurrence of which was not solely within the control of the Company. These contingent events were not considered probable of occurring and as such the Company did not accrete the mezzanine equity to its redemption value each period. Furthermore, the Company determined that none of the features embedded in the Convertible Series A Preferred Stock were required to be accounted for separately as a derivative.

The Series A Preferred Stock was entitled to receive a 12% cumulative dividend, compounded annually, and payable only upon a liquidation event of the Company.

On October 19, 2018, the Company redeemed 48,074 shares of the Series A Convertible Preferred Stock for cash at a price of $644.55 per share and converted the remaining outstanding preferred shares into common stock at a 1:31 rate resulting in a total of 674,033 shares of common stock issued at a price of $22.20 per share. Total consideration transferred in cash and common stock amounted to $45.9 million. The Series A Convertible Preferred Stock was remeasured before the redemption transaction resulting in a mark to market adjustment of $3.2 million and a total carrying value of $48.1 million. Because the carrying value of the Series A Preferred Stock exceeded the fair value of the consideration transferred by $2.2 million, such excess was treated as a return from the holders. Both, the remeasurement and the carrying value excess adjustments, are presented net within additional paid in capital in the Company’s statements of convertible preferred stock, redeemable series A-1 preferred stock and stockholders’ equity (deficit). The Series A Convertible Preferred Shares redeemed in cash were funded through the issuance of the Redeemable Series A-1 Preferred Stock.

19. STOCKHOLDERS’ EQUITY (DEFICIT)

Authorized Capital Stock—The Company was authorized to issue 25,000,000 shares of common stock, with a par value of $0.000004 per share as of December 31, 2019 and 2018.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Warrants—In May 2015, the Company issued warrants to acquire 116,350 shares of Common Stock at a price of approximately $17.19 per share to the placement agent as consideration for backstopping the financing completed in May 2015. There were no changes related to these warrants during 2019 or 2018.

Common Stock Issuances and Repurchases—During the years ended December 31, 2019 and 2018, the Company issued common stock in connection with (i) business acquisitions, (ii) as part of the exercise of options by certain participants, (iii) as part of a common stock offering to certain employees, (iv) through the conversion of the convertible preferred stock into common stock and (v) the vesting of restricted stock. Details of common stock issuances are as follows:

2019	Number of Shares	Average Price per Share
Acquisitions	150,439	$26.90
Exercise of options	27,350	6.16
Shares sold	42,415	31.60
Release of restricted stock	12,132	18.82

	232,336

2018	Number of Shares	Average Price per Share
Acquisitions	264,582	$20.26
Exercise of options	5,000	6.03
Release of restricted stock	184,400	13.64

	453,982

Furthermore, during 2018, certain shares of common stock were repurchased from an investor. This repurchase transaction was accounted for as treasury stock by the Company and recorded as a reduction to additional paid in capital. The treasury stock is carried at cost at the purchase price of $9.80 per share. There are no commitments to repurchase capital stock nor any restrictions imposed by state law related to this transaction. Amounts paid to repurchase these shares were funded through the issuance of the Redeemable Series A-1 Preferred Stock.

Employee Equity Incentive Plans—The Company has two plans under which stock-based awards have been issued: (i) the Montrose 2017 Stock Incentive Plan (“2017 Plan”) and (ii) the Montrose Amended & Restated 2013 Stock Option Plan (“2013 Plan”) (collectively the “Plans”).

In October 2018, the Company offered to existing holders of stock options under the Plans to partially repurchase some of their options. As a result, on November 30, 2018, a total of 86,884 options were repurchased by the Company at the fair value price of $22.20 per option, less the aggregate applicable exercise price of each option for a total purchase price of $1.4 million. Total amount paid for these retired options was funded through the issuance of the Redeemable Series A-1 Preferred Stock.

Total stock-based compensation for the Plans was $4.3 million and $5.8 million for the years ended December 31, 2019 and 2018. Of this amount, $1.4 million ($1.0 million related to the 2017 Plan and $0.4 million related to the 2013 Plan) and $0.8 million ($0.2 million related to the 2017 plan and $0.6 million

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

related to the 2013 plan) was recorded in cost of revenues, $2.9 million ($1.1 million related to the 2017 Plan and $1.8 million related to the 2013 Plan) and $3.1 million ($0.2 million related to the 2017 plan and $2.9 million related to the 2013 plan) was recorded in selling, general and administrative expense and zero and $1.9 million (all related to the 2017 plan) was recorded in related party expense on the consolidated statements of operations for the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019, there was $6.3 million of total unrecognized stock compensation expense related to unvested options and restricted stock granted under the Plans. That expense is expected to be recognized over the next two years.

Montrose 2017 Stock Incentive Plan—On October 25, 2017, the Company adopted the 2017 Plan with the objective of attracting and retaining the best available employees and directors by providing stock-based and other performance-based compensation. The plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock Units and Restricted Stock, any of which may be performance based, as determined by the Company’s Compensation Committee.

The Company was authorized to issue up to 997,785 and 600,900 shares as equity awards to participants under the 2017 Stock Incentive Plan as of December 31, 2019 and 2018, respectively. There were 137,908 and 131,113 shares available for grant at December 31, 2019 and 2018.

Restricted Stock—On October 25, 2017, the Company issued 175,625 shares of restricted stock with a fair market value of $13.64 per share to certain related-parties in connection with the settlement of services provided (Note 22). On September 30, 2018, these shares of restricted stock became fully vested and released as common stock.

As of December 31, 2019 and 2018, the Company issued 40,000 and 26,400 shares of restricted stock with a fair market value of $24.00 and $13.64 per share, respectively, to certain plan participants as Director’s compensation. These shares of restricted stock vest over three years, in full upon a change in control, subject to the participant’s continued service as a Director throughout such date, or upon retirement. Members of the Board of Directors that receive stock-based compensation are treated as employees for accounting purposes. During 2019 and 2018, a total of 12,132 and 8,775 of these restricted shares became fully vested and released as common stock. There were 239,893 and 212,025 restricted shares outstanding as of December 31, 2019 and 2018. There were no forfeitures, cancellations or expirations of restricted shares during 2019 or 2018.

Total stock compensation expense for restricted stock amounted to $0.4 million and $2.0 million for the years ended December 31, 2019 and 2018, respectively. In 2019, this amount consists of restricted stock granted to advisors of the Board. In 2018, this amount consists of $0.2 million pertaining to the restricted stock granted to Board Directors and $1.8 million pertaining to the restricted stock granted to advisors to the Board.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Options—Options issued to all optionees under the Montrose 2017 Stock Incentive Plan vest over four years from the date of issuance (or earlier vesting start date, as determined by the Board of Directors) with the exception of certain annual grants to our named executive officers, which vest annually over a 3-year period, as follows: one half on the second anniversary of date of grant and the remaining half on the fourth anniversary of the date of grant. The following summarizes the options activity of the 2017 Stock Incentive Plan for the years ended December 31, 2019 and 2018:

		Weighted-	Weighted	Weighted	Aggregate
	Options to	Average	Average	Average	Intrinsic Value
	Purchase	Exercise	Grant Date	Remaining	of In-The-Money
	Common	Price per	Fair Value	Contract Life	Options
	Stock	Share	per Share	(in Years)	(in Thousands)
Outstanding at January 1, 2018	49,875	$14	$7		$40
Granted	220,900	21	11
Forfeitured/cancelled	(6,000)	18
Expired	(7,013)	14

Outstanding at December 31, 2018	257,762	20	10		1,151
Granted	380,820	27	14
Forfeitured/cancelled	(20,730)	20

Outstanding at December 31, 2019	617,852	24	12	7.82	4,696

Options vested and expected to vest	617,852	24		8.79	4,696

The following weighted-average assumptions were used in the Black-Sholes option-pricing model calculation for the years ended December 31, 2019 and 2018:

	2019	2018
Common stock value (per share)	$24.00–$31.60	$18.00–$24.00
Expected volatility	48.13%	48.69%
Risk- free interest rate	1.43%–2.63%	2.86%–2.89%
Expected life (years)	7.00	7.00
Forfeiture rate	None	None
Dividend rate	None	None

Total stock compensation expense for options granted under the Montrose 2017 Stock Incentive Plan was $2.1 million and $2.3 million for the years ended December 31, 2019 and 2018, respectively.

Montrose Amended & Restated 2013 Stock Option Plan—In July 2013, the Company adopted the 2013 Plan to grant certain equity incentive awards to the Company’s management and employees.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

As of December 31, 2019 and 2018, the Company was authorized to issue up to 2,058,619 and 2,154,600 shares, respectively, as equity awards to employees and non-employee directors under the Montrose Amended & Restated 2013 Stock Option Plan. As of December 31, 2019 and 2018, 1,550 and 79,946 shares were available for grant, respectively. The following summarizes the activity of the Montrose Amended & Restated 2013 Stock Option Plan for the years ended December 31, 2019 and 2018:

		Weighted-	Weighted	Weighted	Aggregate
	Options to	Average	Average	Average	Intrinsic Value
	Purchase	Exercise	Grant Date	Remaining	of In-The-Money
	Common	Price per	Fair Value	Contract Life	Options
	Stock	Share	per Share	(in Years)	(in Thousands)
Outstanding at January 1, 2018	2,066,000	$6	$1	7.83	$16,534
Forfeitured/cancelled	(43,225)	7
Expired	(117,371)	6
Exercised	(5,000)	6			60

Outstanding at December 31, 2018	1,900,404	6	1	7.30	33,290
Forfeitured/cancelled	(10,635)	8
Expired	(6,950)	8
Exercised	(27,350)	6

Outstanding at December 31, 2019	1,855,469	6	1	6.40	46,617

Exercised at December 31, 2019	201,600	6		5.90	46,617

Options vested and expected to vest	1,855,494	6		5.86	46,617

Stock compensation expense related to the Montrose Amended & Restated 2013 Stock Option Plan was $2.2 million and $3.5 million for the years ended December 31, 2019 and 2018, respectively.

Key Assumptions Used by Management—Due to the absence of an active market for the Company’s common stock, the fair value of the Company’s common stock for purposes of determining the exercise price for stock option grants, and the fair value at grant date of stock options and restricted stock grants was estimated based on highly subjective and uncertain information (Note 2). The exercise price of stock options is set at least equal to the fair value of the Company’s common stock on the date of grant.

Expected volatility represents the estimated volatility of the shares over the expected life of the options. The Company has estimated the expected volatility based on the weighted average historical volatilities of a pool of public companies that are comparable to Montrose since Montrose’s common stock is not publicly traded and does not have a readily determinable fair value.

The Company uses an expected dividend yield of zero since no dividends are expected to be paid. The risk-free interest rate for periods within the expected life of the option is derived from the U.S. treasury interest rates in effect at the date of grant. The expected option life represents the period of time the option is expected to be outstanding. The simplified method is used to estimate the term since the Company does not have sufficient exercise history to calculate the expected life of the options.

Forfeitures are recognized when they occur. Previously recognized expense is reversed for the portion of awards forfeited prior to vesting as and when forfeitures occur.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Unless otherwise approved by the Board of Directors, options must generally be exercised while the individual is an employee. The expiration date of newly issued options is ten years after grant date unless earlier terminated as provided for in the Plan.

Common Stock Reserved for Future Issuances—At December 31, 2019 and 2018, the Company has reserved certain stock of its authorized but unissued common stock for possible future issuance in connection with the following:

	2019	2018
Warrants	650,590	650,590
Montrose 2013 Stock Incentive Plan	2,058,619	2,154,600
Montrose 2017 Stock Incentive Plan	997,785	600,900

Common stock reserved for future issuance	3,706,994	3,406,090

20. NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during each period. The Series A Convertible Preferred Stock, which was outstanding prior to its redemption and conversion on October 19, 2018, is considered a participating security. Therefore, the Company applies the two-class method in calculating its earnings per share for periods when the Company generates net income. Net losses are not allocated to the Series A Convertible Preferred Stockholders, as they were not contractually obligated to share in the Company’s losses.

Diluted net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common and dilutive common equivalent shares outstanding for the period using the treasury-stock method or the as-converted method. Shares issued in connection with the warrant option (Note 12) are considered outstanding common shares for purposes of calculating net loss per share since they do not contain any conditions that must be satisfied for the holder to receive the shares. Potentially dilutive shares are comprised of Series A Convertible Preferred Stock, and restricted stock, and stock options outstanding under the Plans. For the years ended December 31, 2019 and 2018, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss and potentially dilutive shares being anti-dilutive.

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company for the years ended December 31, 2019 and 2018:

In thousands, except for net loss per share	2019	2018
Net loss	$(23,557)	$(16,491)
Convertible preferred stock deemed dividend, net of return from holders		(932)
Accretion of redeemable series A- 1 preferred stock	(19,616)	(3,605)

Net loss attributable to common stockholders—basic and diluted	(43,173)	(21,028)
Weighted- average common shares outstanding—basic and diluted	8,789	7,533

Net loss per share attributable to common stockholders—basic and diluted	$(4.91)	$(2.79)

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

The following equity shares were excluded from the calculation of diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive for the years ended December 31, 2019 and 2018:

	2019	2018
Stock options	2,048,738	1,321,890
Restricted stock	153,352	112,637
Warrants	116,350	108,267

21. SEGMENT INFORMATION

The Company has three operating and reportable segments: Assessment, Permitting and Response, Measurement and Analysis and Remediation and Reuse. These segments are monitored separately by management for performance against budget and prior year and are consistent with internal financial reporting. The Company’s operating segments are organized based upon primary services provided, the nature of the production process, their type of customers, methods used to distribute the products and the nature of the regulatory environment.

Segment Adjusted EBITDA is the primary measure of operating performance for all three operating segments. Segment Adjusted EBITDA is the sum of income (loss) from operations before income taxes, adjusted to exclude interest expense, depreciation and amortization, stock-based compensation, start-up losses and investment in new services, acquisition costs, fair value changes in the derivative and contingent liabilities, and expenses related to financing transactions. The CODM does not review segment assets as a measure of segment performance as segments are evaluated based on revenues and Adjusted EBITDA performance. As such, segment assets are not disclosed in the notes to the accompanying consolidated financial statements.

Corporate and other includes costs associated with general corporate overhead (including executive, legal, finance, safety, human resources, marketing and IT related costs) that are not directly related to supporting operations. Overhead costs that are directly related to supporting operations (such as insurance, software, licenses, shared services and payroll processing costs) are allocated to the operating segments on a basis that reasonably approximates an estimate of the use of these services.

Segment revenues and Adjusted EBITDA for the years ended December 31, 2019 and 2018 consisted of the following:

2019	Segment Revenues	Segment Adjusted EBITDA
Assessment, Permitting and Response	$21,071	$7,572
Measurement and Analysis	135,531	27,828
Remediation and Reuse	77,252	9,736

Total Operating Segments	233,854	45,136
Corporate and Other		(13,641)

Total	$233,854	$31,495

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

2018	Segment Revenues	Segment Adjusted EBITDA
Assessment, Permitting and Response	$3,663	$1,339
Measurement and Analysis	117,373	20,779
Remediation and Reuse	67,769	11,400

Total Operating Segments	188,805	33,518
Corporate and Other		(11,701)

Total	$188,805	$21,817

Presented below is a reconciliation of the Company’s segment measure to loss before benefit from income taxes for the years ended December 31, 2019 and 2018:

	2019	2018
Total	$31,495	$21,817

Interest expense, net	(6,755)	(11,085)
Income tax benefit	3,121	4,968
Depreciation and amortization	(27,705)	(23,915)
Stock-based compensation	(4,345)	(5,794)
Start-up losses and investment in new services	(1,874)	(999)
Acquisition costs	(3,474)	(1,595)
Fair value changes in financial instruments	(11,160)	352
Expenses related to financing transactions		(398)
Fair value changes in contingent liabilities	(1,392)	158
Short term purchase accounting fair value adjustments	(858)
IPO preparation	(610)

Net loss	$(23,557)	$(16,491)

22. RELATED-PARTY TRANSACTIONS

On July 5, 2013, the Company entered into an agreement with an entity owned and controlled by stockholders and directors of the Company to provide for the provision of certain advisory services (the “Monitoring Fee Agreement”).

On October 25, 2017, the Company entered into an agreement to amend the terms of the existing Monitoring Fee Agreement. The amendment provided for the payment of services under the original Monitoring Fee Agreement through September 30, 2018 (or earlier, upon the occurrence of certain triggering events) to be settled through the issuance of shares under the 2017 Stock Incentive Plan.

As a result, during 2017 the Company issued 175,625 restricted shares at with a fair market value of $13.64 per share in order to settle all fees payable through September 30, 2018. These restricted shares became fully vested on September 30, 2018. Total amortization expense recorded for the years ended December 31, 2018 related to the management agreement was $1.8 million, and is included in related-party expense on the accompanying consolidated statements of operations.

Furthermore, the Company engages a related party to provide Quality of Earnings reports on acquisition targets. During 2019 and 2018, the Company paid this related party approximately $0.5 million and $0.4 million,

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

respectively, for its services. This expense is included within related-party expense on the consolidated statements of operations. As of December 31, 2018, the Company had $0.01 million, in unpaid invoices to this related party which are included in accounts payable and other accrued liabilities on the consolidated statements of financial position. As of December 31, 2019, there were no unpaid invoices. The related party used by the Company is partially owned through investment vehicles controlled by certain members of the Company’s board of directors.

During 2019, the Company received payment for the notes receivable outstanding from stockholders amounting to $0.1 million.

23. DEFINED CONTRIBUTION PLAN

On January 1, 2014, the Company established the Montrose Environmental Group 401(k) Savings Plan. As of December 31, 2019 and 2018, plan participants may defer up to 85% and 100%, respectively, of their eligible wages for the year, up to the Internal Revenue Service dollar limit and catch up contribution allowed by law. The Company provides employer matching contributions equal to 100% of the first 3% of the participant’s compensation and 50% of the participant’s elective deferrals that exceed 3% but do not exceed 4% of the participant’s compensation. Employer contributions for the years ended December 31, 2019 and 2018 were $2.6 million $2.1 million, respectively, and are included within selling, general, and administrative expenses on the consolidated statements of operations.

24. SUBSEQUENT EVENTS

COVID-19—The spread of COVID-19 around the world in the first quarter of 2020 has resulted in significant volatility in the U.S. and international markets. The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities that required temporary closure of or imposed limitations on the operations of certain businesses and organizations. Montrose provides services classified as essential in most jurisdictions to the public’s health, safety, and welfare through a range of services, from testing to remediation to proactive interventions. Montrose’s clients, many of whom provide critical utilities and services, rely on the Company to ensure their facilities and operations remain in compliance with government mandated limits. They also rely on Montrose’s technical expertise to ensure the safety and compliance with ongoing projects. As such, Montrose’s facilities remain open and operational thus far. While COVID-19 did not have a material adverse effect on the Company’s reported results for its first quarter, the Company did experience some changes to its business operations. The changes were primarily composed of client postponement of on-site environmental compliance testing, delays in project start dates, and postponement or reformatting of scientific presentations and sales visits. The Company believes these impacts are temporary and accordingly it has instituted temporary cost mitigation measures such as furloughs for a subset of its impacted workforce. The Company’s businesses exposed to commercial food waste and non-specialized municipal water engineering projects also saw or are seeing more significant disruptions and, as a result, the Company exited those service lines. The Company has not experienced a significant slowdown in cash collections, and as a result cash flow from operations has not been materially and adversely impacted. The Company expects its sources of liquidity to be sufficient for its operating needs for the next twelve months from the issuance of these financial statements.

Series A-2 Preferred Stock—On April 13, 2020, the Company entered into an agreement to issue 17,500 shares of the Series A-2 Preferred Stock with a par value of $0.0001 per share and a detachable warrant to purchase shares of the Company’s common stock with a value of $30.0 million and a 10-year life, in exchange for $175.0 million. Each share of Series A-2 Preferred Stock accrues dividends at the rate of 15% per annum,

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

with respect to dividends that are paid in cash, and 14.2% per annum, with respect to dividends that are accrued. The Series A-2 Preferred Stock contains restrictive covenants that include: (i) maximum 4.0 times debt incurrence test and (ii) 10.0 times total leverage cap (inclusive of the outstanding balance on the Series A-2 Preferred Stock).

The Company may, at its option on any one or more dates, redeem all or a minimum portion (the lesser of (i) $50.0 million in aggregate stated value of the Series A-2 Preferred Stock and (ii) all of the Series A-2 Preferred Stock then outstanding) of the outstanding Series A-2 Preferred Stock in cash.

On the occurrence of (i)(x) before a private offering which results in a redemption in full of the Redeemable Series A-1 Preferred Stock, the four-and-a-half-year anniversary of the closing date or (y) after a private offering which results in a redemption in full of the Redeemable Series A-1 Preferred Stock, the five-year anniversary of the closing date, (ii) a change of control, (iii) a sale of the Company, (iv) a non-qualifying IPO, (v) any recapitalization of the Company (other than a redemption of the Redeemable Series A-1 Preferred Stock) or (vi) an event of noncompliance, as defined in the Series A-2 certificate of designation (each, a “mandatory redemption event”), the Company shall, at the option of the holders of a majority of the Series A-2 Preferred Stock, redeem all shares of the Series A-2 Preferred Stock, for cash, at a price per share of Series A-2 Preferred Stock equal to the applicable redemption price on such mandatory redemption date.

Upon a qualifying IPO, following which the Redeemable Series A-1 Preferred Stock is fully redeemed, the Series A-2 Preferred Stock terms automatically update to the following: (i) no maturity date, (ii) no principal cash repayment obligation, (iii) only redeemable at the Company’s option, (iv) the instrument becomes convertible into common stock beginning on the fourth-year anniversary of issuance at a 15% discount to the common stock market price (with a limit of $60.0 million in stated value of Series A-2 Preferred Stock eligible to be converted in any 60-day period prior to the seventh anniversary of issuance and the amount of stated value of the Series A-2 Preferred Stock eligible for conversion limited to $60.0 million during year 5 and $120.0 million (which includes the aggregate amount of Stated Value of any shares of Series A-2 Preferred Stock converted in year 5) during year 6, (v) the dividend rate steps down to 9% per year with quarterly cash payments required, (vi) the debt incurrence test ratio increases to 4.5 times (unless the Redeemable Series A-1 Preferred Stock is partially repaid with debt but only for so long as such debt remains unpaid) and (vii) removal of the total leverage cap covenant.

With respect to any redemption of any share of the Series A-2 Preferred Stock prior to the third-year anniversary, the Company is subject to a make whole penalty in which the holders of the Series A-2 Preferred Stock are guaranteed a minimum repayment equal to outstanding redeemed principal plus three years of dividends accrued or accruable thereon.

Following a private offering, following which the Redeemable Series A-1 Preferred Stock is fully redeemed, the Series A-2 Preferred Stock terms automatically update to the following (i) maturity date extends to 5 years, (ii) the dividend rate steps down to 9% per year (payable in cash only) with quarterly cash payments required and (iii) the total leverage cap covenant is removed and (iv) the debt incurrence test ratio increases to 4.5 times (unless the Redeemable Series A-1 Preferred Stock is partially repaid with debt but only for so long as such debt remains unpaid).

Following a partial redemption of outstanding Redeemable Series A-1 Preferred Stock, the dividend rate of the Series A-2 Preferred Stock is reduced proportionally (between 15% and 9%) in relation to the proportion

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

of the Redeemable Series A-1 Preferred Stock redeemed, with the rate increasing by an additional 1% for dividends are accrued versus paid in cash.

Warrant Option—On April 13, 2020, in connection with the issuance of the Series A-2 Preferred Stock, the Company issued a detachable warrant with a fixed value of $30.0 million to acquire 1,351,960 shares of common stock at a price of $0.01 per share, with 949,367 being exercisable at any time and during a period of ten years beginning on the instrument’s issuance date and the remaining balance subject to issuance, if at all, based on the valuation of certain pre-defined liquidation events, including an IPO.

Business Acquisition—In April 2020, the Company completed the business acquisition of The Center for Toxicology and Environmental Health, LLC (“CTEH”) by acquiring 100% of their membership interest. CTEH is an environmental consulting company in Arkansas that specializes in environmental response and toxicology. The transaction qualified as an acquisition of a business and will be accounted for as a business combination. The following table summarizes the elements of the purchase price of CTEH:

	Cash	Common Stock	Other Purchase Price Component	Contingent(1) Consideration	Total Purchase Price
CTEH	$175,000	$25,000	$(1,746)	$	$198,254

(1)

The contingent consideration element of the purchase price of CTEH’s acquisition is related to earn-outs which are based on the expected achievement of revenue or earnings thresholds as of the date of the acquisition and for which the maximum potential amount is limited. The first year earnout is to be calculated at twelve times CTEH’s 2020 EBITDA (as defined in the purchase agreement) in excess of $18.3 million, with a maximum first year earn-out payment of $50.0 million. The second year earn-out is to be calculated at ten times CTEH’s 2021 EBITDA in excess of actual 2020 EBITDA, with a maximum second year earn-out payment of $30.0 million. Estimated fair value of earn-out payments is still yet to be determined as the valuation process has not been finalized. The 2020 earn out is payable 100% in common stock unless the Company has consummated an IPO or a private placement of common stock where proceeds are no less than $75.0 million, in which event 50% of the 2020 earn out is payable in common stock and 50% in cash. The 2021 earn out, if any, is payable in cash.

The cash portion of the CTEH purchase price was funded via the proceeds from the issuance of the Series A-2 Preferred Stock.

The common stock component was paid through the issuance of 791,139 shares of common stock valued at $31.60 per share.

The other purchase price component of the CTEH purchase price consists of a target working capital amount. CTEH’s resulting working capital at closing did not meet the target amount, therefore resulting in a working capital deficit due to the Company.

The Company has not yet completed the initial purchase price allocation for this acquisition, including obtaining all of the information required for the valuation of the acquired intangible assets, goodwill, assets and liabilities assumed, due to the timing of the close of the transaction.

MONTROSE ENVIRONMENTAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except where otherwise indicated)

Supplemental Unaudited Pro-Forma—The unaudited consolidated financial information summarized in the following table gives effect to the CTEH acquisition assuming it occurred on January 1, 2020. These unaudited consolidated pro forma operating results do not assume any impact from revenue, cost or other operating synergies that are expected as a result of the acquisitions, nor do they reflect any impact of the issuance of the Series A-2 Preferred Stock or the entry into UniTranche Credit Facility described below. These unaudited consolidated pro forma operating results are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved had the acquisitions occurred on January 1, nor does the information purport to reflect results for any future period.

	As reported	Acquisitions Pro-Forma (Unaudited)	Consolidated Pro-Forma (Unaudited)
Revenues	$233,854	$110,119	$343,973
Net (loss) income	(23,557)	34,928	11,371

Redeemable Series A-1 Preferred Stock—On April 13, 2020, the Company amended and restated the certificate of designation of the Company’s Redeemable Series A-1 Preferred Stock. The most significant changes in the amendment included (i) the Redeemable Series A-1 Preferred Stock becomes pari passu with the Series A-2 Preferred Stock, (ii) the maturity was extended to be 4.5 years from the closing date of the Series A-2 Preferred Stock; (iii) the Company may use up to $50.0 million of indebtedness or cash on hand to redeem the Redeemable Series A-1 Preferred Stock, and (iv) upon an IPO, up to 50% of accumulated dividends may be paid in common shares and (v) the Company may elect to reduce the three year make whole penalty to a two year make whole penalty if the warrants issued in connection with the issuance of the Redeemable Series A-1 Preferred Stock are exercised in full. Following a partial redemption of outstanding Redeemable Series A-1 Preferred Stock, the dividend rate of the remaining Redeemable Series A-1 Preferred Stock is reduced proportionally (between 15% and 9%) in relation to the proportion of Redeemable Series A-1 Preferred Stock redeemed, with the rate increasing by an additional 1% for dividends are accrued versus paid in cash.

UniTranche Credit Facility—On April 13, 2020, the Company entered into a UniTranche Credit Agreement for a $225.0 million credit facility, comprised of a Term Loan of $175.0 million and a Revolver of $50.0 million. The facility matures in April 2025 unless the Redeemable Series A-1 Preferred Stock has not been redeemed in full, in which case the maturity date is April 2024 (180 days before the maturity date of the Redeemable Series A-1 Preferred Stock). The Term Loan and the Revolver bear interest at Libor plus 5.0% with a 1.0% LIBOR floor and Libor plus 3.5%, respectively. The Term Loan has quarterly repayments starting on September 30, 2020 of $0.5 million, increasing to $1.2 million on September 30, 2021 and further increasing to $1.6 million on September 30, 2022, with the remaining outstanding principal amount due on the maturity date. The majority of the proceeds received from the UniTranche Credit Facility were used to fully repay the Company’s existing Revolving Line of Credit and Term Loan Facility.

The Company has evaluated subsequent events through June 3, 2020, which is the date the consolidated financial statements were available to be issued. There have been no additional subsequent events, other than those described above, that management believes would have a material impact on the Company or its consolidated financial statements.

Independent Auditor’s Report

To the Board of Directors and Shareholders of Montrose Environmental Group, Inc.

Emerging Compounds Treatment Technologies, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Emerging Compounds Treatment Technologies, Inc. (the “Company”), a wholly-owned subsidiary of Haley & Aldrich, Inc., which comprise the balance sheet as of August 30, 2019, and the related statements of income, changes in stockholder’s equity, and cash flows for the period then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August  30, 2019, and the results of its operations and its cash flows for the period then ended in accordance with U.S. GAAP.

Emphasis of Matters

As discussed in Note 1 to the financial statements, on January 1, 2019, the Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, including the subsequent accounting standard updates that amended and clarified the related guidance. Our opinion is not modified with respect to this matter.

As discussed in Note 8 to the financial statements, on August 30, 2019, the Company was acquired by Montrose Environmental Group, Inc. Our opinion is not modified with respect to this matter.

Boston, Massachusetts

February 12, 2020

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

BALANCE SHEET

August 30,	2019
ASSETS
Current assets:
Cash	$3,343,081
Accounts receivable	1,234,225
Revenue in excess of billings, net	803,759
Restricted cash	434,864
Prepaid expenses and other	499,627

Total current assets	6,315,556

Equipment:
Equipment	1,343,838
Less accumulated depreciation	(568,046)

Equipment, net	775,792

Total assets	$7,091,348

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$337,231
Billings in excess of revenue	4,538,929
Accrued income taxes due to Parent	1,074,441
Accrued expenses and other	426,933

Total current liabilities	6,377,534

Deferred income taxes	33,000

Total liabilities	6,410,534

Stockholder’s equity:
Common stock, no par value	50,000
Retained earnings	630,814

Total stockholder’s equity	680,814

Total liabilities and stockholder’s equity	$7,091,348

The accompanying notes are an integral part of the financial statements

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

STATEMENT OF INCOME

For the period ended August 30,	2019
Net revenue	$17,706,692
Direct expenses	8,219,377

Gross profit	9,487,315
General and administrative expenses	4,844,871

Operating income	4,642,444
Other expenses	45,832

Income before income tax expense	4,596,612
Income tax expense	1,142,000

Net income	$3,454,612

The accompanying notes are an integral part of the financial statements

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE PERIOD ENDED AUGUST 30, 2019

	Class A Common stock*		Retained Earnings	Total Stockholder’s Equity
	Shares	Amount
Balance at January 1, 2019	50,000	$50,000	$2,409,156	$2,459,156
Forgiveness of receivable due from Parent (See Note 4)	—	—	(5,232,954)	(5,232,954)
Net income	—	—	3,454,612	3,454,612

Balance at August 30, 2019	50,000	$50,000	$630,814	$680,814

*	200,000 shares authorized, no par value

The accompanying notes are an integral part of the financial statements

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

STATEMENT OF CASH FLOWS

For the period ended, August 30,	2019
Cash flows from operating activities:
Net income	$3,454,612

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	126,835
Provision for allowances	17,396
Deferred income taxes	(7,000)
Changes in operating assets and liabilities:
Accounts receivable	1,970,211
Revenue in excess of billings	3,261
Prepaid expenses and other	(344,004)
Accounts payable	(1,792,513)
Billings in excess of revenue	(631,387)
Accrued income taxes due to Parent	1,081,441
Accrued expenses and other	(390,426)

Total adjustments	33,814

Net cash provided by operating activities	3,488,426

Cash flows from investing activities:
Purchases of equipment	(467,305)
Cash paid to Parent from centralized cash management arrangement	(2,219,158)

Net cash used in investing activities	(2,686,463)

Net increase in cash and restricted cash	801,963
Cash and restricted cash, beginning of period	2,975,982

Cash and restricted cash, end of period	$3,777,945

The accompanying notes are an integral part of the financial statements

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1—Nature of Operations and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of Emerging Compounds Treatment Technologies, Inc. (the “Company”) include operations for the period from January 1, 2019 through August 30, 2019. The Company is a wholly-owned subsidiary of Haley & Aldrich, Inc. (the “Parent”) and was incorporated in 2013.

Description of Business

The Company is engaged principally in the research, design, manufacture, installation, and operation of systems to address environmental contamination that is difficult to treat with other commercially available equipment and processes. The Company delivers these systems and services to government and private customers throughout the United States of America (“U.S.”) and internationally. The principal office of the Company is located in Portland, Maine.

Subsequent Events

The Company has evaluated subsequent events through February 12, 2020, the date the financial statements were approved and authorized for issuance by management, and determined that there have been no subsequent events, except as disclosed in Note 8, that would require recognition in the financial statements or disclosure in the notes to financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable and Revenue in Excess of Billings

Accounts receivable and revenue in excess of billings are presented in the balance sheet at amounts invoiced and expected to be invoiced, net of estimated uncollectible or unbillable amounts, if applicable. The Company records allowances for doubtful accounts and unbillable revenue in amounts approximating anticipated losses based upon historical experience and management’s evaluation of outstanding amounts as of the balance sheet date. Individual uncollectible amounts are written off against the respective allowance when collection of the individual accounts appears doubtful. No allowance for doubtful accounts was deemed necessary at August 30, 2019. See Note 2 for further information on the allowance for unbillable revenue.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash, restricted cash, and accounts receivable. The Company’s cash and restricted cash are maintained at high quality U.S. and Australian financial institutions. Cash held with those financial institutions may occasionally exceed the amount of insurance provided on such accounts. The Company has not experienced any losses in such accounts and management does not believe the Company is exposed to any significant credit risk relating to its

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

balances of cash or restricted cash in either the U.S. or Australia. At August 30, 2019, the value of the Company’s cash denominated in the Australian dollar in an Australian financial institution converted to U.S. dollars is approximately $3,139,000.

The Company extends credit to its customers in the ordinary course of business. The Company routinely assesses the financial strength of its customers, and consequently, believes that its accounts receivable credit risk exposure is limited.

Equipment

Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repair costs are expensed as incurred. Costs of significant renewals and betterments are capitalized and charged to the cost of assets.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amount to the future undiscounted cash flows the assets are expected to generate over their remaining economic lives. In cases when the Company does not expect to recover its carrying value, for example when the asset is no longer in use, an impairment loss will be recognized. As of August 30, 2019, the Company did not believe that there were any factors or circumstances indicating impairment of long-lived assets. The Company has not recognized any impairment charges on its long-lived assets to date.

Restricted Cash

Effective January 1, 2019, the Company adopted a new standard, which enhances and clarifies the classification and presentation of restricted cash in the statement of cash flows. The following table provides a reconciliation of cash and restricted cash reported within the balance sheet that sum to the total of the same such amounts shown in the statement of cash flows as of August 30, 2019:

Cash	$3,343,081
Restricted cash	434,864

Cash and restricted cash, end of period	$3,777,945

Restricted cash represents security deposits at an Australian financial institution pursuant to meeting certain contract terms with a customer. This amount is denominated in Australian dollars and was converted to U.S. dollars using the foreign exchange rate as of August 30, 2019. The customer will release the cash back to the Company in accordance with the schedule outlined in the contract. At August 30, 2019, the restricted cash earns interest at a rate of 1.65%.

Revenue and Cost Recognition

Effective January 1, 2019, the Company adopted a comprehensive new revenue recognition standard that requires it to recognize revenue in a manner that depicts the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The new standard became effective for the Company on January 1, 2019. The Company adopted this new standard using

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

the modified retrospective approach to all contracts that were not completed as of the beginning of 2019. The Company elected to reflect the aggregate effect of all contract modifications occurring prior to January 1, 2019 when identifying satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price to the satisfied and unsatisfied performance obligations. Adoption of the new standard did not have an impact on the Company’s net income, financial position, and cash flows; however, it has resulted in expanded disclosures.

A significant amount of the Company’s revenues are derived under multi-year contracts. The Company recognizes revenue from long-term fixed-price contracts on the percentage of completion method, measured by the percentage of total contract costs incurred to date compared to the estimated total contract costs for each contract (an input method). This method is used because management considers total contract costs to be the best available measure of progress on the contracts. The Company recognizes revenue from time and material contracts are recognized when the related costs are incurred (an input method).

Contract costs include all direct material, subcontractor, and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Contract losses are provided for in their entirety in the period they become known. As contracts can extend over one or more years, changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions in costs and income and are recognized in the period in which the facts which require the revision become known.

In the course of providing its services, the Company routinely subcontracts for services and incurs other direct costs on behalf of its customers. These costs are passed through to customers and, in accordance with U.S. GAAP, are included in the Company’s net revenue and direct expenses. The Company controls the services performed by subcontractors and acts as principal because the Company is ultimately responsible to its customers and have full discretion in establishing prices.

Disaggregation of Revenue

Revenue from goods and services transferred to customers over time accounted for all of the Company’s net revenues for the period ended August 30, 2019.

Certain services provided by the Company are indirectly impacted by present or future environmental legislation and compliance with environmental laws and other regulatory requirements. Accordingly, a relaxation or repeal of these regulations could in turn negatively impact revenue and cash flows.

Demand for services is cyclical and vulnerable to economic downturns, which may result in customers delaying, curtailing, or canceling proposed and existing projects. Additionally, the Company’s governmental customers may face budget deficits that prohibit them from funding new or existing projects. If the economy weakens or customer spending declines, then revenue, profits, and overall financial condition may deteriorate.

The Company’s international business exposes it to geopolitical and economic factors, regulatory requirements, increasing competition, and other risks associated with doing business in foreign countries. These risks differ from, and may be greater than, those associated with the Company’s domestic business. Any significant impairment of the Company’s ability to conduct business outside of the U.S. could negatively impact the Company’s results of operations, financial condition, and liquidity.

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Performance Obligations

Performance obligations are satisfied as work progresses (over time). To determine the proper revenue recognition method, the Company evaluates whether two or more contracts should be combined and accounted for as one single contract and whether the combined or single contract should be accounted for as more than one performance obligation. This evaluation requires significant judgment and the decision to combine a group of contracts or separate a single contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period.

Contracts are considered to have a single performance obligation if the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts, resulting from providing a significant service of integrating a set of tasks and components into a single project. The majority of the Company’s contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and therefore, is not distinct. The Company may also promise to provide distinct goods or services within a contract in which case the Company separates the contract into multiple performance obligations. In instances where contracts are determined to have multiple performance obligations, the Company allocates the contract transaction price to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in the contract. Typically, the Company sells a customer a specific service and, in these cases, the expected cost plus a margin approach is used to estimate the standalone selling price of each performance obligation.

In some cases, the Company has a master service agreement with a customer under which each task order releases the Company to perform specific portions of the overall scope in the service contract. Each task order is typically accounted for as a separate contract because the task order establishes the enforceable rights and obligations, and payment terms.

Contracts are often modified to account for changes in contract specifications and requirements. The Company considers contract modifications to exist when the modification either creates new rights or obligations or changes the existing enforceable rights or obligations. Most of the Company’s contract modifications are for services that are not distinct from existing contracts due to the significant integration provided in the context of the contract and are accounted for as if they were part of the original contract. The effect of a contract modification that is not distinct from the existing contract on the transaction price and measurement of progress for the performance obligation to which it relates is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. For contract modifications that result in the promise to provide services that are distinct from the existing contract and the increase in price of the contract is for the same amount as the standalone selling price of the additional goods or services included in the modification, the Company accounts for such contract modifications as a separate contract.

Under the typical payment terms of the Company’s contracts, amounts are billed as work progresses in accordance with agreed-upon contractual terms at periodic intervals (e.g., monthly, milestone-based) and customer payments are typically due within 30 days of billing.

The Company generally provides limited warranties for work performed under its contracts. The warranty periods typically extend for a limited duration following substantial completion of the Company’s work on a project. These warranties are not priced or sold separately or do not provide customers with a service in addition to assurance of compliance with agreed-upon specifications and industry standards. The Company does not consider these types of warranties to be separate performance obligations. Historically, warranty claims have not resulted in material costs incurred, and any estimated costs for warranties are included in the individual project cost estimates for purposes of accounting for long-term contracts.

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Sales and other related taxes are excluded from the transaction price. Shipping and handling costs associated with outbound freight after control over a product has transferred are accounted for as a fulfillment cost and are included in cost of sales.

Contract Balances

The timing of revenue recognition, billings, and cash collections results in accounts receivable (contract asset), revenue in excess of billings (contract asset), and billings in excess of revenue (contract liability) on the balance sheet. The asset “revenue in excess of billings” represents revenues recognized in excess of amounts billed. The liability “billings in excess of revenue” represents amounts billed in excess of revenue recognized.

Judgements and Estimates

Due to the inherent uncertainties in estimating costs, it is at least reasonably possible that the Company’s estimated costs and revenues will change in the near term. Because subcontractor services and other direct costs can change significantly from project to project and period to period, changes in net revenue may not be indicative of business trends. If estimated total costs on contracts indicate a loss or reduction to the percentage of total contract revenues recognized to date, these losses or reductions are recognized in the period in which the revisions are known. The effect of revisions to revenues, estimated costs to complete contracts, including penalties, change orders, claims, anticipated losses, and others are recorded on the cumulative catchup basis in the period in which the revisions are identified and the loss can be reasonably estimated. Such revisions could occur in any year and the effects on the results of operations for that reporting period may be material depending on the size of the project or the adjustment. During the period ended August 30, 2019, the cumulative catch-up adjustment for contract modifications was not material.

Foreign Currency Transactions

Assets and liabilities from foreign currency-based transactions with foreign customers and vendors are measured in U.S. dollars using the exchange rate in effect at the transaction date. These assets and liabilities are adjusted at the balance sheet date to reflect the current exchange rate. These transaction gains and losses are recorded in the statement of income in the period in which the transaction occurs. Transaction losses amounted to approximately $50,000 for the period ended August 30, 2019.

Income Taxes

The Company is a C Corporation for income tax purposes and files its United States federal income tax return and certain state tax returns on a consolidated basis with the Parent. Additional state income tax returns are filed on a stand-alone basis in certain states. The Company also files a stand-alone tax return in Australia. Taxes owed by the Company are paid on its behalf by the Parent and recorded in accrued income taxes due to Parent on the accompanying balance sheet.

U.S. GAAP requires each member of a group that files a consolidated tax return to receive an allocation of current and deferred income tax expense. However, U.S. GAAP does not specify a single allocation methodology. Accordingly, management has elected to follow the separate return method. Under the separate return method, the Company is assumed to file all of its income tax returns with taxing authorities as if it was a stand-alone entity and not part of a consolidated group. Accordingly, the Company follows the rules to calculate its income taxes in these financial statements using the separate return method in the relevant tax jurisdictions.

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

U.S. GAAP prescribe the threshold a tax position is required to meet before being recognized in the financial statements. An additional liability for uncertain tax positions (“UTPs”) is recognized and recorded as a component of current income tax expense for differences between financial and income tax reporting positions which do not meet this threshold. Any interest and penalties related to UTPs are recorded as a component of income tax expense. The Company has reviewed its income tax positions that remain subject to examination by tax authorities and has not identified any material UTPs and thus, has not recorded any additional liability at August 30, 2019.

The Company’s income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations for many types of transactions is susceptible to varying interpretations, amounts reported could be changed at a later date upon final determination by taxing authorities. The Company is generally no longer subject to examinations by federal and state tax authorities for years prior to 2016. The Company’s initial tax filing in Australia was for the period ended July 31, 2017. As a result, all of the Company’s tax returns in Australia remain subject to examination by the Australian Taxation Office. Currently, there are no income tax audits in process.

Note 2—Revenue in Excess of Billings, Net

Revenue in excess of billings, net consists of the following as of August 30, 2019:

Revenue in excess of billings	$821,417
Less allowance for unbillable revenue	17,658

$803,759

Note 3—Accrued Expenses and Other

Accrued expenses and other consists of the following as of August 30, 2019:

Accrued subcontractor and other	$377,339
Salary and wages	33,087
Vacation	16,507

$426,933

Note 4—Related Party Transactions

The Company has no employees. The Parent hires employees (the “assigned employees”) on behalf of the Company. The Company is charged with an expense for the actual salary for each assigned employee, either to direct expenses if the assigned employee is working on a project, or to general and administrative expenses if the assigned employee is not working on a project. Additionally, other payroll related costs for the assigned employees are charged to the Company, including bonus and payroll tax expense.

The Parent allocates charges to the Company related to corporate expenses through a shared services allocation consisting of such items as accounting, facilities, human resources, legal, information technology, health and safety, and executive management. For the period ended August 30, 2019, the shared services allocation amounted to approximately $517,000 and is included in general and administrative expenses.

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Other employee related benefits consisting of medical, dental, workers compensation, and life and disability insurance are charged to the Company by the Parent based on a percentage of labor cost for the assigned employees to all employees of the Parent. For the period ended August 30, 2019, the benefit allocation amounted to approximately $277,000 and is included in general and administrative expenses.

At times, the Company borrows an employee from the Parent to perform project work. In these instances, an overhead charge is allocated to the Company by the Parent. Similarly, when assigned employees are loaned by the Company to the Parent, the Company receives an overhead credit from the Parent. For the period ended August 30, 2019, the net overhead charge on shared labor allocation was not material.

Included in net revenue for the period ended August 30, 2019 are subcontractor services the Company provided to the Parent and to an entity that is wholly owned by the Parent for two projects, amounting to approximately $1,100,000. At August 30, 2019, approximately $14,000 of accounts receivable related to these services. At August 30, 2019, approximately $83,000 of revenue in excess of billings related to these services. At August 30, 2019, approximately $13,000 of billings in excess of revenue related to these services. At August 30, 2019, there are no amounts due to the Parent or to the entity that is wholly owned by the Parent.

On August 30, 2019, immediately prior to the closing of the sale of the Company, and pursuant to the stock purchase agreement, the Company forgave $5,232,954 of a non-interest bearing receivable due from the Parent, representing accumulated unsecured advances made between the Company and the Parent for start-up costs, working capital purposes, payroll and payroll related costs, allocations of shared services, overhead on shared labor and benefits, income taxes, and receipts from the Company’s customers that are remitted to the Parent.

Note 5—Income Taxes

The deferred tax liability relates primarily to different tax and financial reporting methods for depreciation. The Company is taxed at a 21% federal statutory rate as a qualified personal service corporation for the period ended August 30, 2019. In addition, the average effective tax rate in the states which the Company files income tax returns is approximately 8%. The Company pays taxes on its foreign income at a tax rate of 30%.

The income tax expense consisted of the following, for the period ended August 30, 2019:

Current expense
Federal	$681,000
Foreign	422,000
State	46,000

1,149,000

Deferred expense (benefit)
Federal	(4,000)
State	(3,000)

(7,000)

Income tax expense	$1,142,000

EMERGING COMPOUNDS TREATMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Note 6—Employee Benefit Plan

Eligible assigned employees participate in a combined 401(k) and profit sharing plan (the “Plan”) sponsored by the Parent. Under the terms of the 401(k) portion of the Plan, eligible assigned employees may elect to contribute a limited percentage of their salary, as defined, to the Plan, and the Company matches one half of each eligible employee’s contribution. The Company’s matching contribution is limited to 3% of each eligible employee’s compensation, as defined. There were no discretionary profit sharing or 401(k) match contributions to the Plan for the period ended August 30, 2019.

Note 7—Concentrations

Transactions with one customer accounted for approximately 80% of net revenue for the period ended August 30, 2019. This customer was located in Australia. At August 30, 2019, three customers represented approximately 77% of accounts receivable. At August  30, 2019, the Company had approximately $461,000 of accounts receivable due from two customers in a foreign country.

Note 8—Subsequent Events

Subsequent to the close of business on August 30, 2019, the Company’s outstanding common stock was acquired by Montrose Environmental Group, Inc. No adjustments have been made to these financial statements from this acquisition.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31, 2020 and December 31, 2019

	March 31, 2020	December 31, 2019
	(unaudited)	(audited)
Assets
Current assets:
Cash	$14,908,940	$1,152,137
Accounts receivable, net of allowance for doubtful accounts of $1,070,988 and $1,331,666, respectively (including unbilled of $6,405,751 and $7,762,823, respectively)	18,590,284	32,330,755
Prepaid expenses and other assets	1,265,133	390,282
Notes receivable from members	2,126,810	—

Total current assets	36,891,167	33,873,174
Property and equipment, net	6,097,856	6,164,108

Total assets	$42,989,023	$40,037,282

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$2,581,070	$5,023,920
Accrued liabilities	4,969,626	6,497,786
Deferred revenue	398,200	778,578
Line of credit	—	—
Current portion of notes payable	944,764	330,966

Total current liabilities	8,893,660	12,631,250
Long-term liabilities:
Accrued liability for Class C Profit Units	821,640	885,591
Notes payable, net of current portion	2,198,576	2,283,595

Total long-term liabilities	3,020,216	3,169,186

Total liabilities	11,913,876	15,800,436
Members’ equity:
Members’ equity—Preferred units, 253,371 units authorized, issued, and outstanding, liquidation preference of $6,334,275; Class A units, 496,629 units authorized, 375,000 units issued and outstanding; Class B units, 200,000 units authorized, 190,450 and 163,500 units issued and outstanding at March 31, 2020 and December 31, 2019, respectively	31,075,147	24,236,846

Total liabilities and members’ equity	$42,989,023	$40,037,282

See notes to consolidated financial statements.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Three-month periods ended March 31, 2020 and 2019

	March 31, 2020	March 31, 2019
Revenues	$31,253,484	$18,056,004
Operating expenses:
Compensation	8,517,358	6,110,269
Subcontractor labor	3,473,956	1,403,137
Laboratory analysis	663,877	446,463
Travel, meals, and entertainment	2,532,468	1,357,424
Other operating expenses	5,797,765	4,395,229

Total operating expenses	20,985,424	13,712,522

Net operating income	10,268,060	4,343,482
Other income (expense):
Interest expense	(32,509)	(176,360)
Other	52,347	—

Other income (expense), net	19,838	(176,360)

Net income	$10,287,898	$4,167,122

See notes to consolidated financial statements.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

Three-month periods ended March 31, 2020 and 2019

Members’ Equity
Balance, December 31, 2018	$8,876,678
Net income	4,167,122
Distributions to members	(1,901,349)

Balance, March 31, 2019	$11,142,451

Balance, December 31, 2019	$24,236,846
Net income	10,287,898
Distributions to members	(5,764,532)
Issuance of member units (26,950 Class B Units)	2,314,935

Balance, March 31, 2020	$31,075,147

See notes to consolidated financial statements.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three-month periods ended March 31, 2020 and 2019

	March 31, 2020	March 31, 2019
Cash Flows from Operating Activities
Net income	$10,287,898	$4,167,122
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debts	156,956	91,013
Depreciation	234,757	162,972
Equity based compensation	67,375	—
Changes in operating assets and liabilities:
Accounts receivable	13,583,515	(3,206,750)
Prepaid expenses and other assets	(874,851)	(824,448)
Accounts payable	(2,442,850)	569,589
Accrued liabilities	(1,592,111)	1,979,855
Interest payable	—	143,010
Deferred revenue	(380,378)	137,222

Net cash provided by operating activities	19,040,311	3,219,585
Cash Flows from Investing Activities
Purchase of property and equipment	(168,505)	(268,209)
Cash Flows from Financing Activities
Proceeds from notes payable	866,915	—
Principal payments on notes payable	(338,136)	(78,543)
Distributions to members	(5,643,782)	(1,901,349)

Net cash used in financing activities	(5,115,003)	(1,979,892)

Net change in cash	13,756,803	971,484
Cash, beginning of period	1,152,137	4,070,482

Cash, end of period	$14,908,940	$5,041,966

Supplemental Cash Flow Information
Noncash financing activities:
Issuance of member units by issuance of promissory notes receivable	$2,247,560	$—

Distributions to members by reduction of promissory notes receivable	$120,750	$—

See notes to consolidated financial statements.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020, December 31, 2019, and March 31, 2019

Note 1—Summary of Significant Accounting Policies

Organization

The accompanying consolidated financial statements as of March 31, 2020, and for the three months ended March 31, 2020, and 2019, include the accounts of CTEH Holdings, LLC and its wholly owned subsidiaries (collectively, the Company). The wholly owned subsidiaries include The Center for Toxicology and Environmental Health, L.L.C.; CTEH Properties, L.L.C.; CTEH Leasing, L.L.C.; CTEH IT Services, LLC; and CTEH Government Services, LLC. CTEH Holdings, LLC was organized as a limited liability company on October 30, 2014. The Center for Toxicology and Environmental Health, L.L.C. was organized as a limited liability company on March 7, 1997, and has offices in Arkansas, Louisiana, California, Mississippi, Texas, Colorado, New York, and Oregon. The Center for Toxicology and Environmental Health, L.L.C. engages in professional services in areas related to toxicology, risk assessment, occupational health, industrial hygiene, emergency response, business process management, and litigation support. CTEH Properties, L.L.C. owns the Company’s primary office building and land, which are leased to The Center for Toxicology and Environmental Health, L.L.C., and services the related debt. CTEH Leasing, L.L.C. owns an aircraft that is leased to The Center for Toxicology and Environmental Health, L.L.C., and services the related debt. CTEH IT Services, LLC was organized as a limited liability company on October 30, 2014, for the primary purpose of selling, leasing, and holding the intellectual property rights to the Company’s developed software. CTEH Government Services, LLC was organized as a limited liability company on April 7, 2017, to provide construction management related services for projects that are designed to help those who have lost their homes or businesses as a result of a disaster, natural or otherwise. The Company shall exist from the date of filing of its articles of organization with the Secretary of State of Arkansas until December 31, 2022. All significant intercompany transactions have been eliminated in consolidation.

Basis of presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Accounts receivable

The Company extends credit to its customers in the normal course of business. The Company performs ongoing credit evaluations and generally does not require collateral. The Company uses the allowance method to estimate for uncollectible receivables and maintains reserves for potential credit losses.

Management uses significant judgment in estimating uncollectible amounts, considering such factors as current overall economic conditions, industry-specific economic conditions, historical customer perfor- mance, and anticipated customer performance. The Company determines the past due status of accounts based upon contractual terms. While management believes the Company’s processes effectively address its exposure to doubtful accounts, changes in economic, industry, or specific customer conditions may require adjustment to the allowance recorded by the Company. Such losses have been within management’s expectations.

Notes receivable from members

Notes receivable from members are measured at their unpaid principal balance. No allowance for credit losses has been recorded as of March 31, 2020.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020, December 31, 2019, and March 31, 2019

Property and equipment

Property and equipment are recorded at cost with such cost depreciated using the straight-line method. Furniture and equipment, computer equipment, and automobiles are depreciated over three to five years, the building is depreciated over 39 years with leasehold improvements depreciated over ten years, and the aircraft is depreciated over 20 years with a 25% residual value with the related avionics depreciated over ten years. The Company accounts for planned major maintenance activities of its aircraft by recognizing expenses in the period in which they occur. Other repair and maintenance activities are expensed as incurred while improvements are capitalized. Gains and losses on disposals of property and equipment are recognized in the year of disposal.

Revenue recognition

The Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, effective January 1, 2019, utilizing the retrospective with cumulative effect transition method applied only to uncompleted contracts at the date of initial application. In determining the appropriate amount of revenue to recognize, the Company applies the following five-step model: (i) identify contracts with customers; (ii) identify performance obligations in the contracts; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations per the contracts; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company accounts for a contract with a customer when it has written approval, the contract is committed, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration is probable of collection. Binding master service arrangements and other time and material contracts or agreements with customers together with agreement to the Company’s terms and conditions are considered the contract with a customer. The Company recognizes revenue as control of services is transferred to customers, which is generally as time is incurred related to services performed and upon use of materials. Customer project terms are generally one year or less. The Company invoices a customer monthly or as work progresses and as authorized by management. Payments are due as per contract terms and do not contain a significant financing component. Deferred revenue represents the initial billings made upon commencing a contract, which is recognized as income over the life of the related contract, if applicable.

Significant judgments:

•

Principal versus agent considerations—The Company is the principal for sales of services in all cases. The Company considers itself the principal in these transactions as it has control of the service before it is transferred to the customer. The Company recognizes the revenue on a gross basis.

•

Methods, inputs and assumptions used—The Company recognizes revenue over time as the promised services are delivered to customers for an amount that reflects the consideration to which the Company is entitled in exchange for those services. The Company determines whether the services performed during the initial phases of an arrangement are distinct. In most cases, the arrangement is a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). The Company applies a measure of progress (typically time and material-based) to any fixed consideration and allocates variable consideration to the distinct periods of service based on usage. As a result, revenue is generally recognized over the period the services are provided on a usage basis. This results in revenue recognition that corresponds with the benefit to the customer of the

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020, December 31, 2019, and March 31, 2019

services transferred to date relative to the remaining services promised. Revenue on fixed price contracts is recognized on a straight-line basis over the term of the contract as services are provided. Revenue on unit-price transactions is recognized using an objective measure of output including staffing hours.

Practical expedients and accounting policy elections:

•

Incremental costs of obtaining a contract—These costs are included in operating expenses as the amortization period is generally one year or less. The Company expenses costs associated with obtaining and fulfilling contracts as incurred.

•

Significant financing components—The Company has elected not to adjust the promised amount of consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when the entity transfers a promised service to a customer and when the customer pays for that service will generally be one year or less.

Income taxes

As a limited liability company, treated as a partnership, the Company’s taxable income or loss is allocated to members in accordance with their respective ownership. Therefore, no provision or liability for income taxes has been included in the consolidated financial statements. Distributions are paid in order to be used by the members to assist in paying personal income taxes.

Recent accounting pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. In November 2019, the FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which defers the effective date of ASU 2016-02 one year, making it effective for fiscal years beginning after December 15, 2020. A modified retrospective transition approach is required for lessees with capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. The Company is currently evaluating the impact of adopting this new standard on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance on how certain cash receipts and cash payments should be presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. ASU 2016-15 is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. ASU 2016-15 requires a retrospective transition method. However, if it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. Adoption of ASU 2016-15 did not have a material effect on the Company’s consolidated financial statements.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020, December 31, 2019, and March 31, 2019

Share-based compensation

All share-based payments to employees are recognized in the financial statements based on the grant date. The Company recognizes compensation cost net of estimated forfeitures and recognizes the compensation cost for only those awards expected to vest. The Company records share-based compensation cost as compensation expense.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Note 2—Property and Equipment

Property and equipment consisted of the following as of March 31, 2020, and December 31, 2019:

	March 31, 2020	December 31, 2019
	(unaudited)	(audited)
Land	$616,639	$616,639
Building and leasehold improvements	3,381,412	3,372,652
Furniture and equipment	5,799,765	5,709,297
Aircraft	1,819,538	1,819,538
Automobiles	901,234	899,734
Computer equipment	1,284,708	1,216,933

Total property and equipment	13,803,296	13,634,793
Less accumulated depreciation	(7,705,440)	(7,470,685)

Property and equipment, net	$6,097,856	$6,164,108

Note 3—Operating Leases

The Company leases certain vehicles, office equipment, and office space under noncancelable operating leases. These leases have monthly payments ranging from approximately $210 to $12,540 with maturities ranging from April 2020 through February 2025. Future minimum rentals under these leases as of March 31, 2020, are as follows:

2021	$480,947
2022	376,921
2023	159,392
2024	100,775
2025	91,375

Total	$1,209,410

Total rent expense incurred under these leases during the three-month periods ended March 31, 2020 and 2019, was approximately $127,700 and $124,400, respectively, and is included in other operating expenses on the accompanying consolidated statements of income.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020, December 31, 2019, and March 31, 2019

Note 4—Employee Compensation Plans

The Company has an employee incentive compensation plan that is designed to compensate eligible employees through cash bonuses based on the achievement of business and individual performance goals during the year. All regular, full-time employees are eligible to participate in the plan, unless the employee is not employed full-time at the time of the payout of the compensation, worked less than 90 days during the year, or received an unsatisfactory individual performance rating during the period. For the three-month periods ended March 31, 2020 and 2019, the Company incurred approximately $1,050,000 and $707,000, respectively, of employee incentive-based compensation, which is included in compensation expense on the accompanying consolidated statements of income and accrued liabilities on the accompanying consolidated balance sheets.

In addition, the Company has 50,000 Class C Profit Units authorized as of March 31, 2020 (unaudited) and December 31, 2019 (audited). Class C Profit Unit holders have no voting rights and are profits participating only. As of March 31, 2020 (unaudited), and December 31, 2019 (audited), the Company recorded a liability of $821,640 and $885,591, respectively, for undistributed profits to Class C Profit Unit holders, which was reflected in compensation expense on the accompanying consolidated statements of income. The Class C Profit Units are subject to a five-year vesting period. As of March 31, 2020 (unaudited), and December 31, 2019 (audited), there were 25,800 and 19,200 Class C Profit Units issued and outstanding, respectively, of which 13,500 and 8,800 units were nonvested, respectively. The Company has a Call Option whereby it has the right to repurchase the Class C Profit Units. The Call Option becomes exercisable upon termination of employment or certain triggering events as defined in the agreement. The Call Option will expire if not exercised by the Company within 24 months of the event giving rise to the right to exercise the Call Option. The Call Option is deferred for 60 months, as defined in the agreement. Holders of Class C Profit Units have a Put Option whereby they have the right to require the Company to repurchase the Class C Profit Units. The Put Option becomes exercisable upon certain triggering events as defined in the agreement. The Put Option will expire if not exercised by the holders within 24 months of the event giving rise to the right to exercise the Put Option. For Class C Profit Units, the Call Option and Put Option purchase prices are based on the then current account balance of such units. Upon sale of substantially all assets of the Company, all units outstanding become fully vested by the holders.

Note 5—Line of Credit

The Center for Toxicology and Environmental Health, L.L.C. has a revolving line of credit arrangement with a bank, under which it can borrow up to $4,000,000. The line of credit bears interest at a fixed rate per annum with principal balance outstanding, together with all accrued and unpaid interest, due and payable in full upon maturity. The line of credit was set to mature in June 2019 and had an interest rate of 4%. In June 2019, the line of credit agreement was renewed with an extended maturity date of June 2020 and a fixed interest rate of 5.5%. In connection with this revolving line of credit arrangement, The Center for Toxicology and Environmental Health, L.L.C. has a line of credit purchasing card (the purchasing card) arrangement, under which up to $2,000,000 can be borrowed. The purchasing card has the same terms as the revolving line of credit. The line of credit and purchasing card are collateralized by substantially all assets of The Center for Toxicology and Environmental Health, L.L.C. The credit agreement contains certain restrictive covenants, including those concerning the maintenance of certain financial statement ratios. As of March 31, 2020 (unaudited), and December 31, 2019 (audited), there were outstanding borrowings on the purchasing card of approximately $475,200 and $661,700, respectively, which is included in accounts payable on the accompanying consolidated balance sheets.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020, December 31, 2019, and March 31, 2019

Note 6—Notes Payable

Notes payable consisted of the following at March 31, 2020 and December 31, 2019:

		Principal Balance
Description	Maturity Date	March 31, 2020	December 31, 2019
		(unaudited)	(audited)
Note payable to bank(1)	February 15, 2022	$2,060,959	$2,109,345
Note payable to bank(2)	October 13, 2024	319,708	328,441
Note payable to bank(3)	September 25, 2021	152,321	176,775
Note payable to bank(4)	November 1, 2020	610,352	—

Total notes payable		3,143,340	2,614,561
Less: current portion		(944,764)	(330,966)

Notes payable, net of current portion		$2,198,576	$2,283,595

(1)

Note payable to a bank with an original amount of $2,625,000, which bears interest at 3.95% per annum. Installments of principal and interest are based on a 12-year amortization of the original note balance and are due monthly in the amount of $22,988, with a final payment of all principal and interest due February 2022. The note is collateralized by the land and building owned by CTEH Properties, L.L.C. and has certain financial statement covenants.

(2)

Note payable to a bank with an original amount of $400,000, which bears interest at a rate equal to 4.75% per annum. Beginning on October 14, 2022, until the maturity date, the unpaid principal balance which is not past due will bear interest at a rate equal to the Wall Street Journal prime rate plus 0.5%. Installments of principal and interest are based on a ten-year amortization of the original note balance and are due monthly in the amount of $4,194, with a final payment of all principal and interest due October 2024. The note is collateralized by the aircraft and all components and attachments related to the aircraft owned by CTEH Leasing, L.L.C.

(3)

Note payable to a bank with an original amount of $385,000, which bears interest at a rate equal to 4.35% per annum. Installments of principal and interest are based on a four-year amortization of the original note balance and are due monthly in the amount of $8,764, with a final payment of all principal and interest due September 2021. The note is collateralized by certain vehicles owned by The Center for Toxicology and Environmental Health, L.L.C.

(4)

Note payable to a bank with an original amount of $866,915, which bears interest at a rate equal to 4.65% per annum. Installments of principal and interest are based on a ten-month amortization of the original note balance and are due monthly in the amount of $88,550, with a final payment of all principal and interest due November 2020. The note is collateralized by the insurance policies and unearned premiums, dividend payments, and all payments on accounts of loss which results in reduction of any unearned premiums in accordance with the terms of the policies held by The Center for Toxicology and Environment Health, L.L.C.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020, December 31, 2019, and March 31, 2019

As of March 31, 2020, the future maturities of notes payable are as follows:

2021	$944,764
2022	293,392
2023	1,698,483
2024	41,362
2025	165,339

Total	$3,143,340

During the three-month periods ended March 31, 2020 and 2019, the Company paid interest on these notes in addition to notes that were paid off prior to December 31, 2019, totaling approximately $32,500 and $176,400, respectively.

Note 7—Concentrations of Credit Risk

The Company maintains cash deposits which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on cash and that its policies are adequate to minimize potential credit risks.

Approximately 67% and 41% of the Company’s revenues for the three-month periods ended March 31, 2020 and 2019, respectively, were from one customer. Approximately 34% and 48% of the Company’s total accounts receivable as of March 31, 2020 (unaudited), and December 31, 2019 (audited), respectively, were due from one customer.

The Company maintains an allowance for losses based upon the expected collectibility of accounts receivable. Changes in this allowance during the three-month periods ended March 31, are as follows:

	March 31, 2020	March 31, 2019
Balance at beginning of three-month period	$1,331,666	$691,779
Provision for uncollectible accounts	156,956	91,013
Write-offs, net of recoveries	(417,634)	—

Balance at end of three-month period	$1,070,988	$782,792

Note 8—Defined Contribution Plan

The Center for Toxicology and Environmental Health, L.L.C. sponsors a defined contribution 401(k) profit sharing plan. Employees of The Center for Toxicology and Environmental Health, L.L.C. are eligible to participate in the plan on the first day of the month after completing one year of service. The Center for Toxicology and Environmental Health, L.L.C. makes a safe-harbor contribution equal to 100% of the participants’ salary deferrals that do not exceed 3% of their compensation plus 50% of their salary deferrals between 3% and 5% of their compensation. The Center for Toxicology and Environmental Health, L.L.C. may make an additional discretionary profit-sharing contribution. The total amount contributed for the three-month periods ended March 31, 2020 and 2019, was approximately $490,400 and $254,300, respectively.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020, December 31, 2019, and March 31, 2019

Note 9—Commitments and Contingencies

The Center for Toxicology and Environmental Health, L.L.C. is a party to various lawsuits or claims related to its operations. This includes a lawsuit filed by individuals related to an oil spill where employees of The Center for Toxicology and Environmental Health, L.L.C. or employees of subcontractors hired by The Center for Toxicology and Environmental Health, L.L.C. were providing emergency response services.

Gulf of Mexico oil spill in April 2010: This lawsuit was filed by individuals alleging that while providing services primarily during the months of May through December 2010, exposure to chemicals led to later developing medical conditions. As of June 3, 2020, management is unable to estimate the possible loss or range of loss. In the opinion of the Company’s management, such proceedings are not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows. However, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the Company’s operations in the period in which the ruling occurs; however, the Company believes that the risks associated with the claims are sufficiently covered by insurance. The estimate of the potential impact from the various legal proceedings on the Company’s consolidated financial position or overall results of operations could change in the future.

Note 10—Members’ Equity

The following table shows the activity for Preferred, Class A, and Class B Units for the three-month periods ended March 31, 2020 and 2019:

	Preferred Units	Class A Units	Class B Units	Total
Units, January 1, 2019	253,371	375,000	138,500	766,871
Granted units	—	—	—	—

Units, March 31, 2019	253,371	375,000	138,500	766,871

Units, January 1, 2020	253,371	375,000	163,500	791,871
Granted units	—	—	26,950	26,950

Units, March 31, 2020	253,371	375,000	190,450	818,821

All Preferred Units and 200,000 Class A Units were fully vested as of October 1, 2013, their initial grant date. The remaining Class A Units and Class B Units are subject to a five-year vesting period. All Class A Units were fully vested as of March 31, 2020 (unaudited) and December 31, 2019 (audited). There were 56,950 and 30,000 Class B Units unvested as of March 31, 2020 (unaudited) and December 31, 2019 (audited). Upon sale of substantially all assets of the Company, all Units outstanding become fully vested to the holders.

No Member, defined as any Initial Member, Substituted Member, or Additional Member, holding Preferred Units, Class A or B Units shall be liable, as such, for the liabilities of the Company. Preferred Unit and Class A Unit holders have voting rights while Class B Unit holders have no voting rights.

The Company has a Call Option whereby it has the right to repurchase the Preferred Units, Class A Units, and Class B Units. The Call Option becomes exercisable upon termination of employment or certain triggering events as defined in the agreement, and the purchase price may be paid in up to 60 months in monthly or five annual installments with interest at the applicable federal rate as published by the Internal Revenue

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2020, December 31, 2019, and March 31, 2019

Service on the date of the call. The Call Option will expire if not exercised by the Company within 24 months of the event giving rise to the right to exercise the Call Option. However, the Call Option may be deferred for 60 months, as defined in the agreement.

The Members have a Put Option whereby they have the right to require the Company to repurchase the Preferred Units, Class A Units, and Class B Units. The Put Option becomes exercisable upon certain triggering events as defined in the agreement. The Put Option will expire if not exercised by the Members within 24 months of the event giving rise to the right to exercise the Put Option.

For Preferred Units, the Call Option and Put Option purchase prices are based on the greater of the Preferred Unit liquidation preference or the then current capital account balances of such Preferred Units. The Preferred Unit liquidation preference is based on the valuation of $25 per Preferred Unit for a valuation of $6,334,275. For Class A Units and Class B Units, the Call Option and Put Option purchase prices are based on the then current capital account balance of such units.

Note 11—Related Party Transactions

As of March 31, 2020, the Company has notes receivable from members totaling $2,126,810. Effective January 1, 2020, the Company entered into promissory notes receivable with three members in the original amount of $2,247,560 in exchange for granting 23,000 Class B Units. The notes are noninterest bearing and mature the earlier of December 31, 2029 or upon the sale of substantially all of the assets of the Company, any merger, consolidation or reorganization of the Company. The notes are secured by the pledged 23,000 Class B Units, and the unpaid principal balance of the notes are due at maturity.

Note 12—Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through June 3, 2020. In March 2020, the pandemic outbreak of a novel coronavirus known as COVID-19 began to spread throughout the world, resulting in emergency declarations by national, state and local governments and municipalities. As a result, many industries are experiencing disruptions to business operations and reduced consumer spending. While the disruption is currently expected to be temporary, there is uncertainty surrounding the duration. These economic uncertainties could negatively impact revenue and bad debts. Other financial impacts could occur, though such impacts are unknown at this time.

Effective March 28, 2020, the Company entered into a Membership Interest Purchase Agreement to sell 100% of membership interests of the Company’s wholly owned subsidiaries to Montrose Environmental Group, Inc. (the Transaction). The Transaction was closed and funded on April 13, 2020, with an effective date of April 1, 2020. Immediately prior to the April 13, 2020 transaction closing, the Company contributed all of the outstanding membership interests in CTEH Leasing, L.L.C.; CTEH Properties, L.L.C.; CTEH IT Services, LLC; and CTEH Government Services, LLC (each a subsidiary) to The Center for Toxicology and Environmental Health, L.L.C., and those subsidiaries became wholly owned subsidiaries of The Center for Toxicology and Environmental Health, L.L.C. The total sales price is comprised of $175 million in cash and $25 million in common stock at closing, less $1.75 million of a net working capital short fall. Additional sales price amounts of $50 million and $30 million can be earned based on The Center for Toxicology and Environmental Health, L.L.C. performance for 2020 and 2021, respectively.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

CTEH Holdings, LLC and Subsidiaries

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of CTEH Holdings, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of income, members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CTEH Holdings, LLC and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Little Rock, Arkansas

February 27, 2020

CTEH HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2019 and 2018

	2019	2018
Assets
Current assets:
Cash	$1,152,137	$4,070,482
Accounts receivable, net of allowance for doubtful accounts of $1,331,666 and $691,779, respectively (including unbilled of $7,762,823 and $3,609,028, respectively)	32,330,755	16,731,497

Prepaid expenses and other assets	390,282	218,848
Total current assets	33,873,174	21,020,827
Property and equipment, net	6,164,108	5,111,364

Total assets	$40,037,282	$26,132,191

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$5,023,920	$906,088
Accrued liabilities	6,497,786	2,756,166
Interest payable	—	157,956
Deferred revenue	778,578	648,736
Line of credit	—	—
Current portion of notes payable	330,966	2,076,599

Total current liabilities	12,631,250	6,545,545
Long-term liabilities:
Accrued liability for Class C Profit Units	885,591	718,505
Notes payable, net of current portion	2,283,595	9,991,463

Total long-term liabilities	3,169,186	10,709,968

Total liabilities	15,800,436	17,255,513
Members’ equity:
Members’ equity—Preferred units, 253,371 units authorized, issued, and outstanding, liquidation preference of $6,334,275; Class A units, 496,629 units authorized, 375,000 units issued and outstanding; Class B units, 200,000 units authorized, 163,500 and 138,500 units issued and outstanding at December 31, 2019 and 2018, respectively	24,236,846	8,876,678

Total liabilities and members’ equity	$40,037,282	$26,132,191

See notes to consolidated financial statements.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2019 and 2018

	2019	2018
Revenues	$110,118,798	$58,346,624
Operating expenses:
Compensation	28,606,369	20,610,486
Subcontractor labor	12,657,034	6,200,378
Laboratory analysis	5,112,563	2,203,244
Travel, meals, and entertainment	8,793,857	6,299,439
Other operating expenses	19,625,690	12,506,048

Total operating expenses	74,795,513	47,819,595

Net operating income	35,323,285	10,527,029
Other income (expense):
Interest expense	(413,384)	(758,859)
Interest income	14,388	—
Other	3,324	137,695

Other expense, net	(395,672)	(621,164)

Net income	$34,927,613	$9,905,865

See notes to consolidated financial statements.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

Years ended December 31, 2019 and 2018

Members’ Equity
Balance, January 1, 2018	$1,860,444
Net income	9,905,865
Distributions to members	(2,889,631)

Balance, December 31, 2018	8,876,678
Net income	34,927,613
Distributions to members	(19,667,555)
Issuance of member units (25,000 Class B Units)	100,110

Balance, December 31, 2019	$24,236,846

See notes to consolidated financial statements.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2019 and 2018

	2019	2018
Cash Flows from Operating Activities
Net income	$34,927,613	$9,905,865
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debts	654,849	253,959
Depreciation	822,275	620,586
Equity based compensation	100,110	—
Net gain on disposal of property and equipment	(500)	(17,725)
Changes in operating assets and liabilities:
Accounts receivable	(16,254,107)	(277,328)
Prepaid expenses and other assets	(171,434)	(53,240)
Accounts payable	4,117,832	(962,784)
Accrued liabilities	3,908,706	269,776
Interest payable	(157,956)	(528,972)
Deferred revenue	129,842	636,736

Net cash provided by operating activities	28,077,230	9,846,873
Cash Flows from Investing Activities
Proceeds from sale of property and equipment	3,500	17,722
Purchase of property and equipment	(1,878,019)	(698,926)

Net cash used in investing activities	(1,874,519)	(681,204)
Cash Flows from Financing Activities
Borrowings on line of credit	—	3,150,000
Payments on line of credit	—	(3,150,000)
Principal payments on notes payable	(9,453,501)	(2,883,277)
Distributions to members	(19,667,555)	(2,889,631)

Net cash used in financing activities	(29,121,056)	(5,772,908)

Net change in cash	(2,918,345)	3,392,761
Cash, beginning of year	4,070,482	677,721

Cash, end of year	$1,152,137	$4,070,482

See notes to consolidated financial statements.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Note 1—Summary of Significant Accounting Policies

Organization

The accompanying consolidated financial statements as of and for the years ended December 31, 2019 and 2018, include the accounts of CTEH Holdings, LLC and its wholly owned subsidiaries (collectively, the Company). The wholly owned subsidiaries include The Center for Toxicology and Environmental Health, L.L.C.; CTEH Properties, L.L.C.; CTEH Leasing, L.L.C.; CTEH ITServices, LLC; and CTEH Government Services, LLC. CTEH Holdings, LLC was organized as a limited liability company on October 30, 2014. The Center for Toxicology and Environmental Health, L.L.C. was organized as a limited liability company on March 7, 1997, and has offices in Arkansas, Louisiana, California, Mississippi, Texas, Colorado, New York, and Oregon. The Center for Toxicology and Environmental Health, L.L.C. engages in professional services in areas related to toxicology, risk assessment, occupational health, industrial hygiene, emergency response, business process management, and litigation support. CTEH Properties, L.L.C. owns the Company’s primary office building and land, which are leased to The Center for Toxicology and Environmental Health, L.L.C., and services the related debt. CTEH Leasing, L.L.C. owns an aircraft that is leased to The Center for Toxicology and Environmental Health, L.L.C., and services the related debt. CTEH IT Services, LLC was organized as a limited liability company on October 30, 2014, for the primary purpose of selling, leasing, and holding the intellectual property rights to the Company’s developed software. CTEH Government Services, LLC was organized as a limited liability company on April 7, 2017, to provide construction management related services for projects that are designed to help those who have lost their homes or businesses as a result of a disaster, natural or otherwise. The Company shall exist from the date of filing of its articles of organization with the Secretary of State of Arkansas until December 31, 2022. All significant intercompany transactions have been eliminated in consolidation.

Basis of presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Accounts receivable

The Company extends credit to its customers in the normal course of business. The Company performs ongoing credit evaluations and generally does not require collateral. The Company uses the allowance method to estimate for uncollectible receivables and maintains reserves for potential credit losses.

Management uses significant judgment in estimating uncollectible amounts, considering such factors as current overall economic conditions, industry-specific economic conditions, historical customer performance, and anticipated customer performance. The Company determines the past due status of accounts based upon contractual terms. While management believes the Company’s processes effectively address its exposure to doubtful accounts, changes in economic, industry, or specific customer conditions may require adjustment to the allowance recorded by the Company. Such losses have been within management’s expectations.

Property and equipment

Property and equipment are recorded at cost with such cost depreciated using the straight-line method. Furniture and equipment, computer equipment, and automobiles are depreciated over three to five years, the

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

building is depreciated over 39 years with leasehold improvements depreciated over ten years, and the aircraft is depreciated over 20 years with a 25% residual value with the related avionics depreciated over ten years. The Company accounts for planned major maintenance activities of its aircraft by recognizing expenses in the period in which they occur. Other repair and maintenance activities are expensed as incurred while improvements are capitalized. Gains and losses on disposals of property and equipment are recognized in the year of disposal.

Revenue recognition

The Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, effective January 1, 2019, utilizing the retrospective with cumulative effect transition method applied only to uncompleted contracts at the date of initial application. In determining the appropriate amount of revenue to recognize, the Company applies the following five-step model: (i) identify contracts with customers; (ii) identify performance obligations in the contracts; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations per the contracts; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company accounts for a contract with a customer when it has written approval, the contract is committed, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration is probable of collection. Binding master service arrangements and other time and material contracts or agreements with customers together with agreement to the Company’s terms and conditions are considered the contract with a customer. The Company recognizes revenue as control of services is transferred to customers, which is generally as time is incurred related to services performed and upon use of materials. Customer project terms are generally one year or less. The Company invoices a customer monthly or as work progresses and as authorized by management. Payments are due as per contract terms and do not contain a significant financing component. Deferred revenue represents the initial billings made upon commencing a contract, which is recognized as income over the life of the related contract, if applicable.

Significant judgments:

•

Principal versus agent considerations—The Company is the principal for sales of services in all cases. The Company considers itself the principal in these transactions as it has control of the service before it is transferred to the customer. The Company recognizes the revenue on a gross basis.

•

Methods, inputs and assumptions used—The Company recognizes revenue over time as the promised services are delivered to customers for an amount that reflects the consideration to which the Company is entitled in exchange for those services. The Company determines whether the services performed during the initial phases of an arrangement are distinct. In most cases, the arrangement is a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). The Company applies a measure of progress (typically time and material-based) to any fixed consideration and allocates variable consideration to the distinct periods of service based on usage. As a result, revenue is generally recognized over the period the services are provided on a usage basis. This results in revenue recognition that corresponds with the benefit to the customer of the services transferred to date relative to the remaining services promised. Revenue on fixed price contracts is recognized on a straight-line basis over the term of the contract as services are provided. Revenue on unit-price transactions is recognized using an objective measure of output including staffing hours.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Practical expedients and accounting policy elections:

•

Incremental costs of obtaining a contract—These costs are included in operating expenses as the amortization period is generally one year or less. The Company expenses costs associated with obtaining and fulfilling contracts as incurred.

•

Significant financing components—The Company has elected not to adjust the promised amount of consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when the entity transfers a promised service to a customer and when the customer pays for that service will generally be one year or less.

Income taxes

As a limited liability company, treated as a partnership, the Company’s taxable income or loss is allocated to members in accordance with their respective ownership. Therefore, no provision or liability for income taxes has been included in the consolidated financial statements. Distributions are paid in order to be used by the members to assist in paying personal income taxes.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing U.S. GAAP revenue recognition guidance when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, which deferred the effective date of ASU 2014-09 one year, making it effective for annual periods beginning after December 15, 2018. The Company adopted the standard on January 1, 2019, using the retrospective with cumulative effective transition method. The adoption of this standard had no material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which defers the effective date of ASU 2016-02 one year, making it effective for fiscal years beginning after December 15, 2020. A modified retrospective transition approach is required for lessees with capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. The Company is currently evaluating the impact of adopting this new standard on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance on how certain cash receipts and cash payments should be presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. ASU 2016-15 is effective for annual periods beginning

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

after December 15, 2018. Early adoption is permitted. ASU 2016-15 requires a retrospective transition method. However, if it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. Adoption of ASU 2016-15 did not have a material effect on the Company’s consolidated financial statements.

Share-based compensation

All share-based payments to employees are recognized in the financial statements based on the grant date. The Company recognizes compensation cost net of estimated forfeitures and recognizes the compensation cost for only those awards expected to vest on a straight-line basis over the requisite service period of the award, which is generally the vesting term. The Company records share-based compensation cost as compensation expense.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Note 2—Property and Equipment

Property and equipment consisted of the following as of December 31:

	2019	2018
Land	$616,639	$616,639
Building and leasehold improvements	3,372,652	3,338,071
Furniture and equipment	6,932,454	5,529,862
Aircraft	1,819,538	1,819,538
Automobiles	899,734	789,892
Computer equipment	1,216,933	916,845

Total property and equipment	14,857,950	13,010,847
Less accumulated depreciation	(8,693,842)	(7,899,483)

Property and equipment, net	$6,164,108	$5,111,364

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Note 3—Operating Leases

The Company leases certain vehicles, office equipment, and office space under noncancelable operating leases. These leases have monthly payments ranging from approximately $330 to $12,540 with maturities ranging from April 2020 through February 2025. Future minimum rentals under these leases as of December 31, 2019, are as follows:

2020	$519,964
2021	454,533
2022	185,591
2023	102,922
2024	99,120
Thereafter	16,973

Total	$1,379,103

Total rent expense incurred under these leases during the years ended December 31, 2019 and 2018, was approximately $541,000 and $413,000, respectively, and is included in rent and utilities expense and equipment expense on the accompanying consolidated statements of income.

Note 4—Employee Compensation Plans

The Company has an employee incentive compensation plan that is designed to compensate eligible employees through cash bonuses based on the achievement of business and individual performance goals during the year. All regular, full-time employees are eligible to participate in the plan, unless the employee is not employed full-time at the time of the payout of the compensation, worked less than 90 days during the year, or received an unsatisfactory individual performance rating during the year. For the years ended December 31, 2019 and 2018, the Company authorized approximately $2,923,000 and $1,550,000, respectively, of employee incentive-based compensation, which is included in compensation expense on the accompanying consolidated statements of income and accrued expenses on the accompanying consolidated balance sheets.

In addition, the Company has 50,000 Class C Profit Units authorized as of December 31, 2019 and 2018. Class C Profit Unit holders have no voting rights and are profits participating only. As of December 31, 2019 and 2018, the Company recorded a liability of $885,591 and $718,505, respectively, for undistributed profits to Class C Profit Unit holders, which was reflected in compensation expense on the accompanying consolidated statements of income. The Class C Profit Units are subject to a five-year vesting period. As of December 31, 2019 and 2018, there were 20,900 and 18,400 Class C Profit Units issued and outstanding, respectively, of which 9,300 and 9,000 units were nonvested, respectively. The Company has a Call Option whereby it has the right to repurchase the Class C Profit Units. The Call Option becomes exercisable upon termination of employment or certain triggering events as defined in the agreement. The Call Option will expire if not exercised by the Company within 24 months of the event giving rise to the right to exercise the Call Option. The Call Option is deferred for 60 months, as defined in the agreement. Holders of Class C Profit Units have a Put Option whereby they have the right to require the Company to repurchase the Class C Profit Units. The Put Option becomes exercisable upon certain triggering events as defined in the agreement. The Put Option will expire if not exercised by the holders within 24 months of the event giving rise to the right to exercise the Put Option. For Class C Profit Units, the Call Option and Put Option purchase prices are based on the then current account balance of such units.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Note 5—Line of Credit

The Center for Toxicology and Environmental Health, L.L.C. has a revolving line of credit arrangement with a bank, under which The Center for Toxicology and Environmental Health, L.L.C. can borrow up to $4,000,000. The line of credit bears interest at a fixed rate per annum with principal balance outstanding, together with all accrued and unpaid interest, due and payable in full upon maturity. The line of credit was set to mature in June 2019 and had an interest rate of 4%. In June 2019, the line of credit agreement was renewed with an extended maturity date of June 2020 and a fixed interest rate of 5.5%. In connection with this revolving line of credit arrangement, The Center for Toxicology and Environmental Health, L.L.C. has a line of credit purchasing card (the purchasing card) arrangement, under which up to $2,000,000 can be borrowed. The purchasing card has the same terms as the revolving line of credit. The line of credit and purchasing card are collateralized by substantially all assets of The Center for Toxicology and Environmental Health, L.L.C. The credit agreement contains certain restrictive covenants, including those concerning the maintenance of certain financial statement ratios. As of December 31, 2019 and 2018, there were outstanding borrowings on the purchasing card of approximately $661,700 and $175,000, respectively, which is included in accounts payable on the accompanying consolidated balance sheets.

Note 6—Notes Payable

Notes payable consisted of the following at December 31:

		Principal Balance
Description	Maturity Date	2019	2018
Note payable to bank(1)	February 15, 2022	$2,109,345	$2,297,824
Note payable to bank(2)	October 13, 2024	328,441	362,288
Note payable to bank(3)	September 25, 2021	176,775	271,866
Notes payable to related parties(4)	August 31, 2023	—	7,634,025
Note payable to unrelated entity(5)	August 31, 2023	—	1,502,059

Total notes payable		2,614,561	12,068,062
Less: current portion		(330,966)	(2,076,599)

Notes payable, net of current portion		$2,283,595	$9,991,463

(1)

Note payable to a bank with an original amount of $2,625,000, which bears interest at 3.95% per annum. Installments of principal and interest are based on a 12-year amortization of the original note balance and are due monthly in the amount of $22,988, with a final payment of all principal and interest due February 2022. The note is collateralized by the land and building owned by CTEH Properties, L.L.C. and has certain financial statement covenants.

(2)

Note payable to a bank with an original amount of $400,000, which bears interest at a rate equal to 4.75% per annum. Beginning on October 14, 2022, until the maturity date, the unpaid principal balance which is not past due will bear interest at a rate equal to the Wall Street Journal prime rate plus 0.5%. Installments of principal and interest are based on a ten-year amortization of the original note balance and are due monthly in the amount of $4,194, with a final payment of all principal and interest due October 2024. The note is collateralized by the aircraft and all components and attachments related to the aircraft owned by CTEH Leasing, L.L.C.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

(3)

Note payable to a bank with an original amount of $385,000, which bears interest at a rate equal to 4.35% per annum. Installments of principal and interest are based on a four-year amortization of the original note balance and are due monthly in the amount of $8,764, with a final payment of all principal and interest due September 2021. The note is collateralized by certain vehicles owned by The Center for Toxicology and Environmental Health, L.L.C.

(4)

Notes payable to three members with an original amount totaling $15,596,914, which bore interest at a rate equal to the Wall Street Journal prime rate determined as of each adjustment date (the first day of October of each year in which any amount remains unpaid under these notes) plus 1%, not to exceed 10% (6.25% as of October 1, 2018). Installments of principal and interest were based on 75% of annual net available cash flows as defined in the agreements. These notes were subordinate to the notes payable to a bank listed above. The notes were paid in full June 2019.

(5)

Note payable to an entity with an original amount of $3,068,819, which bore interest at a rate equal to the Wall Street Journal prime rate determined as of each adjustment date (the first day of October of each year in which any amount remains unpaid under this note) plus 1%, not to exceed 10% (6.25% as of October 1, 2018). Installments of principal and interest were based on 75% of annual net available cash flows as defined in the agreement. This note was subordinate to the notes payable to a bank listed above. The note was paid in full June 2019.

As of December 31, 2019, the future maturities of notes payable are as follows:

2020	$330,966
2021	318,479
2022	1,748,326
2023	40,903
2024	175,887

Total	$2,614,561

The Company paid interest on these notes during the years ended December 31, 2019 and 2018, totaling approximately $571,000 and $1,288,000, respectively.

Note 7—Concentrations of Credit Risk

The Company maintains cash deposits which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on cash and that its policies are adequate to minimize potential credit risks.

Approximately 56% of the Company’s revenues for the year ended December 31, 2019, was from two customers. Approximately 48% and 22% of the Company’s total accounts receivable as of December 31, 2019 and 2018, respectively, was due from one customer.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

The Company maintains an allowance for losses based upon the expected collectibility of accounts receivable. Changes in this allowance for the years ended December 31 are as follows:

	2019	2018
Balance at beginning of year	$691,779	$921,323
Provision for uncollectible accounts	654,849	253,959
Write-offs, net of recoveries	(14,962)	(483,503)
Balance at end of year	$1,331,666	$691,779

Note 8—Defined Contribution Plan

The Center for Toxicology and Environmental Health, L.L.C. sponsors a defined contribution 401(k) profit sharing plan. Employees of The Center for Toxicology and Environmental Health, L.L.C. are eligible to participate in the plan on the first day of the month after completing one year of service. The Center for Toxicology and Environmental Health, L.L.C. makes a safe-harbor contribution equal to 100% of the participants’ salary deferrals that do not exceed 3% of their compensation plus 50% of their salary deferrals between 3% and 5% of their compensation. The Center for Toxicology and Environmental Health, L.L.C. may make an additional discretionary profit-sharing contribution. The total amount contributed for the years ended December 31, 2019 and 2018, was approximately $1,304,000 and $705,000, respectively.

Note 9—Commitments and Contingencies

The Center for Toxicology and Environmental Health, L.L.C. is a party to various lawsuits or claims related to its operations. This includes a lawsuit filed by individuals related to an oil spill where employees of The Center for Toxicology and Environmental Health, L.L.C. or employees of subcontractors hired by The Center for Toxicology and Environmental Health, L.L.C. were providing emergency response services.

Gulf of Mexico oil spill in April 2010: This lawsuit was filed by individuals alleging that while providing services primarily during the months of May through December 2010, exposure to chemicals led to later developing medical conditions. As of June 3, 2020, management is unable to estimate the possible loss or range of loss. In the opinion of the Company’s management, such proceedings are not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows. However, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the Company’s operations in the period in which the ruling occurs; however, the Company believes that the risks associated with the claims are sufficiently covered by insurance. The estimate of the potential impact from the various legal proceedings on the Company’s consolidated financial position or overall results of operations could change in the future.

CTEH HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Note 10—Members’ Equity

The following table shows the activity for Preferred, Class A, and Class B Units for the years ended December 31, 2019 and 2018:

	Preferred Units	Class A Units	Class B Units	Total
Units, January 1, 2018	253,371	375,000	138,500	766,871
Granted units	—	—	—	—

Units, December 31, 2018	253,371	375,000	138,500	766,871
Granted units	—	—	25,000	25,000

Units, December 31, 2019	253,371	375,000	163,500	791,871

All Preferred Units and 200,000 Class A Units were fully vested as of October 1, 2013, their initial grant date. The remaining Class A Units and Class B Units are subject to a five-year vesting period. There were 30,000 and 21,000 Class B Units unvested as of December 31, 2019, and 2018, respectively.

No Member, defined as any Initial Member, Substituted Member, or Additional Member, holding Preferred Units, Class A or B Units shall be liable, as such, for the liabilities of the Company. Preferred Unit and Class A Unit holders have voting rights while Class B Unit holders have no voting rights.

The Company has a Call Option whereby it has the right to repurchase the Preferred Units, Class A Units, and Class B Units. The Call Option becomes exercisable upon termination of employment or certain triggering events as defined in the agreement, and the purchase price may be paid in up to 60 months in monthly or five annual installments with interest at the applicable federal rate as published by the Internal Revenue Service on the date of the call. The Call Option will expire if not exercised by the Company within 24 months of the event giving rise to the right to exercise the Call Option. However, the Call Option may be deferred for 60 months, as defined in the agreement.

The Members have a Put Option whereby they have the right to require the Company to repurchase the Preferred Units, Class A Units, and Class B Units. The Put Option becomes exercisable upon certain triggering events as defined in the agreement. The Put Option will expire if not exercised by the Members within 24 months of the event giving rise to the right to exercise the Put Option.

For Preferred Units, the Call Option and Put Option purchase prices are based on the greater of the Preferred Unit liquidation preference or the then current capital account balances of such Preferred Units. The Preferred Unit liquidation preference is based on the valuation of $25 per Preferred Unit for a valuation of $6,334,275. For Class A Units and Class B Units, the Call Option and Put Option purchase prices are based on the then current capital account balance of such units.

Note 11—Subsequent Events

Management has evaluated subsequent events for recognition and disclosure through February 27, 2020, the date the consolidated financial statements were available to be issued.

Blazing New Trails

Through and including                , 2020, (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

10,000,000 Shares

Montrose Environmental Group, Inc.

Common Stock

P R O S P E C T U S

BofA Securities	William Blair

BNP PARIBAS	Capital One Securities	Stifel

Needham & Company

                , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee, the FINRA fee and the stock exchange listing fee are estimated.

SEC Registration Fee	$25,376
FINRA Filing Fee	29,825
NYSE Listing Fee	150,000
Printing and Engraving Costs	525,000
Legal Fees and Expenses	1,750,000
Accounting Fees and Expenses	1,200,000
Transfer Agent and Registrar Fees and Expenses	25,000
Miscellaneous Expenses	100,000

Total	$3,805,201

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to our company or its stockholders for monetary damages for breach of fiduciary duty as a director. Our amended and restated bylaws will provide that each person who was or is party or is threatened to be made a party to, or was or is otherwise involved in, any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director or officer of our company or was serving at the request of our company as a director, officer, employee, agent or trustee of another entity shall be indemnified and held harmless by us to the full extent authorized by the DGCL against all expense, liability and loss actually and reasonably incurred in connection therewith, subject to certain limitations.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel or (4) by the stockholders.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director derived an improper personal benefit from (such as a financial profit or other advantage to which such director was not legally entitled) or (4) breached the director’s duty of loyalty.

We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement on Form S-1 will provide for indemnification of our directors and officers by the underwriters against certain liabilities.

Item 15. Recent Sale of Unregistered Securities.

We have not sold any securities, registered or otherwise, within the past three years, except:

•

On July 31, 2017, the Company issued an aggregate of 2,024 shares (or 50,600 shares after adjusting for our 25:1 stock split in December 2017) of common stock to two investors at an aggregate purchase price of $574,816. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On July 31, 2017, the Company issued an aggregate of 879 shares (or 21,975 shares after adjusting for our 25:1 stock split in December 2017) of common stock to one investor at an aggregate purchase price of $249,636. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On October 3, 2017, the Company issued an aggregate of 733 shares (or 18,325 shares after adjusting for our 25:1 stock split in December 2017) of common stock to three investors at an aggregate purchase price of $249,953. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On October 31, 2017, the Company issued an aggregate of 3,274 shares (or 81,850 shares after adjusting for our 25:1 stock split in December 2017) of common stock to one investor at an aggregate purchase price of $1,181,914. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On December 22, 2017, the Company issued an aggregate of 16,620 shares of common stock to one investor at an aggregate purchase price of $239,993. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On January 31, 2018, the Company issued an aggregate of 52,857 shares of common stock to twelve investors at an aggregate purchase price of $924,998. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On February 9, 2018, the Company issued an aggregate of 35,050 shares of common stock to three investors at an aggregate purchase price of $630,900. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On April 2, 2018, the Company issued an aggregate of 24,166 shares of common stock to two investors at an aggregate purchase price of $434,988. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On October 19, 2018, the Company issued an aggregate of 12,000 shares of Series A-1 preferred stock and a warrant to purchase 534,240 shares of common stock to an accredited investor at an aggregate purchase price of $120.0 million. The issuance of the Series A-1 preferred stock and the warrant to purchase common stock was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On November 9, 2018, the Company issued an aggregate of 85,201 shares of common stock to one investor at an aggregate purchase price of $2,027,784. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On November 30, 2018, the Company issued an aggregate of 67,308 shares of common stock to four investors at an aggregate purchase price of $1,615,392. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•	On April 30, 2019, the Company issued an aggregate of 125,031 shares of common stock to six investors at an aggregate purchase price of $3,363,333. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On July 31, 2019, the Company issued an aggregate of 25,408 shares of common stock to five investors at an aggregate purchase price of $683,475. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

Between October 31, 2019 and November 8, 2019, the Company issued an aggregate of 42,415 shares of common stock to nine investors at an aggregate purchase price of $1,340,314. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On April 13, 2020, the Company issued an aggregate of 17,500 shares of Series A-2 preferred stock with a par value of $0.0001 per share and a detachable warrant to purchase up to 1,351,960 shares of the Company’s common stock with a 10-year life, in exchange for $175.0 million. The issuance of the Series A-2 preferred stock and the warrant to purchase common stock was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

•

On April 13, 2020, the Company issued an aggregate of 791,139 shares of common stock to an accredited investor as consideration for the acquisition of The Center for Toxicology and Environmental Health, L.L.C. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

Item 16. Exhibits and Financial Data Schedules.

(a) Exhibit Index

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedule

None. Financial statement schedules have been omitted because the information called for is not required or is shown either in the audited consolidated financial statements or in the notes thereto included elsewhere in this registration statement on Form S-1.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1*	Form of Underwriting Agreement.

2.1**	Membership Interest Purchase Agreement among CTEH Holdings, LLC, Montrose Planning & Permitting, LLC, Montrose Environmental Group, Inc., The Center for Toxicology and Environmental Health, L.L.C. and the Seller Indemnifying members dated March 28, 2020.

3.1**	Certificate of Incorporation of the Registrant.

3.2**	Certificate of Amendment of Certificate of Incorporation of the Registrant dated December 6, 2017.

3.3**	Certificate of Amendment of Certificate of Incorporation of the Registrant dated April 13, 2020.

3.4**	Amended and Restated Certificate of Designation of Cumulative Series A-1 Preferred Stock.

3.5**	Certificate of Designation of Cumulative Series A-2 Preferred Stock.

3.6**	Bylaws of the Registrant.

3.7	Amended and Restated Certificate of Incorporation of the Registrant to be adopted.

3.8	Amended and Restated Bylaws of the Registrant to be adopted.

4.1**	Third Amended and Restated Investor Rights Agreement dated April 13, 2020 by and among Montrose Environmental Group, Inc., OCM Montrose Holdings, L.P., OCM Montrose II Holdings, L.P. and the common stockholders party thereto.

4.2**

Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated April 13, 2020, by and among Montrose Environmental Group, Inc., OCM Montrose Holdings, L.P., OCM Montrose II Holdings, L.P. and the common stockholders party thereto.

4.3**

Third Amended and Restated Voting and Drag Along Agreement dated April 13, 2020 by and among Montrose Environmental Group, Inc., OCM Montrose Holdings, L.P., OCM Montrose II Holdings, L.P. and the common stockholders party thereto.

4.4	Form of Stock Purchase Warrant.

4.5**	Stock Purchase Warrant issued to OCM Montrose Holdings, L.P. dated October 19, 2018.

4.6**	Stock Purchase Warrant issued to OCM Montrose II Holdings, L.P. dated April 13, 2020.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

10.1#**	Form of Indemnification Agreement entered into with Directors and Executive Officers.

10.2**	Fifth Amended and Restated Credit Facility dated July 24, 2019 with Bank of America, N.A. as administrative agent and the lenders party thereto.

10.3**	Revolving Commitment Increase Agreement, dated as of October 22, 2019, by and among Montrose Environmental Group, Inc., as the parent borrower, 1203524 B.C. Ltd., as the Canadian Borrower, the Guarantors, Bank of the West, and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer.

10.4**

Credit Agreement dated as of April  13, 2020 by and among Montrose Environmental Group, Inc., as the parent borrower, 1203524 B.C. Ltd., as the Canadian borrower, certain subsidiaries of the parent borrower, as the guarantors, Capital One, National Association, as administrative agent, revolver agent, swing line lender and L/C issuer, and the lenders party thereto.

10.5#**	Offer Letter by and between Montrose Environmental Group, Inc. and Vijay Manthripragada, dated July 13, 2015.

10.6#**	Executive Compensation Letter by and between Montrose Environmental Group, Inc. and Vijay Manthripragada, dated June 23, 2016.

10.7#**	Offer Letter by and between Montrose Environmental Group, Inc. and Allan Dicks, dated August 8, 2016.

Exhibit No.	Description of Exhibit

10.8#**	Executive Compensation Letter by and between Montrose Environmental Group, Inc. and Allan Dicks, dated August 8, 2016.

10.9#**	Offer Letter by and between Montrose Environmental Group, Inc. and Nasym Afsari, dated October 14, 2014.

10.10#**	Executive Compensation Letter by and between Montrose Environmental Group, Inc. and Nasym Afsari, dated June 23, 2016.

10.11#**	Amendment to the Executive Compensation Letter by and between Montrose Environmental Group, Inc. and Nasym Afsari, dated September 14, 2017.

10.12#**	Offer Letter by and between Montrose Environmental Group, Inc. and Joshua M. LeMaire, dated July 2, 2015.

10.13#**	Executive Compensation Letter by and between Montrose Environmental Group, Inc. and Joshua M. LeMaire, dated June 23, 2016.

10.14#**	Offer Letter by and between Montrose Environmental Group, Inc. and Jose M. Revuelta, dated March 4, 2014.

10.15#**	Executive Compensation Letter by and between Montrose Environmental Group, Inc. and Jose M. Revuelta, dated June 23, 2016.

10.16#**	Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.17#**	Amendment No. 1 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.18#**	Amendment No. 2 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.19#**	Amendment No. 3 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.20#**	Amendment No. 4 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.21#**	Amendment No. 5 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.22#**	Amendment No. 6 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.23#**	Amendment No. 7 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.24#**	Amendment No. 8 to Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.25#**	Form of Option Award Agreement under the Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan.

10.26#	Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan.

10.27#**	Form of Grant Notice and Standard Terms and Conditions for Stock Options under the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan.

10.28#**	Form of Grant Notice and Standard Terms and Conditions for Restricted Stock under the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan.

Exhibit No.	Description of Exhibit

10.29#**	Form of Confidential Information, Non-Solicitation and Non-Compete Agreement (California).

10.30#**	Form of Confidential Information, Non-Solicitation and Non-Compete Agreement (Ohio).

10.31#**	Montrose Environmental Group, Inc. Executive Severance Policy.

21.1	Subsidiaries of the Registrant.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of DiCicco, Gulman & Company LLP.

23.3	Consent of HoganTaylor LLP.

23.4	Consent of Gibson, Dunn & Crutcher LLP (to be included in Exhibit 5.1).

23.5	Consent of Environmental Business International, Inc.

24.1**	Powers of Attorney (included on the signature page to the initial filing of this registration statement).

*	To be filed by amendment.

**	Previously filed.

#	Denotes management compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, state of California, on July 14, 2020.

Montrose Environmental Group, Inc.

By:	/s/ Vijay Manthripragada
Name: Vijay Manthripragada
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities and on the date indicated.

/s/ Vijay Manthripragada Vijay Manthripragada	President, Chief Executive Officer and Director (Principal Executive Officer)	July 14, 2020

* Allan Dicks	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	July 14, 2020

* J. Miguel Fernandez de Castro	Director	July 14, 2020

* Peter M. Graham	Director	July 14, 2020

* Brook Hinchman	Director	July 14, 2020

* Richard E. Perlman	Director	July 14, 2020

* J. Thomas Presby	Director	July 14, 2020

* James K. Price	Director	July 14, 2020

* Robin Newmark	Director	July 14, 2020

* Peter Jonna	Director	July 14, 2020

By:	/s/Vijay Manthripragada
	Name:	Vijay Manthripragada
	Title:	Attorney-in-Fact